    As filed with the Securities and Exchange Commission on October 4, 1996
                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              GLACIER BANCORP, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                                       6749                             81-0468393
(State or other jurisdiction of             (Primary standard industrial         (I.R.S. employer identification no.)
incorporation or organization)               classification code number)

   P.O. BOX 27, 202 MAIN STREET, KALISPELL, MONTANA 59903-0027 (406) 756-4200
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                JOHN S. MACMILLAN
          Chairman of the Board, President and Chief Executive Officer
                          P.O. Box 27, 202 Main Street
                          Kalispell, Montana 59903-0027
                                 (406) 756-4200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          Copies of communications to:
STEPHEN M. KLEIN, ESQ.                                   STEPHEN J. SMITH, ESQ.
CHRISTI MUONEKE, ESQ.                                     431 First Avenue West
Graham & Dunn P.C.                                                 P.O. Box 759
1420 Fifth Avenue, 33rd Floor                         Kalispell, Montana  59903
Seattle, Washington  98101


 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
      The date of mailing of the enclosed Prospectus/Joint Proxy Statement to stockholders of Missoula Bancshares, Inc.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

 ===============================================================================================================
 Title of Each                               Proposed Maximum           Proposed Maximum          Amount of
 Class of Securities       Amount Being      Offering Price             Aggregate                 Registration
 Being Registered          Registered(1)     Per Share(2)(3)            Offering Price(3)         Fee(3)
 ===============================================================================================================
     Common Stock,
    $.01 Par Value         1,200,000        $221.17                     $10,983,294.74             $3,787.34
 ===============================================================================================================


(1) Represents the estimated maximum number of shares of Glacier Bancorp, Inc.'s common stock, $.01 par value ("Glacier Common Stock"), issuable in exchange for the 49,661 shares of Missoula Bancshares, Inc.'s common stock, $10.00 par value ("Bancshares Common Stock"), that are either outstanding or subject to presently exercisable options, under the terms of the Plan and Agreement of Merger described in this Registration Statement.

(2) Represents the maximum price per share of Glacier Common Stock issuable in exchange for Bancshares Common Stock, based on the Merger exchange ratio.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended ("1933 Act"), on the basis of the per-share book value of the Bancshares Common Stock as of September 30, 1996.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE 1933 ACT, OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              GLACIER BANCORP, INC.

                              CROSS REFERENCE SHEET
             (SHOWING LOCATION OF INFORMATION REQUIRED BY FORM S-4)

                              Item                                                      Prospectus Heading
                              ----                                                      ------------------

     A.                                     INFORMATION ABOUT THE TRANSACTION
     1.  Forepart of Registration Statement and Outside Front      Cover Page; Cross Reference Sheet; Outside Front Cover Page
         Cover Page of Prospectus                                  of Prospectus/Joint Proxy Statement
     2.  Inside Front and Outside Back Cover Pages of Prospectus   Available Information; Table of Contents
     3.  Risk Factors, Ratio of Earnings to Fixed Charges, and     Summary; Stock Price and Dividend Information; Selected
         Other Information                                         Historical and Unaudited Pro Forma Financial Data; Equivalent
                                                                   Per Common Share Data
     4.  Terms of the Transaction                                  Summary; Equivalent Per Common Share Data; Background of
                                                                   and Reasons for the Merger; The Merger; Unaudited Condensed
                                                                   Pro Forma Combined Financial Statements; Description of
                                                                   Glacier's Capital Stock and Comparison of Certain Rights
                                                                   of Holders of Glacier and Bancshares Common Stock
     5.  Pro Forma Financial Information                           Selected Historical and Unaudited Pro Forma Financial Data;
                                                                   Equivalent Per Common Share Data Condensed; Unaudited
                                                                   Condensed Pro Forma Combined Financial Statements
     6.  Material Contracts with the Company Being Acquired        Not Applicable
     7.  Additional Information Required for Reoffering by         Not Applicable
         Persons and Parties Deemed to be Underwriters
     8.  Interests of Named Experts and Counsel                    Background of and Reasons for the Merger - Opinion of
                                                                   Bancshares Financial Advisor - Opinion of Glacier Financial
                                                                   Advisor; Certain Legal Matters; Experts
     9.  Disclosure of SEC Position on Indemnification for 1933    Not Applicable
         Act Liabilities

B.                                  INFORMATION ABOUT THE REGISTRANT

     10. Information with Respect to S-3 Registrants               Not Applicable
     11.  Incorporation of Certain Information by Reference        Not Applicable

     12. Information with Respect to S-2 or S-3 Registrants        Summary; Stock Price and Dividend Information; Selected
                                                                   Historical and Unaudited Pro Forma Financial Data;
                                                                   Equivalent Per Common Share Data; Background of and
                                                                   Reasons for the Merger; The Merger; Unaudited
                                                                   Pro Forma Combined Financial Statements; Information
                                                                   Concerning Glacier; Supervision and Regulation,
                                                                   Description of Glacier's Capital Stock and Comparison
                                                                   of Certain Rights of Holders of Bancshares and
                                                                   Glacier Common Stock; Glacier Financial Statements

     13. Incorporation of Certain Information by Reference         Incorporation of Certain Information by Reference
     14. Information with Respect to Registrants Other Than S-3    Not Applicable
         or S-2 Registrants

C.                         INFORMATION ABOUT THE COMPANY BEING ACQUIRED

     15. Information with Respect to S-3 Companies                 Not Applicable
     16. Information with Respect to S-3 or S-2 Companies          Not Applicable

     17. Information with Respect to Companies Other Than          Summary; Stock Price and Dividend Information; Selected
         S-3 or S-2 Companies                                      Historical and Unaudited Pro Forma Financial Data;
                                                                   Equivalent Per Common Share Data; Background of and Reasons for
                                                                   the Merger; The Merger; Unaudited Condensed Pro Forma Combined
                                                                   Financial Statements; Information Concerning Bancshares;
                                                                   Bancshares Management's Discussion and Analysis of Financial
                                                                   Condition and Results of Operations; Management of Bancshares;
                                                                   Supervision and Regulation; Description of Glacier's Capital
                                                                   Stock and Comparison of Certain Rights of Holders of Bancshares
                                                                   and Glacier Common Stock; Bancshares Financial Statements

     D.                                     VOTING AND MANAGEMENT INFORMATION

     18. Information if Proxies, Consents or Authorizations are    Summary; Special Meeting of Bancshares Stockholders;
         to be Solicited                                           Special Meeting of Glacier Stockholders; Background of and
                                                                   Reasons for the Merger; The Merger; Information Concerning
                                                                   Bancshares; Information Concerning Glacier; Comparison of
                                                                   Certain Rights of Holders of Bancshares and Glacier Common
                                                                   Stock

     19. Information if Proxies, Consents or Authorizations are    Not Applicable
         Not to be Solicited or in an Exchange Offer

                     [Missoula Bancshares, Inc. Letterhead]
                               October ____, 1996

Dear Fellow Stockholder:

         You are cordially invited to attend a Special Meeting ("Special Meeting") of Stockholders of Missoula Bancshares, Inc. ("Bancshares"), a Montana corporation and the bank holding company for First Security Bank of Missoula ("Bank"). The Special Meeting will be held on Wednesday, November 13, 1996, at 12:00 p.m. local time, at Ruby's Reserve Street Inn, 4825 North Reserve Street, Missoula, Montana.

         The attached Notice of Special Meeting and Prospectus/Joint Proxy Statement describe the formal business to be transacted at the Special Meeting. At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the Plan and Agreement of Merger ("Merger Agreement"), dated as of August 9, 1996, between Glacier Bancorp, Inc. ("Glacier"), a Delaware corporation and bank holding company, and Bancshares. The Merger Agreement provides for the merger ("Merger") of Bancshares with and into Glacier, with Glacier as the surviving corporation. Consequently, Bancshares' stockholders would become stockholders of Glacier, and the Bank would become a subsidiary of Glacier.

         The Merger is subject to various conditions which, with other terms of the Merger, are contained in the Merger Agreement and described in the attached Joint Proxy Statement, which also serves as a Prospectus of Glacier for its common stock, $.01 par value per share ("Glacier Common Stock") to be issued in the Merger. If the Merger is completed, each Bancshares stockholder will receive shares of Glacier Common Stock for each share of Bancshares Common Stock, $10.00 par value per share ("Bancshares Common Stock") owned, based on an exchange formula detailed in the Prospectus/Joint Proxy Statement. The complete text of the Merger Agreement appears as Appendix A to the Prospectus/Joint Proxy Statement.

         Your Board of Directors has received an opinion from Columbia Financial Advisors, Inc. to the effect that, as of the date of this Prospectus/Joint Proxy Statement and based on the factors and assumptions described in the opinion, the consideration to be received by Bancshares and its stockholders in the Merger is fair from a financial point of view. THE BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF BANCSHARES AND ITS STOCKHOLDERS, AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER.

         Approval of the Merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of Bancshares Common Stock. We urge you to review the attached Prospectus/Joint Proxy Statement and to consider your vote carefully. If you have any questions regarding this material in advance of the Special Meeting, please call Douglas Lawrence, Bancshares' Secretary, at (406) 728-3115.

         IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, REGARDLESS OF THE SIZE OF YOUR HOLDINGS, AND WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON OR NOT. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX ON THE PROXY, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT. TO ASSURE THAT YOUR SHARES ARE REPRESENTED IN VOTING ON THIS VERY IMPORTANT MATTER, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY FORM IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU DO ATTEND, YOU MAY (IF YOU WISH), REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON AT THE SPECIAL MEETING.

         On behalf of your Board of Directors, we recommend that you vote FOR approval of the Merger Agreement.

                                           Very truly yours,

Allen Fetscher                                    William L. Bouchee
Chairman of the Board                             President and Chief Executive
                                                  Officer



         PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY FORM

                            MISSOULA BANCSHARES, INC.
                                  1704 DEARBORN
                                  P.O. BOX 4506
                          MISSOULA, MONTANA 59806-4506


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 13, 1996


      TO THE STOCKHOLDERS OF MISSOULA BANCSHARES, INC.:

         NOTICE IS HEREBY GIVEN that pursuant to call of its directors, a Special Meeting ("Special Meeting") of Stockholders of Missoula Bancshares, Inc. ("Bancshares"), a Montana corporation and bank holding company, will be held on Wednesday, November 13, 1996, at 12:00 p.m. local time, at Ruby's Reserve Street Inn, 4825 North Reserve Street, Missoula, Montana. The Special Meeting is for the following purposes:

         1. MERGER AGREEMENT. To consider and vote upon a proposal to approve the Plan and Agreement of Merger ("Merger Agreement"), dated as of August 9, 1996, between Bancshares and Glacier Bancorp, Inc. ("Glacier"), a Delaware corporation and bank holding corporation, under the terms of which Bancshares will merge with and into Glacier, as more fully described in the accompanying Prospectus/Joint Proxy Statement. The Merger Agreement is attached as Appendix A to the Prospectus/Joint Proxy Statement.

         2. OTHER MATTERS. To act upon such other matters as may properly come before the Special Meeting or any adjournment thereof.

         Only holders of record of the Bancshares Common Stock, $10.00 par value per share, at 5:00 p.m. on October 1, 1996 (the record date for the Special Meeting), are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. The affirmative vote of the holders of two-thirds or more of the outstanding shares of Bancshares Common Stock is required for approval of the Merger Agreement. As of September 19, 1996, there were 48,661 shares of Bancshares Common Stock outstanding.

         Bancshares stockholders desiring to do so may dissent from the Merger and obtain payment for their shares in accordance with the provisions of the Montana Business Corporation Act, Sections 35-1-826 through 35-1-839, a copy of which is included in the Prospectus/Joint Proxy Statement. See "THE MERGER -- Dissenters' Rights of Appraisal" and Appendix C.

         All stockholders are cordially invited to attend the Special Meeting personally. Whether or not you are able to do so, it is important that you complete, sign, date, and promptly return the accompanying proxy in the enclosed postage-paid envelope in order to vote your shares of Bancshares Common Stock. Stockholders may revoke proxies previously submitted by completing a later-dated proxy, by written revocation delivered to Bancshares' Secretary at or prior to the Special Meeting, or by appearing and voting at the Special Meeting in person. Attendance at the Special Meeting will not of itself revoke a previously submitted proxy.

                                 By Order of the Board of Directors,



                                 Douglas Lawrence, Secretary


Missoula, Montana
October, 1996

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN, AND WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF BANCSHARES COMMON STOCK. IN ORDER TO ENSURE THAT THE REQUISITE VOTES ARE OBTAINED AND A QUORUM IS ATTAINED, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY FORM.

                       [Glacier Bancorp, Inc. Letterhead]
                                October __, 1996





Dear Fellow Stockholder:

         You are cordially invited to attend a Special Meeting ("Special Meeting") of Stockholders of Glacier Bancorp, Inc. ("Glacier"), a Delaware corporation and bank holding company, which will be held on November 13, 1996, at 9:00 a.m. local time, at the Best Western Outlaw Inn, 1701 Highway 93 South, Kalispell, Montana.

         At the Special Meeting, you will be asked to consider and ratify a Plan and Agreement of Merger ("Merger Agreement"), dated as of August 9, 1996, between Glacier and Missoula Bancshares, Inc. ("Bancshares"), a Montana corporation and bank holding company. The Merger Agreement provides for the merger ("Merger") of Bancshares with and into Glacier, with Glacier as the surviving entity. Consequently, Bancshares' stockholders would become stockholders of Glacier. If the Merger is consummated, each Bancshares stockholder will receive shares of Glacier Common Stock for each share of Bancshares common stock, $10.00 par value per share ("Bancshares Common Stock") owned, based on an exchange formula detailed in the Prospectus/Joint Proxy Statement. The Merger is subject to various conditions which, with the other terms of the Merger, are contained in the Merger Agreement and described in the attached Joint Proxy Statement, which also serves as Glacier's Prospectus for its common stock, $.01 par value per share ("Glacier Common Stock"), to be issued in the Merger. The complete text of the Merger Agreement appears as Appendix A to the Prospectus/Joint Proxy Statement.

         Your Board of Directors has received an opinion from D.A. Davidson & Co., a regional investment firm, to the effect that the consideration to be received by Bancshares' stockholders in the Merger is fair from a financial point of view. YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF GLACIER AND ITS STOCKHOLDERS, AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER.

         Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Glacier Common Stock. We urge you to read the attached Prospectus/Joint Proxy Statement and to consider your vote carefully. If you have any questions regarding this material in advance of the Special Meeting, please call Michael J. Blodnick, Glacier's Secretary, at
(406) 756-4242. Regardless of the size of your holdings, it is important that your shares be voted at the Special Meeting.


         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE BE CERTAIN TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY, AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

         On behalf of your Board of Directors, I recommend that you vote FOR approval of the Merger Agreement.

                                                   Sincerely,



                                                   John S. MacMillan
                                                   Chairman of the Board,
                                                   President and Chief Executive
                                                   Officer



         PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY FORM

                              GLACIER BANCORP, INC.
                                   P.O. BOX 27
                                 202 MAIN STREET
                            KALISPELL, MONTANA 59903


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 13, 1996


TO THE STOCKHOLDERS OF GLACIER BANCORP, INC.:

         NOTICE IS HEREBY GIVEN that a Special Meeting ("Special Meeting") of Stockholders of Glacier Bancorp, Inc. ("Glacier"), a Delaware corporation and bank holding company, will be held on November 13, 1996, at 9:00 a.m. local time, at the Best Western Outlaw Inn, 1701 Highway 93 South, Kalispell, Montana. The Special Meeting is for the following purposes:

         1. MERGER AGREEMENT. To consider and vote upon a proposal to approve the Plan and Agreement of Merger ("Merger Agreement"), dated as of August 9, 1996, between Glacier and Missoula Bancshares, Inc. ("Bancshares"), a Montana corporation and bank holding corporation, under the terms of which Bancshares will merge with and into Glacier, as more fully described in the accompanying Prospectus/Joint Proxy Statement. The Merger Agreement is attached as Appendix A to the Prospectus/Joint Proxy Statement.

         2. OTHER MATTERS. To act upon such other matters as may properly come before the Special Meeting or any adjournment thereof.

         Only holders of record of the Glacier Common Stock, $.01 par value per share ("Glacier Common Stock"), at the close of business on October 1, 1996 (the record date for the Special Meeting), are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. The affirmative vote of the holders of a majority of the outstanding shares of Glacier Common Stock is required for approval of the Merger Agreement. As of October 1, 1996, there were 3,374,283 shares of Glacier Common Stock outstanding.

         All stockholders are cordially invited to attend the Special Meeting personally. Whether or not you are able to do so, it is important that you complete, sign, date, and promptly return the accompanying proxy in the enclosed postage-paid envelope in order to vote your shares of Glacier Common Stock. Stockholders may revoke proxies previously submitted by completing a later-dated proxy, by written revocation delivered to Glacier's secretary at or prior to the Special Meeting, or by appearing and voting at the Special Meeting in person. Attendance at the Special Meeting will not of itself revoke a previously submitted proxy.

                                          By Order of the Board of Directors,



                                          Michael J. Blodnick, Secretary

Kalispell, Montana
October __, 1996



YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN, AND WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF GLACIER COMMON STOCK. IN ORDER TO ENSURE THAT THE REQUISITE VOTES ARE OBTAINED AND THAT A QUORUM IS ATTAINED, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY FORM.

                              JOINT PROXY STATEMENT
               MISSOULA BANCSHARES, INC. AND GLACIER BANCORP, INC.

                                   PROSPECTUS
               GLACIER BANCORP, INC. COMMON STOCK ($.01 PAR VALUE)

         This Prospectus/Joint Proxy Statement is being furnished to holders of shares of common stock, $10.00 par value ("Bancshares Common Stock"), of Missoula Bancshares, Inc. ("Bancshares"), a Montana Corporation and bank holding company, in connection with the solicitation of proxies by the Board of Directors of Bancshares ("Bancshares Board") for use at the Special Meeting ("Bancshares Meeting") of Stockholders to be held on November 13, 1996, at 12:00 p.m. local time, at Ruby's Reserve Street Inn, 4825 Reserve Street, Missoula, Montana and at any adjournments or postponements of the Bancshares Meeting. This Prospectus/Joint Proxy Statement and the accompanying proxy forms are first being mailed to the stockholders of Bancshares on October _, 1996.

         This Prospectus/Joint Proxy Statement is also being furnished by Glacier Bancorp, Inc. ("Glacier"), a Delaware corporation and bank holding company, to the holders of Glacier common stock, $.01 per share par value ("Glacier Common Stock"), in connection with the solicitation of proxies by the Board of Directors of Glacier ("Glacier Board") for use at the Special Meeting ("Glacier Meeting") of Glacier Stockholders to be held on November 13, 1996, and at any adjournments or postponements of the Glacier Meeting. This Prospectus/Joint Proxy Statement and the accompanying proxy forms are first being mailed to the stockholders of Glacier on or about October _, 1996.

         At the Meetings, the respective stockholders of Bancshares and Glacier will vote upon a proposal to approve the merger ("Merger") of Bancshares with and into Glacier, under the terms of the Plan and Agreement of Merger ("Merger Agreement") dated as of August 9, 1996, between Glacier and Bancshares. The Merger Agreement is hereby incorporated in this Prospectus/Joint Proxy Statement by reference.

         This Prospectus/Joint Proxy Statement also constitutes the Prospectus of Glacier filed as part of a Registration Statement on Form S-4 ("Registration Statement") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), relating to the shares of Glacier Common Stock to be issued in the Merger. When the Merger becomes effective, all outstanding shares of Bancshares Common Stock will be converted into the right to receive shares of Glacier Common Stock. Cash will be paid in lieu of fractional shares. Bancshares stockholders desiring to do so may dissent from the Merger and obtain payment for their shares in accordance with the provisions of the Montana Business Corporations Act ("MBCA"), Sections 35-1-826 through 35-1-839, a copy of which is included as Appendix C to this Prospectus/Joint Proxy Statement. Glacier stockholders are not entitled to any dissenters' rights under the Delaware General Corporation Law ("DGCL"). For a more detailed discussion of the foregoing provisions, and a description of certain other significant considerations in connection with the Merger, see "THE MERGER -- Basic Terms of Merger; Dissenters' Rights of Appraisal; Conditions to the Merger; and Interests of Certain Persons in the Merger."

         THIS PROSPECTUS/JOINT PROXY STATEMENT DOES NOT COVER ANY RESALE OF THE SECURITIES TO BE RECEIVED BY STOCKHOLDERS OF BANCSHARES UPON CONSUMMATION OF THE MERGER, AND NO PERSON IS AUTHORIZED TO MAKE ANY USE OF THIS PROSPECTUS/JOINT PROXY IN CONNECTION WITH ANY SUCH RESALE.

         THE SHARES OF GLACIER COMMON STOCK ISSUABLE IN THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY.

         THE SHARES OF GLACIER COMMON STOCK ISSUABLE IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Prospectus/Joint Proxy Statement is October __, 1996.

                              AVAILABLE INFORMATION

         Glacier is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended ("1934 Act"). In accordance with the 1934 Act, Glacier files reports, proxy statements, and other information with the SEC. Bancshares is not subject to the information and reporting requirements of the 1934 Act.

         Under the rules and regulations of the SEC, the solicitation of stockholders to approve the Merger constitutes an offering of the Glacier Common Stock to be issued in conjunction with the Merger. Glacier has filed the Registration Statement with the SEC under the 1933 Act covering the Glacier Common Stock to be issued in connection with the Merger. The Registration Statement and the exhibits thereto, as well as the reports, proxy statements, and other information filed with the SEC by Glacier under the 1934 Act may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Thirteenth Floor, New York, New York 10048, and at The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, materials filed by Glacier are available for inspection at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. As permitted by the rules and regulations of the SEC, this Prospectus/Joint Proxy Statement omits certain information, exhibits, and undertakings contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information.

         This Prospectus/Joint Proxy Statement constitutes part of the Registration Statement (File No. 333-________) filed by Glacier with the SEC under the 1933 Act. This Prospectus/Joint Proxy Statement omits certain information contained in the Registration Statement in accordance with the rules and regulations of the SEC. Reference is made hereby to the Registration Statement and related exhibits for further information with respect to Glacier and the Glacier Common Stock. Statements contained herein or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document incorporated herein by reference. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by Glacier with the SEC under the 1934 Act, a copy of each of which accompany this Prospectus/Joint Proxy Statement, are incorporated by reference herein:

         1. Glacier's Annual Report on Form 10-K for the year ended December 31, 1995 ("Glacier 1995 10-K");

         2. Glacier's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1996 ("Glacier 1996 10-Qs");

         3. Glacier's Proxy Statement for its 1996 Annual Meeting of Stockholders ("Glacier 1996 Proxy"); and

         4. Glacier's Current Report on Form 8-K dated August 9, 1996 ("Glacier 1996 8-K").

         All documents filed by Glacier under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act after the date hereof and before the Bancshares Meeting of Stockholders are incorporated by reference herein and are a part hereof from each document's date of filing. Any statement contained in a document incorporated by reference herein as modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part hereof.

         All information contained in this Prospectus/Joint Proxy Statement relating to Glacier has been furnished by Glacier, and Bancshares is relying upon the accuracy of that information. All information contained in this Prospectus/Joint Proxy Statement relating to Bancshares has been furnished by Bancshares, and Glacier is relying upon the accuracy of that information.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/JOINT PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER GLACIER OR BANCSHARES. THIS PROSPECTUS/JOINT PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS/JOINT PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, SOLICITATION OF AN OFFER, OR PROXY SOLICITATION.

         NEITHER THE DELIVERY OF THIS PROSPECTUS/JOINT PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED UNDER THE TERMS OF THIS PROSPECTUS/JOINT PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF BANCSHARES, GLACIER OR ANY OF THEIR RESPECTIVE SUBSIDIARIES SINCE THE DATE OF THIS PROSPECTUS/JOINT PROXY STATEMENT OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                TABLE OF CONTENTS

                                                                          Page

GLOSSARY OF CERTAIN KEY TERMS.................................................

SUMMARY.......................................................................

         Introduction.........................................................
         Parties to the Merger................................................
         Trading Market of the Common Stock...................................
         The Special Stockholder Meetings.....................................
         The Merger; Exchange Ratio...........................................
         Effective Date of the Merger.........................................
         Reasons for the Merger - Bancshares..................................
         Opinion of Bancshares' Financial Advisor.............................
         Recommendation of the Bancshares Board...............................
         Reasons for the Merger - Glacier.....................................
         Opinion of Glacier's Financial Advisor...............................
         Recommendation of the Glacier Board..................................
         Board of Directors and Management....................................
         Conditions; Regulatory Approvals.....................................
         Amendment or Termination.............................................
         Federal Income Tax Consequences......................................
         Accounting Treatment of the Merger...................................
         Dissenters' Rights of Appraisal......................................
         Interests of Certain Persons in the Merger...........................
         Comparison of Certain Stockholder Rights.............................
         Stock Option Agreement...............................................

STOCK PRICE AND DIVIDEND INFORMATION..........................................

         Bancshares...........................................................
         Glacier..............................................................
         Recent Stock Price Data..............................................

SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA....................

EQUIVALENT PER COMMON SHARE DATA..............................................

SPECIAL MEETING OF BANCSHARES STOCKHOLDERS....................................

         Date, Time, Place and Purpose........................................
         Shares Outstanding and Entitled to Vote; Record Date.................
         Vote Required........................................................
         Voting, Solicitation and Revocation of Proxies.......................

SPECIAL MEETING OF GLACIER STOCKHOLDERS.......................................

         Date, Time, Place and Purpose........................................
         Shares Outstanding and Entitled to Vote; Record Date.................
         Vote Required........................................................
         Voting, Solicitation, and Revocation of Proxies......................

BACKGROUND OF AND REASONS FOR THE MERGER......................................

         General..............................................................
         Reasons for the Merger - Bancshares..................................
         Opinion of Bancshares Financial Advisor .............................
         Recommendation of the Bancshares Board...............................
         Reasons For the Merger - Glacier.....................................
         Opinion of Glacier Financial Advisor.................................
         Recommendation of the Glacier Board..................................

THE MERGER....................................................................

         General..............................................................
         Basic Terms of the Merger............................................
         Cash for Fractional Shares...........................................
         Exchange of Stock Certificates.......................................
         Directors and Executive Officers.....................................
         Employee Benefit Plans...............................................
         Mechanics of the Merger..............................................
         Conduct Pending Consummation of the Merger...........................
         Conditions to the Merger.............................................
         Amendment of the Merger Agreement....................................
         Termination of the Merger Agreement..................................
         Interests of Certain Persons in the Merger...........................
         Certain Federal Income Tax Consequences..............................
         Accounting Treatment of the Merger...................................
         Dissenters' Rights of Appraisal......................................
         Resales of Stock by Bancshares Affiliates............................
         No Solicitation......................................................
         Stock Option Agreement...............................................

UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS...................

INFORMATION CONCERNING GLACIER................................................

INFORMATION CONCERNING BANCSHARES.............................................

         Business.............................................................
         Competition..........................................................
         Facilities...........................................................
         Employees............................................................
         Legal Proceedings....................................................

BANCSHARES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS...................................................

         Investment Securities................................................
         Summary of Loan Loss Experience......................................

MANAGEMENT OF BANCSHARES......................................................

         Directors and Executive Officers.....................................
         Executive Compensation...............................................
         Director Compensation................................................

         Committees of the Bancshares and Bank Boards.........................
         Certain Transactions and Relationships...............................
         Securities Ownership of Management and Certain Beneficial Owners.....
         Other Principal Shareholders.........................................
         Committees of the Board of Directors.................................

SUPERVISION AND REGULATION....................................................

         Introduction.........................................................
         The Holding Companies................................................
             General..........................................................
             Bank Holding Company Structure...................................
             Savings and Loan Holding Company Structure.......................
             Transactions with Affiliates.....................................
             Regulation of Management.........................................
             Commitments to Affiliated Institutions...........................
             FIRREA...........................................................
             Tie-In Arrangements..............................................
             State Law Restrictions...........................................
             Securities Registration and Reporting............................
         The Subsidiaries.....................................................
             General..........................................................
             Loans -to-One Borrower...........................................
             FDIC Insurance...................................................
             Capital Requirements.............................................
             Liquidity Requirements...........................................
             QTL Test.........................................................
             Restrictions on Capital Distributions............................
             Federal Home Loan Bank System....................................
             Federal Reserve System...........................................
             Recent Federal Legislation.......................................
             Regulatory Enforcement Authority.................................

DESCRIPTION OF GLACIER'S CAPITAL STOCK AND COMPARISON OF CERTAIN RIGHTS OF
    HOLDERS OF BANCSHARES AND GLACIER COMMON STOCK............................

         General..............................................................
         Preferred Stock......................................................
         Common Stock.........................................................
         Dividend Rights......................................................
         Voting Rights........................................................
         Preemptive Rights....................................................
         Liquidation Rights...................................................
         Assessments..........................................................
         Board of Directors...................................................
         Indemnification and Limitation of Liability..........................
         Amendment of Articles of Incorporation and Bylaws....................
         Repurchase of Shares.................................................
         Dissenters' Rights...................................................
         Sales of Assets, Mergers and Share Exchanges - Voting................
         Potential "Anti-Takeover" Provisions.................................

CERTAIN LEGAL MATTERS.........................................................

EXPERTS..............................................................

OTHER MATTERS........................................................

         APPENDIX A - Plan and Agreement of Merger

         APPENDIX B - Stock Option Agreement

         APPENDIX C - Sections 35-1-826 through 35-1-839 of the Montana Business
                      Corporation Act (Dissenters' Rights of Appraisal under Montana Law)

         APPENDIX D - Opinion of Columbia Financial Advisors, Inc.

         APPENDIX E - Opinion of D.A. Davidson & Co.

                          GLOSSARY OF CERTAIN KEY TERMS


1933 ACT..................  The Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1934 ACT..................  The Securities Exchange Act of 1934, as amended, and related  rules and regulations.

ACP.......................  The average daily closing  price of Glacier Common
                            Stock during the five trading days immediately preceding the fifth business day before the Effective Date.

BHCA......................  The Bank Holding Company Act of 1956, as amended.

BANCSHARES................  Missoula Bancshares, Inc., a Montana corporation and a bank holding company.
BANCSHARES COMMON STOCK...  Bancshares' Common Stock, $10.00 par value per share.

BANCSHARES FINANCIAL
STATEMENTS ...............  Bancshares' (i) audited consolidated statements of financial condition as of
                            December 31, 1995 and 1994 and the
                            related audited consolidated statements
                            of operations, cash flows and
                            stockholders' equity for each of the
                            years ended December 31, 1995 and 1994,
                            and (ii) Bancshares' unaudited
                            consolidated statements of financial
                            condition as of the end of the most
                            recent fiscal quarter following December
                            31, 1995 but preceding August 9, 1996,
                            and the related unaudited statements of
                            operations, cash flows and stockholders' equity for such quarters.

BANCSHARES MEETING........  Special meeting of Bancshares stockholders to be held on November 13, 1996.

BANCSHARES RECORD DATE....  October 1, 1996.

BANK......................  First Security Bank of Missoula, Bancshares' sole subsidiary.

BANK SUBSIDIARIES.........  Glacier Bank, F.S.B., First National Bank of
                            Whitefish,  and First National
                            Bank of Eureka, Glacier's subsidiary
                            banks.

BOARD.....................  Board of Directors.


COLUMBIA FINANCIAL........  Columbia Financial Advisors, Inc., Bancshares'
                            financial advisors.

CLOSING...................  The closing of the Merger transaction contemplated in the Merger Agreement.

CODE......................  The Internal Revenue Code of 1986, as amended.

DGCL......................  The Delaware General Corporations Law.

D.A. DAVIDSON.............  D.A. Davidson & Co., Glacier's financial advisor.

DISSENTING SHARES.........  Those shares of  Bancshares  Common  Stock with respect to which Bancshares' stockholders have perfected their dissenters' rights under Montana law.

EFFECTIVE DATE............  The date Closing of the Merger will occur.

EQUITY CAPITAL............  The tangible equity capital (i.e., common stock, paid-in capital and retained earnings, plus (or minus) net unrealized gain (or loss) on available-for-sale securities and minus goodwill) of Bancshares and the Bank on a consolidated basis as of the last day of the month preceding the Effective Date, determined in accordance with GAAP.

EXCHANGE AGENT............  The individual  designated by Glacier and
                            Bancshares to handle the exchange of Bancshares Common Stock for Glacier Common Stock or cash (in the case of holders that would otherwise be entitled to a fractional share of Glacier Common Stock).

FDIC......................  The Federal Deposit Insurance Corporation.

FRB.......................  The Board of Governors of the Federal
                            Reserve System.

GAAP......................  Generally accepted accounting principles, consistently applied.

GLACIER...................  Glacier Bancorp, Inc., a Delaware corporation and bank holding company.

GLACIER COMMON STOCK......  Glacier's Common Stock, $.01 par value per share.

GLACIER FINANCIAL
STATEMENTS................  Glacier's (i) audited  consolidated statements of financial condition as of December 31, 1995 and 1994, and the related audited consolidated statements of operations, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1995, and (ii) unaudited consolidated statements of financial condition as of the end of the most recent fiscal quarter following December 31, 1995 but preceding August 9, 1996 and the related unaudited statements of operations, cash flows and stockholders' equity for such quarters.

GLACIER MEETING...........  Special meeting of Glacier stockholders to be held on November 13, 1996.

GLACIER RECORD DATE.......  October 1, 1996.

HOLA......................  Home Owner's Loan Act, as amended.

KPMG......................  KPMG Peat Marwick LLP, independent certified public accountants.

MBCA......................  The Montana Business Corporations Act, as
                            amended.

MERGER....................  The merger of Bancshares  with and into Glacier in accordance with the Merger Agreement.

MERGER AGREEMENT..........  The Plan and Agreement of Merger, dated as of
                            August 9, 1996, between Glacier and Bancshares.

OPTION....................  Stock option  granted by Bancshares to Glacier in the Stock Option Agreement, dated August 9, 1996.

OTS.......................  The Office of Thrift Supervision.

PROSPECTUS/JOINT
PROXY STATEMENT ..........  This Prospectus/Joint Proxy Statement, filed with the SEC by Glacier and Bancshares, and to be mailed to Bancshares' stockholders, together with any amendments and supplements.

PURCHASE PRICE...........   The  aggregate  number of shares of Glacier
                            Common Stock to be provided by Glacier to Bancshares' stockholders in exchange for their Bancshares Common Stock shares.

REGISTRATION STATEMENT....  The Registration  Statement on Form S-4, of which this Prospectus/Joint Proxy Statement forms a part, filed with the SEC by Glacier under the 1933 Act, for the purpose of registering the shares of Glacier Common Stock to be issued in the Merger.

REGULATORY APPROVALS......  The required regulatory approvals of the transaction by the FRB and the OTS.

SEC.......................  The Securities and Exchange Commission.

SAVINGS BANK..............  Glacier Bank, F.S.B.

STOCK OPTION AGREEMENT....  Stock Option Agreement  between Glacier and
                            Bancshares, dated as of August 9, 1996.

TERMINATION DATE..........  April 30,  1997,  the date after  which each party has the right to terminate the Merger Agreement, if the Closing has not occurred by that date.

                                     SUMMARY

         The following material summarizes certain information contained elsewhere in this Prospectus/Joint Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus/Joint Proxy Statement (including the appendices). Capitalized terms used in this Prospectus/Joint Proxy Statement, unless the context otherwise requires, have the meanings ascribed to them in the Glossary of Certain Key Terms inside the front cover. Additionally, terms used principally in particular sections of this Prospectus/Joint Proxy Statement are defined in the sections where they are used.

INTRODUCTION

         Glacier and Bancshares propose to merge under the terms of the Merger Agreement. If the Merger Agreement is approved by the respective stockholders of Glacier and Bancshares, Bancshares will merge with and into Glacier ("Merger"). Consequently, holders of Bancshares Common Stock would become stockholders of Glacier, and First Security Bank of Missoula ("Bank"), which is presently a subsidiary of Bancshares, would become a direct subsidiary of Glacier. After the Merger is consummated, Bancshares stockholders will no longer own any stock in Bancshares, and Bancshares will cease to exist.

         The respective Boards of Directors ("Boards") of Glacier and Bancshares have unanimously adopted the Merger Agreement and recommend, respectively, that the stockholders of Glacier and Bancshares vote to approve the Merger Agreement. Subject to approval of the Merger Agreement by the respective stockholders of Glacier and Bancshares, receipt of required regulatory approvals, and satisfaction of certain other conditions, Bancshares will merge with and into Glacier. Bancshares' stockholders, other than those that have perfected their dissenters' rights or would otherwise be entitled to fractional shares of Glacier Common Stock based on the Merger exchange ratio, will receive shares of Glacier Common Stock in exchange for their shares of Bancshares Common Stock. See "THE MERGER - Basic Terms of the Merger; Cash for Fractional Shares; Dissenters' Rights of Appraisal."

PARTIES TO THE MERGER

         Bancshares. Bancshares is a Montana corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"). Bancshares was incorporated on August 4, 1993, and its business and activities are conducted primarily through the Bank, its sole subsidiary. Bancshares owns approximately 98.86% of the stock of the Bank, a state-chartered commercial bank organized under Montana law on December 26, 1972. Bancshares has no significant operations separate from the Bank.

         As of June 30, 1996, the Bank had deposits of approximately $100 million and assets of approximately $110 million. Bancshares is headquartered in Missoula, Montana, its executive offices are located at 1704 Dearborn Avenue, Missoula, Montana 59806, and its telephone number is (406) 728-3115. For additional information about Bancshares and its business, see "INFORMATION CONCERNING BANCSHARES."

         Glacier. Glacier is a Delaware corporation, a registered bank holding company under the BHCA, and a savings and loan holding company within the meaning of Section 10 of the Home Owners' Loan Act, as amended ("HOLA"). Glacier's date of incorporation is October 1, 1990, and its principal business activities are conducted through three bank subsidiaries ("Bank Subsidiaries"), as follows: (i) Glacier Bank, F.S.B. ("Savings Bank"), a federally-chartered savings bank that has been in operation since 1955, (ii) First National Bank of Whitefish, a national bank, and (iii) First National Bank of Eureka, also a national bank. Glacier has one non-bank subsidiary, Community First Inc., a full service brokerage firm. The deposits of each of the Bank Subsidiaries are insured by the Federal Deposit Insurance Corporation ("FDIC").

         At August 31, 1996, the Bank Subsidiaries had facilities in a total of 13 locations in Montana, operating a total of 12 full-service branches and one limited service branch. Glacier is headquartered in Kalispell, Montana, its executive offices are located at 202 Main Street, Kalispell, Montana 59903-0027, and its telephone number is (406) 756-4200.

         Additional information concerning Glacier and its business is included in the documents incorporated into this Prospectus/Joint Proxy Statement by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

TRADING MARKET

         The Glacier Common Stock is quoted on The Nasdaq Stock Market under the symbol "GBCI" and is registered as a class with the SEC under the 1934 Act. Accordingly, Glacier is required to file certain periodic and annual reports with the SEC and to make information about Glacier available to its stockholders and the public.

         Bancshares is not subject to the information and reporting requirements of the 1934 Act and the Bancshares Common Stock is not actively traded, or listed on any market system.

THE SPECIAL STOCKHOLDER MEETINGS

         Bancshares. The Bancshares Meeting will be held on Wednesday, November 13, 1996, at 12:00 p.m. local time, at Ruby's Reserve Street Inn, 4825 North Reserve Street, Missoula, Montana. The purpose of the Bancshares Meeting is to vote on (i) approval of the Merger Agreement, and (ii) any other matters that may properly come before the Bancshares Meeting.

         Only shares of Bancshares Common Stock held of record on October 1, 1996 at 5:00 p.m. ("Bancshares Record Date") are entitled to notice of, and to vote at, the Bancshares Meeting. The affirmative vote of at least two-thirds of the shares of Bancshares Common Stock outstanding on the Bancshares Record Date is required to approve the Merger Agreement. On the Bancshares Record Date, there were 48,661 shares of Bancshares Common Stock outstanding, and the directors and executive officers of Bancshares and the Bank were entitled to vote an aggregate of 27,837 shares, representing approximately 57.21 percent of the total Bancshares Common Stock outstanding on the Bancshares Record Date. For additional information about the Bancshares Meeting, see "SPECIAL MEETING OF BANCSHARES STOCKHOLDERS."

         Glacier. The Glacier Meeting will be held on Wednesday November 13, 1996, at 9:00 a.m. local time, at the Best Western Outlaw Inn, 1701 Highway 93 South, Kalispell, Montana. The purpose of the Glacier Meeting is to consider and vote on (i) approval of the Merger Agreement, and (ii) any other matters that may properly come before the Glacier Meeting.

         Only shares of Glacier Common Stock held of record as of October 1, 1996 ("Glacier Record Date") are entitled to notice of, and to vote at, the Glacier Meeting. On the Glacier Record Date, there were 3,374,283 shares of Glacier Common Stock outstanding. The affirmative vote of at least a majority of the shares of Glacier Common Stock outstanding on the Glacier Record Date is required to approve the Merger Agreement. As of the Glacier Record Date, Glacier's executive officers and directors were entitled to vote an aggregate of 782,159 shares, which represents approximately 23.18 percent of the total number of outstanding shares of Glacier Common Stock on the Glacier Record Date. For additional information about the Glacier Meeting, see "SPECIAL MEETING OF GLACIER STOCKHOLDERS."

THE MERGER; EXCHANGE RATIO

         In accordance with the Merger Agreement, on the Effective Date, Bancshares will merge with and into Glacier, with Glacier as the surviving corporation. After the Merger is consummated, each holder of shares of Bancshares Common Stock, other than dissenting shares, will be entitled to receive, in exchange for each share of Bancshares Common Stock held of record on the Effective Date, the number of shares of Glacier Common Stock resulting from a division of the Purchase Price by the aggregate number of shares of Bancshares Common Stock issued and outstanding or subject to unexercised options, as of the Effective Date.

         The pricing formulas in the Merger Agreement are designed to result in Bancshares stockholders receiving, in the aggregate, Glacier Common Stock with a market value of between $21 million and $27 million, depending on the Average Closing Price of Glacier Common Stock. Cash will be paid in lieu of issuing fractional shares of Glacier Common Stock. Upon completion of the Merger, stockholders of Bancshares will no longer own any stock in Bancshares. For more detailed information concerning the Merger, the Merger exchange ratio, and how Bancshares Stockholders may exchange certificates representing shares of Bancshares Common Stock, see "THE MERGER -- Basic Terms of the Merger; Cash for Fractional Shares; Exchange of Stock Certificates."

EFFECTIVE DATE

         The parties presently expect to consummate the Merger on December 31, 1996, or during the first quarter of 1997, although the timing is subject to the satisfaction of certain conditions (discussed below). The date on which the Merger is consummated is referred to in this Prospectus/Joint Proxy Statement as the "Effective Date." The Merger Agreement provides that if the Merger has not been consummated by April 30, 1997, at any time after that date, the Board of either Glacier or Bancshares may vote to abandon the Merger. See "THE MERGER -- Basic Terms of the Merger; Termination of the Merger Agreement."

REASONS FOR THE MERGER; RECOMMENDATION OF THE BANCSHARES BOARD

         The Bancshares Board has unanimously determined that the Merger Agreement is fair to and in the best interests of Bancshares and its stockholders, and recommends that Bancshares' stockholders approve the Merger Agreement. In making this determination, the Bancshares Board considered a variety of factors, including the value of the Glacier Common Stock that the stockholders of Bancshares will receive in exchange for their shares of Bancshares Common Stock, the continued ability of the Bank to provide competitive and comprehensive services in the markets in which it operates, and the parties' shared belief in personalized community banking, which emphasizes responsiveness to local markets and delivery of personalized services to customers.

         The Bancshares Board believes that the Merger will allow the Bank to provide a wider array of products and services, while continuing to offer the advantages of personalized community banking to Bancshares' current customers, and will also allow Bancshares to realize a premium, thus enhancing stockholder value. The Bancshares Board further anticipates that the Merger will provide both Bancshares and the Bank with substantially greater financial and technological resources, which will enable the Bank to compete more effectively in its markets and better serve its customers and communities. Additionally, Bancshares' stockholders would be able to obtain a premium over book value for their shares of Bancshares Common Stock on a tax-deferred basis, while at the same time enjoying the benefits of a more active trading market in the Glacier Common Stock.

         THE BANCSHARES BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF BANCSHARES AND ITS STOCKHOLDERS, AND RECOMMENDS THAT BANCSHARES STOCKHOLDERS APPROVE THE MERGER AGREEMENT. For a more detailed discussion of the factors considered by the Bancshares Board in reaching its determination to approve the Merger Agreement, see "BACKGROUND OF AND REASONS FOR THE MERGER."

REASONS FOR THE MERGER; RECOMMENDATION OF THE GLACIER BOARD

         The Glacier Board has unanimously determined that the Merger is fair to and in the best interests of Glacier's stockholders. In making this determination, the Glacier Board considered a variety of factors, including:

         (i) The Glacier Board's knowledge and review of the financial condition, results of operations, and business operations and prospects of the Bank;

         (ii) The Glacier Board's belief that the acquisition of Bancshares will expand Glacier's franchise in the western Montana market -- the Glacier Board noted that the Missoula economy, which has seen substantial growth in recent years, presents an attractive market for expansion -- after the acquisition of Bancshares, Glacier's banking operations are expected to rank among the largest in western Montana with over $500 million in assets, thus placing Glacier in a leading position in this market;

         (iii) The Glacier Board's judgment that Bancshares is a well-managed company and will be a superior merger partner as a result of the similarities of the two institutions in culture and commitment to the Montana market, the excellent historical returns earned by the Bank, and the prospects going forward for the Missoula market; and

         (iv) The Glacier Board's evaluation of the financial terms of the Merger and their effect on the shareholders of Glacier, and the Glacier Board's belief that such terms are fair to Glacier and its stockholders.

THE GLACIER BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF GLACIER AND ITS STOCKHOLDERS, AND RECOMMENDS THAT THE STOCKHOLDERS OF GLACIER APPROVE THE MERGER AGREEMENT.

         For a more detailed discussion of the factors considered by the Glacier Board in reaching its determination to approve the Merger Agreement, see "BACKGROUND OF AND REASONS FOR THE MERGER."

OPINION OF BANCSHARES FINANCIAL ADVISOR

         Columbia Financial Advisors, Inc. ("Columbia Financial"), Bancshares' financial advisor, has delivered a written opinion to the Bancshares Board, dated as of August 9, 1996, and updated as of the date of this Prospectus/Joint Proxy Statement, to the effect that the Merger is fair, from a financial perspective, to Bancshares and its stockholders. A copy of Columbia Financial's opinion setting forth the limits of its review, assumptions made, matters considered and procedures followed is attached to this Prospectus/Joint Proxy Statement as Appendix D and should be read in its entirety by Bancshares' stockholders. See "BACKGROUND OF AND REASONS FOR THE MERGER -- Opinion of Bancshares Financial Advisor."

OPINION OF GLACIER FINANCIAL ADVISOR

         D.A. Davidson & Co. ("D.A. Davidson"), Glacier's financial advisor, has delivered a written opinion to the Glacier Board, dated August 9, 1996, to the effect that the consideration to be paid to Bancshares in the Merger is fair, from a financial perspective, to Glacier and its stockholders. A copy of D.A. Davidson's opinion, updated to the date of this Prospectus/Joint Proxy Statement and setting forth the limits of its review, assumptions made, other matters considered and procedures followed, is attached to this Prospectus/Joint Proxy Statement as Appendix E and should be read in its entirety by Glacier's stockholders. See "BACKGROUND OF AND REASONS FOR THE MERGER -- Opinion of Glacier Financial Advisor."

DIRECTORS AND EXECUTIVE OFFICERS

         Upon consummation of the Merger, the Glacier Board will consist of Glacier's current directors, in addition to William L. Bouchee and Allen Fetscher, who are presently members of the Bancshares Board. Glacier has also agreed to appoint Messrs. Bouchee and Fetscher to the Savings Bank Board effective as of the Effective Date.

         The respective executive officers of Glacier and the Bank in office immediately before the Effective Date are expected to remain unchanged following the Merger. On the Effective Date, the Bank Board will consist of all persons who were directors of the Bank immediately before the Merger, plus the additional Glacier directors to be designated by Glacier to serve on the Bank Board. For more information on the anticipated composition of the respective Boards and managements of Glacier and the Bank after the Merger, see "THE MERGER -- Directors and Executive Officers; Interests of Certain Persons in the Merger."

CONDITIONS; REGULATORY APPROVALS

         Consummation of the Merger is conditioned on (i) approval of the Merger Agreement by the holders of at least a majority of the outstanding shares of Glacier Common Stock and by the holders of at least two-thirds of the outstanding shares of Bancshares Common Stock; (ii) receipt of all necessary approvals of the Merger by governmental regulatory agencies, including the FRB and OTS; (iii) receipt by each party of a favorable tax opinion from Graham & Dunn P.C. ("Graham & Dunn"); (iv) receipt of a letter from KPMG Peat Marwick LLP ("KPMG") to the effect that they concur with the respective management's conclusions that the Merger qualifies for pooling-of-interests accounting treatment; (v) the continuing accuracy of the representations and warranties of each party; (vi) the performance of specified obligations by each party; and
(vii) certain other conditions. See "THE MERGER -- Conditions to the Merger" and "SUPERVISION AND REGULATION."

         Glacier has filed the appropriate applications for approval of the Merger with the FRB and the OTS.

AMENDMENT; TERMINATION

         The Merger Agreement may be amended at any time before the Effective Date upon approval of both the Glacier and Bancshares Boards. However, no amendment reducing the amount or changing the form of any consideration to be received by Bancshares' stockholders may be effected without the approval of Bancshares' stockholders. Further, at any time before the Effective Date, the Merger Agreement may be terminated, and the Merger abandoned (whether before or after the adoption of the Merger Agreement by the respective stockholders of Glacier and Bancshares) (i) by the mutual majority votes of the Glacier and Bancshares Boards, or (ii) unilaterally, by either of the Boards under certain specified circumstances (including a failure to consummate the Merger by April 30, 1997). See "THE MERGER -- Amendment or Termination of the Merger Agreement."

TAX TREATMENT OF THE MERGER

         Consummation of the Merger is conditioned upon receipt by Glacier, and delivery to Bancshares, of an opinion from Graham & Dunn to the effect that (i) the Merger will constitute a tax-free reorganization within the meaning of
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended ("Code");
(ii) no gain or loss will be recognized, under the provisions of Section 354(a)(i) of the Code, by any stockholder who exchanges his or her shares of Bancshares Common Stock solely for shares of Glacier Common Stock; and (iii) the payment of cash to a Bancshares stockholder in lieu of a fractional share of Glacier Common Stock will be treated as a distribution in redemption of the fractional share interest, subject to the limitations of Section 302 of the Code. See "THE MERGER -- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT OF THE MERGER

         It is anticipated that the Merger will be accounted for as a pooling of interests by Glacier under generally accepted accounting principles. The Merger Agreement provides that, as a condition to Glacier's obligation to consummate the Merger, Glacier must receive a letter from KPMG, Glacier's independent auditors, to the effect that they concur with the respective management's conclusions that the Merger will qualify for pooling of interests accounting treatment. See "THE MERGER -- Accounting Treatment of the Merger."

DISSENTERS' RIGHTS OF APPRAISAL

         Holders of shares of Bancshares Common Stock have the right to dissent from the Merger and, if they follow certain procedures and the Merger is effectuated, to obtain payment of the fair value of their shares in cash, in accordance with applicable provisions of Montana law. A STOCKHOLDER'S FAILURE TO FOLLOW EXACTLY THE PROCEDURES SPECIFIED IN THE MONTANA STATUTE WILL RESULT IN LOSS OF SUCH STOCKHOLDER'S DISSENTERS RIGHTS. Accordingly, the stockholders of Bancshares wishing to dissent from the Merger are urged to carefully read "THE MERGER -- Dissenters' Rights of Appraisal," and the copy of Sections 35-1-826 through 35-1-839 of the MBCA set forth in Appendix C to this Prospectus/Joint Proxy Statement.

         Holders of Glacier Common Stock may vote against the Merger but will not be entitled to receive the fair value of their shares in cash. Since Glacier Common Stock is traded on The Nasdaq Stock Market, the DGCL does not provide Glacier's stockholders with dissenters' rights of appraisal.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of Glacier's management and the Glacier Board may be deemed to have interests in the Merger in addition to their interests as stockholders of Glacier generally, as a result of provisions in the Merger Agreement relating to the appointment of two current directors of Glacier to the Bank Board.

         Certain members of Bancshares' management and the Bancshares Board may be deemed to have interests in the Merger in addition to their interests as stockholders of Bancshares generally, as a result of provisions in the Merger Agreement relating to indemnification, employment agreements, and appointments to the Glacier and Savings Bank Boards. These provisions are summarized below and discussed in more detail in "THE MERGER -- Interests of Certain Persons in the Merger."

         As a condition to execution of the Merger Agreement, the Bank has entered into employment agreements with three of its present executive officers -- Mr. Bouchee, Harold Fraser and Weymouth Symmes. Under the terms of the respective employment agreements, Mr. Bouchee will continue to serve as the Bank's President and Chief Executive Officer; Mr. Fraser will continue as the Bank's Senior Vice-President, Loans; and Mr. Symmes will continue as the Bank's Senior Vice-President and Real Estate Manager. Additionally, Glacier has agreed to appoint Messrs. Bouchee and Fetscher to the Glacier and

Savings Bank Boards, effective upon Closing. The directors and management of the Bank are expected to remain in their respective positions with the Bank after the Merger.

COMPARISON OF STOCKHOLDERS' RIGHTS

         Stockholders of Bancshares who receive Glacier Common Stock shares in the Merger in exchange for their shares of Bancshares Common Stock shares will be governed, with respect to their rights as stockholders by Glacier's Certificate of Incorporation and Bylaws, and Delaware law. Presently, the rights of Bancshares' stockholders are determined under Bancshares' Articles of Incorporation and Bylaws, and Montana law. For a discussion of certain material differences in the rights of stockholders of Glacier and Bancshares, and an explanation of certain possible antitakeover effects of certain provisions in Glacier's Certificate of Incorporation and Bylaws, see "COMPARISON OF RIGHTS OF HOLDERS OF GLACIER AND BANCSHARES COMMON STOCK."

STOCK OPTION AGREEMENT

         As an inducement to Glacier to enter into the Merger Agreement, Bancshares has granted an option ("Option") to Glacier, by agreement dated as of August 9, 1996, to purchase up to approximately 19.9 percent of the then-outstanding Bancshares Common Stock at a price equal to $271.00 per share. Glacier may exercise the Option only upon (i) the occurrence of certain events (none of which have occurred), and (ii) obtaining any regulatory approvals necessary for the acquisition of the Bancshares Common Stock subject to the Option. Glacier may transfer the Option only if an event occurs triggering Glacier's right to exercise the Option. The events that may trigger Glacier's right to exercise the Option are set forth in the Stock Option Agreement. See "THE MERGER - Stock Option Agreement."

                      STOCK PRICE AND DIVIDEND INFORMATION

GLACIER

         The Glacier Common Stock trades on The Nasdaq Stock Market under the symbol "GBCI," and its primary market makers are (i) Piper Jaffray Companies, Inc.; (ii) Herzog, Heine, Geduld, Inc.; (iii) S.J. Wolfe & Co.; (iv) D.A. Davidson; and (v) Wedbush Morgan Securities Inc. The respective high and low sale prices of the Glacier Common Stock for the periods indicated are shown below. The prices below do not include retail mark-ups, mark-downs or commissions, and may not represent actual transactions. The per share information has been adjusted retroactively for all stock dividends and splits previously issued. As of June 30, 1996, there were approximately 665 holders of record of the Glacier Common Stock.


----------------------------------------------------------------------------------------------------------------------------
                             1996                                 1995                                1994
----------------------------------------------------------------------------------------------------------------------------
                                        Cash                                Cash                               Cash
                                      Dividends                           Dividends                            Dividends
  Period         Market Price        Declared(1)      Market Price       Declared(1)       Market Price        Declared(1)
----------------------------------------------------------------------------------------------------------------------------
                 High        Low                      High       Low                       High        Low
----------------------------------------------------------------------------------------------------------------------------
1ST             $20.45     $17.73         $0.15     $15.50     $13.64          $0.13      $17.09     $14.65        $0.09
QUARTER
----------------------------------------------------------------------------------------------------------------------------
2ND              22.27      19.09          0.16      17.73      14.87           0.14       15.21      13.15         0.10
QUARTER
----------------------------------------------------------------------------------------------------------------------------
3RD              25.25      20.25          0.16      20.00      16.14           0.14       16.12      14.26         0.10
QUARTER
----------------------------------------------------------------------------------------------------------------------------
4TH                  (2)          (2)          (2)  $19.88     $16.82          $0.15      $15.70     $13.43        $0.20
QUARTER
----------------------------------------------------------------------------------------------------------------------------


----------------------

(1)  A 10% stock dividend was paid in May each of 1996, 1995, and 1994.

(2)  Through October __, 1996.


BANCSHARES

         No broker makes a market in the Bancshares Common Stock, and the trades that have occurred cannot be characterized as amounting to an established public trading market. The Bancshares Common Stock is traded by individuals on a personal basis and is not listed on any exchange or traded on the over-the-counter market, and the prices reported reflect only the transactions known to management. The data below include trades between individual investors, as reported to Bancshares as its own transfer agent. Due to the limited information available, the following data may not accurately reflect the actual market value of the Bancshares Common Stock.


---------------------------------------------------------------------------------------------
                      Number of Shares              Stock Prices (2)(3)(4)     Cash Dividends
       Period        Reported as Traded             ------------                   Paid
                                                  High           Low
---------------------------------------------------------------------------------------------
        1996(1)               714                $286            $281                 $0
---------------------------------------------------------------------------------------------
        1995                    0                   0               0                  0
---------------------------------------------------------------------------------------------
        1994                1,337                 150             150                  0
---------------------------------------------------------------------------------------------


----------------
(1)  Through October __, 1996.

(2) The Bank was purchased by Bancshares on October 1, 1993, at a purchase price per share of $102.39 plus 80(cent) organizational costs, for a total of $103.19 per share. The purchase price per share was based on a multiple of 1.5 times the book value of the Bank at the date of closing of the purchase and sale transaction. Since then, the Bank has paid quarterly dividends to Bancshares so that Bancshares may service its original debt of $3 million, which was incurred in order to pay part of the purchase price for the Bank's stock. To date, Bancshares has not declared or paid any dividends on the Bancshares Common Stock, as Bancshares' policy has been not to pay any dividends until its debt is paid in full.

(3) The Bank's quarterly dividends to Bancshares have ranged from $2.00 to $6.00 per share, depending on the amount required for (i) repayment of Bancshares' debt during the applicable period, and (ii) maintenance of adequate capital at the Bank level.

(4) Bancshares has an agreement with each stockholder which restricts the sale of the Bancshares Common Stock. Three stock transactions have taken place since the stock of the Bank was initially purchased -- on September 7, 1994, 1,337 shares were issued upon exercise of a stock option for a price of $149.62 per share; on July 18, 1996, 277 shares were issued at $270.53 per share, and on September 13, 1996, 437 shares were issued at $286.04 per share. In conjunction with the formation of Bancshares and for new employees thereafter, senior officers are given an option to acquire Bancshares Common Stock subject to the stockholder agreement. These issuances represent purchases by two senior officers upon exercise of these options.


RECENT STOCK PRICE DATA

         The following table sets forth the closing price per share of Glacier Common Stock, as reported on The Nasdaq Stock Market, and of Bancshares Common Stock, in addition to the equivalent per share price for Bancshares Common Stock, on August 8, 1996 (the last full trading day prior to the public announcement of the execution of the Merger Agreement) and on October __, 1996, the most recent date for which it is practicable to obtain market price data prior to the printing of this Prospectus/Joint Proxy Statement. HOLDERS OF BANCSHARES COMMON STOCK ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF GLACIER COMMON STOCK.


----------------------------------------------------------------------------------------
CLOSING PRICE PER SHARE:                        August 8, 1996     October __, 1996
----------------------------------------------------------------------------------------
         Glacier Common Stock                      $ 21.25                  $____
----------------------------------------------------------------------------------------
         Bancshares Common Stock(1)                $270.53                  $____
----------------------------------------------------------------------------------------
         Bancshares Equivalent Pro Forma(2)        $477.70                  $____
----------------------------------------------------------------------------------------


-------------------

(1) There are no publicly available quotations of Bancshares Common Stock, and the market prices per share as of August 8, and October __, 1996, respectively (quoted above), represent the purchase prices known to Bancshares' management to have been paid for the Bancshares Common Stock in the last transaction prior to such dates.

(2) Giving effect for the Merger and computed by multiplying the closing price per share of Glacier Common Stock by the Merger exchange ratio.

           SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

         The tables on the following pages set forth, for the respective periods specified, selected historical consolidated financial data for each of Glacier and Bancshares, and selected unaudited pro forma combined financial data giving effect to the Merger on a pooling of interests basis. The pro forma combined financial data are presented as though the Merger had been consummated at the beginning of the period set forth; however, such data are not necessarily indicative of actual or future operating results or the financial position that would have occurred or will occur upon the consummation of the Merger. The data has been derived in part from, and should be read in conjunction with, the consolidated financial statements and notes thereto and other financial information with respect to Glacier and Bancshares set forth elsewhere in this Prospectus/Joint Proxy Statement or incorporated herein by reference, and such data are qualified in their entirety by reference thereto.

         All adjustments that the respective managements of Glacier and Bancshares believe to be necessary for a fair presentation of the data have been included. The June 30, 1996 ratios have been annualized where necessary.
Dollar amounts are in thousands, except per share data.

GLACIER BANCORP, INC.



                                                 Six Months Ended
                                                     June 30,                              Years Ended December 31,
                                              -----------------------    ----------------------------------------------------------
                                                 1996         1995          1995         1994        1993        1992       1991
                                              ----------   ----------    ----------   ----------  ----------  ----------  ---------
SUMMARY OF OPERATIONS:
  Interest income ..........................  $   15,476       13,691        28,784       23,100      21,649      19,159     17,197
  Interest expense .........................       7,310        6,159        13,223        9,526       9,177       9,054      9,388
                                              ----------   ----------    ----------   ----------  ----------  ----------  ---------
    Net interest income ....................       8,166        7,532        15,561       13,574      12,472      10,105      7,809
  Provision for loan loss ..................          95          200           281          161         159         181        183
                                              ----------   ----------    ----------   ----------  ----------  ----------  ---------
    Net interest income after provision
      for loan losses ......................       8,071        7,332        15,280       13,413      12,313       9,924      7,626
  Noninterest income .......................       2,700        2,286         4,840        4,401       4,990       3,080      1,916
  Noninterest expense ......................       5,762        5,281        10,817        9,398       8,919       6,415      4,890
                                              ----------   ----------    ----------   ----------  ----------  ----------  ---------
    Earnings before income taxes ...........       5,009        4,337         9,303        8,416       8,384       6,589      4,652
  Income taxes .............................       1,936        1,690         3,616        3,282       3,265       2,486      1,751
                                              ----------   ----------    ----------   ----------  ----------  ----------  ---------
    Net earnings ...........................  $    3,073   $    2,647         5,687        5,134       5,119       4,103      2,901
                                              ==========   ==========    ==========   ==========  ==========  ==========  =========

PER SHARE DATA:
  Net earnings per common share(1) .........  $     0.92         0.78          1.69         1.53        1.55        1.28       0.91
  Dividends declared per share(1) ..........        0.31          .26          0.55         0.49        0.42        0.36       0.30
  Period end book value(1) .................       11.45        10.45         11.25         9.83        8.98        7.87       7.05
  Average common shares outstanding ........   3,358,274    3,375,264     3,367,044    3,359,488   3,307,192   3,210,337  3,171,876

SUMMARY OF FINANCIAL CONDITION:
  Total assets .............................     408,467      358,842       388,058      339,831     288,047     268,084    197,179
  Investment securities ....................      79,312       54,457        72,917       53,578      41,270      54,150     42,045
  Loans receivable, net ....................     293,548      271,606       281,041      258,194     217,391     188,815    137,661
  Total deposits ...........................     207,446      189,046       197,833      183,041     181,091     183,283    120,489
  Total notes payable ......................     152,219      125,378       141,519      115,593      69,720      51,667     48,245
  Stockholders' equity .....................      38,473       35,168        37,768       33,203      30,018      25,875     22,397

FINANCIAL RATIOS (PERCENTAGES):
  Return on:
    Average assets .........................        1.54%        1.52%         1.58%        1.64%       1.81%       1.78%      1.58%
    Beginning stockholders' equity .........       16.27        15.94         17.13        17.10       19.78       18.32      14.19
  Equity as a percentage of  total .........        9.42         9.80          9.73         9.77       10.42        9.65      11.36
    assets
  Dividend payout ratio ....................       33.88        33.15         32.29        31.91       27.23       27.79      33.27
  Efficiency ratio .........................       53.03        53.79         53.02        52.28       51.08       48.65      50.28
  Net loans to total assets ................       71.87        75.69         72.42        75.98       75.47       70.43      69.82
  Net interest margin on average
    earning assets .........................        4.47         4.69          4.61         4.64        4.73        4.67       4.51
  Interest rate spread .....................        3.92         4.15          3.98         4.05        4.13        3.90       3.56
  Nonperforming assets to total assets .....        0.26         0.11          0.08         0.09        0.07        0.58       0.92
  Allowance  for  loan  loss  to  total ....        0.69         0.74          0.73         0.72        0.79        0.91       0.90
    loans
  Allowance for loan loss
    to nonperforming assets ................         197          500           656          636         878         112         69


-------------------

(1)  Revised for stock splits and dividends.

MISSOULA BANCSHARES, INC.


                                                              Bancshares(1)                          Combined           Bank
                                                       -----------------------------------------   ------------     -------------

                                                        Six Months Ended
                                                             June 30,                       Years Ended December 31,
                                                       --------------------     --------------------------------------------------
                                                        1996         1995        1995       1994       1993       1992       1991
                                                       -------     --------     ------     ------     ------     ------     ------
SUMMARY OF OPERATIONS:
  Interest income .................................    $ 4,488        3,823      8,068      6,261      4,785      4,007      2,810
  Interest expense (2) ............................      1,682        1,268      2,846      1,970      1,536      1,487      1,384
                                                       -------     --------     ------     ------     ------     ------     ------
    Net interest income ...........................      2,806        2,555      5,222      4,291      3,249      2,520      1,426
  Provision for loan loss .........................        120          120        300        160         80        337        201
                                                       -------     --------     ------     ------     ------     ------     ------
    Net interest income
      after provision
      for loan losses .............................      2,686        2,435      4,922      4,131      3,169      2,183      1,225
  Noninterest income ..............................      1,267        1,282      2,752      2,333      2,426      1,720        975
  Noninterest expense (3) .........................      1,979        1,868      3,863      3,524      2,907      2,544      2,004
                                                       -------     --------     ------     ------     ------     ------     ------
    Earnings before income taxes ..................      1,974        1,849      3,811      2,940      2,688      1,359        196
  Income taxes ....................................        819          747      1,523      1,185        984        449         44
                                                       -------     --------     ------     ------     ------     ------     ------
    Net earnings ..................................    $ 1,155        1,102      2,288      1,755      1,704        910        152
                                                       =======     ========     ======     ======     ======     ======     ======

PER SHARE DATA:
  Net earnings ....................................    $ 24.09        22.98      47.72      37.33      34.80      15.53       2.59
  Dividends declared ..............................       0.00         0.00       0.00       0.00       0.00       0.00       0.00
  Period end book value ...........................     211.96       163.22     188.77     138.80     102.00      73.33      54.96
  Average common shares outstanding ...............     47,947       47,947     47,947     47,010     46,610     58,610     58,610

SUMMARY OF FINANCIAL CONDITION:
  Total assets ....................................    111,875       95,192    105,355     85,836     74,985     54,976     42,061
  Investment securities ...........................     21,668       18,054     17,938     15,253     17,559     14,874     10,515
  Loans receivable, net ...........................     77,125       65,002     72,222     59,709     48,966     34,288     26,040
  Total deposits ..................................     99,942       84,748     93,752     75,681     66,524     50,531     38,632
  Total notes payable .............................      1,000        2,100      1,500      2,400      3,000          0          0
  Stockholders' equity ............................     10,163        7,826      9,051      6,655      4,754      4,298      3,221

FINANCIAL RATIOS (PERCENTAGES):
  Return on:
    Average assets ................................       2.13%        2.44%      2.40%      2.16%      2.58%      1.88%      0.45%
    Beginning stockholders' equity ................      25.52        33.12      34.38      36.92      39.65      28.25       6.03
  Equity as a percentage of total
    assets ........................................       9.08         8.22       8.59       7.75       6.34       7.82       7.66
  Dividend payout ratio ...........................       0.00         0.00       0.00       0.00       0.00       0.00       0.00
  Efficiency ratio ................................      48.59        48.68      48.44      53.20      51.22      60.00      83.47
  Net loans to total assets .......................      68.94        68.29      68.54      69.56      65.30      62.37      61.91
  Net interest margin on average
    earning assets ................................       5.88         6.40       6.26       6.01       5.56       5.82       4.83
  Interest rate spread ............................       4.58         5.12       5.00       4.90       4.43       4.48       3.44
  Nonperforming assets to total
    assets ........................................       0.33         0.53       0.24        .48       1.08       1.90       2.70
  Allowance  for  loan  loss to total
    loans .........................................       1.35         1.33       1.39       1.30       1.21       1.53       1.53
Allowance for loan losses to
    non performing assets .........................        291          173        408        189         72         51         36

------

(1) Bancshares began operation as a holding company on October 1, 1993 when it acquired the Bank in a transaction accounted for as a purchase. The combined amounts shown for 1993 include the full year of Bank operations and the ownership for three months ended December 3, 1993; prior period results reflect Bank operations on an unconsolidated basis.

(2) Reflects interest on notes payable, which under the Merger Agreement must be paid in full before the Effective Date, for the six months ended June 30, 1996 and 1995, of $43,000 and $103,000, respectively, and for the years ended December 31, 1995, 1994, and 1993 of, $180,000, $225,000, and $46,000, respectively.

(3) Includes goodwill amortization for the six months ended June 30, 1996 and 1995, of $64,000, and for the years ended December 31, 1995, 1994 and 1993, of $128,000, $128,000, and $32,000, respectively.

PRO FORMA GLACIER BANCORP, INC. AND MISSOULA BANCSHARES, INC. COMBINED
(UNAUDITED)

                                          Six Months Ended
                                               June 30                             Years Ended December 31,
                                     -----------------------    -------------------------------------------------------------
                                         1996          1995        1995        1994          1993         1992         1991
                                         ----          ----        -----       -----         -----        -----        ----
SUMMARY OF OPERATIONS:
  Interest income ................   $   19,964       17,514       36,852       29,361       26,434       23,166       20,007
  Interest expense ...............        8,992        7,427       16,069       11,496       10,713       10,541       10,772
                                     ----------    ---------    ---------    ---------    ---------    ---------    ---------
    Net interest income ..........       10,972       10,087       20,783       17,865       15,721       12,625        9,235
  Provision for loan loss ........          215          320          581          321          239          518          384
                                     ----------    ---------    ---------    ---------    ---------    ---------    ---------
    Net interest income after
    provision for loan losses ....       10,757        9,767       20,202       17,544       15,482       12,107        8,851
  Noninterest income .............        3,967        3,568        7,592        6,734        7,416        4,800        2,891
  Noninterest expense ............        7,741        7,149       14,680       12,922       11,826        8,959        6,894
                                     ----------    ---------    ---------    ---------    ---------    ---------    ---------
    Earnings before income taxes .        6,983        6,186       13,114       11,356       11,072        7,948        4,848
  Income taxes ...................        2,755        2,437        5,139        4,467        4,249        2,935        1,795
                                     ----------    ---------    ---------    ---------    ---------    ---------    ---------
    Net earnings .................   $    4,228        3,749        7,975        6,889        6,823        5,013        3,053
                                     ==========    =========    =========    =========    =========    =========    =========

PER SHARE DATA:
  Net  earnings  per common  share
(1) ..............................   $     0.94         0.83         1.78         1.54         1.54         1.16         0.71
  Dividends declared per share (1)         0.31         0.26         0.55         0.49         0.42         0.36         0.30
  Period end book value (1).......        10.87         9.57        10.44         8.91         7.86         6.97         5.97
 Average common shares
   outstanding(2) ................    4,474,553    4,491,543    4,483,323    4,475,767    4,423,471    4,326,616    4,288,155

SUMMARY OF FINANCIAL CONDITION:
  Total assets ...................      520,342      454,034      493,433      425,667      363,032      323,060      239,240
  Investment securities ..........      100,980       72,511       90,855       68,831       58,829       69,024       52,560
  Loans receivable, net ..........      370,673      336,608      353,263      317,903      266,357      223,103      168,701
  Total deposits .................      307,388      273,794      291,585      258,722      247,615      233,814      159,121
  Total notes payable ............      153,219      127,478      143,019      117,993       72,720       51,667       48,245
  Stockholders' equity ...........       48,636       42,994       46,819       39,858       34,772       30,173       25,618

FINANCIAL RATIOS (PERCENTAGES):
  Return on:
    Average assets ...............         1.67%        1.71%        1.75%        1.75%        1.96%        1.80%        1.41%
    Beginning stockholders' equity        18.06        18.81        20.01        19.81        22.61        19.57        13.29
  Equity as a percentage  of total         9.35         9.47         9.49         9.36         9.58         9.34        10.71
assets
  Dividend payout ratio ..........        32.81        31.15        30.66        31.68        27.33        30.65        42.73
  Efficiency ratio ...............        51.82        52.35        51.74        52.53        51.11       51.411        56.85
  Net loans to total assets ......        71.24        74.14        71.59        74.68        73.37        69.06        68.43
  Net interest margin on average
    earning assets ...............         4.76         5.03         4.95         4.91         4.88         4.86         4.56
  Nonperforming  assets  to  total
assets ...........................         0.27         0.20         0.11         0.17         0.28         0.80         0.76
Allowance for loan loss to

                                          Six Months Ended
                                               June 30                             Years Ended December 31,
                                     -----------------------    -------------------------------------------------------------
                                         1996          1995        1995        1994          1993         1992         1991
                                         ----          ----        -----       -----         -----        -----        ----
  total loans ....................       0.83         0.85         0.86         0.83         0.87         1.01         1.01
  Allowance for loan losses
    to nonperforming assets ......        221          318          547          374          227           87           91

---------------------

(1)  Revised for stock splits and dividends.

(2)  Includes shares to be issued to Bancshares' stockholders.

                        EQUIVALENT PER COMMON SHARE DATA


                                                    GLACIER                         BANCSHARES
                                                            Pro Forma
                                                             Combined                          Pro Forma
                                            Historical      Corporation       Historical     Equivalent(3)
BOOK VALUE PER SHARE (1)
    June 30, 1996                               $11.45           $10.87          $211.96         $241.56
     December 31, 1995                           11.25            10.44           188.77          232.00
     December 31, 1994                            9.83             8.91           138.80          198.00
     December 31, 1993                            8.98             7.86           102.00          174.67

EARNINGS PER SHARE (2)
    June 30, 1996                                 0.92             0.94            24.09           20.89
    December 31, 1995                             1.69             1.78            47.72           39.56
    December 31, 1994                             1.53             1.54            37.33           34.22
    December 31, 1993                             1.55             1.52            34.80           33.78

CASH DIVIDENDS DECLARED PER SHARE
    June 30, 1996                                 0.31             0.31             none            6.89
     December 31, 1995                            0.55             0.55             none           12.22
     December 31, 1994                            0.49             0.49             none           10.89
     December 31, 1993                            0.42             0.42             none            9.33

--------------------

(1) Book value per share is calculated by dividing the total actual historical and pro forma equity as of the date indicated by the actual historical and pro forma number of shares outstanding as of the same date.

(2) Earnings per share is calculated by dividing total actual historical and pro forma net income for the years ended December 31 by the actual historical and pro forma weighted average number of shares of common stock for the period indicated.

(3) Calculated by multiplying the Pro Forma Combined Corporation amounts by the exchange ratio.

                   SPECIAL MEETING OF BANCSHARES STOCKHOLDERS

DATE, TIME, PLACE AND PURPOSE

         The Bancshares Meeting will be held on Wednesday, November 13, 1996, at 12:00 p.m. local time, at Ruby's Reserve Street Inn, 4825 North Reserve Street, Missoula, Montana. The purposes of the Bancshares Meeting are as follows: (i) to consider and vote upon approval of the Merger Agreement, and (ii) to act upon other matters, if any, that may properly come before the Bancshares Meeting.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

         The Bancshares Board has fixed 5:00 p.m. on October 1, 1996 as the Bancshares Record Date for determining the holders of shares of Bancshares Common Stock entitled to notice of and to vote at the Bancshares Meeting. At the close of business on the Bancshares Record Date, there were 48,661 shares of Bancshares Common Stock issued and outstanding held by approximately 46 holders of record. Holders of record of Bancshares Common Stock on the Bancshares Record Date are entitled to one vote per share, and are also entitled to exercise dissenters' rights if certain procedures are followed. See "Dissenters' Rights of Appraisal" and Appendix C.

VOTE REQUIRED

         The affirmative vote of two-thirds of all shares of Bancshares Common Stock outstanding on the Bancshares Record Date is required to approve the Merger Agreement. Bancshares' stockholders are entitled to one vote for each share of Bancshares Common Stock held. The presence of a majority of the outstanding shares of Bancshares Common Stock in person or by proxy is necessary to constitute a quorum of stockholders for the Bancshares Meeting. For this purpose, abstentions and broker nonvotes (i.e., proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the broker or nominees do not have discretionary power to vote) are counted in determining the shares present at a meeting. For voting purposes, however, only shares affirmatively voted for the approval of the Merger Agreement, and neither abstentions nor broker nonvotes, will be counted as favorable votes in determining whether the Merger Agreement is approved by the holders of Bancshares Common Stock. As a consequence, abstentions and broker nonvotes will have the same effect as votes against approval of the Merger Agreement.

         As of the Bancshares Record Date, directors and executive officers of Bancshares and the Bank, and their affiliates, owned and were entitled to vote 27,837 shares at the Bancshares Meeting, representing approximately 57.21 percent of the outstanding shares of Bancshares Common Stock. See "INFORMATION CONCERNING BANCSHARES -- Security Ownership of Certain Beneficial Owners and Management." Each director of Bancshares and the Bank has agreed to vote all shares of Bancshares Common Stock held or controlled by him or her (a total of 27,837 shares, or approximately 57.21 percent of the shares outstanding), in favor of approval of the Merger.

VOTING, SOLICITATION, AND REVOCATION OF PROXIES

         If the enclosed proxy is duly executed and received in time for the Bancshares Meeting, it will be voted in accordance with the instructions given. If no instruction is given, it is the intention of the persons named in the proxy to vote the shares represented by the proxy FOR THE APPROVAL OF THE MERGER AGREEMENT AND IN THE PROXY'S DISCRETION ON ANY OTHER MATTER COMING BEFORE THE MEETING, unless otherwise directed by the proxy. Any proxy given by a stockholder may be revoked before its exercise by written notice to the Secretary of Bancshares, or by a subsequently dated proxy, or in open meeting before the stockholder vote is taken. The shares represented by properly executed, unrevoked proxies will be voted in accordance with the instructions in the proxy. Stockholders are entitled to one vote for each share of Bancshares Common Stock held on the Bancshares Record Date.

         The proxy for the Bancshares Meeting is being solicited on behalf of the Bancshares Board. Bancshares will bear the cost of solicitation of proxies from its stockholders. In addition to using the mails, proxies may be solicited by personal interview, telephone, and wire. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. Officers and other employees of Bancshares may solicit proxies personally. Bancshares is not expected to pay any compensation for the solicitation of proxies, but will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

                     SPECIAL MEETING OF GLACIER STOCKHOLDERS

DATE, TIME, PLACE AND PURPOSE

         The Glacier Meeting will be held on Wednesday, November 13, 1996, at 9:00 a.m. local time, at the Best Western Outlaw Inn, 1701 Highway 93 South, Kalispell, Montana. The purposes of the Glacier Meeting are as follows: (i) to consider and vote upon approval of the Merger Agreement, and (ii) to act upon other matters, if any, which properly come before the Glacier Meeting.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

         The Glacier Board has fixed the close of business on October 1, 1996, as the Glacier Record Date for determining the holders of shares of Glacier Common Stock entitled to notice of and to vote at the Glacier Meeting. At the close of business on the Glacier Record Date, there were 3,374,283 shares of Glacier Common Stock issued and outstanding held by approximately 680 holders of record. Holders of record of Glacier Common Stock on the Record Date are entitled to one vote per share.

VOTE REQUIRED

         The affirmative vote of holders of a majority of all shares of Glacier Common Stock outstanding on the Glacier Record Date is required to approve the Merger Agreement. Glacier's stockholders are entitled to one vote for each share of Glacier Common Stock held. The presence of a majority of the outstanding shares of Glacier Common Stock in person or by proxy is necessary to constitute a quorum of stockholders for the Glacier Meeting. For this purpose, abstentions and broker nonvotes (i.e., proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the broker or nominees do not have discretionary power to vote) will be counted in determining the shares present at the Glacier Meeting. For voting purposes, however, only shares affirmatively voted for the approval of the Merger Agreement, and neither abstentions nor broker nonvotes, will be counted as favorable votes in determining whether the Merger Agreement is approved by the holders of Glacier Common Stock. As a consequence, abstentions and broker nonvotes will have the same effect as votes against approval of the Merger Agreement.

         As of the Glacier Record Date, Glacier's directors and executive officers and their affiliates owned and were entitled to vote 782,159 shares at the Glacier Meeting, representing approximately 23.18 percent of the outstanding shares of Glacier Common Stock on the Glacier Record Date. See Glacier 1996 Proxy, under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

VOTING, SOLICITATION, AND REVOCATION OF PROXIES

         If the enclosed proxy is duly executed and received in time for the Glacier Meeting, it will be voted in accordance with the instructions given. If no instruction is given, it is the intention of the persons named in the proxy to vote the shares represented by the proxy FOR THE APPROVAL OF THE MERGER AGREEMENT AND IN THE PROXY'S DISCRETION ON ANY OTHER MATTER COMING BEFORE THE MEETING, unless otherwise directed by the proxy. Any proxy given by a stockholder may be revoked before its exercise by written notice to the Secretary of Glacier, or by a subsequently dated proxy, or in open meeting before the stockholder vote is taken. The shares represented by properly executed, unrevoked proxies will be voted in accordance with the instructions in the proxy. Stockholders are entitled to one vote for each share of Glacier Common Stock held on the Glacier Record Date.

         The proxy for the Glacier Meeting is being solicited on behalf of the Glacier Board. Glacier will bear the cost of solicitation of proxies from its stockholders. In addition to using the mails, proxies may be solicited by personal interview, telephone, and wire. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. Officers and other employees of Glacier may solicit proxies personally. Glacier is not expected to pay any compensation for the solicitation of proxies, but will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

                    BACKGROUND OF AND REASONS FOR THE MERGER

GENERAL

         Since its formation in 1993, Bancshares has enjoyed progressive earnings gains and strong asset growth in its Missoula, Montana market. Although the Bancshares Board anticipated considering a sale of the company after the Bank was experiencing good earnings and growth, they had not seriously pursued a possible sale or merger. In early 1996, some Bancshares stockholders approaching retirement expressed interest in obtaining liquidity for some of their investment. The Bancshares Board and management, at that point, reassessed their organization, their success to date, the lack of readily accessible liquidity for the Bancshares stockholders, and the circumstances under which they might be interested in, or required to consider, a possible merger.

         In the first quarter of 1996, John MacMillan (Glacier's Chief Executive Officer and Board Chairman) met with Mr. Bouchee (Bancshares' President and Chief Executive Officer), at a banking conference. During a conversation between Messrs. MacMillan and Bouchee, Mr. MacMillan expressed his company's interest in a possible consolidation of the Companies, and requested to be notified if the Bancshares Board at some point became interested in such a transaction. Subsequently (in early May 1996), Mr. Bouchee contacted Mr. MacMillan to notify him of the interest of some Bancshares' stockholders in creating some liquidity for their holdings, and the parties decided to meet to discuss the possibilities further. About two weeks later, a luncheon meeting was held that was attended by Messrs. MacMillan and Bouchee, Michael Blodnick (Glacier's Executive Vice President and Chief Operational Officer), and James Strosahl (Glacier's Senior Vice President and Chief Financial Officer). Discussion at that meeting centered on background information of the two companies, management values and strategies, organizational philosophies, Bancshares market share, and shareholder value. In the two weeks following the meeting, Mr. Strosahl prepared some pro forma combined financial schedules, and had several telephone discussions with Mr. Bouchee concerning relative values of both organizations and the merits of merging the two in a tax-free, pooling-of-interests transaction.

         D. A. Davidson, Glacier's investment adviser, was then provided preliminary information, and provided assistance in structuring a transaction. At the end of May, a second meeting was held with the same participants to discuss possible pricing and structure of a transaction, organizational and employment issues, market liquidity of Glacier stock, and relative values to shareholders. Following the meeting, Mr. Bouchee met with Bancshares insiders to determine the level of interest in pursuing further discussions, and received favorable feedback. In mid-June, another meeting was held, with the same participants and legal counsel for both companies. At this meeting price parameters were determined, regulatory and SEC issues were discussed, the need for employment contracts with key officers of Bancshares was agreed upon, a joint confidentiality agreement was executed, agreement to proceed with due diligence on both organizations, the necessity of obtaining fairness opinions for both organizations from their financial advisers, and agreement to proceed with formal negotiations towards a definitive merger agreement.

         In mid-July, another meeting was held with the same participants, with the addition of Mr. Fetscher, Bancshares Chairman. At that meeting the price was agreed upon, the draft of the definitive merger agreement was reviewed, and agreement to present the definitive agreement to the respective Boards, reached. On August 9, both Boards held special meetings, attended by their respective legal counsel and financial advisers, whereupon the definitive agreements were approved and executed.

         Glacier and Bancshares share a community banking philosophy and strategy, which emphasizes responsiveness to local markets and delivery of personalized service through locally managed banks. The parties believe that a bank holding company composed of autonomous banks, emphasizing high quality personalized customer service and strong local identification is a viable alternative to the super-regional organizations which have acquired many smaller independent banks in recent years and operated them as branches. Glacier expects to continue to emphasize this strategy after the Merger and intends to operate the Bank along with its present subsidiaries - Savings Bank, First National Bank of Whitefish and First National Bank of Eureka -- as separate subsidiaries with local management and directors that are involved in, and knowledgeable about, the respective communities of the Bank Subsidiaries.

         The parties believe that the Merger will enable the Bank and Glacier to provide enhanced services to customers, to compete more effectively in the present banking environment, and to realize operating synergies and revenue enhancements. The parties note that their geographic markets, products and services are complementary -- the Bank is located in Missoula, Montana, with its primary market area as Missoula County in western Montana. This market area is contiguous to Glacier's primary market area, which includes the four northwest Montana counties of Flathead, Lake, Lincoln and Glacier. The primary market areas of both Glacier and the Bank are among the fastest growing areas in Montana, according to the State's Bureau of Business and Economic Research.

         The Bank's primary business focus involves attracting customer deposits (principally checking and money market deposit accounts) and funding commercial, consumer and commercial real estate loans. Glacier's primary business focus involves attracting customers deposits (principally certificates of deposit, negotiable orders of withdrawal and savings accounts) and using the deposits and other borrowings to fund residential real estate and consumer loans. Accordingly, the deposit and lending activities of the parties effectively complement each other. In addition, each party offers certain customer services not offered or actively pursued by the other. In particular, Glacier provides trust services and, through its Community First, Inc. subsidiary, full service brokerage activities. Conversely, the Bank engages in extensive Small Business Administration and other commercial lending not emphasized by Glacier. As a consequence, the parties anticipate that the Merger will enable them to offer their respective customers a broader range of customer services.

         The parties anticipate that the Merger will provide financial benefits to shareholders through increased efficiencies and revenue enhancements, particularly in the areas of loan participation, cross selling of complementary products and services, and enhanced marketing efforts. Moreover, having banking offices in multiple counties in western Montana is expected to enable the parties to more effectively pursue their strategy of providing community banking services to individuals and small and medium-sized businesses throughout the geographic region.

REASONS FOR THE MERGER - BANCSHARES

         The Bancshares Board believes that the terms of the Merger Agreement, which are the product of "arms-length negotiations" between representatives of Bancshares and Glacier, are fair and in the best interests of Bancshares and its stockholders. In the course of reaching its determination, the Bancshares Board consulted with legal counsel regarding the legal duties of the Bancshares Board, as they relate to the Merger, the terms of the Merger Agreement and the issues related thereto. The Bancshares Board also consulted with its accountants regarding certain financial, tax and accounting aspects of the transaction; and with its financial advisor regarding the financial aspects and fairness of the transaction and with a representative of the accounting firm of JCCS who conducted a "due diligence" investigation of Glacier. Finally, the Bancshares Board consulted with senior management regarding, among other things, operational and other due diligence matters.

         At a special meeting of the Bancshares Board held on August 9, 1996, the Bancshares Board unanimously determined that the Merger and Merger Agreement are fair to, and in the best interests of, Bancshares and its stockholders, and recommended the Merger Agreement be submitted to the stockholders for approval. In addition to the overall objectives of enhancing stockholder value and providing high quality community banking services in Missoula, the Bancshares Board considered the fairness opinion of Columbia Financial, the report of JCCS, consultants, the memorandum prepared by its Special Counsel, Stephen J. Smith, and a number of additional factors, including the following:

         - Bancshares' stockholder value would be significantly enhanced by the value of Glacier's Common Stock being issued in the Merger;

         - Glacier's stock is more actively traded on the open market than is the stock of Bancshares, thus creating a more marketable and liquid security for Bancshares' stockholders;

         - The Merger is structured as a tax-deferred exchange of stock, permitting Bancshares stockholders the opportunity to continue to invest in a regional community banking and thrift organization without immediate adverse tax consequences;

         - Glacier's financial condition, businesses and prospects, and the economic prospects of the markets served by both parties, appear to be attractive;

         - The combined organizations would enable the Bank to offer trust services to its customers and larger and more diverse loans due to higher lending limits and improved balance sheet liquidity;

         - The combined organization is expected to provide increased opportunities to the Bank's employees; and

         - The structure of the Merger would allow the Bank to retain its name and local identity, its Board and senior management team, thereby enabling the Bank to continue to provide responsive, quality, personalized community banking services to its customers.

The Bancshares Board did not ascribe relative or specific weights to any factor in its evaluation of the Merger, but instead took all of these factors into consideration.

OPINION OF BANCSHARES FINANCIAL ADVISOR

         Columbia Financial has delivered a written opinion to the Bancshares Board to the effect that, as of the date of this Prospectus/Joint Proxy Statement, the consideration to be received by Bancshares Common Stock under the terms of the Merger Agreement is fair to such stockholders from a financial standpoint. The Exchange Ratio has been determined by Bancshares and Glacier through negotiations. The Columbia Financial Opinion is directed only to the fairness, from a financial point of view, of the consideration to be received and does not constitute a recommendation to any Bancshares stockholder as to how such stockholder should vote at the Bancshares Meeting.

         Bancshares retained Columbia Financial as its exclusive financial advisor under the terms of an engagement letter dated June 25, 1996 ("Engagement Letter") in connection with the Merger. Columbia Financial is a regionally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. The Bancshares Board selected Columbia Financial to act as Bancshares' exclusive financial advisor based on Columbia Financial's experience in mergers and acquisitions and in securities valuation generally.

         On August 9, 1996, Columbia Financial attended the special meeting of the Bancshares Board and issued its opinion to the Bancshares Board that, in its opinion as investment bankers, the terms of the Merger as provided in the Merger Agreement are fair, from a financial view point, to Bancshares and its stockholders. THE FULL TEXT OF THE COLUMBIA FINANCIAL OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITS ON ITS REVIEW, IS ATTACHED HERETO AS APPENDIX D. THE SUMMARY OF THE COLUMBIA FINANCIAL OPINION IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. BANCSHARES STOCKHOLDERS ARE URGED TO READ THE ENTIRE COLUMBIA FINANCIAL OPINION.

         In rendering its opinion to Bancshares, Columbia Financial reviewed, among other things, historical financial data of Bancshares, certain internal financial data and assumptions of Bancshares prepared for financial planning and budgeting purposes furnished by the management of Bancshares and, to the extent publicly available, the financial terms of certain change of control transactions involving Western community banks. Columbia Financial discussed with Bancshares' management the financial condition, current operating results, and business outlook for Bancshares. Columbia Financial discussed with Glacier's management the financial condition, current operating results, and business outlook for Glacier and Glacier's plans relating to Bancshares. In rendering its opinion, Columbia Financial relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by it and did not attempt to verify or to make any independent evaluation or appraisal of the assets of Bancshares or Glacier nor was it furnished any such appraisals. Bancshares did not impose any limitations on the scope of the Columbia Financial investigation in arriving at its opinion.

         Columbia Financial analyzed the total Purchase Price on a cash equivalent fair market value basis using standard evaluation techniques (as discussed below) including comparable sales multiples, discounted cash flow analysis, and net asset value based on certain assumptions of projected growth, earnings and dividends and a range of discount rates from 16 to 18 percent.

         Net Asset Value is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes the liquidation on the date of appraisal with the recognition of the investment securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes in the net value of other assets. As such, it is not the best evaluation approach when valuing a going concern because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing market prices and yields (which is often of limited accuracy due to the lack of readily available data), it still results in a liquidation value. In addition, since this approach fails to account for the values attributable to the going concern such as the interrelationship among Bancshares' assets and liabilities, customer relations, market presence, image and reputation, staff expertise and depth, little weight is given by Columbia Financial to the net asset value approach to valuation.

         Market Value is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The "hypothetical" market value for a small bank with a thin market for its common stock is normally determined by comparison to the average price to stockholders equity, price to earnings, and price to total assets , adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity of the buyer. The market value in connection with the evaluation of control of a bank is determined by the previous sales of small banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data are available, the market value approach deserves greater weighting than the net asset value approach and similar weight as the investment value approach as discussed below.

         Columbia Financial maintains a substantial proprietary data base on change of control transactions which have occurred with western community banks. This data base provides comparable pricing and financial performance data for banking institutions sold or acquired. Organized by different peer groups, these data present medians of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of Bancshares, Columbia Financial focused on transactions involving community banks with total assets greater than $100 million. Most of the transactions had 100% common stock as the form of consideration and all took place during 1988-1995 or were announced in 1996. Columbia Financial considered the market approach and evaluated the total purchase price relative to stockholders equity, earnings and assets.

         Comparable Sales Multiples. Columbia Financial calculated a "Merger Consideration-Adjusted Book Value" for Bancshares' June 30, 1996 stockholders equity and an estimated December 31, 1996 stockholders equity. Both adjusted book value numbers were adjusted for the price to stockholders equity ratios based on a sample of 29 western banking institutions with assets above $100 million which sold between 1990 and 1996 and a sample of 10 western banking institutions with total assets above $100 million which sold between 1988 and 1996 in Montana, Idaho, Wyoming, Eastern Washington and Eastern Oregon. In Bancshares' case, assuming a Purchase Price of $23.7 million, the Purchase Price to stockholders equity multiple for June 30, 1996 equaled 2.76 and an estimated
2.50 at December 31, 1996. In terms of the two samples the median multiples for each set were 1.70 for the sample with 29 transactions and 1.79 for the smaller sample of 10 transactions.

         Transaction Value as a Percentage of Total Assets. Columbia Financial calculated the percentage of total assets which the transaction represents as a price level indicator. The transaction value as a percentage of total assets facilitates a truer price level comparison with comparable banking organizations, regardless of the differing levels of stockholders equity and earnings. In this instance, a transaction value of $23.7 million results in a transaction value as a percentage of total assets of 21.2% at June 30, 1996. The median price as a percentage of total assets for the sample of 29 transactions was 14%. The smaller sample of 10 transactions, adjusted for size and liquidity, was 13.5%.

         Purchase Price to Earnings (or Net Income). Columbia Financial also calculated the price to earnings (or net income) multiple for the Bancshares transaction as well as the two sample sets. The price to 1995 earnings multiple for Bancshares is 10.4 times and the price to the 12 months prior to the estimated Effective Date of December 31, 1996 is 9.9 times. Our two sample sets resulted in price to earnings multiples of 11.8 for the sample set of 29 transactions and 11.3 for the smaller sample.

         Investment Value is sometimes referred to as the income or earnings value. One investment value method frequented used estimates the present value of an institution's future earnings or cash flow which is discussed below.

         Net Present Value Analysis. The investment or earnings value of any banking organization's stock is an estimate of the present value of future benefits, usually earnings, dividends, or cash flow, which will accrue to the stock. An earnings value is calculated using an annual future earning stream over a period of time of not less than five years and the residual or terminal value of the earnings stream after five years, using Bancshares' estimates of future growth and an appropriate capitalization or discount rate. Columbia Financial's calculations were based on an analysis of the banking industry, Bancshares' earnings estimates for 1996-2000, historical levels of growth and earnings, and the competitive situation in Bancshares' market area. Using discount rates of 16% and 18%, acceptable discount rates considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings" provided a range of $21.9 million to $26.7 million.

         When the net asset value, market value and investment value approaches are subjectively weighed, using the appraiser's experience and judgment, it is Columbia Financial's opinion that the proposed transaction is fair, from a financial point of view.

         Under the terms of the Engagement Letter, Bancshares will pay Columbia Financial a fee of $25,000 for its services. In addition, Bancshares has agreed to reimburse Columbia Financial for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify Columbia Financial against certain liabilities.

RECOMMENDATION OF THE BANCSHARES BOARD

THE BANCSHARES' BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF BANCSHARES VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

REASONS FOR THE MERGER - GLACIER

         At its special meeting on August 9, 1996, the Glacier Board determined that the Merger and Merger Agreement are fair to and in the best interests of Glacier and its stockholders. In considering the Merger, the Glacier Board determined that the Merger would be consistent with Glacier's strategic intent in expanding its community banking business. With Bancshares, Glacier can potentially provide customers and stockholders with certain advantages of a community banking organization as well as the larger banking organization.

         Glacier determined that the Merger would advance Glacier's strategic plan because of its belief that the Merger will combine two financially sound institutions with complementary businesses and strategies, thereby creating a stronger combined organization with greater size, flexibility, efficiency, and profitability. The Glacier Board believes that (i) each institution is currently well managed, (ii) the companies have compatible management philosophies and strategic focuses, (iii) each institution will contribute complementary business strengths resulting in a well meshed diversified institution, and (iv) the strong capitalization of the combined organization will allow it to take advantage of future acquisition opportunities. The Glacier Board also believes that the Merger will allow the combined organization to compete effectively in the rapidly changing marketplace of banking and financial services and to take advantage of opportunities for growth and diversification in Montana.

         In reaching its determination to adopt the Merger Agreement and recommend its approval by the Glacier shareholders, the Glacier Board considered a variety of factors, although it did not assign any relative or specific weights to the factors considered. The factors considered included the following:

         - The Glacier Board's knowledge and review of the financial condition, results of operation, and business operations and prospects of Bancshares;

         - The Glacier Board's analysis of the banking industry environment, including the rapid consolidation and increasing regional competition in the banking and financial services industries and the need to respond proactively to industry trends;

         - The Glacier Board's belief that the acquisition of Bancshares will expand Glacier's franchise in the western Montana market. The Glacier Board noted that the Missoula economy, which has seen substantial growth in recent years, presents an attractive market for expansion;

         - The Glacier Board's judgment that Bancshares is a well-managed company and will be a superior merger partner as a result of the similarities of the two institutions in culture and commitment to the Montana market, the superior historical returns earned by Bancshares, and the prospects going forward for the Missoula market;

         - The Glacier Board's evaluation of the financial terms of the Merger and their effect on the shareholders of Glacier and the Glacier Board's belief that such terms are fair to Glacier and its shareholders, based in part on the financial presentations of D.A. Davidson regarding Bancshares and the expression of D.A. Davidson's opinion as to the fairness to Glacier of the considerations to be paid by Glacier in the Merger (see "BACKGROUND OF AND REASONS FOR THE MERGER - Opinion of Glacier Financial Advisor");

         - The Glacier Board's belief that the Merger is expected to be immediately accretive to Glacier's earnings per share;

         - The Glacier Board's belief that the Merger will allow for revenue enhancement and operating synergies through the ability of the combined entity to cross-sell products and services and diversify its loan and deposit composition;

         - The Glacier Board's belief that the Merger will increase Glacier's market capitalization and liquidity of its shares;

         - The expectation that the merger will be a tax-free transaction to Glacier and will qualify for pooling-of-interests accounting treatment (see "THE MERGER -- Federal Income Tax Consequences of the Merger; Accounting Treating of the Merger"); and

         - The Glacier Board's belief, after consultation with its legal counsel, that the required regulatory approvals could be obtained to consummate the Merger.

         The foregoing discussion of the information and factors considered by the Glacier Board is not intended to be exhaustive but is believed to encompass all material factors considered by the Glacier Board. On the basis of the foregoing factors, the Glacier Board concluded that the terms of the Merger are fair to and in the best interests of Glacier and its shareholders.

OPINION OF GLACIER FINANCIAL ADVISOR

         Glacier has retained the investment firm of D.A. Davidson to act as its financial advisor in connection with the Merger. D.A. Davidson attended the special meeting of the Glacier Board held on August 9, 1996, at which Glacier Board approved the Merger Agreement.

         D.A. Davidson has delivered its written opinions dated August 9, 1996, and dated the date of this Prospectus/Joint Proxy Statement, to the effect that, based upon and subject to the factors and assumptions set forth in such written opinions, and as of the date of each such opinion, the consideration to be paid by Glacier in the Merger was fair to Glacier from a financial point of view.

         THE FULL TEXT OF D.A. DAVIDSON'S WRITTEN OPINION IS ATTACHED AS APPENDIX E TO THE PROXY STATEMENT/JOINT PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX E. GLACIER STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY D.A. DAVIDSON IN CONNECTION THEREWITH.

         In arriving at its written opinions, D.A. Davidson (i) reviewed the financial statements and related financial reports of Bancshares and its subsidiary bank for the three fiscal years ended December 31, 1995 and for the six months ended June 30, 1995 and 1996; (ii) reviewed Glacier's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1995 and Glacier's Form 1O-Q for the period ending June 30, 1995 and 1996; (iii) reviewed certain other information, including financial forecasts, relating to the respective businesses, earnings, assets and prospects for Glacier and Bancshares furnished to it by Glacier and Bancshares; (iv) conducted discussions with members of management of Glacier and Bancshares concerning their respective businesses and prospects; (v) considered certain financial and common stock performance information with respect to Glacier; (vi) considered securities data for other publicly held companies in businesses similar to those of Glacier and Bancshares; (vii) compared the proposed financial terms of the transaction contemplated by the Merger with the financial terms of certain other mergers and acquisitions which it deemed to be relevant;
(viii) considered the pro forma effect of the Merger on Glacier's capitalization ratios, assets, loans, deposits, earnings, book value, and tangible book value per share; (ix) reviewed the Merger Agreement; (x) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which D.A. Davidson deemed relevant.

         D.A. Davidson has relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or provided to it or reviewed by it for the purpose of its opinion. D.A. Davidson also relied upon the management of Glacier and Bancshares as to the reasonableness and achieveability of the financial and operating forecasts (and the assumptions and bases therefor) provided to it. D.A. Davidson is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Glacier or Bancshares nor has it reviewed any individual credit files. In addition, D.A. Davidson has not made an independent evaluation or appraisal of the assets and liabilities of Glacier and Bancshares or any of their subsidiaries, and has not been furnished with any such evaluation or appraisal.

         The following is a summary of the analyses D.A. Davidson utilized in arriving at its opinions as to the fairness of the consideration to be paid by Glacier in the Merger and that D.A. Davidson discussed with the Glacier Board of Directors on August 9, 1996. D.A. Davidson arrived at its ultimate opinion based on the results of all of the analyses described below assessed as a whole and did not reach any specific conclusions from or with regard to any one method of analysis.

         Pro Forma Merger Analysis. D.A. Davidson analyzed certain pro forma effects resulting from the Merger. The analysis indicated that the transaction would result in earnings accretion per Glacier common stock share for the latest twelve months ended June 30, 1996, of approximately 5.5%. The analysis also indicated that on a pro forma basis, at June 30,1996, Glacier's total assets would increase from $408 million to $520 million, its deposits would increase from $207 million to $307 million, its stockholders' equity would increase from $38 million to $49 million, its net earnings would increase from $6.1 million to $8.6 million, its return on average assets would increase from 1.56% to 1.77%, and its return on beginning equity would increase from 17.4% to 20.1%. D.A. Davidson also observed that under the terms of the Merger, former stockholders of Bancshares would own 24.9%, and current stockholders of Glacier would own 75.1%, of the combined entity after giving effect for the Merger. D.A. Davidson noted that these relative ownership positions compared to the relative contributions of Bancshares and Glacier to the combined entity's pro forma financial results for the twelve months ended June 30, 1996 and pro forma financial condition at June 30, 1996 are as follows: 29.0% and 71.0%, respectively, of earnings, 21.5% and 78.5%, respectively, of total assets, 32.5% and 67.5%, respectively, of total deposits, and 20.8% and 79.2%, respectively, of stockholders' equity.

         Discounted Dividend Stream Analysis. Using a discounted dividend stream analysis, D.A. Davidson estimated the present value of the future streams of after tax cash flows that Bancshares could produce through 2000 and distribute to stockholders ("dividendable net income"). In this analysis D.A. Davidson assumed that Bancshares performed in accordance with the earnings growth rate estimates provided to D.A. Davidson by the managements of Glacier and Bancshares, and that Bancshares could pay out up to 100% of its net income with the constraint that Bancshares' tangible equity to asset ratio be maintained at a minimum 7% level. D.A. Davidson estimated the terminal value for the Bancshares Common Stock at 9.0 times Bancshares' 2000 estimated net income. The dividendable net income streams and terminal values were then discounted to present values using differing discount rates (ranging from 14% to 16%) chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Glacier Common Stock. This discounted dividend stream analysis indicated a reference range of between $24.3 million and $26.1 million in aggregate value, assuming the low end of management's estimated earnings growth rates, and a reference range between $28.4 million and $30.6 million in aggregate value, assuming the high end of management's estimated earnings growth rates. This analysis was based upon the projections and assumptions of Glacier's and Bancshares' management. Management's projections are based upon many factors and assumptions, many of which are beyond the control of Glacier and Bancshares. This analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the price at which any securities may trade at the present or at any time in the future.

         Comparison of Selected Public Companies. D.A. Davidson reviewed and compared certain financial, operating and market information of Glacier and Bancshares with the following six publicly traded bank systems that it believed to be appropriate for comparison: Norwest Corporation, First Bank System, U.S. Bancorp, First Security Corporation, Zions Bancorporation, and Community First Bankshares (collectively "Composite"). Such information included market valuation, profitability, asset quality, reserve coverage and capital ratios. Among the market information compared were market price to latest twelve months ended June 30, 1996 earnings (actual) ("LTM earnings"), to estimated 1996 earnings, and to book value, tangible book value, assets, and deposits. D.A. Davidson noted that the average price to LTM earnings of the Composite was 13.2x, the price to estimated 1996 earnings was 11.8x, the price to book value was 2.26x, the price to tangible book value was 2.19x, the price to assets was
 .176x, and the price to deposits was .258x. In applying these valuation multiples to Bancshares, D.A. Davidson derived market values for Bancshares of approximately $31.4 million, $29.6 million, $25.3 million, $20.8 million, $19.7 million, and $25.8 million, respectively. In calculating the above ratios, the price to LTM earnings, book value, tangible book value, assets, and deposits were derived from the most recent financial reports of the companies, and the price to estimated 1996 earnings was derived from earnings estimates as published by the Institutional Brokers Estimate Service.

         In addition, D.A. Davidson examined an index of 35 regional bank systems as of July, 1996 ("Regional Bank Index") and noted that the average price to 1995 earnings (actual) was 12.5x, the price to estimated 1996 earnings was 11.1x, the price to book value was 2.02x, and the price to assets was .161x. In applying these multiples to Bancshares, D.A. Davidson derived values of $28.6 million, $27.9 million, $22.6 million, and $17.9 million, respectively.

         D.A. Davidson noted that none of the companies included in the Composite and the Regional Bank Index is identical to Bancshares, and that various adjustments could be applied to the comparison multiples in consideration of the varying size, financial, and operating characteristics of the compared entities, as well as the market premiums paid in selected acquisitions of public banks.

         Dividend Paying Capacity Analysis. Another methodology applied by D.A. Davidson in assessing the going concern value of Bancshares was the dividend paying capacity analysis. Using this analysis, the value of a company is derived by applying the dividend payout ratio (i.e., the ratio of dividends paid to net income) and dividend yield (i.e., the annual dividends paid per share of common stock to the market price per share) of comparable public companies to the earnings of the subject company. As such, the dividend paying capacity of the company is emphasized rather than the actual history of dividends paid. D.A. Davidson established an average dividend payout ratio for publicly traded banks as of July 30, 1996 of 35.7% and an average dividend yield of 3.2% (in each case based upon the Regional Bank Index). By applying these figures to management's estimate of earnings for the twelve months ending December 31, 1996, D.A. Davidson imputed a value for Bancshares using the dividend paying capacity analysis of approximately $28.0 million.

         Analysis of Selected Bank Merger Transactions. D.A. Davidson reviewed the pricing multiples paid in recently announced bank merger of acquisition transactions as a basis for comparison of the financial terms offered Bancshares in the Merger. D.A. Davidson noted that according to data compiled from SNL Securities Corporation, 68 bank merger or acquisition transactions were announced during the second quarter of 1996. The reported average valuation multiples involved with these transactions were: price to latest twelve month earnings of 19.8x, price to book of 1.94x, price to tangible book of 1.98x, price to assets of .191x, and price to deposits of .225x. This analysis yielded an average implied value based upon a broad compilation of recent bank merger and acquisition transactions of approximately $26.3 million.

         In addition to its analysis of pricing multiples paid in announced bank merger and acquisition transactions generally, D.A. Davidson also examined three merger transactions involving bank holding companies in the Rocky Mountain/Pacific Northwest region of the U.S. which had characteristics relevant to the Merger. Those merger transactions included First Interstate Bancsystem of Montana, Inc.'s acquisition of Citizen's Bancshares, Inc., Community First Bankshares' acquisition of Mountain Parks Financial Corp., and Washington Mutual, Inc.'s acquisition of Enterprise Bank of Bellevue. D.A. Davidson noted that the average valuation multiples involved with these transactions were: price to latest twelve month earnings of 12.9x, price to book value of 2.31x, price to tangible book value of 2.63x, price to assets of .215x, and price to deposits of .250x. This analysis yielded an average implied value of Bancshares of $26.1 million.

         No company transaction used in the above analyses as a comparison is identical to Bancshares or the contemplated transaction. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average) is not, in itself, a meaningful method of using comparable company data.

         In connection with their opinion dated as of the date of this Proxy Statement/Joint Prospectus, D.A. Davidson performed procedures to update certain of the analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

         The summary of the analyses set forth above provides a description of the main elements of D.A. Davidson's presentation to the Glacier Board of Directors on August 9,1996. It does not purport to be a complete description of the presentation by D.A. Davidson to Glacier's Board of Directors or of the analyses performed by D.A. Davidson. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. D.A. Davidson believes that its analyses and the summary set forth above must be considered as a whole and that selected portions of its analyses, without considering all analyses, or selecting part of the above summary, without considering all factors, analyses and circumstances, would create an incomplete view of the procedures underlying the analyses set forth in the D.A. Davidson presentation and opinion.

         In performing its analyses, D.A. Davidson made or relied upon certain assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Glacier or Bancshares. The analyses summarized above were prepared solely as part of D.A. Davidson's analysis of the fairness of the consideration to be paid by Glacier in the Merger and were provided to the Glacier Board in connection with the delivery of D.A. Davidson's opinions. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, D.A. Davidson's opinion and presentation to the Glacier Board is just one of many factors taken into consideration by the Glacier Board.

         The Glacier Board retained D.A. Davidson based upon its experience, expertise and familiarity with Glacier and with financial institutions in the Northern Rocky Mountain region. D.A. Davidson is a recognized regional investment firm. D.A. Davidson, as part of its business, is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, underwritings, private placements, investment research, and other purposes. In the past, D.A. Davidson and its affiliates have provided certain financial advisory and financing services to Glacier and have received customary fees for the rendering of these services. In addition, D.A. Davidson publishes investment research regarding Glacier and makes a market in its Common Stock.

         Under the terms of a letter agreement dated January 19, 1996 between D.A. Davidson and Glacier, Glacier will pay D.A. Davidson a fee upon closing of the Merger of approximately $215,000. The letter agreement with D.A. Davidson also provides that Glacier will reimburse D.A. Davidson for its reasonable out-of-pocket expenses and will indemnify D.A. Davidson against certain liabilities, including liabilities under securities laws, incurred in connection with its services.

RECOMMENDATION OF THE GLACIER BOARD

         THE GLACIER BOARD UNANIMOUSLY RECOMMENDS THAT THE GLACIER STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

                                   THE MERGER

GENERAL

         The following description of certain aspects of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. Glacier and Bancshares stockholders are being asked to approve the Merger in accordance with the terms of the Merger Agreement, and are urged to read the Merger Agreement carefully.

BASIC TERMS OF THE MERGER

         The Merger Agreement provides for the merger of Bancshares with and into Glacier, with the result that Bancshares stockholders would become stockholders of Glacier and the Bank would become a wholly owned, direct subsidiary of Glacier. Bancshares would cease to exist after the Merger. While Glacier and Bancshares believe that they will receive the requisite regulatory approvals for the Merger, there can be no assurance that such approvals will be received or, if received, as to the timing of these approvals or as to the ability to obtain these approvals on satisfactory terms. See "-- Conditions to the Merger."

         The number of shares of Glacier Common Stock Glacier will issue in exchange for each share of Bancshares Common Stock will be determined by an exchange formula.

         The negotiated "base" purchase price Glacier will pay for Bancshares is an aggregate of 1,116,279 shares of Glacier Common Stock, assuming (i) at Closing Bancshares owns all of the stock of the Bank, (ii) Bancshares has tangible equity capital ("Equity Capital") at Closing of $9.5 million, and (iii) the average market value of Glacier Common Stock over the five-trading-day period ending on the sixth business day before the Effective Date is in the range of $18.81 to $24.19. Based on these assumptions, and using a midpoint price of $21.50 per share, the purchase price represents 2.526 times Bancshares' tangible book value.

         The Merger Agreement provides for adjustments to the "base" purchase price to account for variances from the three assumptions described above and to arrive at the Purchase Price. If no variances occur, Glacier will issue 1,116,279 shares of Glacier Common Stock in the Merger. The following scenarios each illustrate the operation of one of the adjustments provided for in the Merger Agreement to account for variances. Each scenario, for purposes of that illustration, assumes no variances from the other two assumptions have occurred.

         Adjustment Based on Bancshares Ownership of the Bank. Bancshares currently owns 71,992.6 (or 98.86%) of the issued and outstanding shares of the Bank. If Bancshares does not own 100% of the Bank's stock at Closing, the number of shares Glacier will issue will be reduced in proportion to the percentage of Bank stock Bancshares has failed to acquire (in other words, Glacier is paying for only the percentage of the Bank it will acquire through the Merger). For example, if Bancshares is unsuccessful in acquiring the remaining 827.4 shares of the Bank's common stock, from minority stockholders before Closing, the purchase price will be reduced proportionately from 1,116,279, (the number of shares Glacier would issue if Bancshares owned 100% of the stock of the Bank) to 1,103,596 shares of Glacier Common Stock (representing 98.86% of 1,116,279 shares).

         Adjustment Based On Bancshares' Equity Capital. If Bancshares' Equity Capital at Closing is $9.5 million, no adjustment will be made to the purchase price. If Bancshares' Equity Capital is BELOW $9.5 MILLION, then the exchange value will be reduced by $2.526 for each $1.00 Bancshares' capital is below $9.5 million. For example, if Bancshares' Equity Capital fell short by $100,000 (or $9.4 million at Closing), the aggregate number of shares to be issued would be 1,104,530 (calculated by dividing $2.526 x $100,000 by 21.50, and subtracting that result (11,749) from 1,116,279). On the other hand, if Bancshares' Equity Capital is ABOVE $9.5 MILLION, then the purchase price will increase by one dollar for each dollar Bancshares' Equity Capital exceeds $9.5 million. For example, if Bancshares' Equity Capital is $9.6 million, the aggregate number of shares to be issued would be 1,120,930 (calculated by dividing $100,000 by $21.50 then adding the result (4,651) to 1,116,279).

          Adjustments Based On the Market Price of Glacier Common Stock. The Merger Agreement provides for adjustments to the purchase price based on the average daily closing price of Glacier Common Stock over a five-trading-day period ending on the sixth business day before the Effective Date ("ACP"). The purchase price of 1,116,279 shares of Glacier Common Stock is based, in part, on the ACP being in a range from $18.81 to $24.19. The pricing structure in the Merger Agreement is based on an assumed midpoint ACP of $21.50, or an aggregate exchange value of approximately $24 million.

         Floor and Ceiling Price. The parties have agreed to accept the risk of fluctuations in the market price of Glacier's Common Stock within a range of approximately 12.5% below or above the $21.50 midpoint. Accordingly, the Merger Agreement sets a "floor price" of $18.81, at which the aggregate exchange value would be approximately $21 million, and a "ceiling" price of $24.19, at which the aggregate exchange value would be approximately $27 million. If the ACP of Glacier Common Stock falls within this range and the other two assumptions are met, the purchase price will not be adjusted.

         If the ACP is BELOW $18.81, then Bancshares may terminate the Merger Agreement unless Glacier agrees to "fill", or increase the number of shares it will issue to Bancshares' stockholders, to provide Bancshares' stockholders with the exchange value they would have received had the ACP been $18.81. For example, if the ACP is $18, absent the floor price provisions, the exchange value would fall to just over $20 million. However, under the Merger Agreement, in order to avoid termination by Bancshares, Glacier would be required to issue an additional 50,232 shares; so instead of issuing 1,116,279 shares, Glacier would issue 1,166,512 shares. Accordingly, Bancshares' stockholders would receive the "floor" exchange value of $21 million even though the ACP is only $18 per share.

         Conversely, if the ACP is ABOVE $24.19, then Glacier has the right to terminate the Merger Agreement, unless Bancshares agrees to accept fewer shares so that the aggregate exchange value does not exceed $27 million. For example, if the ACP is $25.00, absent the ceiling price provisions, the exchange value would rise to just over $27.9 million. However, under the Merger Agreement, Glacier could terminate unless Bancshares agrees to a reduction in the number of shares Glacier will issue to 1,080,112, in order to preserve the exchange value ceiling of $27 million (1,080,112 x $25 = approximately $27 million). Accordingly, in order to avoid termination, Bancshares would elect to allow Glacier to issue 36,167 fewer shares.

         Exchange Ratio. Once the aggregate number of shares to be issued by Glacier has been determined from the formulas described above, the exchange ratio is computed. This is done by dividing the aggregate number of Glacier shares to be issued in the Merger (i.e., the Purchase Price) by the number of shares of Bancshares Common Stock outstanding or subject to unexercised options at Closing. For instance if 1,103,596 (number assumes Bancshares owns only 98.86% of the Bank at Closing) shares of Glacier Common Stock are to be issued and there are 48,661 shares of Bancshares Common Stock outstanding, plus 1,000 shares subject to unexercised options at Closing, the Exchange Ratio will be
22.22 and Bancshares' stockholders will each receive 22.22 shares of Glacier Common Stock for each share of Bancshares Common Stock owned by the stockholder at Closing.(1)

CASH FOR FRACTIONAL SHARES

         Glacier will not issue certificates for fractional shares of Glacier Common Stock. Each Bancshares stockholder who is otherwise entitled to receive a fractional share, will receive cash in lieu thereof in an amount equal to the product of such fraction multiplied by the ACP, and such Bancshares stockholder will have no other rights with respect to such fractional shares or other shares.

EXCHANGE OF STOCK CERTIFICATES

         On and after the Effective Date, certificates representing Bancshares Common Stock will be deemed to represent only the right to receive Glacier Common Stock or cash as provided in the Merger Agreement. Upon surrender to the Exchange Agent designated by Glacier and Bancshares, of certificates that, before the Effective Date, represented shares of Bancshares Common Stock, together with a properly executed transmittal letter form and any other required documents, the holder surrendering the certificates will be entitled to receive certificates representing the number of shares of Glacier Common Stock, and cash, if any, to which he or she is entitled in accordance with the terms of the Merger Agreement. DO NOT SEND IN YOUR CERTIFICATES AT THIS TIME. Bancshares stockholders will receive written instructions and the required letter of transmittal after the Merger is effective.

         All Glacier Common Stock issued under the Merger Agreement will be deemed issued as of the Effective Date. No distributions or dividends paid upon shares of Glacier Common Stock after Closing of the Merger will be paid to holders of Bancshares Common Stock who are entitled under the Merger Agreement to receive Glacier Common Stock until such holders have surrendered the certificates formerly representing shares of Bancshares Common Stock, at which time any accumulated dividends and distributions since the Effective Date, without interest, will be paid.

DIRECTORS AND EXECUTIVE OFFICERS AFTER THE MERGER

         In connection with the Merger, Glacier intends to appoint Messrs. Bouchee and Fetscher to the Glacier and Savings Bank Boards. Mr. Bouchee is currently the Bank's President and Chief Executive Officer and Mr. Fetscher is the current Chairman of the Bancshares Board. These appointments will be effective on the Effective Date. Further, after the Merger becomes effective, Mr. Bouchee will continue to serve as the Bank's President and Chief Executive Officer; Mr. Fraser will retain his position as the Bank's Senior Vice-President, Loans; while Mr. Symmes will stay on in his positions as the Bank's Senior Vice-President and Real Estate Manager.

----------------

(1) To the extent the number of shares to be received by a particular stockholder of Bancshares results in a fractional share, Glacier will pay cash in lieu of issuing fractional shares.

         The Bank Board before the Merger will remain the same after the Merger, except that two additional directors (two of Glacier's current directors) will be appointed by Glacier to the Bank Board. Consequently, on the Effective Date, the Bank's Board will consist of all persons who were directors of the Bank immediately before the Merger, plus two Glacier directors designated by Glacier. The Bank's directors will serve until the 1997 annual meeting of the Bank's stockholders or until their successors have been elected and qualified.

         As a condition to the execution of the Merger Agreement, each member of the respective Boards of Bancshares and the Bank entered into a Director Noncompetition Agreement with Glacier, and Bancshares. Except under certain limited circumstances, the Director Noncompetition Agreement prohibits these directors from competing with Glacier in Missoula County, Montana, for the lesser of (a) two years after the director's service as a director of Bancshares, the Bank, Glacier, or any affiliate of Glacier, is terminated or (b) three years from Closing of the Merger.

         As a further condition to the execution of the Merger Agreement, the Bank entered into employment agreements with Messrs. Bouchee, Fraser and Symmes, and Glacier ratified these agreements. Messrs. Bouchee, Fraser, and Symmes will continue as officers of the Bank under the terms and conditions of these agreements.

EMPLOYEE BENEFIT PLANS

         The Merger Agreement confirms Glacier's intention to allow the Bank's employees who continue as employees of the Bank after the Merger to participate in certain Glacier employee benefit plans, including Glacier's stock option plans. Bancshares' employee benefit plans will be terminated as soon as practical after the Merger, and the employee interests in those plans will be transferred or merged into Glacier's employee benefit plans. Bancshares will terminate its Profit Sharing Plan as soon as practicable after Closing and distribute the proceeds to the participants as appropriate.

MECHANICS OF THE MERGER

         On the Effective Date, Bancshares will be merged with and into Glacier. At that time, all business, assets, and liabilities formerly carried on or owned by Bancshares will be transferred to and vested in Glacier. Bancshares will cease to have a corporate existence separate from Glacier, and the Bank will be a directly owned subsidiary of Glacier.

CONDUCT PENDING CONSUMMATION OF THE MERGER

         The Merger Agreement provides that, until the Merger is effective, Bancshares will, and will cause the Bank to, conduct its business only in the ordinary and usual course, and use all reasonable efforts to preserve its present business organization, retain the services of its present management, and preserve the goodwill of all parties with whom it has business dealings. The Merger Agreement also provides that, unless Glacier otherwise consents in writing, Bancshares will refrain from engaging in various activities such as:
(i) effecting any stock split or other recapitalization, (ii) except under certain limited circumstances, declaring or paying dividends or other distributions, (iii) disposing of assets or making material commitments, (iv) incurring indebtedness greater than $25,000, (v) acquiring real property without conducting an environmental evaluation, (vi) with certain exceptions, entering into or terminating any contracts with a term of more than one year or that require a payment by the Bank of more than $25,000, (vii) settling securities if the aggregate gain realized would exceed $50,000 or transferring securities between portfolios, (viii) amending its Articles of Incorporation or Bylaws or materially changing its policies, (ix) increasing its full-time employees above 65, (x) with certain exceptions, making capital expenditures of $10,000 per project and $50,000 in the aggregate; and (xi) entering into transactions or incurring any expenses that are not in the ordinary course of business.

CONDITIONS TO THE MERGER

         Consummation of the Merger is subject to various conditions. No assurance can be provided as to whether these conditions will be satisfied or waived by the appropriate party. Accordingly, there can be no assurance that the Merger will be completed. In the event that conditions to the Merger remain unsatisfied and the Merger has not been effected on or before April 30, 1997, the Merger Agreement may be terminated by either party to the Merger Agreement.

         The Merger can occur only if the holders of the shares of Bancshares Common Stock and the holders of the shares of Glacier Common Stock approve the transaction. In accordance with applicable Delaware and Montana corporate laws, approval of the Merger requires the affirmative vote of (i) a majority of the holders of all shares outstanding of Glacier Common Stock, and (ii) two-thirds of the holders of all shares outstanding of Bancshares Common Stock. In addition, approval of the Merger Agreement is required from the FRB and the OTS. Applications are pending with both agencies. Although no assurance can be given, the parties expect to receive both approvals in due course.

         Certain conditions must be satisfied or events must occur before the parties will be obligated to complete the Merger. Each party's obligations under the Merger Agreement are conditioned on satisfaction by the other parties of their conditions. Some of these conditions are as follows: (a) the representations and warranties of each party are true in all material respects (as of Closing), and each party has complied with its covenants in the Merger Agreement; (b) no Material Adverse Effect has occurred with respect to a party;
(c) each party's Board and stockholders have approved the Merger; (d) Glacier has appointed, effective as of Closing, a Bancshares director to serve on Glacier's board of directors; (e) the parties have provided one another with the counsel, tax, accounting treatment, and fairness opinions required by the Merger Agreement; (f) Bancshares has paid in full its $2.1 million note with American Bank National Association and secured a release of all collateral pledged as security for the note; (g) the SEC has declared the effectiveness of the registration statement for the shares of Glacier common stock to be issued in the Merger; (h) Bancshares and the Bank have met certain financial condition requirements; (i) no action or proceeding has been commenced or is threatened by any governmental agency to restrain or prohibit or invalidate the Merger; (j) the aggregate of the cash to be paid to Bancshares stockholders in accordance with the Merger Agreement will not exceed 10% of the value of the Glacier common stock to be issued in the Merger; (k) the Bank has met a tangible equity capital requirement of at least $9 million; and (l) all appropriate regulatory agencies have approved the Merger.

         Either Glacier or Bancshares may waive any of the other party's conditions, except those that are required by law (such as receipt of regulatory and stockholder approval). Either Glacier or Bancshares may also grant extended time to the other party to complete an obligation or condition.

AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT

         The Merger Agreement may be amended or supplemented at any time by written agreement of the parties, whether before or after the Meeting. To the extent permitted under applicable law, the parties may make any amendment or supplement without further approval of Bancshares' stockholders, except amendments which would reduce the amount or change the form of consideration Bancshares stockholders will receive in the Merger transaction.

         The Merger Agreement contains several provisions entitling either Bancshares or Glacier to terminate the Merger Agreement under certain circumstances. The following briefly describes these provisions:

         Lapse of Time. If the Merger has not closed by April 30, 1997, then at any time after that date, either Glacier or Bancshares may terminate the Merger Agreement, as long as the party terminating has not caused the delay in closing by breaching its obligations under the Merger Agreement.

         Mutual Consent. The parties may terminate the Merger Agreement at any time before Closing, whether before or after approval by the parties' stockholders, by mutual consent.

         Failure of Bancshares to Recommend Approval or Stock Option Becomes Exercisable. Glacier may terminate the Merger Agreement before Bancshares stockholders approve it if the Bancshares Board fails to recommend (or adversely modifies, withdraws or changes its recommendation) approval of the Merger to its stockholders. Glacier may also terminate the Merger if the Option under the Stock Option Agreement becomes exercisable by Glacier, unless Glacier has exercised the Option.

         Failure of Glacier to Recommend Approval. Bancshares may terminate the Merger Agreement before Glacier's stockholders approve it if the Glacier Board fails to recommend (or adversely modifies, withdraws, or changes its recommendation) approval of the Merger to its stockholders.

         Decline in Value of Glacier Stock. Bancshares has certain rights, tied to a reduction in value of Glacier Common Stock, to terminate the Merger Agreement on the fifth or fourth business day before the Effective Date. These termination rights are generally subject to Glacier's right to avoid termination by increasing the number of Glacier shares Bancshares stockholders will receive (the so-called "right to fill").

         Increase in Value of Glacier Stock. Glacier has certain rights, tied to an increase in value of Glacier Common Stock, to terminate the Merger Agreement on the fifth or fourth business day before the Effective Date. These termination rights are generally subject to Bancshares' right to avoid termination by agreeing to a reduction in the consideration Bancshares' stockholders will receive.
         Acquisition of Glacier. Bancshares has certain rights to terminate the Merger Agreement if before Closing Glacier agrees to merge with or sell substantially all of its assets to another entity.

         Impracticability. Either Glacier or Bancshares may terminate the Merger Agreement upon written notice to the other parties if its Board determines, in good faith and after due consultation with counsel, that the Merger is inadvisable or impracticable by reason of the institution of litigation by the federal government or the governments of Montana or Delaware to restrain or invalidate the transactions contemplated by the Merger Agreement.

         Discharge of Fiduciary Duties. The Bancshares Board may terminate the Merger Agreement under certain circumstances following receipt by Bancshares of
(i) a written acquisition proposal from a third party, and (ii) a special counsel opinion determining that the Bancshares Board must terminate the Merger Agreement in order to discharge the directors' fiduciary obligations to Bancshares and its stockholders.

         Break-up Fees. If Bancshares terminates the Merger Agreement under certain circumstances, it will pay Glacier $240,000 in liquidated damages. If Glacier terminates the Merger Agreement under certain circumstances, it will pay Bancshares $100,000 in liquidated damages.

         Allocation of Costs Upon Termination. If the Merger Agreement is terminated, Glacier and Bancshares will each pay their own out-of-pocket costs incurred in connection with the transaction and, except for applicable break-up fees, will have no other liability to the other party.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of the Bancshares Board and management may be deemed to have interests in the Merger, in addition to their interests as stockholders of Bancshares. The Bancshares Board was aware of these factors and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

         Employment Agreement. Glacier has ratified three employment agreements entered into between the Bank and three of the Bank's current officers. The employment agreements are each for a term of three years, beginning on the Effective Date. The Bank may terminate the agreements at any time for Cause (as defined in the employment agreements) without incurring any post-termination obligations or penalties. If the Bank terminates the employment agreements without Cause or terminates the employment agreements under certain circumstances tied to a change in control of the Bank, Messrs. Bouchee, Fraser, and Symmes will be entitled to severance benefits. Messrs. Bouchee, Fraser, and Symmes are generally prohibited from competing with Glacier or the Bank in Missoula County, Montana for the lesser of (i) two years after their employment with the Bank and Glacier has terminated or (ii) three years from Closing.

         Appointments to the Glacier Board. Glacier has also agreed to appoint Messrs. Bouchee, currently the Bank's President and CEO, and Fetscher, currently the Chairman of the Bank's Board, to the Glacier Board effective on Closing. Also, the current directors of the Bank will continue to serve as directors following the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The Merger is intended to qualify as a tax-free reorganization under
Section 368(a) of the Code for federal income tax purposes. Bancshares and Glacier will receive at Closing an opinion from Graham & Dunn that the Merger will constitute a tax-free reorganization for federal tax purposes. Such opinion will not bind the Internal Revenue Service or preclude the Internal Revenue Service from adopting a contrary position. The opinion is based upon facts and assumptions and representations and assurances made by Bancshares and Glacier. THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW MAY NOT APPLY TO PARTICULAR CATEGORIES OF HOLDERS OF BANCSHARES COMMON STOCK SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS, SUCH AS FOREIGN HOLDERS OR HOLDERS WHOSE STOCK MAY HAVE BEEN ACQUIRED AS COMPENSATION. IN ADDITION, THERE MAY BE RELEVANT STATE, LOCAL OR OTHER TAX CONSEQUENCES, NONE OF WHICH ARE DESCRIBED BELOW. STOCKHOLDERS ARE URGED TO CONSULT THEIR ADVISORS TO DETERMINE THE SPECIFIC PERSONAL TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS.

         The Graham & Dunn opinion will state that:

         1. The merger of Bancshares with and into Glacier will constitute a tax-free reorganization.

         2. No gain or loss will be recognized by either Bancshares or Glacier as a result of the Merger.

         3. The tax basis and holding period for the Bancshares assets that are received by Glacier in the Merger will be the same as the tax basis and holding period of the assets held immediately before the exchange by Bancshares.

         4. No gain or loss will be recognized by holders of Bancshares Common Stock upon the receipt of Glacier Common Stock in exchange for Bancshares Common Stock in the Merger.

         5. The tax basis of the Glacier Common Stock received in the Merger by Bancshares stockholders will be the same as the tax basis of the shares of Bancshares Common Stock surrendered in the exchange, reduced by any basis allocable to a fractional share interest in the Glacier Common Stock for which cash is received. The holding period for the shares of Glacier Common Stock received in the Merger will include the holding period of Bancshares shares exchanged, provided that Bancshares shares were held as capital assets at the time of the Merger.

         6. Gain or loss will be recognized by Bancshares stockholders who receive cash in lieu of fractional shares of Glacier Common Stock, or who exercise dissenters' rights and receive cash for their shares. The amount of such gain or loss will be the difference between the cash received and the basis of the shares or fractional share interests surrendered in the exchange. Such gain or loss will be a capital gain or loss provided that the shares of Bancshares Common Stock surrendered were capital assets at the time of surrender, and will be long-term capital gain or loss if such shares of Bancshares have been held for more than one year.

ACCOUNTING TREATMENT OF MERGER

         It is anticipated that the Merger will be accounted for as a pooling of interests for accounting purposes. Under this method of accounting, assets and liabilities of Bancshares and Glacier are carried forward at their previously recorded amounts, and operating results of Glacier and Bancshares will represent the combined results for periods before and after the Merger. No recognition of goodwill arising from the Merger is required of any party to the Merger. Under the Merger Agreement, receipt of a letter from KPMG that they concur with the respective management's conclusions that the Merger will qualify for the pooling of interests treatment is a condition to the obligation of Glacier to consummate the Merger.

         The unaudited condensed pro forma combined financial information contained in this Prospectus/Joint Proxy Statement has been prepared using the pooling of interests accounting method to account for the Merger. See "UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS," including the related Notes.

DISSENTERS' RIGHTS OF APPRAISAL

         Under Montana law (MBCA Section 35-1-826 through 35-1-839), a stockholder of Bancshares may exercise "dissenters' rights" and receive the fair value of his or her shares in cash, if certain procedures are followed. To exercise these rights, a Bancshares' stockholder must (1) deliver to Bancshares before the vote on the approval of the Merger is taken, written notice of intent to demand payment for his or her shares if the Merger is effected, and (2) not vote in favor of the Merger.

         If the stockholders of Bancshares approve the Merger and the Merger Agreement, then Bancshares will deliver a written Dissenters' Notice to all stockholders who have previously satisfied the statutory requirements listed above. The Dissenters' Notice must be sent within ten days after the stockholders of Bancshares voted to approve the Merger and the Merger Agreement. The Dissenters' Notice must (1) state where the payment demand must be sent and where and when certificates for certified shares must be deposited, (2) inform stockholders of uncertificated shares to what extent transfer of the shares will be restricted after the payment is received, (3) supply a form for demanding payment which includes the date of the first announcement to the news media or to stockholders of the terms of the proposed Merger Agreement and Merger and requires the person asserting dissenters' rights to certify whether or not he or she acquired beneficial ownership of the shares before that date, (4) set a date (not fewer than 30 nor more than 60 days after the date the Dissenters' Notice is delivered) by which Bancshares must receive the dissenting Bancshares' stockholder's payment demand, and (5) be accompanied by a copy of MBCA Sections 35-1-826 through 35-1-839.

         A Bancshares' stockholder who receives a Dissenters' Notice as described above must (1) demand payment, (2) certify whether the stockholder acquired beneficial ownership of his/her shares before the date set forth in the Dissenter's Notice, and (3) deposit his/ her certificates in accordance with the terms of the Dissenters' Notice. A Bancshares' stockholder who demands payment and deposits his or her certificates in accordance with the Dissenters' Notice and Montana law, will retain all other rights of a Bancshares stockholder until these rights are canceled or modified by the consummation of the Merger as provided in the Merger Agreement. A stockholder who does not demand payment or deposit his or her certificates when and where required, each by the date set in the Dissenters' Notice, is not entitled to payment under these Montana dissenters' rights provisions for his or her shares.

         Except in the case of after acquired shares, if the Bancshares' stockholders approve the Merger and the Merger Agreement, and upon receipt of a payment demand as described above, Bancshares will pay each dissenter who has satisfied the statutory requirements, the amount that Bancshares estimates to be the fair value of his/her shares, plus accrued interest.

         Bancshares payment to each dissenting Bancshares' stockholder will be accompanied by: (1) Bancshares' balance sheet as of the end of a fiscal year ending not more than 16 months before the date the payment will be made, an income statement for that year, a statement of changes in stockholder equity for that year, and Bancshares' latest available interim financial statements, if any; (2) a statement of Bancshares' estimate of the fair value of the shares;
(3) an explanation of how the interest paid to the dissenter was calculated; (4) a statement of the dissenter's right to demand payment if the dissenter disagrees with Bancshares' assessment of the fair value of his/her shares under the appropriate Montana statutes, and (5) a copy of MBCA Section 35-1-826 through 35-1-839. If a stockholder exercises dissenters' rights, the dissenting stockholder is entitled to receive the fair value of his or her shares in cash. Such value may be higher or lower than the value of Glacier's Common Stock issuable under the Merger Agreement.

         THE FAILURE OF A STOCKHOLDER OF BANCSHARES TO COMPLY STRICTLY WITH THE MONTANA STATUTORY REQUIREMENTS WILL RESULT IN A LOSS OF DISSENTERS' RIGHTS. A COPY OF THE RELEVANT STATUTORY PROVISIONS IS ATTACHED AS APPENDIX C. BANCSHARES STOCKHOLDERS SHOULD REFER TO THIS APPENDIX FOR A COMPLETE STATEMENT CONCERNING DISSENTERS' RIGHTS AND THE FOREGOING SUMMARY OF SUCH RIGHTS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH APPENDIX.

RESALES OF STOCK RECEIVED IN THE MERGER BY BANCSHARES AFFILIATES

         The Glacier Common Stock to be issued in the Merger will be transferable free of restrictions under the 1933 Act, except for shares received by persons, including directors and executive officers of Bancshares, who may be deemed to be "affiliates" of Bancshares, as that term is used in (i) paragraphs
(c) and (d) of Rule 145 under the 1933 Act and/or (ii) Accounting Series Releases 130 and 135, as amended, of the SEC. Affiliates may not sell their shares of Glacier Common Stock acquired in the Merger, except (a) pursuant to an effective registration statement under the 1933 Act covering those shares, (b) in compliance with Rule 145, or (c) in accordance with an opinion of counsel reasonably satisfactory to Glacier, under other applicable exemptions from the registration requirements of the 1933 Act. SEC guidelines further indicate that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of any of the shares of the acquiring or acquired company they owned before the consummation of a merger or shares of the acquiring corporation they receive in connection with the merger during the period beginning 30 days before the Effective Date and ending when financial results covering at least 30 days of post-merger operations of the combined organization have been published. Glacier will obtain customary agreements with all Bancshares directors, officers, and affiliates of Bancshares and Glacier, under which such persons have represented that they will not dispose of their shares of Glacier received in the Merger or the shares of capital stock of Bancshares or Glacier held by them before the Merger, except (i) in compliance with the 1933 Act and the rules and regulations promulgated thereunder, and (ii) in a manner that would not adversely affect the ability of Glacier to treat the Merger as a pooling of interests for financial reporting purposes. This Prospectus/Joint Proxy Statement does not cover any resales of the Glacier Common Stock received by affiliates of Bancshares.

NO SOLICITATION

         Bancshares has agreed in the Merger Agreement that, except as required by fiduciary duties under applicable law, neither Bancshares nor any of its officers or directors will (i) solicit, encourage, entertain or facilitate any other proposals or inquiries for an acquisition of the shares or assets of Bancshares or its subsidiaries, (ii) enter into discussions concerning any such acquisition, or (iii) furnish any nonpublic information relating to Glacier's business or organization to any person that is not affiliated with Bancshares or Glacier.

STOCK OPTION AGREEMENT

         As a condition to Glacier's execution of the Merger Agreement, Glacier and Bancshares have entered into a Stock Option Agreement, dated as of August 9, 1996, under which Bancshares grants to Glacier an option ("Option") to purchase 11,980 authorized but unissued shares of Bancshares Common Stock (representing approximately 19.9% of Bancshares' issued and outstanding shares of common stock after the Option shares are issued) at a per share price of $271. This Option effectively makes acquisition of Bancshares by a party other than Glacier more expensive (and therefore less likely) as there would be more shares of Bancshares Common Stock outstanding.

         Glacier may not exercise The Option unless and until certain "Triggering Events" occur. These Triggering Events include (among other events):

         -- Bancshares or its Board enters into or recommends to stockholders an agreement that provides for any third party to (i) enter a merger or similar transaction with Bancshares; (ii) acquire more than 51% of Bancshares' assets; or (iii) acquire 10% or more of Bancshares' stock;

         -- A third party acquires 10% or more of Bancshares' voting shares unless such ownership, when aggregated with other securities owned by the third party, represents less than 25% of Bancshares' voting shares and does not constitute "control" under federal regulations; and

         -- Bancshares stockholders fail to approve the Merger after a third-party announces a proposal to (1) acquire 51% or more of Bancshares' assets, (2) acquire securities representing 25% or more of Bancshares' voting shares or (3) change the composition of the Bancshares Board.

         Glacier may assign the Option (subject to state and federal securities laws) after a Triggering Event, but not before. The Stock Option Agreement provides that the Option will terminate upon the earliest of the following events: (i) April 30, 1997; (ii) the mutual agreement of the parties; (iii) the passage of 31 days after regulatory approval for the Merger has been denied, unless litigation or an appeal regarding such approval is in progress (if such is the case, then the Option terminates on the earlier of April 30, 1997, or 31 days after such litigation or appeal is completed); (iv) the passage of 30 days after termination of the Merger Agreement for reason other than material noncompliance by Glacier; or (v) termination of the Merger Agreement resulting from material noncompliance by Glacier.

         The Option may be exercised despite termination of the Agreement if the Option is assigned before the Agreement terminates. If such an assignment occurs, the transferee has up to 31 days after the date of termination to exercise the Option.

           UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

         The following unaudited condensed pro forma combined financial statements give effect to the Merger of Glacier and Bancshares on a pooling of interests basis. The unaudited pro forma combined balance sheet is presented on the basis that the Merger took place on June 30, 1996. The unaudited condensed pro forma combined statements of income are presented on the basis that the Merger was consummated as of the beginning of the first period presented.

         These unaudited condensed pro forma combined financial statements should be read in conjunction with the historical financial statements and the related notes thereto for Glacier and Bancshares included or incorporated into this Prospectus/Joint Proxy Statement by reference. See the Bancshares Financial Statements. For the Glacier Financial Statements, see "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

         The unaudited condensed pro forma statements of income are not necessarily indicative of operating results which would have been achieved had the Merger been consummated as of the beginning of the first period presented and should not be construed as representative of future results.

              PRO FORMA COMBINED STATEMENTS OF FINANCIAL CONDITION
                               AS OF JUNE 30, 1996
                                   (UNAUDITED)


                                                                                                 Adjustments      Pro Forma
                                                                 Glacier         Bancshares        (Note 2)        Combined
                                                                ---------        ----------         -------        --------
(dollars in thousands, except per share data)
ASSETS:
  Cash on hand and in banks ............................        $  15,804             6,326                          22,130
  Interest bearing cash deposits .......................              860               710                           1,570
                                                                ---------           -------                         -------
    Cash and cash equivalents ..........................           16,664             7,036                 0        23,700
  Investment securities, available-for-sale ............           65,320            13,894                          79,214
  Investment securities,  held-to-maturity .............           13,992             7,774                          21,766
                                                                ---------           -------                         -------
    Total investment securities ........................           79,312            21,668                         100,980
                                                                                                            0
  Loans receivable .....................................          295,602            78,182                         373,784
  Allowance for loan losses ............................           (2,054)           (1,057)                         (3,111)
                                                                ---------           -------                         -------
    Total loans, net ...................................          293,548            77,125                 0       370,673
  Premises and equipment, net ..........................            7,788             2,612                          10,400
  Real estate and other assets owned, net ..............               36
                                                                                                                        36
  Federal Home Loan Bank of Seattle stock, at cost .....            7,728               310                           8,038
  Federal Reserve stock, at cost .......................               90               190                             280
  Accrued interest receivable ..........................            2,698               832                           3,530
  Intangible assets ....................................              300             1,561                           1,861
  Deferred income taxes ................................                                330              (330)            0
  Other assets .........................................              303               211                             514
                                                                ---------           -------                         -------
    Total assets .......................................        $ 408,467           111,875              (330)      520,012
                                                                =========           =======           =======       =======
LIABILITIES AND STOCKHOLDERS' EQUITY:
  Deposits - interest bearing ..........................        $ 177,021            70,919                         247,940
  Deposits - non-interest bearing ......................           30,425            29,023                          59,448
                                                                ---------           -------                         -------
    Total Deposits .....................................          207,446            99,942                 0       307,388
  Advances from Federal Home Loan Bank of Seattle ......          120,892                 0                         120,892
  Securities sold under agreements to repurchase .......           21,778                 0                          21,778
  Other borrowed funds .................................            9,549             1,000                 0        10,549
                                                                ---------           -------            -------      -------

    Total borrowed funds ...............................          152,219             1,000                 0       153,219
  Accrued interest payable .............................            1,267               211                           1,478
  Current income taxes .................................              305                29                             334
  Deferred income taxes ................................            1,221                 0              (330)          891
  Minority interest ....................................              390               110                             500
  Other liabilities ....................................            7,146               420                           7,566
                                                                ---------           -------            -------      -------
    Total liabilities ..................................          369,994           101,712              (330)      471,376
STOCKHOLDERS' EQUITY:
  Common stock .........................................               34               479              (468)           45
  Paid-in capital ......................................           29,369             4,016               468        33,853
  Retained earnings ....................................           10,746             5,713                          16,459
  Treasury stock .......................................           (1,066)                0                          (1,066)
  Net unrealized losses on securities available-for-sale             (610)              (45)                           (655)
                                                                ---------           -------                         -------
    Total stockholders' equity .........................           38,473            10,163                 0        48,636
                                                                ---------           -------           -------       -------
    Total liabilities and stockholders' equity .........        $ 408,467           111,875              (330)      520,012
                                                                =========           =======           =======       =======

                   PRO-FORMA COMBINED STATEMENTS OF OPERATIONS
                       FOR SIX MONTHS ENDED JUNE 30, 1996
                                   (UNAUDITED)

(dollars in thousands, except per share data)                                                     PRO FORMA
                                                                                                   COMBINED
                                                                GLACIER         BANCSHARES          (NOTE 2)
                                                               ---------         ---------         ---------
INTEREST INCOME:
  Real estate  loans .................................        $    7,370               676             8,046
  Installment and other loans ........................             4,922             3,146             8,068
  Investment securities ..............................             3,184               666             3,850
                                                               ---------         ---------         ---------

    TOTAL INTEREST INCOME ............................            15,476             4,488            19,964
                                                              ==========        ==========        ==========

INTEREST EXPENSE:
  Deposits ...........................................             3,341             1,635             4,976
  Advances and federal funds purchased ...............             3,489                 4             3,493
  Other borrowed money and securities sold
    under agreements to repurchase ...................               480                43               523
                                                               ---------         ---------         ---------

    TOTAL INTEREST EXPENSE ...........................             7,310             1,682             8,992
                                                               =========         =========         =========

    NET INTEREST INCOME ..............................             8,166             2,806            10,972
  Provision for loan losses ..........................                95               120               215
                                                               ---------         ---------         ---------
    NET INTEREST INCOME AFTER PROVISION
      FOR LOAN LOSSES ................................             8,071             2,686            10,757

NON-INTEREST INCOME:
  Service charges and other fees .....................             2,215             1,217             3,432
  Gain (Loss) on sale of investments, net ............                 0                 0                 0
  Other income .......................................               485                50               535
                                                               ---------         ---------         ---------
    TOTAL NON-INTEREST INCOME ........................             2,700             1,267             3,967
                                                               =========         =========         =========

NON-INTEREST EXPENSE:
  Compensation, employee benefits and related expenses             2,842             1,304             4,146
  Occupancy and equipment expense ....................               558               227               785
  FDIC insurance expense .............................               180                 1               181
  Other expense ......................................             2,146               433             2,579
  Minority interest ..................................                36                14                50
                                                               ---------         ---------         ---------

    TOTAL NON-INTEREST EXPENSE .......................             5,762             1,979             7,741
                                                               =========         =========         =========

  Earnings before income taxes .......................             5,009             1,974             6,983
  Federal and state income tax expense ...............             1,936               819             2,755
                                                               ---------         ---------         ---------

    NET EARNINGS .....................................        $    3,073             1,155             4,228
                                                               =========         =========         =========

  Average common shares outstanding ..................         3,358,274         1,116,279         4,475,553


  Net earnings per share of common stock .............        $     0.92              1.03              0.95

                   PRO-FORMA COMBINED STATEMENTS OF OPERATIONS
                       FOR SIX MONTHS ENDED JUNE 30, 1995
                                   (UNAUDITED)

(dollars in thousands, except for per share data)                                                  PRO FORMA
                                                                                                    COMBINED
                                                                GLACIER         BANCSHARES          (NOTE 2)
                                                               ---------        ----------         ---------
INTEREST INCOME:
  Real estate loans ..................................        $    7,168               711             7,879
  Installment and other loans ........................             4,316             2,675             6,991
  Investment securities ..............................             2,207               437             2,644
                                                               ---------         ---------         ---------

    TOTAL INTEREST INCOME ............................            13,691             3,823            17,514
                                                              ==========        ==========        ==========

INTEREST EXPENSE:
  Deposits ...........................................             2,778             1,136             3,914
  Advances and federal funds purchased ...............             2,766                29             2,795
  Other borrowed money and securities sold
    under agreements to repurchase ...................               615               103               718
                                                               ---------         ---------         ---------

    TOTAL INTEREST EXPENSE ...........................             6,159             1,268             7,427
                                                               =========         =========         =========

    NET INTEREST INCOME ..............................             7,532             2,555            10,087
  Provision for loan losses ..........................               200               120               320
                                                               ---------         ---------         ---------
    NET INTEREST INCOME AFTER PROVISION
      FOR LOAN LOSSES ................................             7,332             2,435             9,767

NON-INTEREST INCOME:
  Service charges and other fees .....................             1,781             1,222             3,003
  Gain (Loss) on sale of investments, net ............                 0                 0                 0
  Other income .......................................               505                60               565
                                                               ---------         ---------         ---------
    TOTAL NON-INTEREST INCOME ........................             2,286             1,282             3,568
                                                               =========         =========         =========

NON-INTEREST EXPENSE:
  Compensation, employee benefits and related expenses             2,466             1,094             3,560
  Occupancy and equipment expense ....................               570               207               777
  FDIC insurance expense .............................               211                84               211
  Other expense ......................................             1,992               474             2,550
  Minority interest ..................................                42                 9                51
                                                               ---------         ---------         ---------


    TOTAL NON-INTEREST EXPENSE .......................             5,281             1,868             7,149
                                                               =========         =========         =========

  Earnings before income taxes .......................             4,337             1,849             6,186
  Federal and state income tax expense ...............             1,690               747             2,437
                                                               ---------         ---------         ---------

    NET EARNINGS .....................................        $    2,647             1,102             3,749
                                                               =========         =========         =========

  Average common shares outstanding (1) ..............         3,375,264         1,116,279         4,491,543

  Net earnings per share of common stock .............        $     0.78              0.99              0.83

(1)  Adjusted for 10% stock dividends paid in 1996.

                   PRO-FORMA COMBINED STATEMENTS OF OPERATIONS
                        FOR YEAR ENDED DECEMBER 31, 1995
                                   (UNAUDITED)


(dollars in thousands, except per share data)                                                            PRO FORMA
                                                                                                          COMBINED
                                                                  GLACIER          BANCSHARES             (NOTE 2)
                                                                ---------          ----------           ---------
INTEREST INCOME:
  Real estate loans ..................................        $    14,584               1,511              16,095
  Installment and other loans ........................              9,214               5,506              14,720
  Investment securities ..............................              4,986               1,051               6,037
                                                                ---------           ---------           ---------

    TOTAL INTEREST INCOME ............................             28,784               8,068              36,852
                                                                =========           =========           =========

INTEREST EXPENSE:
  Deposits ...........................................              5,983               2,636               8,619
  Advances and federal funds purchased ...............              6,041                 290               6,070
  Other borrowed money and securities sold
    under agreements to repurchase ...................              1,199                 181               1,380
                                                                ---------           ---------           ---------

    TOTAL INTEREST EXPENSE ...........................             13,223               2,846              16,069
                                                                =========           =========           =========

    NET INTEREST INCOME ..............................             15,561               5,222              20,783
  Provision for loan losses ..........................                281                 300                 581
                                                                ---------           ---------           ---------
    NET INTEREST INCOME AFTER PROVISION
      FOR LOAN LOSSES ................................             15,280               4,922              20,202


NON-INTEREST INCOME:
  Service charges and other fees .....................              3,949               2,674               6,623
  Gain (Loss) on sale of investments, net ............                 (6)                  0                  (6)
  Other income .......................................                897                  78                 975
                                                                ---------           ---------           ---------
    TOTAL NON-INTEREST INCOME ........................              4,840               2,752               7,592

NON-INTEREST EXPENSE:
  Compensation, employee benefits and related expenses              5,152               2,362               7,514
  Occupancy and equipment expense ....................              1,116                 413               1,529
  FDIC insurance expense .............................                380                  87                 467
  Other expense ......................................              4,081                 977               5,058
  Minority interest ..................................                 88                  24                 112
                                                                ---------           ---------           ---------

    TOTAL NON-INTEREST EXPENSE .......................             10,817               3,863              14,680
                                                                ---------           ---------           ---------

  Earnings before income taxes .......................              9,303               3,811              13,114
  Federal and state income tax expense ...............              3,616               1,523               5,139
                                                                ---------           ---------           ---------

    NET EARNINGS .....................................        $     5,687               2,288               7,975
                                                                =========           =========           =========

  Average common shares outstanding (1) ..............          3,367,044           1,116,279           4,483,323

  Net earnings per share of common stock .............        $      1.69                2.05                1.78

(1)  Adjusted for 10% stock dividends paid in 1996.

                   PRO-FORMA COMBINED STATEMENTS OF OPERATIONS
                        FOR YEAR ENDED DECEMBER 31, 1994
                                   (UNAUDITED)

(dollars in thousands, except per share data)                                                           PRO FORMA
                                                                                                         COMBINED
                                                                  GLACIER          BANCSHARES            (NOTE 2)
                                                                ---------          ----------           ---------
INTEREST INCOME:
  Real estate loans ..................................        $    12,317               1,304              13,621
  Installment and other loans ........................              6,993               3,904              10,897
  Investment securities ..............................              3,790               1,053               4,843
                                                                ---------           ---------           ---------

    TOTAL INTEREST INCOME ............................             23,100               6,261              29,361
                                                                =========           =========           =========

INTEREST EXPENSE:
  Deposits ...........................................              5,148               1,699               6,847
  Advances and federal funds purchased ...............              3,811                  46               3,857
  Other borrowed money and securities sold
    under agreements to repurchase ...................                567                 225                 792
                                                                ---------           ---------           ---------

    TOTAL INTEREST EXPENSE ...........................              9,526               1,970              11,496
                                                                =========           =========           =========
    NET INTEREST INCOME ..............................             13,574               4,291              17,865
  Provision for loan losses ..........................                161                 160                 321
                                                                ---------           ---------           ---------
    NET INTEREST INCOME AFTER PROVISION
      FOR LOAN LOSSES ................................             13,413               4,131              17,544

NON-INTEREST INCOME:
  Service charges and other fees .....................              3,546               2,303               5,849
  Gain (Loss) on sale of investments, net ............                  0
                                                                                          (22)                (22)
  Other income .......................................                855                  52                 907
                                                                ---------           ---------           ---------

    TOTAL NON-INTEREST INCOME ........................              4,401               2,333               6,734

NON-INTEREST EXPENSE:
  Compensation, employee benefits and related expenses              4,505               2,094               6,599
  Occupancy and equipment expense ....................                885                 358               1,243
  FDIC insurance expense .............................                415                 146                 561
  Other expense ......................................              3,508                 899               4,407
  Minority interest ..................................                 85                  27                 121
                                                                ---------           ---------           ---------

    TOTAL NON-INTEREST EXPENSE .......................              9,398               3,524              12,922
                                                                =========           =========           =========

  Earnings before income taxes .......................              8,416               2,940              11,356
  Federal and state income tax expense ...............              3,282               1,185               4,467
                                                                ---------           ---------           ---------

    NET EARNINGS .....................................        $     5,134               1,755               6,889
                                                                =========           =========           =========

  Average common shares outstanding (1) ..............          3,359,488           1,116,279           4,476,767

  Net earnings per share of common stock .............        $      1.53                1.57                1.54

(1)  Adjusted for 10% stock dividends paid in 1995 and 1996.

                   PRO-FORMA COMBINED STATEMENTS OF OPERATIONS
                        FOR YEAR ENDED DECEMBER 31, 1993
                                   (UNAUDITED)

(dollars in thousands, except per share data)                                                       PRO FORMA
                                                                                BANCSHARES           COMBINED
                                                                 GLACIER          (NOTE 5)           (NOTE 2)
                                                               ---------         ---------         ---------

INTEREST INCOME:
  Real estate loans ..................................        $   11,356               974            12,330
  Installment and other loans ........................             6,014             2,835             8,849
  Investment securities ..............................             4,279               976             5,255
                                                               ---------         ---------         ---------

    TOTAL INTEREST INCOME ............................            21,649             4,785            26,434
                                                               =========         =========         =========

INTEREST EXPENSE:
  Deposits ...........................................             5,784             1,490             7,274
  Advances and federal funds purchased ...............             2,810                 0             2,810
  Other borrowed money and securities sold
    under agreements to repurchase ...................               583                46               629
                                                               ---------         ---------         ---------

    TOTAL INTEREST EXPENSE ...........................             9,177             1,536            10,713
                                                               =========         =========         =========

    NET INTEREST INCOME ..............................            12,472             3,249            15,721
  Provision for loan losses ..........................               159                80               239
                                                               ---------         ---------         ---------
    NET INTEREST INCOME AFTER PROVISION
      FOR LOAN LOSSES ................................            12,313             3,169            15,482

NON-INTEREST INCOME:
  Service charges and other fees .....................             4,018             2,356             6,374
  Gain (Loss) on sale of investments, net ............                68                 0                68
  Other income .......................................               904                70               974
                                                               ---------         ---------         ---------
    TOTAL NON-INTEREST INCOME ........................             4,990             2,426             7,416

NON-INTEREST EXPENSE:
  Compensation, employee benefits and related expenses             4,244             1,705             5,949
  Occupancy and equipment expense ....................               881               282             1,173
  FDIC insurance expense .............................               366               118               484
  Other expense ......................................             3,355               751             4,106
  Minority interest ..................................                73                20                93
                                                               ---------         ---------         ---------

    TOTAL NON-INTEREST EXPENSE .......................             8,919             2,907            11,826

  Earnings before income taxes .......................             8,384             2,688            11,072
  Federal and state income tax expense ...............             3,265               984             4,249
                                                               ---------         ---------         ---------

    NET EARNINGS .....................................        $    5,119             1,704             6,823
                                                               =========         =========         =========

  Average common shares outstanding (1) ..............         3,307,192         1,116,279         4,423,471

  Net earnings per share of common stock .............        $     1.55              1.53              1.54

(1)  Adjusted for 10% stock dividends paid in 1994, 1995 and 1996.

                      NOTES TO UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS

1. Intangibles. Intangible assets at June 30, 1996 are comprised of unamortized goodwill at Bancshares of $1,561,000 which is being amortized over 15 years at approximately $128,000 annually, and $300,000 in mortgage servicing rights at Glacier, which are amortized over the lives of the loans serviced.

2. Adjustments. The unaudited pro forma balance sheet reflects the issuance of 1,116,279 shares of Glacier Common Stock to Bancshares' stockholders. With the addition of these shares, the total shares outstanding (based on 3,361,133 actual; outstanding shares of Glacier at June 30, 1996), will be 4,477,412. This assumes the average closing price of Glacier Common Stock for the five days prior to the effective date of the Merger remains between $18.81 and $24.19. The equity adjustment is the difference between the book values of the Bancshares Common Stock to be canceled and the Glacier Common Stock to be issued. The adjustment for deferred income taxes reclassifies the deferred tax asset, netting against the deferred tax liability of Glacier. Under the pooling-of-interests accounting method being used in connection with the Merger, no adjustments are made to the pro forma statements of operations.

3. Transaction Costs. Total costs to be incurred by Bancshares and Glacier in connection with the Merger are estimated to be $500,000. These costs, relating to legal, accounting, printing and other related expenses, will be charged against net income of the combined organization in the period incurred. The effect of the costs has not been reflected in the Pro Forma Combined Financial Statements.

4. Earnings per Share. Earnings per share are based on the weighted average common shares outstanding during the years. The shares used in calculating earnings per share have been restated to reflect all stock dividends paid. See "Equivalent Per Common Share Data."

5. Reflects nine months of pre-acquisition, and three months of post-acquisition, with purchase accounting adjustments impact.

                         INFORMATION CONCERNING GLACIER

         Glacier is a corporation duly organized and validly existing under Delaware law, and a registered bank holding company under the BHCA. Glacier is also a savings and loan holding company within the meaning of Section 10 of HOLA. Glacier is principal office is located in Kalispell, Montana, and presently has four subsidiaries, three of which are Bank Subsidiaries. Glacier has long-standing roots in northwest Montana dating back to 1955, and owns (i) all of the outstanding common stock of the Savings Bank and Community First, Inc.; (ii) approximately 94% of the outstanding common stock of First National Bank of Whitefish; and (iii) approximately 93% of the outstanding common stock of First National Bank of Eureka.

         Glacier offers a broad range of community banking services throughout the 13-office network located primarily in northwest Montana and Billings, Montana. The business of the Bank Subsidiaries consists primarily of attracting deposit accounts from the general public and originating residential, installment and other loans. The Bank Subsidiaries' principal sources of income are interest on loans, loan origination fees, and interest and dividends on investment securities, while principal expenses consist of interest on savings deposits, FHLB advances, and repurchase agreements, as well as general and administrative expenses. Glacier also offers full service brokerage services through Community First Inc., a subsidiary corporation that is maintained for this purpose.

         Glacier's expansion plans include internally-generated growth from strategically-located existing branches, some selected new branch expansion and expansion into other areas of Montana. In addition to limited de novo branching, Glacier's management strategy has also been to pursue attractive alliance opportunities with other well-run community banks such as the proposed transaction with Bancshares, as well as other financial service related companies. Glacier has continued to invest significantly in management and other resources to support its expansion.

         Financial and other information regarding Glacier, including information relating to Glacier's directors and executive officers, are set forth in the Glacier 1995 10-K and 1996 10-Qs and the Glacier 1996 Proxy incorporated by reference into this Prospectus/Joint Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

                        INFORMATION CONCERNING BANCSHARES

BUSINESS

         Bancshares was organized under Montana law in 1993 for the purpose of acquiring the stock of the Bank. Bancshares is registered with the Board of Governors of the Federal Reserve System as a bank holding company under the Bank Holding Act, as amended, and has no significant operations separate or apart from the Bank.

         The principal offices of Bancshares are located at the main office of the Bank at 1704 Dearborn, Missoula, Montana.

         The Bank is a state-chartered bank. It engages in commercial banking activities from its main office located at 1704 Dearborn, Missoula, Montana, and detached facilities in the City of Missoula. The Bank was originally organized to address a perceived need for the services of a local community bank with a commitment to personalized service to the businesses and residents of Missoula and the surrounding area. The Bank offers commercial banking services, primarily to small and medium-sized businesses, professionals, and retail customers, including commercial loans, accounts receivable, and inventory financing, consumer installment loans, certificates of deposit, and personal savings and checking accounts.

         The Bank is also extensively involved in the making, selling, and servicing of residential real estate loans. A substantial portion of the residential real estate loans are sold to typical traditional secondary market purchasers.

         The Bank's deposit accounts are insured by the FDIC. As of June 30, 1996, the Bank had deposits of approximately $100 million, and assets of approximately $110 million.

         Bancshares owns 98.864% of the Bank. Bancshares has no other bank or nonbank subsidiaries.

         The Bank's current management began with the Bank in April, 1991. The Bank has carved out niches in the commercial real estate and installment loan areas. In addition, for several years, the Bank has led lenders in the state of Montana in dollars and numbers of Small Business Administration Loans originated. Residential real estate mortgages originated by the Bank's real estate department has traditionally led other residential real estate lenders in the Missoula community month-by-month and in year-end totals.

COMPETITION

         Competition in the banking industry is significant and has intensified with interest rate deregulation. Furthermore, competition from outside the traditional banking system from investment banking firms, insurance companies and related industries offering bank-like products has widened the competition for deposits and loans.

         The banking industry in the Bank's primary market area is characterized by well-established branches of large banks with headquarters located outside the primary market area and in some cases outside the State of Montana.

         The Bank's traditional competition for deposits comes from commercial banks, savings and loan associations, credit unions, and money market funds, many of which have more office locations or offer higher rates of interest than does the Bank. Competition for deposit funds also comes from issuers of corporate and governmental securities, insurance companies, mutual funds, and other financial intermediaries. Other than with respect to large certificates of deposit, the Bank competes for deposits by offering a variety of deposit accounts at rates generally competitive with similar financial institutions in the area. The Bank's principal competitive advantage with respect to the larger state-wide financial institutions is its status as a local community bank, with an emphasis on personal service, offering products and services tailored to the particular needs of the community.

         In competing for deposits, the Bank is subject to certain regulations not applicable to non-bank competitors. Legislation enacted in the 1980s authorized banks to offer deposit instruments with rates competitive with money market funds, but subject to restrictions not applicable to those funds. Legislation has also made non-bank financial institutions more effective competitors. Savings and loan associations and credit unions are now permitted to offer checking accounts and to make commercial loans with certain limitations.

         The Bank's competition for loans comes primarily from the same financial institutions with which the Bank competes for deposits. The Bank competes for loan originations primarily through the level of interest rates and loan fees charged, the variety of commercial and mortgage loan products offered, and the efficiency and quality of services provided to borrowers. Factors which affect loan competition include the availability of lendable funds, local and national economic conditions, current interest rate levels, and loan demand. The Bank engages in loan origination for residential loans which are sold to traditional secondary market investors which generates fee income while preserving its liquidity.

         The offices of the larger banks and savings and loan associations have competitive advantages over the Bank in that they have high public visibility and are able to maintain advertising and marketing activity on a much larger scale than the Bank can economically maintain. Because single borrower lending limits imposed by law are tied to the institution's capital, the branches or offices of larger institutions with substantial capital bases are also at an advantage with respect to loan applications for amounts in excess of the Bank's legal lending limits.

         At present, there are four commercial banks (First Interstate Bank of Commerce, Norwest Bank Montana, N.A., First Bank Montana, N.A., and Community
Bank), three thrifts (Western Federal Savings Bank, Security Bank FSB, and First Federal Savings & Loan Association), and several credit unions operating in the Bank's market area which offer most of the services offered by the Bank, and which are in direct competition for the customers which the Bank seeks to attract. Because of the experience and the reputation of management of the Bank in its trade area and the business contacts of management and the directors, management believes that the Bank is able to compete effectively for business with its larger competitors.

FACILITIES

         The principal offices of Bancshares and the Bank are located at the Bank's main office at 1704 Dearborn, Missoula, Montana. Bancshares has no facilities. The 1704 Dearborn building houses employee offices, a lobby with four teller stations and a five-lane drive-in. The Bank also has two detached facilities in Missoula, Montana, one of which is located at 541 East Broadway, and the other at 3220 Great Northern Way. East Broadway takes deposits and has little room for expansion. Great Northern Way is presently only taking deposits. It is currently being remodeled at a cost of approximately $500,000 in order to become a full-service unit. This detached facility is located in the rapidly expanding northwest side of Missoula. The Bank has no ATM locations.

EMPLOYEES

         Bancshares has no compensated employees. As of July, 1996, the Bank had
62.37 full time-equivalent (54 full time and 21 part time) employees. 15 of the Bank's employees are officers of the Bank. Unlike most banks, the Bank has a nine-person real estate department plus two contract loan processors. Employee turnover has been relatively low.

LEGAL PROCEEDINGS

         The Bank is from time to time a party to various legal proceedings arising in the ordinary course of the Bank's business. Management believes that there is no threatened or pending proceedings against Bancshares or the Bank which, if determined adversely would have a material effect on the business or financial position of either, respectively.

               BANCSHARES MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion of Bancshares' consolidated financial condition and results of operations is intended to be read in conjunction with, and is qualified in its entirety by reference to, the selected financial and other data, the consolidated financial statements and related notes included elsewhere in this Prospectus/Joint Proxy Statement.

         General. The Bank's business consists primarily of attracting deposits from the public and originating commercial, consumer, and real estate loans. The Bank's net income is derived primarily from net interest income. The Bank exceeded all of its regulatory capital requirements at June 30, 1996.

Six months ended June 30, 1996 and 1995

         Overview. Total assets of $111.5 million as of June 30, 1996, represents a 17.2% increase over total assets of $95.2 at June 30, 1995. Most of the growth is a result of increases within the loan portfolio.

         Net Income. For the six months ended June 30, 1996 and 1995, Bancshares' net income was $1.155 million and $1.102 million respectively. Income increased $53,000, or 4.8%, from 1995 to 1996. The increase in earnings is due to net interest income increase of $251,000, resulting from asset growth. The net interest income increase was partially offset by a $111,000 increase in non-interest expenses, with compensation and benefits being the largest increase. Earnings per share for the two periods were $24.09 and $22.98, respectively.

         Net Interest Income. During the six months ended June 30, 1996 and 1995, average interest earning assets increased from $79.840 million to $95.508 million, an increase of $15.668 million, or 19.6%. For the same periods, average interest bearing liabilities increased from $56.916 million to $69.842 million, an increase of $12.926 million, or 22.7%. During the same periods, the net interest margins decreased from 6.4% to 5.9% of average earning assets, reflecting the increased dependence on interest bearing liabilities to fund asset growth. Net interest income increased $251,000, or 9.8%, to $2.806 million on June 30, 1996, from $2.555 million on June 30, 1995. The yield on interest earning assets declined from 9.6% for the six months ended June 30, 1995, to 9.4% for the six months ended June 30, 1996. For the same periods the yield on interest bearing liabilities increased from 4.5 to 4.8%.

         Non-interest Income. Non-interest income was approximately the same for both six month periods.

         Non-interest expense. Non-interest expense increased $111,000, or 5.9%, from 1995 to 1996. The increase was primarily in compensation and benefits expenses resulting from the significant asset growth exceeding 17%.

Years ended December 31, 1995 and 1994

         Overview. Total assets of $105.4 million as of December 31, 1995 represents a 22.8% increase over total assets of $85.8 at December 31, 1994. Most of the growth is a result of increases within the loan portfolio.

         Net Income. For the years ended December 31, 1995 and 1994, Bancshares' net income was $2.288 million and $1.755 million respectively. Income increased $533,000, or 30.4%, from 1994 to 1995. The increase in earnings is due to net interest income increase of $931,000, resulting from asset growth. The net interest income increase was partially offset by a $317,000 increase in non-interest expenses, with compensation and benefits being the largest increase. Earnings per share for the two periods were $47.72 and $37.33, respectively.

         Net Interest Income. During the years ended December 31, 1995 and 1994, average interest earning assets increased from $71.436 million to $83.458 million, an increase of $12.022 million, or 16.8%. For the same periods, average interest bearing liabilities increased from $50.923 million to $60.954 million, an increase of $10.031 million, or 19.7%. During the same periods, the net interest margins increased from 6.0 to 6.3% of average earning assets, reflecting the increase in net earning assets. Net interest income increased $931,000, or 21.7%, to $5.222 million on December 31, 1995, from $4.291 million on December 31, 1994. The yield on interest earning assets increased from 8.8% for the year ended December 31, 1994, to 9.7% for the year ended December 31, 1995. For the same periods the yield on interest bearing liabilities increased from 3.9 to 4.7%.

         Non-interest Income. Non-interest income also increased from 1994 to 1995, $2.333 million to $2.752 million, or 18.0%. The largest portion of this increase resulted from service changes and other fees.

         Non-interest Expense. Non-interest expense increased $339,000, or 9.6%, from 1994 to 1995. The increase was primarily in compensation and benefits resulting from the significant asset growth of nearly 23%.

         Allowance for Loan Losses. The allowance for loan losses represents management's current estimate of amounts required to absorb losses on existing loans. The allowance of $1.056 million at June 30, 1996 represents

1.35% of total loans, and 291% of nonperforming loans, which is up from $.877 million at June 30, 1995 which was 1.33% of loans, and 173% of nonperforming loans. At December 31, 1995 the allowance was at $1.02 million, 1.39% of loans, and 408% of nonperforming loans, which was up from $.784 million, 1.30% of loans, and 189% of nonperforming loans at December 31, 1994. Determination of the appropriate allowance level is based on, among other things, an analysis of various factors including historical loss experience based on volumes and types of loans, volumes and trends in delinquencies and non-accrual loans, results of internal and independent external credit reviews, and anticipated economic conditions in the Bank's market area. Based on this analysis, management considers the allowance for possible loan losses to be adequate.

         Credits deemed uncollectible are charged to the allowance. Provisions for credit losses and recoveries on loans previously charged off are added to the allowance. The following is an analysis of the activity in the allowance for loan losses for the six months ended June 30, 1996, and the years ended December 31, 1995 and 1994.

                                                Six Months         Year Ended December 31
                                                  Ended          --------------------------
(dollars in thousands)                        June 30, 1996        1995             1994
                                              -------------      --------         --------
Balance at the beginning of the period          $  1,016              784              600
Charge-offs:
Commercial                                           (93)             (62)             (51)
Real estate                                          -0-              -0-              -0-
Consumer                                              (3)             (47)             (25)
                                                --------         --------         --------
                                                     (96)            (109)             (76)
                                                --------         --------         --------
Recoveries:
Commercial                                             6               29               70
Real estate                                          -0-              -0-              -0-
Consumer                                              10               12               30
                                                --------         --------         --------
Net (charge-offs) recoveries                         (80)             (68)              24
Provision charged to operations                      120              300              160
                                                --------         --------         --------
Balance at end of period                           1,056            1,016              784
                                                ========         ========         ========
Ratio of net (charge-offs) recoveries to
  average loans outstanding during period           (.11%)           (.10%)            .04%
                                                ========         ========         ========
Average loans outstanding                       $ 75,208           67,367           53,024
  during the period

INVESTMENT SECURITIES:

         A comparison of the amortized cost and estimated fair value of Bancshares' investment securities is as follows at:


                                                                 December 31, 1995
                                                     -------------------------------------------
                                                                  Gross Unrealized     Estimated
(dollars in thousands)                               Amortized    ----------------        Fair
                                                       Cost       Gains     Losses       Value
                                                     ---------    ------    ------     ---------
                     Held to Maturity
                     ----------------
U.S. Government and Federal Agencies:
      maturing within one year ..................     $1,000          0         (5)        995
      maturing one year through five years ......      4,975         32        (14)      4,993

 .State and Local Governments and other issues:
      maturing within one year ..................        121          0          0         121
      maturing one year through five years ......      1,192         19         (1)      1,210
Mortgage-Backed Securities ......................        667          9          0         676
                                                      ------     ------     ------      ------
           Total Held to Maturity Securities ....     $7,955         60        (20)      7,995
                                                      ------     ------     ------      ------

                    Available for Sale
                    ------------------
U.S. Government and Federal Agencies: ...........     $7,964          5        (13)      7,956
      maturing within one year ..................      2,003         24          0       2,027
                                                      ------     ------     ------      ------
           Total Available for Sale Securities ..     $9,967         29        (13)      9,983
                                                      ======     ======     ======      ======

                                                                  December 31, 1994
                                                     -------------------------------------------
                                                                  Gross Unrealized     Estimated
(dollars in thousands)                               Amortized    ----------------        Fair
                                                       Cost       Gains     Losses       Value
                                                     ---------    ------    ------     ---------
                     Held to Maturity
                     ----------------
U.S. Government and Federal Agencies:
      maturing one year through five years ......     $5,960          0       (337)      5,623
State and Local Governments and other issues:
      maturing within one year ..................        255          0         (2)        253
      maturing one year through five years ......      1,352          0        (40)      1,312


Mortgage-Backed Securities ......................        796          0        (24)        772
                                                      ------     ------     ------      ------


           Total Held to Maturity Securities ....     $8,363          0       (403)      7,960
                                                      ======     ======     ======      ======
                    Available for Sale
                    ------------------
U.S. Government and Federal Agencies:
      maturing within one year ..................     $4,969          0        (43)      4,926
      maturing one year through five years ......      2,012          0        (48)      1,964
           Total Available for Sale Securities ..     $6,981          0        (91)      6,890
                                                      ======     ======     ======      ======

         Investment Activities. The Bank has adopted, as required, statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." This Statement requires investment securities to be segregated as trading securities, held-to-maturity or available-for-sale based upon management's intent as to the ultimate disposition of each security acquired. Investments classified as held-to-maturity are accounted for at amortized cost, but an institution must have both the positive intent and the ability to hold those securities to maturity. There are very limited circumstances under which securities in the held-to-maturity category can be sold without jeopardizing the cost basis of accounting for the remainder of the securities in this category. Unrealized gains and losses on available-for-sale securities are excluded from earnings and reported, net of federal income taxes, as a separate component of stockholder's equity.

         The Bank's investment policy is approved by its Board. It has been the policy of the Bank to maintain relatively high levels of liquidity to meet loan funding and deposit outflow requirements.

         Loan Portfolio. The Bank's principal lending activity is the origination of commercial, real estate and consumer loans. The Bank's policy is to originate loans primarily in its local markets.

         The Bank's loan underwriting policies focus on an assessment of each borrower's ability to service and repay the debt, and the availability of collateral which can be used to secure the loan. Depending on the nature of the borrower and the purpose and amount of the loan, the Bank's loans may be secured by a variety of collateral, including business assets, real estate and personal assets. Many business loans may also be dependent upon the personal guarantees of owners of the business. The Bank's loans are generally classified by the ability of the borrower to repay and the principal asset pledged as collateral to secure the loan.

         The Bank's commercial loans consist primarily of revolving lines of credit and business term loans. Real estate loans include term commercial and residential, and commercial and residential construction loans. Most of the term real estate loans have variable rates, which are tied to an index and change in 1 to 3 years or are loans that have five-year maturities. Consumer loans include home equity, auto loans, and loans for other personal use.

         In addition to interest earned on loans, the Bank receives fees for originating loans and for providing loan commitments. Loans are originated principally as a result of contact with and referrals from existing customers and through the efforts of Bank staff.

         Types of Loans. The following table sets forth the composition of the Bank's loan portfolio by type of loan as of the date indicated. The composition of loans at December 31 was as follows:

                                                1995                          1994
                                                ----                          ----
(dollars in thousands)                  Amount  Percent of Total      Amount  Percent of Total
                                        ------  ----------------      ------  ----------------
Commercial                             $35,476              48.4     $30,962              51.2
Consumer                                20,271              27.7      14,073              23.3
Real Estate                             17,491              23.9      15,458              25.5
                                       -------            ------     -------            ------
Total Gross Loans                      $73,238            100.00     $60,493            100.00
                                       =======            ======     =======            ======

         Loan Maturities and Sensitivities to Changes in Interest Rates. The following table shows the maturity analysis of loans outstanding by type as of June 30, 1996. In addition, the table shows the amount of all loans due within and after one year, classified according to the sensitivity to change in interest rates.

Loans                   Within One Year    One to Five      Over Five          Total
-----                   ---------------    -----------      ---------          -----
(dollars in thousands)
Commercial                      $17,268         14,612         10,693         42,573
Consumer                          7,458         14,316          1,459         23,233
Real Estate                       7,322          3,253          1,801         12,376
                                -------        -------        -------        -------
TOTAL                            32,048         32,181         13,953         78,182
                                =======        =======        =======        =======
Fixed Rates                     $20,410         21,385          3,918         45,713
Floating Rates                   11,638         10,796         10,035         32,469
                                -------        -------        -------        -------
TOTAL                            32,048         32,181         13,953         78,182
                                =======        =======        =======        =======

         Loan Administration. With the Bank's primary lending focus on commercial, real estate and consumer loans, risk is generally correlated with the health of the business community. The risk is mitigated by monitoring the financial condition of the Bank's customers, and by maintaining adequate collateral margins. The Bank has adopted comprehensive lending policies that provide detailed underwriting guidelines, as well as procedures for the identification and monitoring of potential problem loans. The loan committee meets regularly and reviews various reports pertaining to the performance, quality and composition of the loan portfolio, as well as detailed credit information regarding new loans extended during the period.

         Non-Performing Loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the collectibility of the loan or the unpaid interest, or when payment of principal or interest is contractually 90 days past due, unless the loan is well secured and in the process of collection. Upon such discontinuance of the accruals, the loan is placed on non-accrual status and any accrued but unpaid interest is charged against income in that same period. Accrual of interest is resumed only when the borrower demonstrates an ability to make scheduled payments of both principal and interest. At June 30, 1996, non-accrual loans totaled $279,000 and loans past due at least 90 days were $66,000. At June 30, 1995, non-accrual loans totaled $245,000 and none were past due 90 days or more.

         At June 30, 1996, there were no commitments to lend additional funds to borrowers whose loans were classified as non-accrual. The Bank is not aware of any loans which continue to accrue interest at June 30, 1996, that management reasonably expects will have a materially negative impact on future operating results. The Bank's management is not aware of any information concerning any material loans, other than those discussed as non-performing above, that causes them to have doubts as to the ability of the borrowers to comply with the terms of the loans.

         Asset and Liability Management. The Bank's results of operations are largely dependent on net interest income. Interest income, including loan fees, and interest expense are affected by general economic conditions, competition and characteristics of the Bank's assets and liabilities.

         Exposure to interest rate risk is primarily a function of differences between the maturity and repricing schedules of assets (principally loans and investment securities) and liabilities (principally deposits). Assets and liabilities are described as interest sensitive for a given period of time when they mature or can reprice within that period. The difference between the amount of interest sensitive assets and interest sensitive liabilities is referred to as the interest sensitivity "GAP" for any given period of time.

         As a general rule, in periods of falling interest rates, banks with positive interest sensitivity GAPs are more susceptible to a decline in net interest income. In periods of rising interest rates, banks with negative interest sensitivity GAPs are more likely to experience declines in net interest income. The actual effect that rising and falling interest rates have on the Bank's net interest income depends, however, not only on the interest sensitivity GAP, but also the relative changes in interest rates that occur when assets and liabilities are repriced, unscheduled repayments of loans, early withdrawals of deposits and other factors.

         As of June 30, 1996, the Bank had a negative interest sensitivity GAP. Bank management attempts to limit exposure to interest rate risk by maintaining a balance sheet posture such that net interest income is not significantly affected by market fluctuations in interest rates.

         Certain shortcomings are inherent in the interest sensitivity GAP method of analysis presented in the following table. For example, although certain assets and liabilities may have similar repricing characteristics, they may react in different degrees to changes in market interest rate. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

         The following table sets forth the dollar amount of interest-sensitive assets and interest sensitive liabilities at June 30, 1996, and the difference between them for the maturity or repricing periods indicated.

                            Within 1 Year      One to Five        Over Five            Total
                            -------------      -----------        ---------            -----
(dollars in thousands)
Assets
Loans                            $ 32,048           32,181           13,953           78,182
Securities                         11,537           10,060               71           21,668
Fed Funds Sold                        710                0                0              710
FHLB/FRB Stock                        500                0                0              500
                                 --------         --------         --------         --------
Subtotal                           44,795           42,241           14,024          101,060
                                 --------         --------         --------         --------
Liabilities
Interest-Bearing Checking          (7,984)              (0)              (0)          (7,984)
Savings & Money Market            (38,075)              (0)              (0)         (38,075)
Time Deposits                     (16,925)          (7,908)             (27)         (24,860)
Note Payable                       (1,000)                                            (1,000)
                                 --------         --------         --------         --------
Subtotal                          (63,984)          (7,908)             (27)         (71,919
                                 --------         --------         --------         --------
Interest Sensitivity Gap         $(19,189)          34,333           13,997           29,141
                                 ========         ========         ========         ========

         Return on Equity and Assets. The consolidated return on equity is calculated based on the equity at the beginning of the year for comparative purposes. For the past years ended December 31, 1995, 1994, and 1993, the return on equity was 34.38%, 36.92%, and 39.65%, respectively. Return on average assets was 2.40%, 2.16%, and 2.58%, respectively. Return on average assets for the last three years, compared to the Bank's nation-wide peer group of similar sized banks, as reported in the Federal Reserve Banks Uniform Bank Performance Report, was substantially better than the peer group averages. The peer group averages for 1995, 1994, and 1993 were 1.37%, 1.27%, and 1.36%, respectively. The Bank was ranked in the 98th percentile or higher with respect to its peer group for each of these three years.

         Liquidity and Sources of Funds. The Bank's primary sources of funds are customer deposits, maturities of investment securities, loan repayments, net income, sales of "available for sale" securities, and advances from the Federal Home Loan Bank of Seattle (FHLB). A concerted effort has been made to attract deposits in the market area it serves through competitive pricing and delivery of quality products. Deposit growth has been very consistent over the last five years, with an increase in total deposits of $55.120 million from December 31, 1991 to December 31, 1995, an increase of nearly 143%.

         Management anticipates that the bank will continue relying on customer deposits, maturity of investment securities, loan repayments, and net income to provide liquidity. Although deposit balances have shown strong historical growth, such balances may be influenced by changes in the banking industry, interest rates available on other investments, general economic conditions, competition, and other factors. FHLB borrowings may be used on a short-term basis to compensate for reductions in other sources of funds. FHLB borrowings may also be used on a long-term basis to support expanded lending activities and to match maturities or repricing intervals of assets.

         Capital. Banking regulators have established "Minimum" and "Well Capitalized" regulatory requirements to determine the capital adequacy of financial institutions. As of December 31, 1995, Bank was considered "Well Capitalized," and continues to meet all regulatory capital requirements.

                            MANAGEMENT OF BANCSHARES

DIRECTORS AND EXECUTIVE OFFICERS

         Set forth below is certain information concerning all of the directors and executive officers of Bancshares and the Bank, including the background, business experience, and principal occupations, of each Bancshares director and executive officer. Except as otherwise noted, the positions indicated are at both Bancshares and the Bank.

         Allen Fetscher, age 51, is a realtor and real estate developer. His local business is called Associated Agency, Inc. He obtained a degree from the University of Montana in business in 1969. Mr. Fetscher has been a director of both the Bancshares Board and the Bank Board since 1993.

         William L. Bouchee, age 55, is a banker and President of the Bank and Bancshares Mr. Bouchee graduated from the University of Montana in 1963 with a degree in finance. He has served on the Bank board since 1991 and the Bancshares Board since 1993.

         Earl M. Pruyn, age 72, is a local veterinarian and the owner of Pruyn Veterinary Clinic. Mr. Pruyn graduated from the Washington State University Veterinary School in 1949. He has been a Bank director since 1991 and a Bancshares director since 1993.

         David Theisen, age 55, is a land developer and recently semi-retired. He is a graduate of the University of Nebraska. He has been a director of both the Bancshares Board and the Bank Board since 1995.

         Robert T. Wuttke, age 49, was an insurance agent and an owner of Western States Insurance Agency of Missoula, Montana. He is now semi-retired and will be living in Arizona. Wuttke obtained a degree in psychology from Dakota Wesleyan University, South Dakota. He has been a Bank director since 1984.

         Harold J. Fraser, age 54 is a banker and Senior Vice President of the Bank. He is a business graduate of the University of Montana in 1964. Mr. Fraser has been a Bank director since 1991.

         Dale Mahlum, age 66, is semi-retired. He was a former owner of the local Ace Hardware business and is now involved in a trailer/motor home park. He is a graduate of the University of Montana. Mr. Mahlum has been a Bank director since 1991.

         Craig Langel, age 45, is a CPA and owns Langel and Associates along with several Taco Bells. Mr. Langel is an accounting graduate of Montana State University, in Bozeman, Montana. He has served as a Bank director since 1984.

         Chris B. Swartley, age 47, is a lawyer with Datsopoulos, MacDonald, and Lind, P.C. He represents Bancshares and the Bank. Mr. Swartley obtained his undergraduate degree from the University of North Carolina in 1972 and his law degree from the University of Montana. He has been a Bank director since 1984.

         Bruce Budge, age 66, is an accounting professor at the University of Montana and the Chairman of the Accounting and Finance Department. He obtained his undergraduate degree from the University of Idaho and graduate degree from the University of Minnesota. Mr. Budge has served on the Bank Board since 1991.

         Douglas Lawrence, age 47, is a banker and Vice President and in charge of operations at the Bank. He is also an officer of Bancshares. Mr. Lawrence obtained his accounting degree from Carroll College, Helena, Montana, in 1971. He has served on the Bancshares Board since 1993.

         Patrick McDonald, age 56, is a banker and Vice President of the Bank. He has also been a director of Bancshares since 1993. Mr. McDonald obtained his business degree from the University of Montana in 1962.

EXECUTIVE COMPENSATION

         The following table sets forth all cash compensation paid by the Bank during the fiscal year ended December 31, 1995, to its President, the only executive officer whose compensation exceeds $100,000.00.

--------------------------------------------------------------------------------
Named Executive Officer          Position Held        Total Compensation(1)
--------------------------------------------------------------------------------
  William L. Bouchee               President                $115,752
--------------------------------------------------------------------------------

------------------
(1) Includes salary, bonus, personal benefits of automobiles and annual fees paid to directors for participation in Board meetings.

         Bonus. The Bank has an informal plan that is implemented at a level proposed by management and approved by the Bank Board. Both 1994 and 1995 have been at 20% of salary and overtime. Following the Merger, bonuses will be determined under Glacier's compensation plan.

         Profit Sharing Plan. This plan is a non-standard profit sharing plan. It was adopted by the Bank on October 27, 1992. Directors Allen Fetscher and William L. Bouchee are the trustees. Annual contributions have been made since its inception, however, the amount of the contributions (if any) are determined by the Bank Board. Employees are not allowed to make personal contributions to the plan. Funding by the Bank during the last two years has been at the maximum 15% of salary and wages. This plan will be terminated after the Merger is consummated.

         Stock Options. In 1996, as an inducement for employment, Bank officer Barbara Callaghan was granted and has exercised an option to purchase $200,000 worth of Bancshares' stock (a total of 714 shares were exercised by Ms. Callaghan). Duane Kechter purchased 1,337 shares of Bancshares in 1994 in accordance with an option granted in 1994 as an inducement for employment. William L. Bouchee has an option for 1,000 shares granted December 29, 1993 that is at present unexercised.

DIRECTOR COMPENSATION

         Directors receive a fee of $350 per month for each monthly meeting of the Bank Board. Members of the Bancshares Board receive $150 for each board meeting. Bank Audit Committee members receive $100 for each committee meeting. Directors who sit on the Bank Loan Committee receive $50 per hour for time attended. There are no other pay incentives or options to purchase stock.

BOARD COMMITTEES

         The Bancshares Board has no committees. First Security has a Loan Committee, Salary Committee, Audit Committee and Asset/Liability Committee. Outside directors serving on the Loan Committee are paid $50 per hour. Audit Committee members are paid $100 per meeting. No fee is paid to Salary and Asset/Liability Committee members for meetings.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

         Except as set forth herein, none of the directors or executive officers of the Bank have or have had any material interest in any transactions to which the Bank was or is a party, outside of the ordinary course of the Bank's business.

         Certain directors and officers of the Bank, and the companies with which they are associated, have had and are expected to continue to have banking transactions with the Bank from time to time in the ordinary course of business. Any loans and commitments to lend included in such transactions have been, and will continue to be made, in accordance with all applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of similar credit worthiness.

         From time to time, the Bank enters into loan participation agreements with other institutions and individuals in order to accommodate the credit requests. The Bank is currently participating commercial loans for Messrs. Langel and Wuttke, both of whom serve as directors of Bancshares. The aggregate balances to those directors are $348,006 and $385,878 respectively. The participated amounts are, respectively, $258,955 and $270,658. The Bank does not consider such loan participations to constitute sales of assets for regulatory purposes, and believes the terms of the respective loans and governing agreements are substantially the same as those prevailing in other similar loans and participation agreements at the time the loans were made and the participation agreements executed. The Bank further believes that each of the loans and participation agreements are in all respects fair to the Bank.

SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth information as of September 25, 1996, with respect to (i) each director and executive officer of Bancshares and the Bank, and (ii) the shares owned by all directors and executive officers as a group.

                                         Number of Shares            Percentage
Name                                     Beneficially Owned(1)      Outstanding
----                                     ---------------------      -----------
Allen Fetscher                                4,500 (1)(2)(3)           9.06
William L. Bouchee                            4,953 (4)                 9.98
Earl M. Pruyn                                 2,500                     5.03
Dave Theisen                                  2,500                     5.03
Robert T. Wuttke, Jr.                         1,000                     2.01
Harold J. Fraser                              1,759 (3)                 3.54
Dale Mahlum                                   1,000                     2.01
Craig Langel                                    500                     1.01
Chris B. Swartley                               500                     1.01
Doug Lawrence                                3,435(3)                   6.92
Patrick G. McDonald                          6,190                     12.47
                                            ------                     -----
All Directors and Officers as a Group       28,837                     58.07
                                            ======                     =====

-------------------
(1) Beneficial ownership includes sole voting and investment power as to the shares, unless otherwise indicated.

(2) Includes shares held as a custodian for a minor child or other member of the named individual's household.

(3)      Includes shares held by or jointly with spouse.

(4)      Includes 1,000 shares per option dated September 29, 1993.

         Options Granted in Last Fiscal Year. No officer received or exercised any options in the 1995 fiscal year.

         Aggregate Option Exercises and Fiscal Year-End Option Value Table. The following table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1995, to the executive officer named in the Summary Compensation Table. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year end price of Bancshares Common Stock.

                                  Shares
                                 Acquired        Value         Number of Unexercised           Value of Unexercised
             Name               on Exercise    Realized         Options at Year End            Options at Year End
                                                           ------------------------------------------------------------
                                                           Exercisable    Unexercisable    Exercisable    Unexercisable
-----------------------------------------------------------------------------------------------------------------------
      William L. Bouchee            -0-           -0-          -0-            1,000           -0-(1)       $477,730(1)

--------------
(1) Based on a Merger exchange ratio of 22.22, and a Glacier Common Stock price of $21.50.

OTHER PRINCIPAL STOCKHOLDERS

         The following sets forth information as of September 25, 1996, with respect to each person other than those included in the previous table known by Bancshares and the Bank to have beneficial ownership of more than five percent of the outstanding Bancshares Common Stock.

                                     No. of Shares               Percentage
       Name and Address          Beneficially Owned (1)          Outstanding
       ----------------          ----------------------          -----------
Kathryn A. Ogren                         2,500                       5.03
Missoula, MT  59801

Jack R. Henry                            2,535                       5.10
Missoula, MT  59802

Weymouth Symmes                          2,751(2)                    5.54
Missoula, MT  59801

Donald T. Trenary                        2,487                       5.01
Milltown, MT  59851

--------------------
(1) Beneficial ownership includes sole voting and investment power as to the shares, unless otherwise indicated.

(2)      Includes shares held by or jointly with spouse.

                           SUPERVISION AND REGULATION

INTRODUCTION

         The following generally refers to certain statutes and regulations affecting the banking industry. These references provide brief summaries only and are not intended to be complete. They are qualified in their entirety by the referenced statutes and regulations. In addition, some statutes and regulations may exist which apply to and regulate the operation of the banking industry, but are not referenced below.

THE HOLDING COMPANIES

         GENERAL

         Glacier is a savings and loan holding company within the meaning of
Section 10 of the Home Owners' Loan Act ("HOLA"), due to its ownership of Savings Bank. Thus, Glacier is registered with and subject to examination and supervision by the OTS. Glacier is also a bank holding company, due to its ownership of First National Bank of Whitefish and First National Bank of Eureka (collectively, "National Banks"), and Bancshares is a bank holding company, due to its ownership of the Bank, a Montana state-chartered commercial bank. Accordingly, the BHCA governs and subjects each of Glacier, Bancshares, and their respective subsidiaries to supervision and examination by the FRB. The BHCA requires bank holding companies to file with the FRB annual reports of their operations.

BANK HOLDING COMPANY STRUCTURE

         In general, the BHCA limits bank holding company business to owning or controlling banks and engaging in other banking-related activities. Certain recent legislation designed to expand interstate branching and relax federal restrictions on interstate banking will continue to be phased in through next year and may expand opportunities for bank holding companies (see below under "Regulation of Banking Subsidiaries - Recent Federal Legislation - Interstate Banking and Branching"). However, the impact that this legislation may have on Glacier, Bancshares, and their subsidiaries is unclear at this time.

         Bank holding companies must obtain the FRB's approval: (1) before acquiring direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting shares of such bank; (2) before merging or consolidating with another bank holding company; and (3) before acquiring substantially all of the assets of any additional banks. Until late September of 1995, the BHCA also prohibited bank holding companies from acquiring any such interest in any bank or bank holding company located in a state other than the state in which the bank holding company was located, unless the laws of both states expressly authorized the acquisition. Now, subject to certain state laws, such as age and contingency laws, a bank holding company that is adequately capitalized and adequately managed may acquire the assets of an out-of-state bank.

         Control of Nonbanks. With certain exceptions, the BHCA also prohibits bank holding companies from acquiring direct or indirect ownership or control of voting shares in any company that is not a bank or a bank holding company unless the FRB determines that the activities of such company are so closely related to banking as to be a proper incident thereto. In making such determinations, the FRB must weigh the expected benefit to the public, such as greater convenience, increased competition or gains in efficiency, against the possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. For example, the FRB has by regulation determined that certain activities are closely related to banking within the meaning of the BHCA. These activities include operating a mortgage company, finance company, credit card company, factoring company, trust company or savings association; performing certain data processing operations; providing limited securities brokerage services; acting as an investment or financial advisor; acting as an insurance agent for certain types of credit-related insurance; leasing personal property on a full-payout, non-operating basis; providing tax planning and preparation services; operating a collection agency; and providing certain courier service. The FRB also has determined that certain other activities, including real estate brokerage and syndication, land development, property management and underwriting of life insurance not related to credit transactions, are not closely related to banking and a proper incident thereto. In the future, the FRB may from time to time add to or delete from the list of activities permissible for bank holding companies.

         In connection with its acquisition of the National Banks in 1992, Glacier divested its partnership interest in a general insurance agency held by Community First, Inc., a wholly owned subsidiary of the Bank, because certain activities of the insurance agency were impermissible for a bank holding company under the BHCA.

         Control Transactions. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring "control" of a bank holding company unless the FRB has been given 60 days' prior written notice of the proposed acquisition, and within that time period the FRB has neither issued a notice disapproving the proposed acquisition nor extended for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made before the disapproval period expires if the FRB issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the FRB, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control. In addition, any "company" would be required to obtain the approval of the FRB under the BHCA before acquiring 25% (5% if the "company" is a bank holding company) or more of the outstanding shares of the Company, or otherwise obtain control over the Company.

SAVINGS AND LOAN HOLDING COMPANY STRUCTURE

         HOLA prohibits a savings and loan holding company, directly or indirectly, from (1) acquiring control (as defined) of another insured association (or holding company thereof) without prior OTS approval; (2) acquiring more than 5% of the voting shares of another insured association (or holding company thereof) which is not a subsidiary, subject to certain exceptions; or (3) acquiring through merger, consolidation or purchase of assets, another savings association (whether or not it is insured by the Savings Association Insurance Fund ("SAIF") administered by the FDIC, or holding company thereof, or acquiring all or substantially all of the assets of such association (or holding company thereof) without prior OTS approval. When an acquisition would result in a savings and loan holding company controlling savings associations located in different states, certain other restrictions apply. A director or officer of a savings and loan holding company or person owning or controlling more than 25% of such holding company's voting shares may not acquire control of any non-subsidiary SAIF-insured association unless the OTS approves the acquisition in advance. If the OTS approves such an acquisition, any holding company controlled by such officer, director or person is subject to the activities limitations that apply to multiple savings and loan holding companies, described below, unless certain supervisory exceptions apply.

         Unless and until Glacier acquires another savings association as a separate subsidiary, Glacier will be a unitary savings and loan holding company. Generally, no restrictions apply to the activities of a unitary savings and loan holding company whose sole subsidiary complies with the qualified thrift lender ("QTL") test, described in more detail below.

         If Glacier acquires another insured association as a separate subsidiary, Glacier would then be a multiple savings and loan holding company which is subject to limitations specified in HOLA on the types of business activities in which it may engage, unless all savings association subsidiaries satisfy the QTL test. In addition, if an insured institution subsidiary of a unitary savings and loan holding company fails to meet the QTL test specified in HOLA and its regulations at any time after August 9, 1990, such holding company
(1) then becomes subject to the activity restrictions applicable to multiple savings and loan holding companies specified in HOLA, and (2) must register as a bank holding company within one year of the failure of its subsidiary to qualify or to requalify under the

QTL test. Glacier registered as a bank holding company in 1992, in connection with its acquisition of two national bank subsidiaries.

         Under certain conditions, a savings and loan holding company may acquire less than controlling or non-controlling interests in non-subsidiary savings associations with OTS approval. Subject to certain limitations, a savings and loan holding company may also purchase up to 15% of the shares of a savings association in a qualified stock issuance. Any such acquisition is not deemed a controlling interest. Only solvent associations that do not meet their capital requirements may engage in a qualified stock issuance. In addition, a savings and loan holding company or its subsidiaries may not acquire more than 5% in the aggregate of the voting stock of any non-subsidiary savings association or savings association holding company. This 5% limitation does not apply to certain types of acquisitions, including acquisitions as a bona fide fiduciary, as an underwriter or in an account solely for trading purposes.

TRANSACTIONS WITH AFFILIATES

         Glacier and its subsidiaries, and likewise Bancshares and its subsidiaries, are deemed affiliates within the meaning of the Federal Reserve Act, and transactions between affiliates are subject to certain restrictions. These restrictions apply to Glacier and Bancshares and their subsidiaries through the BHCA and HOLA, which provide that transactions between an insured subsidiary of a holding company and its affiliates are subject to the restrictions applicable to transactions between banks that are members of the Federal Reserve System and their affiliates in accordance with Sections 23A and 23B of the Federal Reserve Act. Generally, Sections 23A and 23B: (1) limit the extent to which the financial institution or its subsidiaries may engage in "covered transactions" with an affiliate, as defined, to an amount equal to 10% of such institution's capital and surplus and an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital and surplus, and (2) require all transactions with an affiliate, whether or not "covered transactions," to be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

         In addition to the restrictions in Sections 23A and 23B, three other restrictions apply to savings banks, including those that are part of a holding company organization. First, savings banks may not lend money or extend credit to an affiliate unless that affiliate is engaged only in activities permissible for a national bank. Second, savings banks may not purchase or invest in affiliate securities except those of a subsidiary. Finally, the Director of the OTS is granted authority to impose more stringent restrictions for reasons of safety and soundness.

REGULATION OF MANAGEMENT

         Federal law: (1) sets forth the circumstances under which officers or directors of a financial institution may be removed by the institution's federal supervisory agency; (2) places restraints on lending by an institution to its executive officers, directors, principal stockholders, and their related interests; and (3) prohibits management personnel from serving as a director or in other management positions of another financial institution whose assets exceed a specified amount or which has an office within a specified geographic area.

COMMITMENTS TO AFFILIATED INSTITUTIONS

         Under FRB policy, Glacier and Bancshares are expected to act as sources of financial strength to their respective subsidiary banks and to commit resources to support their respective subsidiary banks in circumstances when they might not do so absent this policy. The legality and precise scope of this policy is unclear, however, in light of recent judicial precedent.

FIRREA

         The Financial Institution Reform, Recovery and Enforcement Act of 1989 ("FIRREA") became effective on August 9, 1989. Among other things, this far-reaching legislation (1) phased in significant increases in the FDIC insurance premiums paid by commercial banks; (2) created two deposit insurance pools within the FDIC, one to insure commercial bank and savings bank deposits and the other to insure savings association deposits; (3) for the first time, permitted bank holding companies to acquire healthy savings associations; (4) permitted commercial banks that meet certain housing-related asset requirements to secure advances and other federal services from their local Federal Home Loan Banks; and (5) greatly enhanced the regulators' enforcement powers by removing procedural barriers and sharply increasing the civil and criminal penalties for violating statutes and regulations.

TIE-IN ARRANGEMENTS

         Glacier, Bancshares and their subsidiaries, are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services. For example, with certain exceptions, neither Glacier, Bancshares, nor their subsidiaries may condition an extension of credit on either (1) a requirement that the customer obtain additional services provided by it or (2) an agreement by the customer to refrain from obtaining other services from a competitor.

STATE LAW RESTRICTIONS

         As a Delaware corporation, Glacier may be subject to certain limitations and restrictions as provided under applicable Delaware corporate law. As a Montana corporation, Bancshares may be subject to certain limitations and restrictions as provided under applicable Montana corporate law.

SECURITIES REGISTRATION AND REPORTING

         The common stock of Glacier is registered as a class with the SEC under the Securities Exchange Act of 1934 and thus is subject to the periodic reporting and proxy solicitation requirements and the insider-trading restrictions of that Act. The periodic reports, proxy statements, and other information filed by Glacier under that Act can be inspected and copied at or obtained from the Washington, D.C., office of the SEC. In addition, the securities issued by Glacier are subject to the registration requirements of the Securities Act of 1933 and applicable state securities laws unless exemptions are available.

THE SUBSIDIARIES

GENERAL

         Applicable federal and state statutes and regulations governing a bank's operations relate, among other matters, to capital requirements, required reserves against deposits, investments, loans, legal lending limits, certain interest rates payable, mergers and consolidations, borrowings, issuance of securities, payment of dividends (see below), establishment of branches, and dealings with affiliated persons. The FDIC has authority to prohibit banks under their supervision from engaging in what they consider to be an unsafe and unsound practice in conducting their business.

         The Savings Bank, as a federally-chartered savings association, is subject to federal regulation and oversight by the OTS extending to all aspects of its operations. The National Banks are subject to extensive regulation and supervision by the OCC. The State Bank is subject to extensive regulation and supervision by the Montana Department of Commerce's Banking and Financial Institutions Division. Each of Glacier's and Bancshares' banking subsidiaries are also subject to regulation and examination by the FDIC, which insures the deposits of the Savings Bank, the National Banks, and the State Bank to the maximum extent permitted by law and by requirements established by the FRB. In addition, the National Banks [and the State Bank] are subject to regulation by the FRB as a result of their membership in the Federal Reserve System, and the Savings Bank is subject to regulation incidental to its membership in the Federal Home Loan Bank ("FHLB") System. The federal laws that apply to Glacier's and Bancshares' banking subsidiaries regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for loans. The laws and regulations governing Glacier's and Bancshares' banking subsidiaries generally have been promulgated to protect depositors and not to protect stockholders of such institutions or their holding companies.

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires federal banking regulators to adopt regulations in a number of areas to ensure bank safety and soundness, including: internal controls; credit underwriting; asset growth; management compensation; ratios of classified assets to capital; and earnings. However, this provision was subsequently modified through legislation to allow federal regulatory agencies to implement these standards through either guidelines or regulations. FDICIA also contains provisions which are intended to change independent auditing requirements; restrict the activities of state-chartered insured banks; amend various consumer banking laws; limit the ability of "undercapitalized banks" to borrow from the FRB's discount window; and require regulators to perform annual on-site bank examinations and set standards for real estate lending.

LOANS-TO-ONE BORROWER

         Each of Glacier's and Bancshares' banking subsidiaries is subject to limitations on the aggregate amount of loans that it can make to any one borrower, including related entities. Applicable regulations generally limit loans-to-one borrower to 15 to 20% of unimpaired capital and surplus. As of August 31, 1996, each of Glacier's and Bancshares' banking subsidiaries was in compliance with applicable loans-to-one borrower requirements.

FDIC INSURANCE

         Generally, customer deposit accounts in banks are insured by the FDIC for up to a maximum amount of $100,000. The FDIC has adopted a risk-based insurance assessment system. Under this system, depository institutions, such as the National Banks and the State Bank, with deposits insured by the Bank Insurance Fund ("BIF"), are required to pay an assessment to the BIF ranging from $.0 to $.27 per $100 of deposits, based on the institution's risk classification. Banks at the zero assessment rate will pay the statutory minimum of $2,000 for deposit insurance. On the other hand, institutions, such as the Savings Bank, with SAIF-insured deposits are required to pay an assessment ranging from $.23 to $.31 per $100 of deposits, based on the institution's risk classification.

         The risk classification is based on the FDIC's assignment of the institution to one of three capital groups and to one of three supervisory subgroups. The capital groups are "well capitalized," "adequately capitalized," and "undercapitalized." The three supervisory subgroups are Group "A" (for financially sound institutions with only a few minor weaknesses), Group "B" (for those institutions with weaknesses which, if uncorrected, could cause substantial deterioration of the institution and increase risk to the deposit insurance fund), and Group "C" (for those institutions with a substantial probability of loss to the fund absent effective corrective action).

         The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law. The insurance may be terminated permanently, if the institution has no tangible capital. If deposit insurance is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, will continue to be insured for a period of six months to two years, as determined by the FDIC.

CAPITAL REQUIREMENTS

         Banks and Bank Holding Companies. The FRB, the FDIC, and the OCC have established uniform capital requirements for all commercial banks. Bank holding companies are also subject to certain minimum capital requirements. A bank that does not achieve and maintain required capital levels may be subject to supervisory action through the issuance of a capital directive to ensure the maintenance of adequate capital levels. In addition, banks are required to meet certain guidelines concerning the maintenance of an adequate allowance for loan and lease losses.

         The FRB's, the FDIC's, and OCC's "risk-based" capital guidelines establish a systematic, analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. The risk-based ratio is determined by allocating assets and specified off-balance sheet commitments into several categories, with high levels of capital being required for the categories perceived as representing greater risk. The risk weights assigned to assets and credit equivalent amounts of off-balance sheet items are based primarily on credit risk. Other types of exposure, such as interest rate, liquidity and funding risks, as well as asset quality problems, are not factored into the risk-based ratio. Such risks, however, will be taken into account in determining a final assessment of an organization's capital adequacy. Under these new regulations, banks were required to achieve a minimum total risk-based capital ratio of 8% and a minimum Tier 1 risk-based capital ratio of 4%.

         The FRB, the FDIC, and the OCC also have adopted leverage ratio standards that require commercial banks to maintain a minimum ratio of core capital to total assets ("Leverage Ratio") of 3%. Any institution operating at or near this level is expected to have well-diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity and good earnings, and in general, to be a strong banking organization without any supervisory, financial or operational weaknesses or deficiencies. Any institutions experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions, well above the minimum levels (e.g., an additional cushion of at least 100 to 200 basis points, depending upon the particular circumstances and risk profile).

         The minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) required by the FRB for bank holding companies is 8%. At least one-half of the total capital must be Tier 1 capital; the remainder may consist of Tier 2 capital. Bank holding companies are also subject to minimum Leverage Ratio guidelines. These guidelines provide for a minimum Leverage Ratio of 3% for bank holding companies meeting certain specified criteria, including achievement of the highest supervisory rating. All other bank holding companies are required to maintain a Leverage Ratio which is at least 100 to 200 basis points higher (4 to 5%). These guidelines provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

         Savings Banks. Federally insured savings associations, such as the Savings Bank, must also maintain minimum levels of regulatory capital. Under FIRREA, the OTS has established capital standards applicable to all savings associations. These standards generally must be as stringent as comparable capital requirements imposed on national banks. The OTS also is authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

         Savings associations must satisfy three different OTS capital requirements. Under these standards, savings associations must maintain: (1) "tangible" capital equal to at least 1.5% of adjusted total assets; (2) "core" capital equal to at least 3% of adjusted total assets (however, savings associations must generally have core capital equal to four percent of adjusted total assets to be adequately capitalized for purposes of prompt corrective action, discussed in more detail below); and (3) "supplementary" capital equal to 8% of "risk-weighted" assets. The regulation

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defines core capital as common stockholders' equity (including retained earnings), non-cumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of fully consolidated subsidiaries, certain non-withdrawable accounts and pledged deposits and "qualifying supervisory goodwill." Core capital is generally reduced by the amount of a savings association's intangible assets, although limited exceptions to the deduction of intangible assets are provided for purchased mortgage servicing rights and certain other intangibles which currently are not significant to the calculation of the Savings Bank's regulatory capital. Tangible capital is core capital less all intangible assets, with a limited exception for purchased mortgage servicing rights.

         Both core and tangible capital are also reduced by an amount equal to a savings association's debt and equity investments in subsidiaries engaged in activities not permissible for national banks (other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies). These requirements did not materially affect the regulatory capital of the Savings Bank.

         A savings association may include both core capital and supplementary capital in the calculation of its total capital for purposes of the risk-based capital requirements, as long as the amount of supplementary capital included does not exceed the savings association's core capital. Supplementary capital consists of certain capital instruments that do not qualify as core capital, and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risks inherent in the type of assets. For example, the risk weights assigned by the OTS for certain principal categories of assets are as follows:

         (a) 0% for cash and securities issued by the United States Government to the extent unconditionally backed by the full faith and credit of the United States Government;

         (b) 20% for securities (other than equity securities) issued by the United States Government which are not unconditionally backed by the full faith and credit of the United States Government;

         (c) 20% for securities (other than equity securities) issued by United States Government-sponsored agencies and high quality mortgage-related securities, except for collateralized mortgage obligation residual classes;

         (d) 50% for qualifying residential construction loans, as defined by OTS regulations; and

         (e) 100% for most other loans and investments, including, without limitation, consumer loans, commercial loans, home equity loans, non-qualifying mortgage loans, residential construction loans, and certain equity investments.

Off-balance sheet items also are adjusted to take into account certain risk characteristics. The risk-based capital requirement is 8% of risk-weighted assets.

         In January, 1992, the OTS adopted an amendment to its core capital requirement, establishing a minimum leverage capital ratio of 3% for savings banks in the strongest financial and managerial condition. For all other savings associations, the minimum core capital ratio will range from 4 to 5% or more, as determined by the OTS on a case-by-case basis, based on the quality of the institution's risk management systems and the level of overall risk in each individual savings association as determined through the examination process.

         Failure of the Savings Bank to maintain any required level of capital would have a number of adverse consequences, including the imposition of numerous restrictions on the institution's lending, investment, deposit and borrowing activities, capital expenditures and compensation and employment practices, as well as possible restrictions on growth of the institution. An institution that lacks adequate capital or that fails to comply with a

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capital directive may be deemed to be in an unsafe and unsound condition. FIRREA expands the grounds for appointment of a conservator or receiver for a savings institution to include being in an unsafe and unsound condition to transact business. Furthermore, under certain conditions, which include an institution's lack of any tangible capital, the FDIC may seek to suspend an institution's deposit insurance. Finally, FDICIA provides that a regulator may treat an "unsafe or unsound" institution as if it were at a lower capital level, thus subjecting the institution to greater restrictions on its activities.

         Interest-Rate-Risk ("IRR") Component. FDICIA requires each federal banking agency to revise its risk-based capital standards for insured institutions to ensure that those standards take adequate account of interest-rate risk ("IRR"), concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multi-family residential loans. In August 1993, the OTS added an IRR component to its risk-based capital standards, effective January 1, 1994. The IRR component is a dollar amount, equal to one-half the difference between an institution's measured exposure and a normal level of exposure, that is deducted from total capital for the purpose of calculating an institution's risk-based capital requirement. An association's measured IRR is the change that occurs in its Net Portfolio Value ("NPV") as a result of a 200 basis point increase or decrease in interest rates (whichever leads to the lower NPV) divided by the estimated economic value (present value) of its assets; NPV equals the present value of expected cash inflows from existing assets less the present value of expected cash outflows from existing liabilities, plus the present value of net expected cash inflows from existing off-balance sheet contracts. An institution with a measured IRR of less than 2% has a normal level of IRR. Only institutions whose measured IRR exceeds 2% are required to maintain an IRR component. An association must maintain capital of at least 8% of risk-weighted assets, after the IRR component is deducted.

         In August of 1995, the FRB, the FDIC, and the OCC (collectively, "Agencies") adopted a joint final rule implementing the portion of Section 305 of FDICIA that requires the banking agencies to revise their risk-based capital standards to ensure that those standards take adequate account of interest rate risk. As of September 1, 1995, when evaluating the capital adequacy of a bank, examiners from the Agencies consider exposure to declines in the economic value of the bank's capital due to changes in interest rates. A bank may be required to hold additional capital for interest rate risk if it has significant exposure or a weak interest rate risk management process. Concurrent with the publication of this final rule, the Agencies proposed for comment a joint policy statement describing the process they will use to measure and assess a bank's interest rate risk. This joint policy statement was superseded by an updated Joint Policy Statement in June of 1996. Any impact the joint final rule and Joint Policy Statement may have on the National Banks or the State Bank cannot be predicted at this time.

         In addition, the Agencies published a joint final rule on September 6, 1996, amending their respective risk-based capital standards to incorporate a measure for market risk to cover all positions located in an institution's trading account and foreign exchange and commodity positions wherever located. This final rule takes effect on January 1, 1997 and implements an amendment to the Basle Capital Accord that sets forth a supervisory framework for measuring market risk. The final rule effectively requires banks and bank holding companies with significant exposure to market risk to measure that risk using its own internal value-at-risk model, subject to the parameters of the final rule, and to hold a sufficient amount of capital to support the institution's risk exposure.

         Institutions subject to this final rule must be in compliance with it by January 1, 1998. This final rule applies to any bank or bank holding company, regardless of size, whose trading activity equals 10% or more of its total assets, or whose trading activity equals $1 billion or more. An institution's trading activity is defined as the sum of its trading assets and trading liabilities as reported in its most recent call report for a bank, or its most recent Y-9C Report for a bank holding company. Total assets means quarter-end total assets. The Agencies may require an institution not otherwise subject to the final rule to comply with it for safety and soundness reasons and also may exempt an institution otherwise subject to the final rule from compliance under certain circumstances.

         Prompt Corrective Action. Under FDICIA, each federal banking agency must implement a system of prompt corrective action for institutions which it regulates. In September 1992, the federal banking agencies

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
adopted substantially similar regulations, which became effective on December 19, 1992, intended to implement this prompt corrective action system. Under the regulations, an institution is deemed to be (1) "well capitalized" if it has a total risk-based capital ratio of 10% or more, a Tier I risk-based capital ratio of 6% or more, a Tier I leverage capital ratio of 5% or more and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure; (2) "adequately capitalized" if it has a total risk-based capital ratio of 8% or more, a Tier I risk-based capital ratio of 4% or more, a Tier I leverage capital ratio of 4% or more (3% under certain circumstances) and does not meet the definition of "well capitalized;" (3) "undercapitalized" if it has a total risk-based capital ratio of under 8 cent, a Tier I risk-based capital ratio of under 4% and a Tier I leverage capital ratio of under 4% (3% under certain circumstances); (4) "significantly undercapitalized" if it has a total risk-based capital ratio of under 6%, a Tier I risk-based capital ratio of under 3%, a Tier I leverage capital ratio of under 3%; and (5) "critically undercapitalized" if it has a ratio of tangible equity to total assets of 2% or less.

         Increasingly severe restrictions are imposed on the payment of dividends and management fees, asset growth and other aspects of the operations of institutions that fall below the category of "adequately capitalized." Undercapitalized institutions must develop and implement capital plans acceptable to the appropriate federal regulatory agency. Such plans must require any company that controls an undercapitalized institution to provide certain guarantees that the institution will comply with the plan until it is "adequately capitalized". As of August 31, 1996, neither the Savings Bank, the State Bank, nor the National Banks were subject to any regulatory order, agreement, or directive to meet and maintain a specific capital level for any capital measure.

LIQUIDITY REQUIREMENTS

         All savings associations, such as the Savings Bank, must maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon the economic conditions and savings flows of all savings associations. At the present time, the required liquid asset ratio is 5%.

         Liquid assets for purposes of this ratio include specified short-term assets (e.g., cash, certain time deposits, certain banker's acceptances and short-term United States Government obligations), and long-term assets (e.g., United States Government obligations of more than one and less than five years and state agency obligations with a minimum term of 18 months). Short-term liquid assets currently must constitute at least 1% of an association's average daily balance of net withdrawable deposit accounts and short-term borrowings during the preceding calendar year. Monetary penalties may be imposed upon associations for violations of liquidity requirements.

         The National Banks follow the following liquidity guidelines:

         Loans/available deposits                 Less than 90%
         Investments/available deposits           Less than 50%
         Loans + Investments/available deposits   Less than 120%
         Fed Funds Purchase/total capital         Less than 50%
         Net liquid assets/net liabilities        Greater than 15%

QTL TEST

         In order to avoid certain restrictions on their operations, all savings associations, such as the Savings Bank, must meet the QTL test, originally established by Congress in the Competitive Equality Banking Act of 1987, and amended by FIRREA in 1989; the OTS issued final regulations incorporating the 1989 amendments to the QTL test in March 1993. A savings association that does not meet the QTL test must either convert to a bank charter or comply with the following restrictions on its operations: (1) the association may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national

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
bank; (2) the branching powers of the association are restricted to those of a national bank; (3) the association will not be eligible to obtain any advances from its FHLB without prior OTS approval; and (4) payment of dividends by the association are subject to the rules governing payment of dividends by a national bank. Three years following the date the association ceases to be a QTL, it must cease all activity not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations).

         Effective December 19, 1991, the definition of "Qualified Thrift Investments" was amended in its entirety, and the QTL test was amended to require that Qualified Thrift Investments represent 65% of portfolio assets, rather than 60 and 70% of tangible assets as previously required before and after July 1, 1991, respectively. The OTS regulations define portfolio assets as total assets less intangibles, property used by a savings association in its business and liquidity investments in an amount not exceeding 20% of assets. Under the amended definition of Qualified Thrift Investments, liquidity investments and the book value of property used in an association's business are not considered Qualified Thrift Investments. In addition, Qualified Thrift Investments do not include any intangible assets. Subject to a 20% of portfolio assets limit, however, savings associations may treat as Qualified Thrift Investments 200% of their investments in (1) loans to finance "starter homes;"
(2) loans for the construction, development or improvement of domestic residential housing and community service facilities located within a "credit-needy area;" and (3) loans to certain small businesses located within credit-needy areas. A savings association that was not subject to sanctions for failure to comply with a QTL test as of June 30, 1991, is deemed to initially satisfy the revised test. A savings association that fails to maintain the QTL status will be permitted to re-qualify one time, and if it fails the QTL test a second time, it will become immediately subject to all penalties as if all time limits on such penalties had expired.

         On June 30, 1996, approximately 81% of the Savings Bank's assets were invested in Qualified Thrift Investments, which exceeded the percentage required to qualify the Savings Bank under the QTL test in effect at that time. Because the Savings Bank was not subject to sanctions for failure to comply with the QTL test as of June 30, 1991, it is deemed to satisfy the QTL test as in effect on July 1, 1991 and will remain in compliance until its monthly average percentage of Qualified Thrift Investments to portfolio assets falls below 65% in nine months out of any 12-month period.

         The National Banks and the State Bank are not subject to a QTL test comparable to that which is applicable to savings associations.

RESTRICTIONS ON CAPITAL DISTRIBUTIONS

         Dividends paid to Glacier by its banking subsidiaries are a material source of Glacier's cash flow. Likewise, dividends paid to Bancshares by the Bank are a material source of Bancshares' cash flow. Various federal and state statutory provisions limit the amount of dividends Glacier's and Bancshares' banking subsidiaries are permitted to pay to Glacier and Bancshares, respectively, without regulatory approval. FRB policy further limits the circumstances under which bank holding companies may declare dividends. For example, a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset qualify, and overall financial condition.

         If, in the opinion of the applicable federal banking agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the institution, could include the payment of dividends), the agency may require, after notice and hearing, that such institution cease and desist from such practice. In addition, the FRB and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

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
         The Savings Bank. Generally, FDICIA prohibits an insured institution from declaring any dividends, making any other capital distribution, or paying a management fee to a controlling person if, following the distribution or payment, the institution would be within any of the three undercapitalized capital adequacy categories (see "Prompt Corrective Action," above). OTS regulations govern capital distributions by savings associations, including dividends, stock repurchases, cash-out mergers, capitalization of holding companies in a reorganization and certain other transactions involving the pay-out of capital, which the OTS may find to be subject to the capital distribution regulations. Generally, these regulations create a safe harbor for specified levels of capital distributions from associations meeting at least their minimum capital requirements, so long as such associations notify the OTS and receive no objection to the distribution from the OTS. Prior OTS approval is required before making any capital distributions if the associations and/or distributions do not qualify for the safe harbor.

         Generally, Tier 1 associations, which are savings associations that before and after the proposed distribution meet or exceed their fully phased-in capital requirements, may make capital distributions during any calendar year up to the amount that would reduce its surplus capital ratio to no less than one-half of its surplus capital ratio at the beginning of the calendar year. The "surplus capital ratio" is defined to mean the percentage by which the association's ratio of total capital-to-assets exceeds the ratio of its fully phased-in capital requirement to assets, and "fully phased-in capital requirement" is defined to mean an association's capital requirement under the statutory and regulatory standards applicable on December 31, 1994, as modified to reflect any applicable individual minimum capital requirement imposed upon the association. At December 31, 1995, the Savings Bank was a Tier 1 association under the OTS capital distribution regulation. The amount of allowable distributions was approximately $1,069,000 as of December 31, 1995.

         Tier 2 associations, which are associations that before and after the proposed distribution meet or exceed their current minimum tangible, core and risk-based capital requirements, but do not meet January 1, 1995, capital requirements, or are Tier I associations which have been placed into Tier II by the OTS, may make capital distributions over the most recent four quarter period up to a specified percentage of their net income during that four quarter period, depending on how close the association is to meeting its fully phased-in capital requirements. Tier 2 associations that meet the capital requirements in effect on January 1, 1993, (including the 8% risk-based requirement and then-applicable exclusions on non-permissible subsidiary investments and goodwill) are permitted to make distributions totaling up to 75% of net income over the four quarter period. Tier 2 associations that meet the January 1, 1991, capital requirements (including the 7.2% risk-based requirement and the then-applicable exclusions of non-permissible subsidiary investments and goodwill) are permitted to make distributions totaling up to 50% of net income over the four quarter period.

         In order to make distributions under these safe harbors, Tier 1 and Tier 2 associations must submit 30 days written notice to the OTS prior to making the distribution. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns. In addition, a Tier 1 association deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 association as a result of such a determination.

         Tier 3 associations, which are associations that do not meet current minimum capital requirements, or that have capital in excess of either their fully phased-in capital requirement or minimum capital requirement but which have been notified by the OTS that it will be treated as a Tier 3 association because they are in need of more than normal supervision, cannot make any capital distribution without obtaining OTS approval prior to making such distributions.

         Rules proposed by the OTS in December 1994 would revise and simplify the OTS capital distribution regulations described above, by conforming the rules to the prompt corrective action system. At this time, it is unclear whether the OTS will adopt these proposed rules. If they are adopted, it is impossible to predict the impact, if any, of these regulations on the Savings Bank.

                                      -70-
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         The National Banks. Under the National Bank Act, national banks, such as the National Banks, may not pay dividends without advance approval of the OCC if the total of all dividends declared by any such bank in any calendar year will exceed the sum of its net profits (as defined by statute) for that year plus its retained profits for the preceding two calendar years, less any required transfers to surplus. The National Bank Act also prohibits national banks from paying dividends that would be in an amount greater than net profits then on hand (as defined by statute) after deducting losses and bad debts (as defined by statute). The amount available for dividend distribution by the National Banks as of December 31, 1995, was approximately $1,080,000.

         The State Bank. Montana law imposes the following limitations on the payment of dividends by Montana state banks: (1) until the bank's surplus fund is equal to 50% of its paid-up capital stock, no dividends may be declared unless at least 25% of the bank's net earnings for the dividend period have been carried to the surplus account, and (2) a bank must give notice to the Banking and Financial Institutions Division before declaring a dividend larger than the previous two years' net earnings.

FEDERAL HOME LOAN BANK SYSTEM

         All of Glacier's and Bancshares' banking subsidiaries are members of the FHLB of Seattle, which is one of the 13 regional FHLBs that administer the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB.

         As members, the respective banking subsidiaries of Glacier and Bancshares must purchase and maintain stock in the FHLB of Seattle in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year. On December 31, 1995, Glacier's banking subsidiaries had $7.1 million in FHLB stock, which was sufficient to comply with this requirement. On December 31, 1995, the Bank had $258,000 in FHLB stock, which was sufficient to comply with this requirement.

         The FHLBs must provide funds for the resolution of troubled savings associations and contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment in low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future. These contributions also could have an adverse effect on the value of FHLB stock in the future. Dividends paid by the FHLB of Seattle to Glacier's banking subsidiaries for the years ended December 31, 1995 and 1994, totaled $413,000 and $315,000, respectively. Dividends paid to the State Bank for the years ended December 31, 1995 and 1994, totaled $8,100 and none, respectively.

FEDERAL RESERVE SYSTEM

         The FRB requires all depository institutions to maintain reserves against their transaction accounts (primarily checking accounts) and non-personal time deposits. Currently, reserves of 3% must be maintained against total transaction accounts of $49.8 million or less (after a $4.2 million exemption), and an initial reserve of 10% (subject to adjustment by the FRB to a level between 8% and 14%) must be maintained against that portion of total transaction accounts in excess of such amount. On December 31, 1995, each of Glacier's and Bancshares' banking subsidiaries was in compliance with applicable requirements.

         The balances maintained to meet the reserve requirements imposed by the FRB may be used to satisfy applicable liquidity requirements. Because required reserves must be maintained in the form of vault cash or a non-interest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce the earning assets of Glacier's and Bancshares' banking subsidiaries.

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
RECENT FEDERAL LEGISLATION

         Federal Taxation. Glacier and the Savings Bank will report their income on a calendar year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Savings Bank's reserves for bad debts discussed below. The following discussion of tax matter is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to Glacier or the Savings Bank.

         Tax Bad Debt Reserves. For taxable years beginning before January 1, 1996, savings institutions such as the Savings Bank which met certain definitional tests primarily relating to their assets and the nature of their business ("qualifying thrifts") were permitted to establish a reserve for bad debts and to make annual additions thereto, which additions may, within specified formula limits, have been deducted in arriving at their taxable income. The Savings Bank's deduction with respect to "qualifying loans," which are generally loans secured by certain interests in real property, may have been computed using an amount based on the Savings Bank's actual loss experience, or a percentage equal to 8% of the Savings Bank's taxable income, computed with certain modifications and reduced by the amount of any permitted additions to the nonqualifying reserve. The Savings Bank's deduction with respect to nonqualifying loans was computed under the experience method, which essentially allows a deduction based on the Savings Bank's actual loss experience over a period of several years. Each year the Savings Bank selected the most favorable way to calculate the deduction attributable to an addition to the tax bad debt reserve.

         Recently enacted federal legislation repeals the reserve method of accounting for bad debt reserves for tax years beginning after December 31, 1995. As a result, savings associations are no longer able to calculate their deduction for bad debts using the percentage-of-taxable-income method. Instead, savings associations are required to compute their deduction based on specific charge-offs during the taxable year or, if the savings association or its controlled group had assets of less than $500 million, based on actual loss experience over a period of years. This legislation also requires savings associations to recapture into income over a six-year period their post-1987 additions to their bad debt tax reserves, thereby generating additional tax liability. At June 30, 1996, the Savings Bank's post-1987 reserves were approximately $2.4 million. The recapture may be suspended for up to two years if, during those years, the institution satisfies a residential loan requirement. The Savings Bank anticipates that it will meet the residential loan requirement for the taxable year ending December 31, 1996.

         Under prior law, if the Savings Bank failed to satisfy the qualifying thrift definitional tests in any taxable year, it would be unable to make additions to its bad debt reserve. In addition, the Savings Bank would be required to deduct bad debts as they occur and would additionally be required to recapture its bad debt reserve deductions ratably over a multi-year period. At June 30, 1996, the Savings Bank's total bad debt reserve for tax purposes was approximately $3.6+ million. Under the recently enacted federal legislation, a savings association will not be required to recapture its pre-1988 bad debt reserves if it ceases to meet the qualifying thrift definitional tests.

         Interstate Banking and Branching. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Act") permits nationwide interstate banking and branching. This legislation generally authorizes interstate branching and relaxes federal law restrictions on interstate banking. These new interstate banking and branching powers will be phased in through next year and individual states have authority to "opt out" of certain of these provisions. The Interstate Act currently allows states to enact "opting-in" legislation that (1) permits interstate mergers within their own borders before June 1, 1997, and (2) permits out-of-state banks to establish de novo branches within the state. Beginning September 29, 1995, subject to certain state laws, such as age and contingency laws, bank holding companies may purchase banks in any state. Additionally, subject to certain state laws, such as age and contingency laws, beginning June 1, 1997, banks will be permitted to merge with banks in any other state as long as the home state of neither merging bank has "opted out." The Interstate Act requires regulators to consult with community organizations before permitting an interstate institution to close a branch in a low-income area.

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
         Regulatory Improvement. In 1994, Congress enacted the Community Development and Regulatory Improvement Act ("Regulatory Improvement Act"), which among other things, is intended to relieve the regulatory burden on financial institutions. Certain regulatory procedures are streamlined and certain regulatory compliance requirements are eased.

         At this time, the full impact that the Interstate Act and the Regulatory Improvement Act might have on Glacier and its subsidiaries is impossible to predict.

REGULATORY ENFORCEMENT AUTHORITY

         The enforcement powers available to federal banking regulators are substantial and include, among other things, the ability to assess civil monetary penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, enforcement actions must be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions, or inactions, may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. Applicable law also requires public disclosure of final enforcement actions by the federal banking agencies.

                   DESCRIPTION OF GLACIER'S CAPITAL STOCK AND
                   COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF
                       BANCSHARES AND GLACIER COMMON STOCK

         The DGCL, as amended, and Glacier's Certificate of Incorporation and Bylaws, both as amended, govern the rights of Glacier stockholders and will govern the rights of Bancshares' stockholders who become stockholders of Glacier through the Merger. The rights of Bancshares stockholders are currently governed by the MBCA, as amended, and by Bancshares' Articles of Incorporation and Bylaws. The following is a brief summary of certain differences between the rights, respectively, of Bancshares and Glacier stockholders. This summary does not purport to be complete and is qualified by the documents and statutes referenced and by other applicable law.

GENERAL

         Under its Articles of Incorporation, Glacier's authorized capital stock consists of 12,500,000 common stock shares with a $.01 per share par value, and 7,500,000 preferred stock shares with a $.01 per share par value.

         Bancshares' authorized capital stock consists of 250,000 common stock shares with a $10.00 per share par value and 50,000 preferred stock shares with a $50.00 per share par value.

         The following is a more detailed description of Glacier's and Bancshares' capital stock.

PREFERRED STOCK

         As of October 1, 1996, neither Glacier nor Bancshares had any shares of preferred stock issued. The Glacier Board is authorized, without further stockholder action, to issue preferred stock shares with such designations, preferences and rights as the Glacier Board may determine. Likewise, the Bancshares Board is authorized, without further stockholder action, to issue preferred stock shares with such designations, preferences and rights as the Bancshares Board may determine.

COMMON STOCK

         As of October 1, 1996, there were 3,363,297 shares of Glacier Common Stock issued and outstanding, in addition to options for the purchase of 217,284 shares of Glacier Common Stock under Glacier's employee and director stock option plans.

         As of October 1, 1996, there were 48,661 shares of Bancshares Common Stock issued and outstanding, in addition to options for the purchase of 1,000 shares of Bancshares Common Stock under Bancshares' stock options.

DIVIDEND RIGHTS

         Dividends may be paid on Glacier Common Stock as and when declared by the Glacier Board out of funds legally available for the payment of dividends. The Glacier Board may issue preferred stock that is entitled to such dividend rights as the Glacier Board may determine, including priority over the common stock in the payment of dividends. The ability of Glacier to pay dividends basically depends on the amount of dividends paid to it by its subsidiaries. Accordingly, the dividend restrictions imposed on the subsidiaries by statute or regulation effectively may limit the amount of dividends Glacier can pay. See "SUPERVISION AND REGULATION -- The Bank Subsidiaries; Dividend Restrictions". Under the DGCL, the Glacier Board can declare dividends out of Glacier's surplus. If there is no surplus, the Board may declare dividends out of Glacier's net profits for the fiscal year in which the dividend is declared, or for the preceding fiscal year, unless there is a deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference to the distribution of assets.

         Dividends may be paid on Bancshares Common Stock as and when declared by the Bancshares Board out of funds legally available for the payment of dividends. The Bancshares Board may issue preferred stock that is entitled to such dividend rights as the Bancshares Board may determine, including priority over the common stock in the payment of dividends. The ability of Bancshares to pay dividends basically depends on the amount of dividends paid to it by its subsidiary. Accordingly, the dividend restrictions imposed on its subsidiary by statute or regulation effectively may limit the amount of dividends Bancshares can pay (See "SUPERVISION AND REGULATION -- The Bank Subsidiaries; Dividend Restrictions"). Under the MBCA, the Bancshares Board is barred from making any dividend payment if, after giving effect to such payment, Bancshares is either unable to pay its debts as they become due in the usual course of business or Bancshares' total assets would be less than the sum of its total liabilities, as more fully provided in MBCA Section 35-1-712(3).

VOTING RIGHTS

         All voting rights are currently vested in the holders of Glacier Common Stock and Bancshares Common Stock, respectively, with each share being entitled to one vote.

         Glacier's Bylaws and Bancshares' Articles of Incorporation provide that stockholders do not have cumulative voting rights in the election of directors. The Glacier and Bancshares Boards are each authorized to determine the voting rights of any preferred stock that may be issued.

PREEMPTIVE RIGHTS

         Neither Glacier's stockholders nor Bancshares' stockholders have preemptive rights to subscribe to any additional securities that may be issued.

LIQUIDATION RIGHTS

         If Glacier is liquidated, the holders of Glacier Common Stock are entitled to share, on a pro rata basis, Glacier's remaining assets after provision for liabilities. The Glacier Board is authorized to determine the liquidation rights of any preferred stock that may be issued.

         Similarly, Bancshares Common Stock holders are entitled to share, pro rata, Bancshares' remaining assets after provision for liabilities, if Bancshares is liquidated. The Bancshares Board is authorized to determine the liquidation rights of any preferred stock that may be issued, including priority over the liquidation rights of holders of Bancshares Common Stock.

ASSESSMENTS

         All outstanding shares of Bancshares Common Stock and of Glacier Common Stock are fully paid and nonassessable.

BOARD OF DIRECTORS

         Glacier's Certificate of Incorporation provide for division of its Board into three classes, as nearly equal in number as possible. Each director serves for a three-year term, and the classes are staggered so that one class is elected each year. The Glacier Board sets the exact number of directors by resolution. Currently, the Glacier Board has seven directors. A Glacier director may be removed with cause by Glacier's stockholders if a majority of the stockholders entitled to vote on the matter vote in favor of removal at a meeting expressly called for that purpose. A Glacier director may not be removed without cause.

         Bancshares' Bylaws provide that each member of its Board serves for a one-year term and until the director's successor is elected and qualified. Under Bancshares' Bylaws, its Board must consist of at least five, but no more than nine directors; the Bancshares Board sets the exact number by resolution. Under the MBCA, the Board of Directors may not increase or decrease the size of the Board by more than 30% of the number of directors last approved by the stockholders. Currently, the Bancshares Board has six directors. Bancshares' stockholders, by an affirmative majority vote, may remove any director from office, with or without cause, before his or her term expires.

INDEMNIFICATION AND LIMITATION OF LIABILITY

         Glacier's Certificate of Incorporation provides that the personal liability of Glacier's directors and officers for monetary damages shall be eliminated to the fullest extent permitted under the DGCL.

         Glacier's Bylaws provide that Glacier will indemnify any present or former director, officer or employee, or any present or former director, officer or employee of another business entity serving in such capacity at Glacier's request, from any threatened, pending or completed action, suit or proceeding against expenses (including attorney's fees), judgments, fines, excise taxes and settlement amounts actually and reasonably incurred by such person to the fullest extent permitted under Sections 145(a)-(d) of the DGCL. Glacier will not be liable, however, for any settlement amounts which are effected without Glacier's prior written consent, or any amounts claimed in an action that was initiated by any person seeking indemnification without Glacier's prior written consent. Reasonable expenses (including attorney's fees) will be advanced to any person claiming indemnification if that person undertakes in writing to repay Glacier if it is ultimately determined that the person is not entitled to indemnification. Glacier's obligation to indemnify and advance expenses to persons covered by Glacier's bylaw indemnification provisions will continue despite the subsequent amendment or repeal of Glacier's bylaw indemnification provisions. Indemnification rights and procedures are set forth in more detail in Glacier's Bylaws.

         Bancshares' Articles of Incorporation provide that the personal liability of Bancshares' directors will be limited or eliminated to the fullest extent permitted under the MBCA, except for (i) acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (ii) unlawful distributions as prescribed in MBCA Section 35-1-713, or
(iii) any transaction from which the director derived an improper personal benefit. This limitation or elimination of director's liability will continue despite the subsequent amendment or repeal of the Articles' liability limitation provisions.

         Also under its Articles of Incorporation, Bancshares is authorized to indemnify its directors, officers or former directors and officers, or any person who served at Bancshares' request as a director or officer of another business entity. Bancshares' Bylaws provide these persons will be indemnified against expenses (including attorney's fees), judgments, fines and settlement amounts actually and reasonably incurred in connection with the defense of any action, suit or proceeding (other than actions by or in the right of Bancshares) in which they are, or are threatened to be made, a party by reason of being, or having been, a director or officer. To be entitled to indemnification, the person must have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, Bancshares' best interests. In connection with criminal matters, the person claiming indemnification must have had no reasonable cause to believe that his or her conduct was illegal.

         In threatened, pending or completed actions brought by or in the right of Bancshares, a person entitled to indemnification will be indemnified against expenses (including attorneys' fees), actually and reasonably incurred by him or her in connection with the action's defense or settlement. Again, the person must have acted in good faith and in a manner he or she reasonably believed was in the best interests of Bancshares. No indemnification is available if the person claiming indemnification is adjudged negligent or liable for misconduct in the performance of his or her duties to Bancshares, unless the court determines that the person is fairly and reasonably entitled to indemnification.

         Under its Articles, Bancshares is authorized, to the fullest extent permitted by the MBCA, to enter into agreements with its directors and former directors to advance expenses and litigation costs without making any prior determination of the director's good faith or reasonable beliefs with regard to the lawfulness of his or her activity. Under its Bylaws, Bancshares may advance funds to a person claiming indemnification if authorized by the Board of Directors, and if the person undertakes to repay advanced funds unless it is ultimately determined that the person should be indemnified by Bancshares. Indemnification rights and procedures are set forth in more detail in Bancshares' Bylaws.

AMENDMENT OF CHARTER AND BYLAWS

         Under Delaware law, Glacier's stockholders may amend Glacier's Certificate of Incorporation by an affirmative majority vote of the shares entitled to vote on the matter following approval of the amendment by Glacier's Board, but the anti-takeover provisions detailed in Article 9 of Glacier's Certificate, under Section 9.6 of Glacier's Certificate of Incorporation, may not be amended or repealed and provisions inconsistent with Article 9 may not be adopted without the affirmative vote of 80% of the outstanding voting stock. Glacier's Board is authorized to alter, amend or repeal Glacier's Bylaws by affirmative vote; Glacier's stockholders are authorized to alter, amend or repeal Glacier's Bylaws by majority vote at an annual stockholders meeting or at a special stockholders meeting.

         Under Montana law and Bancshares' Articles of Incorporation, Bancshares' stockholders may amend Bancshares' Articles of Incorporation by an affirmative vote of the shares entitled to vote on the matter, following recommendation of the amendment to the stockholders by the Bancshares Board. The Bancshares Board may make the amendments listed in MBCA Section 35-1-226 to the Articles of Incorporation without stockholder approval. Either the stockholders or the Board may amend Bancshares' Bylaws.

REPURCHASE OF SHARES

         Under Delaware and Montana law, a corporation may acquire shares of its own stock. Therefore, both Glacier and Bancshares may repurchase shares of their own capital stock.

DISSENTERS' RIGHTS

         Under the MBCA, a stockholder is entitled to dissent from, and, upon completion of various notice and demand requirements prescribed in Section 35-1-826 through Section 35-1-839, to obtain the fair value of his or her shares in the event of certain corporate actions, including certain mergers, share exchanges, sales of substantially all assets of the corporation, and certain amendments to the corporation's articles of incorporation.

         Under the DGCL, a stockholder who has neither voted in favor of a proposed merger nor consented in writing to a proposed merger is entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her shares, unless the merger is a stock-for-stock merger and either (i) the stock is listed on a national exchange or is designated a national market system security on an interdealer quotation system by The Nasdaq Stock Market, (ii) the stock is held by more than 2,000 stockholders, or (iii) stockholders are not entitled to vote on the merger. Because Glacier's Common Stock is traded on NASDAQ, in the event of a proposed merger, Glacier stockholders will not be entitled under Delaware law to appraisal rights (rights to receive the fair value of their shares in cash upon dissent from the proposed merger and rights to an appraisal of the fair value of their shares), regardless of whether a Glacier stockholder votes for or against the proposed merger.

SALES OF ASSETS, MERGERS AND SHARE EXCHANGES - VOTING

         Under the MBCA, unless a corporation's articles of incorporation provide for a lesser vote (but not less than a majority), approval by at least two-thirds of the outstanding shares entitled to vote or two-thirds of each voting group is required for mergers, asset sales, and dissolutions. Separate voting by voting groups is required (i) on a plan of share exchange, and (ii) on a plan of merger if it contains provisions that would require separate voting if contained in an amendment to articles of incorporation. Bancshares' Articles of Incorporation contain no provisions pertaining to stockholder approval of mergers and share exchanges.

         Under the DGCA, sales of assets, mergers and dissolutions must be approved by a majority of a corporation's outstanding stock. In addition, the DGCA prohibits certain business combinations with a business entity for a period of three years following the entity's acquisition of at least 15% of the corporation's voting stock. Article 9 of Glacier's Certificate of Incorporation provides that certain mergers involving a stockholder owning 10% or more of Glacier's outstanding voting stock must be approved by 80% of Glacier's outstanding voting stock. These provisions are described in "Potential `Anti-Takeover' Provisions" below.

POTENTIAL "ANTI-TAKEOVER" PROVISIONS

         Glacier's Certificate of Incorporation and the DGCL contain certain provisions which may limit or prevent certain acquisitions. These provisions are briefly summarized below.

         1. Glacier's Certificate of Incorporation.

         Glacier's Certificate of Incorporation includes certain provisions that could make it more difficult for another party to acquire Glacier by means of a tender offer, a proxy contest, merger or otherwise. These provisions include (i) a requirement that at least 80% of Glacier's outstanding voting stock approve business combinations (discussed in more detail below), (ii) an authorization to Glacier's Board allowing it to issue preferred stock (discussed in more detail below), and (iii) restrictions on removal of directors which could limit changes in the composition of the Glacier Board (see "Board of Directors," above).

         Article 9 of Glacier's Certificate of Incorporation contains detailed provisions governing certain change-in-control transactions, including mergers and consolidations, and significant sales of corporate assets, involving business entities owning at least 10% of Glacier's outstanding voting stock, or which have the opportunity, through beneficial ownership of the voting stock or rights to acquire Glacier voting stock, to own or control at least 10% of Glacier's voting stock. Other transactions treated as business combinations under these change-in-control provisions are detailed in Section 9.1 of Glacier's Certificate of Incorporation. All such business combinations must be approved by at least 80% of Glacier's outstanding voting stock entitled to vote generally in the election of directors, all of which will vote as one class, with each share entitled to the number of votes that it is granted either under the Certificate of Incorporation, or, if preferred stock, as designated by the Board of Directors when the preferred shares were issued. The "super-majority" voting requirement applies regardless of other requirements in Glacier's Certificate of Incorporation and Bylaws, lesser voting requirements provided by applicable law, and requirements imposed under any agreement between Glacier and any national securities exchange.

         The "super-majority" voting requirement does not apply to those business combinations which meet all the criteria prescribed in Section 9.2 of Glacier's Certificate of Incorporation. Some of these stringent criteria include the approval of the business combination by directors unaffiliated with the Glacier stockholder seeking the business combination, the payment of fair and adequate consideration (based upon recent pricing history of Glacier's stock), limitations on the form of consideration payable to Glacier's stockholders, and Glacier's continuing ability to pay dividends of a consistent value on its outstanding stock. Other requirements are detailed in Section 9.2 of Glacier's Certificate of Incorporation.

         In addition, the authorization of preferred stock, which is intended primarily as a financing tool and not as a defense against takeovers, may potentially be used by management to render more difficult uninvited attempts to acquire control of Glacier (e.g., by diluting the ownership interest of a substantial stockholder, increasing the amount of consideration necessary for a stockholder to obtain control, or selling authorized but unissued shares to friendly third parties).

         The requirement of a super-majority vote of stockholders to approve change-in-control transactions, the availability of Glacier's preferred stock for issuance without stockholder approval, the staggered terms for Glacier's directors, provisions in Glacier's Certificate of Incorporation permitting the removal of directors only for cause and the Glacier Board's ability to expand the Board size and fill resulting vacancies, may have the effect of lengthening the time required for a person to acquire control of Glacier through a tender offer, proxy contest, the election of a majority of the Glacier Board, or otherwise, and may deter any potential unfriendly offers or other efforts to obtain control of Glacier. This could deprive Glacier's stockholders of opportunities to realize a premium for their Glacier Common Stock and could make removal of incumbent directors more difficult, even in circumstances where the action was favored by a majority of Glacier's stockholders.

         2. Delaware Law.

         Delaware's significant anti-takeover provisions are generally described below.

         Delaware prohibits business combinations with an interested stockholder (i.e., a stockholder who owns at least 15% of the voting stock of a corporation) for a period of three years following the date the stockholder becomes interested. Business combinations with an interested stockholder are not prohibited, however, if (i) the corporation's board of directors approves in advance either the business combination or the transaction in which the stockholder becomes an interested stockholder, (ii) the stockholder acquires 85% or more of the outstanding voting stock in the same transaction in which the stockholder becomes interested, or (iii) the board of directors approves the business combination and at least two-thirds of the outstanding voting stock (excluding those shares held by the acquiring stockholder) approve the transaction by affirmative vote.

         These change-of-control provisions of the DGCL will not apply if (i) a corporation expressly elects not to follow them, (ii) a stockholder inadvertently becomes interested and divests his shares as soon as practicable, or (iii) the corporation has no stock listed on a national securities exchange, authorized for quotation on an inter dealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders.

         3. Montana Law.

         The MBCA contains no significant anti-takeover provisions. All provisions regarding mergers, consolidations, exchange of shares and related business combinations are governed by Sections 35-1-813 through 35-1-839, the MBCA's standard merger and consolidation provisions.

                              CERTAIN LEGAL MATTERS

         The validity of the Glacier Common Stock to be issued in the Merger will be passed upon for Glacier by its counsel, Graham & Dunn, Seattle/Tacoma, Washington. Graham & Dunn also will give an opinion concerning certain tax matters related to the Merger.

                                     EXPERTS

         The consolidated financial statements of Glacier as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference into this Prospectus/Joint Proxy Statement and in the Registration Statement in reliance on the report of KPMG, independent certified public accountants, as indicated in their reports with respect thereto, and on the authority of such firm as experts in accounting and auditing. KPMG's report refers to a change in the method of accounting for investment securities.

         The consolidated financial statements of Bancshares as of December 31, 1995 and 1994 and for the years then ended included in this Prospectus/Joint Proxy Statement and in the Registration Statement in reliance on the report of KPMG, independent certified public accountants, as indicated in their reports with respect thereto, and on the authority of such as experts in accounting and auditing. KPMG's report refers to a change in the method of accounting for investment securities.

                                  OTHER MATTERS

         Neither the Bancshares Board nor the Glacier Board is aware of any business to come before the parties' respective parties' Special Stockholder Meetings, other than those matters described above in this Prospectus/Joint Proxy Statement. However, if any other matters should properly come before any of the Special Meetings, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

         Article VI of Glacier's Bylaws requires the indemnification of any person made or threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of the Registrant or any predecessor of the Registrant, or is or was serving at the request of the Registrant or any predecessor of the Registrant as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement in connection with such action, suit or proceeding to the fullest extent authorized under Section 145 of the DGCL; provided however, that the Registrant will not be liable for any amounts due in connection with a settlement of any action, suit or proceeding effected without the Registrant's prior written consent, or any action, suit or proceeding initiated by any person seeking indemnification pursuant to the Bylaws without the prior written consent of the Registrant.

         Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

         Article 8 of Glacier's Certificate of Incorporation provides that the personal liability of the Registrant's directors and officers for monetary damages shall be eliminated to the fullest extent permitted by the DGCL as it exists or may thereafter be in effect. Any amendment to, modification or repeal of such Article 8 shall not adversely affect the rights provided thereby with respect to any claim, issue or matter in any proceeding that is based in any respect on any alleged action or failure to act prior to any such amendment, modification or repeal.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) The exhibits are listed on the accompanying "Exhibit Index".

         (b) Financial Statement Schedules.

         (c) The opinion of the financial advisors are set forth as Appendices D and E to this Prospectus/Joint Proxy Statement

ITEM 22. UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to;

               (i) Include any prospectus required by Section 10(a)(3) of the 1933 Act;

              (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) Include any additional or changed information on the plan of distribution;

         (2) For determining liability under the 1933 Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) To advise all directors and officers that insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the 1933 Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kalispell, State of Montana on October 4, 1996.

                                   GLACIER BANCORP, INC.


                                   By: /s/ John S. MacMillan
                                       -----------------------------------------
                                       John S. MacMillan, Chairman of the Board,
                                       President and Chief Executive Officer

                                POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes and appoints John S. MacMillan, Michael J. Blodnick and James H. Strosahl, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

     Pursuant to the requirements of the 1933 Act, this Power of Attorney has been signed by the following persons in the capacities indicated, on the 4th day of October, 1996.

     SIGNATURE                                                     TITLE
     ---------                                                     -----

/s/ John S. MacMillan                  Chairman of the Board, President and
-----------------------------          Chief Executive Officer and Director
John S. MacMillan                      (Principal Executive Officer)


/s/ James H. Strosahl                  Treasurer and Chief Financial Officer
-----------------------------          (Principal Financial and Accounting
James H. Strosahl                      Officer)


/s/ Michael J. Blodnick                Executive Vice President, Chief Operating
-----------------------------          Officer and Board Secretary
Michael J. Blodnick


/s/ L. Peter Larson                    Director
-----------------------------
L. Peter Larson


/s/ Darrell R. (Bill) Martin           Director
-----------------------------
Darrell R. (Bill) Martin


/s/ F. Charles Mercord                 Director
-----------------------------
F. Charles Mercord


/s/ Everit A. Sliter                   Director
-----------------------------
Everit A. Sliter


/s/ Harold A. Tutvedt                  Director
-----------------------------
Harold A. Tutvedt

                                  EXHIBIT INDEX


Exhibit No.                          Description of Exhibit
-----------                          ----------------------

   2.1 Plan and Agreement of Merger between Glacier and Bancshares dated as of August 9, 1996, (included in this Registration Statement as Appendix A to the Prospectus/Joint Proxy Statement).

   5.1 Form of Opinion of Graham & Dunn as to the legality of securities.

   8.1 Form of Opinion of Graham & Dunn as to federal income tax consequences.

   10.1 Stock Option Agreement between Glacier and Bancshares dated as of August 9, 1996 (included in this Registration Statement as Appendix B to the Prospectus/Joint Proxy Statement).

   10.2             Employment Agreement between the Bank and William L.
                    Bouchee, dated as of August 9, 1996.

   10.3 Employment Agreement between the Bank and Harold Frasier, dated as of August 9, 1996.

   10.4 Employment Agreement between the Bank and Weymouth Symmes, dated as of August 9, 1996.

   10.5 Form of Noncompetition Agreement among Glacier, Bancshares and each respective director of Bancshares, dated as of August 9, 1996.

   23.1 Consent of Graham & Dunn (contained in its opinion filed as Exhibit 5.1).

   23.2 Consent of Graham & Dunn as to its tax opinion (contained in its opinion filed as Exhibit 8.1).

   23.3 Consent of KPMG, Glacier's and Bancshare's independent auditors.

   23.4 Consent of Columbia Financial (contained in its opinion included in this Registration Statement as Appendix D to the Prospectus/Joint Proxy Statement).

   23.5 Consent of D.A. Davidson (contained in its opinion included in this Registration Statement as Appendix E to the Prospectus/Joint Proxy Statement).

   24.1 Power of Attorney (included in the signature page of this Registration Statement) and certified resolutions of the Glacier Board.

   99.1 Opinion of Columbia Financial (included as Appendix D to the Prospectus/Joint Proxy Statement).

   99.2 Opinion of D.A. Davidson (included as Appendix E to the Prospectus/Joint Proxy Statement).

   99.3 Form of proxy to be mailed to the stockholders of Bancshares.

   99.4             Form of proxy to be mailed to the stockholders of Glacier.

   99.5             Rule 438 Consent of William L. Bouchee.

   99.6             Rule 438 Consent of Allen Fetscher.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Glacier Bancorp, Inc.:

We have audited the accompanying consolidated statements of financial condition of Missoula Bancshares, Inc. and subsidiary as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of Missoula Bancshares, Inc. and subsidiary's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Missoula Bancshares, Inc. and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

As discussed in note 3 to the consolidated financial statements, the Company changed its method of accounting for investments in debt and equity securities in 1994 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities".

/s/ KPMG Peat Marwick LLP

Billings, Montana
August 30, 1996

                            MISSOULA BANCSHARES, INC.

                          INDEPENDENT AUDITOR'S REPORT
                                       AND
                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                 June 30,           December 31,
-------------------------------------------------------------------------          1996         --------------------
                          (dollars in thousands)                                (Unaudited)       1995         1994
-------------------------------------------------------------------------       -----------     -------       ------
ASSETS:
     Cash on hand and in banks ..........................................       $  6,326          5,612        5,218
     Federal funds sold .................................................            710          3,640            0
                                                                                --------        -------       ------
          Cash and cash equivalents .....................................          7,036          9,252        5,218

     Investment securities, available-for-sale ..........................         13,894          9,983        6,890
     Investment securities, held-to-maturity ............................          7,774          7,955        8,363
     Loans receivable, net ..............................................         77,125         72,222       59,709
     Premises and equipment, net ........................................          2,612          2,603        2,667
     Federal Home Loan Bank of Seattle stock, at cost ...................            310            258            0
     Federal Reserve Bank stock, at cost ................................            190            164          134
     Accrued interest receivable ........................................            832            731          633
     Goodwill ...........................................................          1,561          1,627        1,754
     Deferred income taxes ..............................................            330            291          254
     Other assets .......................................................            211            289          214
                                                                                --------        -------       ------
                                                                                $111,875        105,375       85,836
                                                                                ========        =======       ======
LIABILITIES AND STOCKHOLDERS' EQUITY:
     Deposits - interest bearing ........................................       $ 70,919         66,265       51,743
     Deposits - non-interest bearing ....................................         29,023         27,487       23,938
     Federal funds purchased ............................................              0              0          680
     Notes payable ......................................................          1,000          1,500        2,400
     Accrued interest payable ...........................................            211            188          106
     Advance payments by borrowers for taxes and insurance ..............             68             65           81
     Current income taxes ...............................................             29            535            0
     Minority interest ..................................................            110            102           85
     Other liabilities ..................................................            352            182          148
                                                                                --------        -------       ------
          Total liabilities .............................................        101,712         96,324       79,181

     Stockholders' equity
     Preferred stock, $50 par value per share. Authorized 50,000
      shares; none issued ...............................................              0              0            0
     Common stock, $10 par value per share. Authorized 250,000 shares;
      issued and outstanding 47,947 shares at December 31, 1995 and 1994             479            479          479
     Additional paid-in capital .........................................          4,016          4,005        3,959
     Retained earnings ..................................................          5,713          4,558        2,270
     Net unrealized gains (losses) on securities available-for-sale .....            (45)             9          (53)
                                                                                --------        -------       ------
          Total stockholders' equity ....................................         10,163          9,051        6,655
                                                                                --------        -------       ------
                                                                                $111,875        105,375       85,836
                                                                                ========        =======       ======

See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   Six Months ended           Years ended
                                                        June 30,              December 31,
--------------------------------------------    ------------------------    ---------------
(dollars in thousands except per share data)       1996         1995        1995       1994
--------------------------------------------    -----------  -----------    ----       ----
                                                (Unaudited)  (Unaudited)
INTEREST INCOME:
      Real estate loans ....................       $  676         711       1,511      1,304
      Commercial loans .....................        2,034       1,796       3,691      2,856
      Installment and other loans ..........        1,112         879       1,815      1,048
      Investment securities ................          666         437       1,051      1,053
                                                   ------       -----       -----      -----
        TOTAL INTEREST INCOME ..............        4,488       3,823       8,068      6,261
                                                   ------       -----       -----      -----

INTEREST EXPENSE:
      Deposits .............................        1,635       1,136       2,636      1,699
      Federal funds purchased ..............            4          29          29         46
      Notes payable ........................           43         103         181        225
                                                   ------       -----       -----      -----
        TOTAL INTEREST EXPENSE .............        1,682       1,268       2,846      1,970
                                                   ------       -----       -----      -----
        NET INTEREST INCOME ................        2,806       2,555       5,222      4,291
      Provision for loan losses ............          120         120         300        160
                                                   ------       -----       -----      -----
        NET INTEREST INCOME AFTER PROVISION
          FOR LOAN LOSSES ..................        2,686       2,435       4,922      4,131

NON-INTEREST INCOME:
      Service charges and other fees .......          512         483       1,015        899
      Fees on loans sold and other loan fees          705         739       1,659      1,404
      Other income .........................           50          60          78         52
                                                   ------       -----       -----      -----
        TOTAL NON-INTEREST INCOME ..........        1,267       1,282       2,752      2,355

NON-INTEREST EXPENSE:
      Compensation, employee benefits
            and related expenses ...........        1,304       1,094       2,362      2,094
      Occupancy expense ....................          227         207         413        358
      Other expense ........................          434         558       1,064      1,045
      Loss on sale of investments, net .....            0           0           0         22
      Minority interest ....................           14           9          24         27
                                                   ------       -----       -----      -----

        TOTAL NON-INTEREST EXPENSE .........        1,979       1,868       3,863      3,546
                                                   ------       -----       -----      -----

      Earnings before income taxes .........        1,974       1,849       3,811      2,940
      Federal and state income
          tax expense ......................          819         747       1,523      1,185
                                                   ------       -----       -----      -----

        NET EARNINGS .......................       $1,155       1,102       2,288      1,755
                                                   ======       =====       =====      =====

      Net earnings per share of common stock       $24.09       22.98       47.72      37.33
                                                   ======       =====       =====      =====

          See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                     Six months ended               Years ended
                                                                                          June 30,                  December 31,
                                                                                 --------------------------       ---------------
                                      (dollars in thousands)                         1996          1995           1995       1994
                                                                                 -----------    -----------       ----       ----
OPERATING ACTIVITIES:                                                            (Unaudited)    (Unaudited)
      Net Earnings ........................................................       $  1,155           1,102       2,288       1,755
      Adjustments to reconcile Net Earnings to Net
      Cash Provided by Operating Activities:
        Provision for loan losses .........................................            120             120         300         160
        Depreciation of premises and equipment ............................            100              93         190         156
        Amortization of goodwill ..........................................             64              64         128         128
        Loss on sale of investments and other real estate owned ...........              0               0           0          22
        Amortization of investment securities premiums and discounts, net .             38              19          14           8
        Net decrease in deferred income taxes .............................            (16)            (53)        (80)        (52)
        Net increase in interest receivable ...............................           (101)           (217)        (98)       (157)
        Net increase in interest payable ..................................             23              25          82          18
        Net increase (decrease) in current income taxes ...................           (506)             86         588        (193)
        Net (increase) decrease in other assets ...........................             77              76        (138)          5
        Net increase (decrease) in minority interest and other liabilities             179             276          51        (127)
        Deferred compensation expense .....................................             11               0          46           0
                                                                                  --------           -----       -----       -----
           NET CASH PROVIDED BY OPERATING ACTIVITIES ......................          1,144           1,591       3,371       1,723
                                                                                  --------           -----       -----       -----
INVESTING ACTIVITIES:
      Proceeds from sales, maturities and prepayments of investment
          securities available-for-sale ...................................       $ 10,975           3,000       5,000       9,947
      Purchases of investment securities available-for-sale ...............        (15,000)         (1,000)     (8,003)     (6,927)
      Proceeds from maturities and prepayments of investment
          securities held-to-maturity .....................................            181             137         408       3,518
      Purchases of investment securities held-to-maturity .................              0               0           0      (4,563)
      Principal collected on installment and commercial loans .............         10,622          12,108      28,655      24,418
      Installment and commercial loans originated or acquired .............        (27,701)        (25,036)    (49,436)    (43,664)
      Proceeds from sales of commercial loans .............................          6,997           8,176      10,001       6,779
      Principal collections on mortgage loans .............................          4,848           1,800       6,742      13,235
      Mortgage loans originated or acquired ...............................        (26,087)        (17,715)    (41,977)    (47,718)
      Proceeds from sales of mortgage loans ...............................         26,298          15,094      33,202      34,192
      Net proceeds from sales of real estate owned ........................              0               0          10         403
      Net purchase of FRB and FHLB stock ..................................            (78)            (30)       (288)        (30)
      Net addition of premises and equipment ..............................           (109)            (88)       (126)       (968)
                                                                                  --------           -----       -----       -----
           NET CASH USED BY INVESTING ACTIVITIES ..........................         (9,054)         (3,554)    (15,812)    (11,378)
                                                                                  --------           -----       -----       -----
FINANCING ACTIVITIES:
      Net increase in deposits ............................................       $  6,191           9,067      18,071       9,158
      Net decrease in notes payable .......................................           (500)           (300)       (900)       (600)
      Net increase (decrease) in advance payments from
        borrowers for taxes and insurance .................................              3              22         (16)          7
      Net increase (decrease) in federal funds purchased ..................              0            (680)       (680)        680
      Proceeds from common stock issued ...................................              0               0           0         199
                                                                                  --------           -----       -----       -----
          NET CASH PROVIDED BY FINANCING ACTIVITIES .......................          5,694           8,109      16,475       9,444
                                                                                  --------           -----       -----       -----
          NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ............         (2,216)          6,146       4,034        (211)
      CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD ....................          9,252           5,218       5,218       5,429
                                                                                  --------           -----       -----       -----
      CASH AND CASH EQUIVALENTS AT END OF PERIOD ..........................       $  7,036          11,364       9,252       5,218
                                                                                  ========          ======       =====       =====
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
      Cash paid during the period for:          Interest ..................       $  1,659           1,243       2,764       1,952
                                                Income taxes ..............       $  1,325             661         935       1,294

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

     YEARS ENDED DECEMBER 31, 1995 AND 1994, AND UNAUDITED SIX MONTHS ENDED
                                 JUNE 30, 1996.


                                                                                                      Net
                                                   Common Stock         Additional                unrealized        Total
-------------------------------------------      ------------------      paid-in      Retained   gains(losses)   stockholders'
          (dollars in thousands)                 Shares      Amount      capital      earnings   on securities      equity
-------------------------------------------      ------      ------     ----------    --------   -------------   ------------
Balance at December 31, 1993 ..............      46,610       $466       $3,773       $  515       $   0            $ 4,754

Effect of change in accounting
    for investment securities as of
    January 1, 1994 .......................          --         --           --           --         122                122
Decrease in net unrealized gains
     on available-for-sale securities .....          --         --           --           --        (175)              (175)
Additional shares issued ..................       1,337         13          186           --          --                199
Net earnings, year ended
     December 31, 1994 ....................          --         --           --        1,755          --              1,755
                                                 ------       ----       ------       ------       -----            -------
Balance at December 31, 1994 ..............      47,947       $479       $3,959       $2,270       $ (53)           $ 6,655

Increase in options earned ................          --         --           46           --          --                 46
Increase in net unrealized gains
     on available-for-sale securities .....          --         --           --           --          62                 62
Net earnings, year ended  December 31, 1995          --         --           --        2,288          --              2,288
                                                 ------       ----       ------       ------       -----            -------
Balance at December 31, 1995 ..............      47,947       $479       $4,005       $4,558       $   9            $ 9,051

***(The following amounts are unaudited)***

Increase in options earned ................                                  11                                          11
Decrease in net unrealized gains
     on available-for-sale securities .....          --         --           --           --         (54)               (54)
Net earnings, six months ended
     June 30, 1996 ........................          --         --           --        1,155          --              1,155
                                                 ------       ----       ------       ------       -----            -------
Balance at June 30, 1996 ..................      47,947       $479       $4,016       $5,713       $ (45)           $10,163
                                                 ======       ====       ======       ======       =====            =======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(a) GENERAL

Missoula Bancshares, Inc. (the "Company"), a Montana corporation organized in 1993, is a bank holding company which provides a full range of banking services to individual and corporate customers primarily in Missoula County through its subsidiary bank First Security Bank of Missoula ("First Security"). First Security is subject to competition from other financial service providers. First Security is also subject to the regulations of certain government agencies and undergoes periodic examinations by those regulatory authorities.

The accounting and consolidated financial statement reporting policies of the Company conform with generally accepted accounting principles and prevailing practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported and disclosed amounts of assets and liabilities as of the date of the statement of financial condition and income and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review First Security's allowance for loan losses. Such agencies may require First Security to recognize additions to the allowance based on their judgements about information available to them at the time of their examination.

(b)  PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and First Security. All significant intercompany transactions have been eliminated in consolidation.

(c)  CASH AND CASH EQUIVALENTS

Cash and cash equivalents are considered to be cash on hand, cash held as demand deposits at various banks and regulatory agencies, and federal funds sold with original maturities of three months or less. As used throughout this report, cash and cash equivalents combines "cash," and "federal funds sold".

(d)  INVESTMENT SECURITIES

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities," which addresses the accounting for investments in equity securities that have a readily determined fair value and for all investments in debt securities, as of January 1, 1994. In accordance with SFAS No. 115, investment securities for which the Company has the positive intent and ability to hold are classified as held-to-maturity and are stated at cost, adjusted for amortization of premiums and accretion of discounts on purchases. Such premiums and discounts are amortized on a method which approximates the level-yield interest method. Securities not classified as held-to-maturity, or trading, are classified as available-for-sale and are reported at fair value, with unrealized gains and losses, net of income taxes, shown as a separate component of stockholders' equity. Securities held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair market value, with realized gains and losses included in income. The Company does not purchase any investments for trading purposes. The cost of any investment, if sold, is determined by specific identification.

(e)  LOANS RECEIVABLE

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balance reduced by any chargeoffs or specific valuation accounts and net of any deferred fees or costs on originated loans or unamortized premiums or discounts on purchased loans. Discounts and premiums on purchased loans are amortized over the expected life of loans using methods that approximate the interest method.

(f)  LOANS HELD FOR SALE

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized by charges to income.

(g)  LOAN ORIGINATION FEES

SFAS No. 91 provides for the deferral of loan origination fees and direct loan origination costs with those amounts recognized over the lives of the related loans as an adjustment of the loan's yield using a method which approximates the level-yield method. First Security has elected to record such fees on a cash basis. Management has evaluated the effect of this method on the consolidated earnings and financial condition and concluded such effect to not be materially different than recognition of fees as an adjustment of yield.

(h)  ALLOWANCE FOR LOSSES

The allowance for loan losses is increased by charges to income and decreased by chargeoffs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on factors such as the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, current economic conditions, and independent appraisals.

In 1995, the Company adopted the provisions of SFAS Statement No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS Statement No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," (collectively, the Statements). The Statements provide guidance for establishing an allowance for losses on specific loans which are deemed to be impaired and apply only to specific impaired loans. Groups of small balance homogeneous basis loans (generally consumer and residential real estate loans) are evaluated for impairment collectively. A loan is considered impaired when, based upon current information and events, it is probable that the Company will be unable to collect, on a timely basis, all principal and interest according to the contractual terms of the loans's original agreement. When a specific loan is determined to be impaired, the allowance for loan losses is increased through a charge to expense for the amount of the impairment. The amount of the impairment is measured using cash flows discounted at the loan's effective interest rate, except when it is determined that the sole source of repayment for the loan is the operations, or liquidation of the underlying collateral. In such cases the current value of the collateral, reduced by anticipated selling costs, will be used in place of discounted cash flows. Generally, when a loan is deemed impaired, current period interest previously accrued but not collected is reversed against current period interest income. Income on such impaired loans is then recognized only to the extent that cash in excess of any amounts charged off to the allowance for loan losses is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgement of management, the loans are estimated to be fully collectible as to both principal and interest.

The Company's adoption of the Statements did not have a material impact on the Company's financial position or results of operations. During 1995 the amount of impaired loans was not material.

(i)  PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less depreciation. Depreciation is generally computed on a straight-line method over the estimated useful lives, which range from five to thirty-nine years, of the various classes of assets from their respective dates of acquisition.

(j)  REAL ESTATE OWNED

Property acquired by foreclosure or deed in lieu of foreclosure is carried at the lower of cost or estimated fair value, not to exceed estimated net realizable value. Costs, excluding interest, relating to the improvement of property are capitalized, whereas those relating to holding the property are charged to expense. Fair value is determined as the amount that could be reasonably expected in a current sale (other than a forced or liquidation sale) between a willing buyer and a willing seller. If the fair value of the asset minus the estimated cost to sell is less than the cost of the property, this deficiency is recognized as a valuation allowance and is charged to expense.

(k)  STOCK INVESTMENTS

The Company holds stock in the Federal Home Loan Bank (FHLB) and stock in the Federal Reserve Bank (FRB). These investments are carried at cost.

(l) GOODWILL

Goodwill is being amortized against income using the straight-line method over 15 years.

(m)  INCOME TAXES

Deferred tax assets and liabilities are recognized for estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(n) FUTURE ACCOUNTING CHANGES

The Financial Accounting Standards Board has issued three Statements of Financial Accounting Standards which the Company will be required to adopt. SFAS No. 121 pertains to the accounting for impairment of long-lived assets and long-lived assets to be disposed of. SFAS No. 123 pertains to accounting for stock-based compensation. SFAS No. 125 pertains, among other things, to the accounting for mortgage servicing rights and assets subject to prepayment. The Company is currently evaluating these standards as they relate to its operations. Adoption of the statements is not expected to have a material impact on the Company's consolidated financial position and results of operations.

2.  CASH ON HAND AND IN BANKS:

First Security Bank is required to maintain an average reserve balance with the Federal Reserve Bank, or maintain such reserve in the form of cash. The amount of this required reserve balance was approximately $250,000 and $150,000 at December 31, 1995 and 1994, respectively, and was met by maintaining cash and an average reserve balance with the Federal Reserve Bank in excess of this amount.

3.  INVESTMENT SECURITIES:

A comparison of the amortized cost and estimated fair value of the Company's investment securities is as follows at:


                                                                   Gross Unrealized      Estimated
             DECEMBER 31, 1995                    Amortized       ------------------       Fair
           (dollars in thousands)                    Cost         Gains       Losses       Value
                                                  ----------      -----       ------     ---------
             HELD-TO-MATURITY

U.S. GOVERNMENT AND FEDERAL AGENCIES:
      maturing within one year ..............       $1,000           0          (5)           995
      maturing one year through five years ..        4,975          32         (14)         4,993

STATE AND LOCAL GOVERNMENTS AND OTHER ISSUES:
      maturing within one year ..............          121           0           0            121
      maturing one year through five years ..        1,192          19          (1)         1,210

MORTGAGE-BACKED SECURITIES ..................          667           9           0            676
                                                    ------          --         ---          -----
          TOTAL HELD-TO-MATURITY SECURITIES .       $7,955          60         (20)         7,995
                                                    ======          ==         ===          =====
          AVAILABLE-FOR-SALE

U.S. GOVERNMENT AND FEDERAL AGENCIES:
      maturing within one year ..............       $7,964           5         (13)         7,956
      maturing one year through five years ..        2,003          24           0          2,027
                                                    ------          --         ---          -----
          TOTAL AVAILABLE-FOR-SALE SECURITIES       $9,967          29         (13)         9,983
                                                    ======          ==         ===          =====
                                                                   Gross Unrealized     Estimated
             DECEMBER 31, 1994                    Amortized        ----------------        Fair
           (dollars in thousands)                    Cost          Gains     Losses        Value
                                                  ----------       -----     ------     ----------
              HELD-TO-MATURITY

U.S. GOVERNMENT AND FEDERAL AGENCIES:
      maturing one year through five years ..       $5,960          0         (337)        5,623

STATE AND LOCAL GOVERNMENTS AND OTHER ISSUES:
      maturing within one year ..............          255          0           (2)          253
      maturing one year through five years ..        1,352          0          (40)        1,312

MORTGAGE-BACKED SECURITIES ..................          796          0          (24)          772

                                                    ------          -         ----         -----
          TOTAL HELD-TO-MATURITY SECURITIES .       $8,363          0         (403)        7,960
                                                    ======          =         ====         =====
            AVAILABLE-FOR-SALE

U.S. GOVERNMENT AND FEDERAL AGENCIES:
      maturing within one year ..............       $4,969          0          (43)        4,926
      maturing one year through five years ..        2,012          0          (48)        1,964
                                                    ------          -         ----         -----
          TOTAL AVAILABLE-FOR-SALE SECURITIES       $6,981          0          (91)        6,890
                                                    ======          =         ====         =====

Maturities of securities do no reflect repricing opportunities present in many adjustable rate securities, nor do they reflect expected shorter maturities based upon early prepayment of principal.

SFAS No. 119 "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" addresses the reporting in financial statements of derivative financial instruments, including off-balance-sheet agreements such as interest rate swaps, options, and futures. The Company has not entered into any such agreements. Included in the U. S. Government and Federal Agencies securities amounts are investments in structured notes which have contractual step-up interest rates and call features.

Gross proceeds from sales of investment securities available-for-sale for the year ended December 31, 1994 were $ 6,468,750 resulting in gross gains of $19,408 and gross losses of $41,190. There were no sales of investment securities during the year ended December 31, 1995.

At December 31, 1995 and 1994, the Company had investment securities with book values of approximately $6,515,000 pledged as security for deposits of local government units.

4.  LOANS RECEIVABLE:

The following is a summary of loans receivable at:

                                                     December 31,
-----------------------------------------       --------------------
         (dollars in thousands)                   1995         1994
-----------------------------------------       -------       ------
REAL ESTATE LOANS AND CONTRACTS:
     First mortgage and trust deed loans        $ 4,596        4,257
     Construction .......................         9,732        8,598
     FHA and VA loans ...................            72        1,008
     Loans held for sale ................         3,091        1,595
                                                -------       ------
                                                 17,491       15,458
COMMERCIAL LOANS:
     Secured by real estate .............        15,796       13,320
     Other commercial loans .............        19,680       17,642
                                                -------       ------
                                                 35,476       30,962
INSTALLMENT AND OTHER LOANS:
     Consumer loans .....................        20,066       14,073
     Outstanding balances on credit cards           205            0
                                                -------       ------
                                                 20,271       14,073
LESS:
     Allowance for losses ...............        (1,016)        (784)
                                                -------       ------
                                                $72,222       59,709
                                                =======       ======

SUMMARY OF ACTIVITY IN ALLOWANCE FOR LOSSES ON LOANS:

                                               Years ended December 31,
----------------------------------------       ------------------------
         (dollars in thousands)                  1995            1994
----------------------------------------       -------          -------
Balance, beginning of period                    $  784           600
Net (charge offs) recoveries                       (68)           24
Provision ..............................           300           160
                                                ------           ---
Balance, end of period .................        $1,016           784
                                                ======           ===

Approximately 95 percent of the Company's loans have been granted to customers in the Company's market area.

The weighted average interest rate on loans was 9.80%, and 9.50% at December 31, 1995 and 1994, respectively.

THE COMPANY HAD OUTSTANDING COMMITMENTS AS FOLLOWS:

                                                     December 31,
---------------------------------------         --------------------
         (dollars in thousands)                   1995         1994
---------------------------------------         -------      -------
Letters of credit                               $ 1,094        1,346
Commercial loans ......................          11,611       12,372
Consumer loans ........................             742            0
                                                -------       ------
                                                $13,447       13,718
                                                =======       ======

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. Those financial instruments include commitments to extend credit, and letters of credit, and involve, to varying degrees, elements of credit risk. These instruments involve, to varying degrees, elements of credit, interest rate, liquidity and market risk in excess of the amounts recognized in the consolidated statements of financial condition.

Letters of credit are written conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Most commitments extend for no more than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Generally, these commitments are collateralized.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained by the Company upon extension of credit, if deemed necessary, is based on management's evaluation of the counter- party. Collateral held varies but may include personal property, residential real property and income-producing commercial properties.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on- balance sheet instruments.


                                                               December 31,
                                                        --------------------------
LOANS SOLD TO OTHERS AND SERVICED BY THE COMPANY          1995               1994
                                                        -------             ------
                                                        $43,072             33,548
                                                        =======             ======

ACCRUED INTEREST RECEIVABLE:
                                                               December 31,
--------------------------------------------              -----------------------
         (dollars in thousands)                           1995               1994
--------------------------------------------              ----               ----
     Investment securities .................              $196                214
     Loans receivable ......................               535                419
                                                          ----                ---
                                                          $731                633
                                                          ====                ===

5.  PREMISES AND EQUIPMENT:

Office properties and equipment consist of the following at:


                                                         December 31,
---------------------------------------------       -------------------
            (dollars in thousands)                   1995          1994
---------------------------------------------       ------        -----
Land ........................................       $  527          527
Office buildings and construction in progress        2,081        2,093
Furniture, fixtures and equipment ...........          967          829
Accumulated depreciation ....................         (972)        (782)
                                                    ------        -----
                                                    $2,603        2,667
                                                    ======        =====

6.  DEPOSITS:

                                                                                  December 31,
                                                      -----------------------------------------------------------------
                                                                         1995                               1994
                                                      -----------------------------------------      ------------------
-----------------------------------------------        Weighted
          (dollars in thousands)                      Average Rate          Amount      Percent      Amount     Percent
-----------------------------------------------       ------------         -------      -------     -------     -------
Demand accounts                                          0.0%              $27,487       29.3%       23,938       31.6%
                                                                           -------       -----       ------       -----
Interest bearing demand accounts ..............          2.5%                8,994        9.6%        9,596       12.7%
Savings accounts ..............................          3.0%                4,055        4.3%        4,070        5.4%
Money market demand accounts ..................          4.8%               30,867       32.9%       23,049       30.4%
Certificate accounts:
     3.01% to 4.00% ...........................                                 59        0.0%        3,607        4.8%
     4.01% to 5.00% ...........................                                446        0.5%        9,087       12.0%
     5.01% to 6.00% ...........................                              9,176        9.8%        1,689        2.2%
     6.01% to 7.00% ...........................                             11,409       12.2%          493        0.7%
     7.01% to 8.00% ...........................                              1,116        1.2%            3        0.0%
     8.01% to 9.00% ...........................                                 78        0.1%           82        0.1%
     9.01% to 10.00% ..........................                                 65        0.1%           67        0.1%
                                                                           -------      -----       -------      -----
            Total certificate accounts ........          6.2%               22,349       23.9%       15,028       19.9%
                                                                           -------      -----       -------      -----
Total interest bearing deposits ...............          4.8%               66,265       70.7%       51,743       68.4%
                                                                           -------      -----       -------      -----
Total deposits ................................          3.4%              $93,752      100.0%       75,681      100.0%
                                                                           =======      =====       =======      =====
Deposits with a balance in excess of $100,000 .                            $25,958                  $19,566

At December 31, 1995, scheduled maturities of certificates of deposit are as follows:

                                                            Years ending December 31,
------------------------    -------         ------------------------------------------------------
 (dollars in thousands)      Total           1996        1997      1998       1999      Thereafter
------------------------    -------         ------      -----     -----       ----      ----------
     3.01% to 4.00% ....    $    59             59          0         0          0            0
     4.01% to 5.00% ....        446            304        142         0          0            0
     5.01% to 6.00% ....      9,176          8,001      1,126        44          5            0
     6.01% to 7.00% ....     11,409          5,532        820     2,153        618        2,286
     7.01% to 8.00% ....      1,116              0          0     1,116          0            0
     8.01% to 9.00% ....         78             78          0         0          0            0
     9.01% to 10.00% ...         65             65          0         0          0            0
     10.01% to 11.00% ..          0              0          0         0          0            0
                            -------         ------      -----     -----        ---        -----
                            $22,349         14,039      2,088     3,313        623        2,286
                            =======         ======      =====     =====        ===        =====

Interest expense on deposits is summarized as follows:

                                                  Years ended December 31,
------------------------------------------        ------------------------
           (dollars in thousands)                  1995               1994
------------------------------------------        ------             -----
Interest bearing demand accounts .........        $  225               248
Money market demand accounts .............         1,226               760
Certificate accounts .....................         1,052               569
Savings accounts .........................           133               122
                                                  ------             -----
                                                  $2,636             1,699
                                                  ======             =====

7.  NOTES PAYABLE:

During 1993 the Company borrowed funds from Norwest Bank of Minneapolis (Norwest) to purchase the bank stock of First Security. The original note amount was $3,000,000, with interest at .25% over Norwest prime. Principal payments of $300,000 were due annually beginning December 31, 1994.

During June 1995 the Company executed a term note with American Bank N. A. Saint Paul, Minnesota (American) in the amount of $2,100,000 replacing the loan with Norwest. The note calls for annual principal payments of $300,000 commencing March 31, 1996 and each March 31 thereafter until March 31, 2002, the maturity date. Interest accrues at three month LIBOR plus 215 basis points. The note has been prepaid to a balance of $1,500,000 at December 31, 1995.

During June 1995 the Company obtained from American a revolving loan of $2,000,000, with interest at the prime rate, and a maturity date of June 1, 1996. There have been no advances on this loan.

Both loans are secured with 71,992 of the 72,820 shares of common stock issued and outstanding of First Security.

8.  STOCKHOLDERS' EQUITY:

The Federal Reserve Board has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of capital in supervising a bank holding company. The following table illustrates the Federal Reserve Board's capital adequacy guidelines and the Company's compliance with those guidelines as of December 31, 1995.

                                               Tier I (Core) Capital       Tier II (Total) Capital             Leverage Capital
---------------------------------------------  ---------------------       -----------------------          ---------------------
         (dollars in thousands)                     $            %             $               %                $             %
---------------------------------------------  ----------     ------       ---------        ------          --------        -----
GAAP Capital ................................     $ 9,051                    $ 9,051                        $  9,051
Goodwill ....................................      (1,627)                    (1,627)                         (1,627)
Net unrealized gains on securities
     available-for-sale .....................          (9)                        (9)                             (9)
General loan valuation allowance ............          --                        979                           --
                                                  -------                    -------                        --------
Regulatory capital computed .................     $ 7,415                    $ 8,394                        $  7,415
                                                  =======                    =======                        ========


Risk weighted assets ........................     $78,259                    $78,259
                                                  =======                    =======
Total assets ................................                                                               $105,375
                                                                                                            ========
Regulatory capital as % of assets ...........                   9.47%                       10.59%                           7.04%
Regulatory "well capitalized" requirement ...                   6.00%                       10.00%                           5.00%
                                                                ----                        -----                            ----
Excess over "well capitalized" requirement ..                   3.47%                        0.59%                           2.04%
                                                                ====                        =====                            ====


The primary source of revenue for the Company is dividends from First Security. The Federal Deposit Insurance Corporation Improvement Act generally restricts a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be capitalized at less than 8% of total risk-based capital, 4% of Tier I capital, or a 4% leverage ratio. At December 31, 1995, the First Security's capital measures exceed the highest supervisory threshold, which requires total Tier II capital of at least 10%, Tier I capital of at least 6%, and a leverage ratio of at least 5%.

The Company shareholders have entered into a buy-sell agreement which (1) grants the Company and the Company shareholders a first right of refusal to purchase shares of a disposing shareholder's stock at the price offered by the third-party purchaser and (2) allows the shareholders to request the Company and the remaining shareholders to purchase the stock of the requesting shareholder at a negotiated value in the absence of a third-party offer. The request may be denied by the Company or the shareholders at their sole discretion. The obligation of the Company to purchase the stock is subject to regulatory approval. Similar provisions exist with respect to Company shares held in the estate of a deceased shareholder.

9.  FEDERAL AND STATE INCOME TAXES:

The following is a summary of consolidated income tax expense for:

                                                           Years ended December 31,
-------------------------------------------------------    ------------------------
                 (dollars in thousands)                      1995              1994
-------------------------------------------------------    ------             -----
Current:
     Federal ..........................................    $1,297               998
     State ............................................       306               239
                                                           ------             -----
           Total current tax expense ..................     1,603             1,237
                                                           ------             -----

Deferred:
     Federal ..........................................       (66)              (43)
     State ............................................       (14)               (9)
                                                           ------             -----
           Total deferred tax benefit .................       (80)              (52)
                                                           ------             -----
                      Total income tax expense ........    $1,523             1,185
                                                           ======             =====

Federal and state income tax expense differs from that computed at the statutory corporate tax rate as follows for:

                                                      Years ended December 31,
                                                      -----------------------
                                                      1995              1994
                                                      ----              ----
Federal statutory rate .......................        34.0%             34.0%
State taxes, net of federal income tax benefit         4.5%              4.5%
Other, net ...................................         1.5%              1.8%
                                                      ----              ----
                                                      40.0%             40.3%
                                                      ====              ====

The tax effects of temporary differences which give rise to a significant portion of deferred tax assets and deferred tax liabilities are as follows at:

                                                               December 31,
------------------------------------------------------       ----------------
                 (dollars in thousands)                       1995       1994
------------------------------------------------------       -----       ----
Deferred tax assets:
   Allowance for losses on loans .....................       $ 396        307
   Available-for-sale securities fair value adjustment           0         37
   Other .............................................           5         11
                                                             -----       ----
          Total gross deferred tax assets ............       $ 401        355
                                                             -----       ----

Deferred tax liabilities:
   Fixed assets, due to differences in depreciation ..         (83)       (72)
   Available-for-sale securities fair value adjustment          (7)         0
   Other .............................................         (20)       (29)
                                                             -----       ----
           Total gross deferred tax liabilities ......        (110)      (101)
                                                             -----       ----
           Net deferred tax asset ....................       $ 291        254
                                                             =====       ====

There was no valuation allowance at December 31, 1995 or 1994 because management believes that it is more likely than not that the Company's deferred tax assets will be realized by offsetting future taxable income from reversing taxable temporary differences and anticipated future taxable income.

10.  EMPLOYEE BENEFIT PLANS:

The Company has a discretionary noncontributory profit sharing plan covering substantially all employees. The Company follows the policy of funding the profit sharing plan contributions as accrued. The total plan expense for the years ended December 31, 1995 and 1994 was approximately $235,000 and $212,000 respectively.

The Company also has a discretionary bonus plan which is approved annually by the Board of Directors. For each of the years ended December 31, 1995 and 1994 the bonus was 20% of salary and wages for all employees, and the total plan expense was $263,000 and $239,000, respectively.

11.  EARNINGS PER SHARE:

Earnings per common share was computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Stock options are considered common stock equivalents, but are excluded from earnings per share computations due to immateriality.

                                                 Years ended December 31,
                                                 ------------------------
                                                  1995              1994
                                                 ------            ------
Weighted average common shares .....             47,947            47,010

12.  STOCK GRANT:

In September 1993, the Company granted 1,000 shares of common stock to a senior officer to be issued on or after September 1998 at the election of the officer. In the event the officer is no longer an employee, the shares vest on a prorata basis over 60 months based on months employed since issuance. The related compensation expense, based on the fair value of the common stock at the date of the grant, is being charged to expense over the service period with a corresponding credit to additional paid-in capital.

13.  PARENT COMPANY INFORMATION (CONDENSED):

The following condensed financial information is the unconsolidated (Parent Company Only) information for Missoula Bancshares, Inc:

                 STATEMENTS OF FINANCIAL CONDITION                         December 31,
                 ---------------------------------                         ------------
                      (dollars in thousands)                               1995      1994
                      ----------------------                               ----      ----
ASSETS:
   Cash and cash equivalents ........................................    $    44      291
   Other assets .....................................................         40       93
   Goodwill .........................................................      1,627    1,754
   Preferred stock investment in subsidiary .........................          0    1,000
   Investment in subsidiary .........................................      8,840    5,917
                                                                         -------    -----
                                                                         $10,551    9,055
                                                                         =======    =====
LIABILITIES AND STOCKHOLDERS' EQUITY:
   Notes payable ....................................................    $ 1,500    2,400

   Common stock .....................................................        479      479
   Additional paid-in capital .......................................      4,005    3,959
   Retained earnings ................................................      4,558    2,270
   Net unrealized gains (losses) on securities available-for-sale ...          9      (53)
                                                                         -------    -----
            Total stockholders' equity ..............................      9,051    6,655
                                                                         -------    -----
                                                                         $10,551    9,055
                                                                         =======    =====


                      STATEMENTS OF OPERATIONS                       Years ended December 31,
                      ------------------------                       ------------------------
                       (dollars in thousands)                             1995       1994
                       ----------------------                             ----       ----
REVENUES
   Dividends from subsidiary ......................................      $  714       552
   Other income ...................................................           9        18
                                                                         ------     -----
        Total revenues ............................................         723       570
                                                                         ------     -----
EXPENSES
   Interest expense ...............................................         180       225
   Employee compensation and benefits .............................          50         3
   Goodwill amortization ..........................................         128       128
   Other operating expenses .......................................          14        15
                                                                         ------     -----
        Total expenses ............................................         372       371
                                                                         ------     -----

   Income before income tax benefit and equity in undistributed
         income of subsidiary .....................................         351       199
   Income tax benefit .............................................         (75)      (77)
                                                                         ------     -----
   Income before equity in undistributed income of subsidiary .....         426       276
   Equity in undistributed income of subsidiary ...................       1,862     1,479
                                                                         ------     -----
NET INCOME ........................................................      $2,288     1,755
                                                                         ======     =====

              STATEMENTS OF CASH FLOWS                        Years ended December 31,
              ------------------------                        ------------------------
               (dollars in thousands)                            1995          1994
               ----------------------                            ----          ----
OPERATING ACTIVITIES
   Net income ..........................................       $ 2,288         1,755
   Adjustments to reconcile net earnings to net cash
       provided by operating activities:
   Goodwill amortization ...............................           128           128
   Deferred compensation expense .......................            46             0
   Undistributed earnings of subsidiary ................        (1,862)       (1,479)
   Net decrease (increase) in other assets .............            53           (70)
                                                               -------        ------
Net cash provided by operating activities ..............           653           334
                                                               -------        ------

FINANCING ACTIVITIES
   Principal reductions on notes payable ...............          (900)         (600)
   Proceeds from stock issued ..........................             0           200
                                                               -------        ------
Net cash used by financing activities ..................          (900)         (400)
                                                               -------        ------
Net decrease in cash and cash equivalents ..............          (247)          (66)
Cash and cash equivalents at beginning of period .......           291           357
                                                               -------        ------
Cash and cash equivalents at end of period .............       $    44           291
                                                               =======        ======

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS.

Financial instruments has been defined to generally mean cash or a contract that implies an obligation to deliver cash or another financial instrument to another entity. For purposes of the Company's Consolidated Statement of Financial Condition, this includes the following items:

                                                            December 31, 1995
                                                            -----------------
           (dollars in thousands)                        Amount       Fair Value
           ----------------------                        ------       ----------
FINANCIAL ASSETS:
Cash on hand and in banks ...................            $ 5,612         5,612
Interest bearing cash deposits ..............              3,640         3,640
Investment securities .......................             17,938        17,978
Loans .......................................             72,222        72,152
FHLB and FRB stock ..........................                422           422

FINANCIAL LIABILITIES:
Deposits ....................................            $93,752        93,815
Notes payable ...............................              1,500         1,500

Financial assets and financial liabilities other than investment securities are not traded in active markets. The above estimates of fair value require subjective judgments and are approximate. Changes in the following methodologies and assumptions could significantly affect the estimates. These estimates may also vary significantly from the amounts that could be realized in actual transactions.

Financial Assets - The estimated fair value approximates the book value of cash on hand and in banks, and federal funds sold. For investment securities, the fair value is based on quoted market prices. The fair value of loans is estimated by discounting future cash flows using current rates at which similar loans would be made, and appropriate prepayment assumptions. The fair value of FHLB and FRB stock approximates the book value.

Financial Liabilities - The estimated fair value of demand and savings deposits approximates the book value since rates are periodically adjusted to market rates. Certificates of deposit fair value is estimated by discounting the future cash flows using current rates for similar deposits. Notes payable have variable interest rates so fair value approximates book value.

Off-balance sheet financial instruments - Commitments to extend credit and letters of credit represent the principal categories of off-balance sheet financial instruments. Rates for these commitments are set at time of loan closing, so no adjustment is necessary to reflect these commitments at market value. See Note 4 to consolidated financial statements.

15.  COMMITMENTS:

At December 31, 1995, the Company had entered into various construction contracts for renovation and expansion of the Company's facilities. The major contracts are estimated to aggregate approximately $500,000 and are expected to be completed by December 1, 1996. As of December 31, 1995 no costs had been incurred on these contracts.

16.  SUBSEQUENT EVENT:

On August 9, 1996, the Company entered into a definitive agreement to merge with Glacier Bancorp, Inc. (Glacier). The agreement provides that, upon consummation of the merger, stockholders of the Company will receive 1,116,279 shares of Glacier common stock in exchange for all of the shares of the Company. This exchange contemplates the Company owning 100 percent of the shares of First Security as of the merger date. If the average closing price of Glacier common stock for the five days prior to the effective date of the merger remains between $18.81 and $24.19, the exchange ratio is fixed. If the average closing price moves outside of these parameters, the parties have the right to renegotiate the terms. While it is anticipated that the merger will be completed in late 1996, the acquisition is subject to certain conditions, including the approval of Glacier's shareholders. If completed, the merger will be accounted for using the pooling-of-interests method. Transactions accounted for as a pooling-of-interests reflect the assets, liabilities, stockholders' equity, and results of operations of the separate entities as though the entities had been combined as of the earliest date reported.

At the annual shareholder's meeting on February 27, 1996, approval to grant to a prospective officer the right to purchase Company stock at a price of 1.5 times the book value of First Security, contingent on her being employed by First Security, was obtained. The total amount of the purchase would not exceed $200,000. In July 1996, 277 shares were purchased at $270.53 per share, and in September 1996 an additional 437 shares were purchased at $286.04 per share, fully exercising the grant.

                                   APPENDIX A

================================================================================


                          PLAN AND AGREEMENT OF MERGER

                                     BETWEEN

                              GLACIER BANCORP, INC.

                                       AND

                            MISSOULA BANCSHARES, INC.


================================================================================


                           DATED AS OF AUGUST 9, 1996

                                TABLE OF CONTENTS

                                                                               Page
                                                                               ----
SECTION 1.            TERMS OF TRANSACTION......................................  3

         1.1.     Transaction...................................................  3
         1.2.     Merger........................................................  3

                  1.2.1.            Closing.....................................  3
                  1.2.2.            The Bank....................................  3
                  1.2.3.            Effect on Glacier Common Stock..............  4

         1.3.     Consideration.................................................  4

                  1.3.1.            Purchase Price..............................  4
                  1.3.2.            Period For Calculating Purchase Price.......  5
                  1.3.3.            Exchange Ratio..............................  5
                  1.3.4.            Change in Equity Capital....................  5
                  1.3.5.            No Fractional Shares........................  6
                  1.3.6.            Options.....................................  6
                  1.3.7.            Certificates................................  6

         1.4.     Payment to Dissenting Stockholders............................  8
         1.5.     Alternative Structures........................................  8
         1.6.     Letter of Transmittal.........................................  9
         1.7.     Undelivered Certificates......................................  9
         1.8.     Stock Option Agreement........................................  9
         1.9.     Expenses of Exchange Agent....................................  9

SECTION 2.            CLOSING OF THE TRANSACTION................................  9

         2.1.     Closing.......................................................  9
         2.2.     Events of Closing............................................. 10
         2.3.     Place of Closing.............................................. 10

SECTION 3.            REPRESENTATIONS AND WARRANTIES............................ 10

         3.1.     Representations and Warranties of Glacier
                  and Bancshares................................................ 10

                  3.1.1.            Corporate Organization and Qualification.... 10
                  3.1.2.            Subsidiaries................................ 10
                  3.1.3.            Capital Stock............................... 11
                  3.1.4.            Corporate Authority......................... 14
                  3.1.5.            Reports and Financial Statements............ 14
                  3.1.6.            Absence of Certain Events and Changes....... 17
                  3.1.7.            Material Agreements......................... 17
                  3.1.8.            Knowledge as to Conditions.................. 18
                  3.1.9.            Brokers and Finders......................... 18

         3.2.     Bancshares' Additional Representations
                  and Warranties................................................ 18

                  3.2.1.            Loan and Lease Losses....................... 18
                  3.2.2.            No Stock Option Plans....................... 18

                  3.2.3.            Governmental Filings; No Violations......... 18
                  3.2.4.            Asset Classification........................ 19
                  3.2.5.            Properties.................................. 20
                  3.2.6.            Anti-takeover Provisions.................... 20
                  3.2.7.            Compliance with Laws........................ 20
                  3.2.8.            Litigation.................................. 21
                  3.2.9.            Taxes....................................... 22
                  3.2.10.           Insurance................................... 23
                  3.2.11.           Labor Matters............................... 24
                  3.2.12.           Employee Benefits........................... 24
                  3.2.13.           Environmental Matters....................... 27

         3.3.     Exceptions to Representations and Warranties.................. 29

                  3.3.1.            Disclosure of Exceptions.................... 29
                  3.3.2.            Nature of Exceptions........................ 30

SECTION 4.            CONDUCT AND TRANSACTIONS BEFORE CLOSING................... 30

         4.1.     Conduct of Bancshares' Business Before Closing................ 30

                  4.1.1.            Availability of Bancshares' Books,
                                    Records and  Properties..................... 30
                  4.1.2.            Ordinary and Usual Course................... 30
                  4.1.3.            Conduct Regarding Representations
                                    and Warranties.............................. 33
                  4.1.4.            Maintenance of Properties................... 33
                  4.1.5.            Preservation of Business Organization....... 33
                  4.1.6.            Senior Management........................... 34
                  4.1.7.            Compensation................................ 34
                  4.1.8.            Update of Financial Statements.............. 34
                  4.1.9.            No Solicitation............................. 35
                  4.1.10.           Title Policies.............................. 35
                  4.1.11.           Review of Loans............................. 35

         4.2.     Registration Statement........................................ 35

                  4.2.1.            Preparation of Registration Statement....... 35
                  4.2.2.            Submission to Stockholders.................. 36

         4.3.     Accounting Treatment.......................................... 37

                  4.3.1.            Pooling of Interests........................ 37
                  4.3.2.            Affiliate List.............................. 37
                  4.3.3.            Restrictive Legend.......................... 37
                  4.3.4.            Retention of Certificates................... 38

         4.4.     Submission to Regulatory Authorities.......................... 38
         4.5.     Announcements................................................. 38
         4.6.     Consents...................................................... 38
         4.7.     Further Actions............................................... 38
         4.8.     Notice........................................................ 38
         4.9.     Confidentiality............................................... 39
         4.10.    Update of Financial Statements................................ 39
         4.11.    Availability of Glacier's Books, Records and

                   Properties................................................... 39

SECTION 5.            APPROVALS AND CONDITIONS.................................. 40

         5.1.     Required Approvals............................................ 40
         5.2.     Conditions to Glacier's Obligations........................... 40

                  5.2.1.            Representations and Warranties.............. 40
                  5.2.2.            Compliance.................................. 40
                  5.2.3.            Equity Capital Requirement.................. 40
                  5.2.4.            Payment of Note and Release of Pledge....... 40
                  5.2.5.            No Material Adverse Effect.................. 41
                  5.2.6.            Financial Condition......................... 41
                  5.2.7.            No Change in Loan Review.................... 41
                  5.2.8.            No Governmental Proceedings................. 41
                  5.2.9.            Approval by Counsel......................... 41
                  5.2.10.           Receipt of Title Policy..................... 42
                  5.2.11.           Corporate and Stockholder Action............ 42
                  5.2.12.           Tax Opinion................................. 42
                  5.2.13.           Opinion of Counsel.......................... 42
                  5.2.14.           Cash Paid................................... 43
                  5.2.15.           Affiliate Letters........................... 44
                  5.2.16.           Registration Statement...................... 44
                  5.2.17.           Consents.................................... 44
                  5.2.18.           Fairness Opinions........................... 44
                  5.2.19.           Accounting Treatment........................ 44
                  5.2.20.           Solicitation of Employees................... 44
                  5.2.21.           Other Matters............................... 45

         5.3.     Conditions to Bancshares' Obligations......................... 45

                  5.3.1.            Representations and Warranties.............. 45
                  5.3.2.            Compliance.................................. 45
                  5.3.3.            No Material Adverse Effect.................. 45
                  5.3.4.            No Governmental Proceedings................. 45
                  5.3.5.            Corporate and Stockholder Action............ 45
                  5.3.6.            Tax Opinion................................. 45
                  5.3.7.            Opinion of Counsel.......................... 46
                  5.3.8.            Fairness Opinion............................ 47
                  5.3.9.            Cash Paid................................... 47
                  5.3.10.           Registration Statement...................... 47
                  5.3.11.           Bancshares Directors to Serve on
                                    Glacier and Glacier Bank Boards............. 47
                  5.3.12.           Approval by Counsel......................... 47
                  5.3.13.           Other Matters............................... 47

SECTION 6.            DIRECTORS, OFFICERS AND EMPLOYEES......................... 48

         6.1.     Directors..................................................... 48
         6.2.     Director Appointed............................................ 48
         6.3.     Employment Agreement.......................................... 48
         6.4.     Employees..................................................... 48
         6.5.     Employee Benefit Issues....................................... 48

                  6.5.1.            Comparability of Benefits................... 48

                  6.5.2.            Termination and Transfer/Merger of Plans.... 48
                  6.5.3.            No Contract Created......................... 49

         6.6.     Indemnification............................................... 49

                  6.6.1.            Indemnification............................. 49
                  6.6.2.            Claims for Indemnification.................. 49
                  6.6.3.            Assumption of Indemnification Obligation.... 50
                  6.6.4.            Enforcement................................. 50

SECTION 7.            TERMINATION OF AGREEMENT AND ABANDONMENT
                      OF TRANSACTION............................................ 50

         7.1.     Termination by Reason of Lapse of Time........................ 50
         7.2.     Other Grounds for Termination................................. 50

                  7.2.1.            Mutual Consent.............................. 50
                  7.2.2.            Bancshares' Conditions Not Met.............. 50
                  7.2.3.            Bancshares Fails to Recommend
                                    Stockholder Approval or Option
                                    Becomes Exercisable......................... 51
                  7.2.4.            Glacier Fails to Recommend Stockholder
                                    Approval.................................... 51
                  7.2.5.            Conditions of Glacier Not Met............... 51
                  7.2.6.            Impracticability............................ 51
                  7.2.7.            Discharge of Fiduciary Obligations.......... 51
                  7.2.8.            Acquisition of Glacier...................... 51
                  7.2.9.            Decline in Value of Glacier Stock........... 52
                  7.2.10.           Increase in Value of Glacier Stock.......... 52
                  7.2.11.           Certain Definitions......................... 53

         7.3.     Break-up Fees................................................. 54

                  7.3.1.            Bancshares' Liability....................... 54
                  7.3.2.            Glacier's Liability......................... 54

         7.4.     Cost Allocation Upon Termination.............................. 54

SECTION 8.            MISCELLANEOUS............................................. 54

         8.1.     Notices....................................................... 54
         8.2.     Waivers and Extensions........................................ 55
         8.3.     General Interpretation........................................ 55
         8.4.     Construction and Execution in Counterparts.................... 56
         8.5.     Survival of Representations, Warranties,
                  and Covenants................................................. 56
         8.6.     Attorneys' Fees and Costs..................................... 56
         8.7.     Arbitration................................................... 56
         8.8.     Governing Law and Venue....................................... 57
         8.9.     Severability.................................................. 57

SECTION 9.            AMENDMENTS................................................ 57

EXHIBITS AND SCHEDULES:

EXHIBIT A      Form Affiliate Letter
EXHIBIT B      Director Passive Interests in Competing Businesses

SCHEDULE 1     Exceptions to Representations and Warranties
SCHEDULE 2     Offices
SCHEDULE 3     Subsidiaries
SCHEDULE 4     Glacier Stock Plans and Bancshares' Stock Options
SCHEDULE 5     Material Contracts
SCHEDULE 6     Bancshares' Required Third Party Consents
SCHEDULE 7     Asset Classification List
SCHEDULE 8     Bancshares' Property Encumbrances
SCHEDULE 9     Bancshares' and the Bank's Offices and Branches
SCHEDULE 10    Bancshares' Compliance with Laws
SCHEDULE 11    Bancshares' Litigation Disclosure
SCHEDULE 12    Bancshares' and The Bank's Insurance Policies
SCHEDULE 13    Bancshares' Employee Benefit Plans

EXHIBITS AND SCHEDULES NOT INCLUDED WITH THIS FILING, BUT WILL BE MADE AVAILABLE UPON REQUEST

                                    INDEX OF
                                   DEFINITIONS


TERMS                                                           SECTION
Agreement                                                       Intro. Paragraph
Asset Classification                                            3.2.4
Average Closing Price                                           7.2.11.(a)
Bancshares                                                      Intro. Paragraph
Bancshares/Bank Financial Statements                            3.1.5.(d)(4)
Bancshares Common Stock                                         3.1.3.(b)(1)
Bancshares Options                                              1.3.6
Bank                                                            Recital A
Bank Common Stock                                               1.3.1
BHCA                                                            Recital A
Closing                                                         1.2.1
Continuing Corporation                                          Recital B.1
Continuing Corporation Shares                                   4.2.1
Continuing Corporation Common Stock                             1.3.3
Compensation Plans                                              3.2.12.(b)
Continuing Employees                                            6.4
Contracts                                                       3.2.3.(b)
Determination Date                                              7.2.9.(a)
Dissenting Shares                                               1.4
Effective Date                                                  2.1
Employees                                                       3.2.12.(b)
Environmental Laws                                              3.2.13.(a)(2)
Equity Capital                                                  1.3.1.(a)
ERISA                                                           3.2.12
ERISA Affiliate                                                 3.2.12.(d)
Exchange Act                                                    3.1.5.(b)
Exchange Agent                                                  1.3.7.(a)
Exchange Ratio                                                  1.3.3
Executive Officer                                               3.1.8

TERMS                                                           SECTION
FDIA                                                            3.1.2.(b)
FDIC                                                            3.1.2.(b)
Federal Reserve Board                                           Recital D
Financial Statements                                            3.1.5.(d)(1)
GAAP                                                            1.3.1.(a)
Glacier                                                         Intro. Paragraph
Glacier Common Stock                                            3.1.3.(a)(1)
Glacier Financial Statements                                    3.1.5.(d)(2)
Glacier Preferred Stock                                         3.1.3.(a)(1)
Glacier Stock Plans                                             3.1.3.(a)(2)
Governmental Entity                                             3.2.3.(a)
Hazardous Substances                                            3.2.13.(a)(3)
Indemnified Party                                               6.6.1
IRC                                                             Recital I
Joint Prospectus/Proxy Statement                                4.2.1.(a)
Liens                                                           3.1.3.(a)(6)
Material Adverse Effect                                         3.1.6
Merger                                                          Recital B
Modified Purchase Price                                         7.2.11.(b)
Pension Plan                                                    3.2.12.(c)
Plan or Plans                                                   3.2.12.(a)
Property                                                        4.1.10
Purchase Price                                                  1.3.1
Registration Statement                                          4.2.1.(a)
Regulatory Approvals                                            Recital D
Reports                                                         3.1.5.(b)
SEC                                                             3.1.5.(a)
Securities Act                                                  3.1.5.(b)
Securities  Laws                                                3.1.5.(b)
Stock Option Agreement                                          Recital G
Subject Property                                                3.2.13.(a)(1)

TERMS                                                           SECTION
Subsequent Bancshares/Bank Financial Statements                 3.1.5.(d)(5)
Subsequent Glacier Financial Statements                         3.1.5.(d)(3)
Tax                                                             3.2.9
Termination Date                                                2.1
Transaction                                                     1.1

                          PLAN AND AGREEMENT OF MERGER
                                     BETWEEN
                              GLACIER BANCORP, INC.
                                       AND
                            MISSOULA BANCSHARES, INC.


         This Plan and Agreement of Merger ("Agreement"), dated as of August 9, 1996, is between GLACIER BANCORP, INC. ("Glacier"), a Delaware corporation and MISSOULA BANCSHARES, INC. ("Bancshares"), a Montana corporation.

                                    PREAMBLE

         Glacier's and Bancshares' management believe, respectively, that the merger of Bancshares with and into Glacier, on the terms and conditions set forth in this Agreement, is in the best interests of Glacier's and Bancshares' stockholders.

                                    RECITALS

A. THE PARTIES. Glacier is a corporation duly organized and validly existing under Delaware law and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"), and a savings and loan holding company within the meaning of section 10 of the Home Owners' Loan Act, as amended ("HOLA"). Glacier's principal office is located in Kalispell, Montana. Glacier owns (1) all of the outstanding common stock of Glacier Bank, F.S.B. and Community First, Inc.; (2) 93% of the outstanding common stock of First National Bank of Whitefish; and (3) 93% of the outstanding common stock of First National Bank of Eureka. Bancshares is a corporation duly organized and validly existing under Montana law and is a registered bank holding company under the BHCA. Bancshares' principal office is located in Missoula, Montana. Bancshares owns 98.864% of the outstanding shares of common stock of First Security Bank of Missoula ("Bank"), a Montana state-chartered, commercial bank.

B.       THE MERGER. On the Effective Date, the following will occur:

         1. Bancshares will merge with and into Glacier ("Merger") and Glacier will be the surviving corporation under the name Glacier Bancorp, Inc. ("Continuing Corporation").

         2. Except as otherwise provided in this Agreement, the outstanding shares of Bancshares Common Stock will be converted into the right to receive shares of Continuing Corporation Common Stock.

C. BOARD APPROVALS. Glacier's and Bancshares' respective boards of directors have approved this Agreement and authorized its execution and delivery.

D.       OTHER APPROVALS. The Merger is subject to:

         1.    satisfaction of the conditions described in this Agreement;

         2.    approval by Glacier's stockholders;

         3.    approval by Bancshares' stockholders;

         4. approval or acquiescence, as appropriate, by (a) the Board of Governors of the Federal Reserve System ("Federal Reserve Board") and (b) the Office of Thrift Supervision ("OTS") (collectively, "Regulatory Approvals").

E. EMPLOYMENT AGREEMENTS/WAIVERS. The Bank has entered into employment agreements, effective as of the Effective Date, with the following officers of the Bank: (1) William L. Bouchee, President and Chief Executive Officer; (2) Harold Fraser, Senior Vice-President, Loans; and
         (3) Weymouth Symmes, Vice President, Loans and Real Estate Loan
         Officer.

F. DIRECTOR NONCOMPETITION AGREEMENT. Each Director of Bancshares' and the Bank's boards of directors has signed a Director Noncompetition Agreement. These noncompetition agreements will take effect on the Effective Date.

G. STOCK OPTION AGREEMENT. As an inducement to and condition of Glacier's execution of this Agreement, Bancshares has approved the grant of an option to Glacier under the Stock Option Agreement, as provided in Subsection 1.8.

H. FAIRNESS OPINION. Bancshares has received from Columbia Financial Advisors, Inc. and delivered to Glacier an opinion to the effect that the financial terms of the Transaction are financially fair to Bancshares' stockholders. Under the terms of this Agreement, Columbia Financial Advisors, Inc. will update this fairness opinion immediately before Bancshares mails the Joint Prospectus/Proxy Statement to its stockholders and immediately before Closing.

I. INTENTION OF THE PARTIES--ACCOUNTING AND TAX TREATMENT. The parties intend the Merger to qualify, for accounting purposes, as a "pooling of interests." The parties intend the Merger to qualify, for federal income tax purposes, as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended ("IRC").

                                    AGREEMENT

         In consideration of the promises set forth in this Agreement, Glacier and Bancshares agree as follows:

                                   SECTION 1.
                              TERMS OF TRANSACTION

         1.1. TRANSACTION. Subject to the terms and conditions set forth in this Agreement and in the other documents referred to in this Agreement, Bancshares will merge with and into Glacier in the Merger. The term "Transaction" means the Merger transaction contemplated by this Agreement, subject to any modifications Glacier elects in accordance with Subsection 1.5.

         1.2. MERGER. On the Effective Date, Bancshares will merge with and into Glacier, with Glacier being the surviving corporation, in accordance with the provisions of, and with the effect provided in the Montana Business Corporation Act ("MBCA"), Part 8, SectionSection 35-1-813, et. seq. and Del. Corp. Stat., Title 8, Subchapter 9. On the Effective Date, the certificate of incorporation and bylaws of the Continuing Corporation will be Glacier's Certificate of Incorporation and Bylaws in effect immediately before the Effective Date. The Continuing Corporation's name will be Glacier Bancorp, Inc., and the Continuing Corporation's principal office will be Glacier's principal office. Except as otherwise provided in Subsections 5.3.11 and 6.2, on the Effective Date, Glacier's directors and Glacier's officers will become the directors and officers of the Continuing Corporation. On the Effective Date, Glacier's shares then issued and outstanding will become issued and outstanding shares of the Continuing Corporation.

              1.2.1. CLOSING. Closing of the Transaction will take place in accordance with Section 2 ("Closing"). Except for Dissenting Shares, all shares of Bancshares Common Stock issued and outstanding immediately before Closing will be converted into the right to receive the consideration described in Subsection 1.3 at Closing, by virtue of the Merger and Delaware and Montana corporate law, without any action on the holder's part.

              1.2.2. THE BANK. By virtue of the Merger, the Bank will become the Continuing Corporation's subsidiary. On the Effective Date, the Bank's board of directors will be all directors who are the Bank's directors immediately before the Merger plus two additional Glacier directors designated by Glacier. These directors will serve on the Bank's board of directors until the next annual meeting of the Bank's stockholders or until their successors have been elected and qualified. Nothing in this Agreement is intended to restrict in any way any rights of the Bank's stockholders and directors at any time after the

              Effective Date to nominate, elect, select, or remove the Bank's directors.

              1.2.3. EFFECT ON GLACIER COMMON STOCK. Glacier Common Stock shares issued and outstanding immediately before the Effective Date will remain outstanding and unchanged after the Merger.

         1.3. CONSIDERATION.

              1.3.1. PURCHASE PRICE. Subject to Subsections 7.2.9 and 7.2.10, the aggregate number of shares to be issued by Glacier in the Transaction ("Purchase Price") will be calculated on the Effective Date in accordance with one of the formulas set forth in Subsections (a), (b) or (c) of this Subsection 1.3.1, whichever applies.

                 (a) If the tangible equity capital (defined as common stock, paid in capital, retained earnings, plus (or minus) net unrealized gain (or loss) on available for sale securities and minus goodwill) of Bancshares and the Bank on a consolidated basis ("Equity Capital") as of the last day of the month preceding the Effective Date (or on the Effective Date if the Effective Date is on the last day of a month), determined in accordance with generally accepted accounting principals, consistently applied ("GAAP"), is equal to $9,500,000, then:

                 P = 1,116,279 X (A/B)

                 (b) If Equity Capital as of the last day of the month preceding the Effective Date (or on the Effective Date if the Effective Date is on the last day of a month), determined in accordance with GAAP, is less than $9,500,000, then:

                 P =  1,116,279  -  (9,500,000 - C) X 2.526   X (A/B)
                                    -----------------------
                                             21.50

                 (c) If Equity Capital as of the last day of the month preceding the Effective Date (or on the Effective Date if the Effective Date is on the last day of a month), determined in accordance with GAAP, is greater than $9,500,000, then:

                 P =  1,116,279  +  (C - 9,500,000)   X (A/B)
                                    ---------------
                                         21.50

                 (d) For purposes of the formulas set forth in this Subsection
                     1.3.1 and in Subsection 7.2.11.(b), the following apply:

                     (1) "A" is the number of shares of common stock of the
                         Bank, par value $25 ("Bank Common Stock") owned by Bancshares on the Effective Date.

                     (2) "B" is the total number of shares of Bank Common Stock issued and outstanding on the Effective Date.

                     (3) "C" is Equity Capital as of the last day of the month
                         preceding the Effective Date (or on the Effective Date if the Effective Date is on the last day of a month), determined in accordance with GAAP, rounded to the nearest $1000 (rounding up if the higher $1000 is within $500, otherwise rounding down).

                     (4) "P" is the Purchase Price. P will be rounded to the
                         nearest integer, rounding down if the number to the right of the decimal is four or less or up if it is five or more.

              1.3.2. PERIOD FOR CALCULATING PURCHASE PRICE. If the Effective Date is the last day of a month or within five business days of the last day of a month, the parties will cooperate to complete the post-Closing calculation of the Purchase Price or the Modified Purchase Price (whichever applies) within five business days following the Effective Date.

              1.3.3. EXCHANGE RATIO. Subject to the terms, conditions, and limitations set forth in this Agreement, holders of Bancshares Common Stock will be entitled to exchange their Bancshares Common Stock for shares of Continuing Corporation Common Stock, upon surrender of the holder's certificate or certificates in accordance with Subsection 1.3.7. Each share of Bancshares Common Stock held of record on the Effective Date (including shares acquired through exercise of Bancshares Options before the Effective Date), will entitle the holder to receive that number (rounded to 2 decimals, rounding down if the third decimal is four or less or up if it is five or more) of newly issued, fully paid and nonassessable shares of Continuing Corporation Common Stock calculated by dividing the Purchase Price or the Modified Purchase Price, whichever applies, by the aggregate number of shares of Bancshares Common Stock that on the Effective Date are either (a) issued and outstanding or (b) subject to unexercised Bancshares Options ("Exchange Ratio").

              1.3.4. CHANGE IN EQUITY CAPITAL. If, after the date of this Agreement but before the Effective Date, Glacier's or Bancshares' Common Stock issued and outstanding increases or decreases in number or is changed into or exchanged for a different kind or number of securities, through a recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization of Glacier or Bancshares, as the case may be, then, as appropriate, the parties will make the proportionate adjustment to the Exchange Ratio.

              1.3.5. NO FRACTIONAL SHARES. The Continuing Corporation will not issue fractional shares of Continuing Corporation Common Stock. In lieu of fractional shares, if any, each stockholder of Bancshares who is otherwise entitled to receive a fractional share of Continuing Corporation Common Stock will receive an amount of cash equal to the product of such fraction times the Average Closing Price. Such fractional share interest will not include the right to vote or receive dividends or any interest on dividends.

              1.3.6. OPTIONS. For purposes of this Agreement, the term "Bancshares Options" means options to acquire an aggregate of up to 1750 shares of Bancshares Common Stock (of which, options for up to 750 shares must, by the option terms, be exercised at least 90 days before the Effective Date or those options will expire), which options were issued and unexercised on the date of this Agreement. The holder of the 1000 Bancshares Options not subject to the pre-Closing exercise requirement will be entitled to receive, in exchange for his Bancshares Options which remain unexercised on the Effective Date, options to purchase that number of Continuing Corporation Common Stock shares he would have been entitled under Subsection 1.3.3 if he had exercised the Bancshares Options immediately before Closing. All such options will be subject to the same terms as the Bancshares Options exchanged in accordance with this Subsection 1.3.6.

              1.3.7. CERTIFICATES.

                 (a) Surrender of Certificates. Each certificate evidencing
                     Bancshares Common Stock (other than Dissenting Shares) will, on and after the Effective Date, be deemed for all corporate purposes to represent and evidence only the right to receive Continuing Corporation Common Stock or cash in accordance with the provisions of this Subsection 1.3, until the Bancshares stockholder surrenders the certificate to an agent designated by Glacier and Bancshares to effect the exchange of Bancshares Common Stock for Continuing Corporation Common Stock or cash ("Exchange Agent"), together with a properly completed and executed form of transmittal letter. Until any such certificate evidencing Bancshares Common Stock is so surrendered, the holder of such Bancshares Common Stock will not have any right to receive any certificates evidencing Continuing Corporation Common Stock or cash in lieu of fractional shares.

                 (b) Issuance of Certificates in Other Names. If any certificate evidencing Continuing Corporation Common Stock is to be issued in a name other than that in which the certificate(s) for Bancshares Common Stock surrendered in exchange is registered, the person requesting this exchange must first: (1) establish to the Exchange Agent's satisfaction the right to receive the certificate evidencing Continuing Corporation Common Stock and (2) either pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificate in a name other than the registered holder of the certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

                 (c) Lost, Stolen, and Destroyed Certificates. If the Exchange
                     Agent receives: (1) satisfactory evidence of Bancshares Common Stock ownership represented by a missing certificate and (2) any indemnification assurances that the Exchange Agent may require from persons claiming such ownership, then the Exchange Agent will be authorized to issue Continuing Corporation Common Stock for any Bancshares Common Stock certificate that has been lost, stolen or destroyed.

                 (d) Rights to Dividends and Distributions. After the Effective
                     Date, no holder of a certificate evidencing shares of Bancshares Common Stock will be entitled to receive any dividends or other distributions otherwise payable to holders of record of Continuing Corporation Common Stock on any date after the Effective Date unless the holder (1) is entitled to receive Continuing Corporation Common Stock and
                     (2) has surrendered his or her certificates evidencing shares of Bancshares Common Stock in exchange for Continuing Corporation Common Stock certificates. This surrender of certificates will not deprive the holder of any dividends or distributions that the holder is entitled to receive for a date before this surrender as a record holder of Bancshares Common Stock. When the holder surrenders his or her certificates, the holder will receive the amount, without interest, of any cash dividends and any other distributions distributed after the Effective Date on the whole number of shares of Continuing Corporation Common Stock the holder's Bancshares Common Stock was converted into at the Effective Date.

                 (e) Checks in Other Names. If any check for cash in lieu of fractional shares is to be issued in a name other than the name that the Bancshares Common Stock certificate surrendered in exchange for cash is registered in, the person requesting the exchange must establish the right to receive this cash.

         1.4. PAYMENT TO DISSENTING STOCKHOLDERS. For purposes of this Agreement, "Dissenting Shares" means those shares of Bancshares Common Stock as to which stockholders have properly taken all steps necessary to perfect their dissenters' rights under MBCA SectionSection 35-1-826 through 35-1-839. Each outstanding Dissenting Share of Bancshares Common Stock will be converted at Closing into the rights provided under those sections.

         1.5. ALTERNATIVE STRUCTURES. Subject to the conditions set forth below and Del. Corp. Stat. Section 251(d), Glacier may, within 90 days of the execution of this Agreement and in its sole discretion, elect to consummate the Transaction by means other than those specified in this
         Section 1. If Glacier so elects, any means, procedures or amendments necessary or desirable to consummate the Transaction, in the opinion of Glacier's counsel, will supersede any conflicting, undesirable or unnecessary provisions of this Agreement. But, unless this Agreement is amended in accordance with Section 9, the following conditions will apply: (1) the type and amount of consideration set forth in Subsection
         1.3 will not be modified and (2) the tax consequences to Bancshares and its stockholders will not be adversely affected. If Glacier elects an alternative structure under this Subsection 1.5, Bancshares will cooperate with and assist Glacier with the following: (1) any amendments to this Agreement necessary or desirable in the opinion of Glacier's counsel and (2) the preparation and filing of any applications, documents, instruments and notices necessary or desirable, in the opinion of Glacier's counsel, to effect the alternative structure and to obtain the necessary stockholder approvals and approvals of any regulatory agency, administrative body or other governmental entity. Glacier will pay any additional expenses incurred by Bancshares in connection with any such changes, if those expenses would not have been incurred by Bancshares absent Glacier's election under this Subsection 1.5.

         1.6. LETTER OF TRANSMITTAL. Glacier will prepare a transmittal letter form reasonably acceptable to Bancshares for use by stockholders holding Bancshares Common Stock. Certificates representing shares of Bancshares Common Stock must be delivered for payment in the manner provided in the transmittal letter form. On or about the Effective Date, Glacier will mail the transmittal letter form to Bancshares stockholders.

         1.7. UNDELIVERED CERTIFICATES. If outstanding certificates for Bancshares Common stock are not surrendered or the payment for them is not claimed before such payments would escheat or become the property of any governmental unit or agency, the unclaimed items will, to the extent permitted by abandoned property or any other applicable law, become the property of the Continuing Corporation (and to the extent not in its possession will be paid over to the Continuing Corporation), free and clear of all claims or interests of any person previously entitled to such items. But, neither the Continuing Corporation nor either party to this Agreement will be liable to any holder of Bancshares Common Stock for any amount paid to any governmental unit or agency having jurisdiction over any such unclaimed items under the abandoned property or other applicable law of the jurisdiction, and the Continuing Corporation will pay no interest on amounts owed to stockholders for shares of Bancshares Common Stock.

         1.8. STOCK OPTION AGREEMENT. As a condition to the execution of this Agreement, Glacier and Bancshares will sign a Stock Option Agreement of even date with this Agreement.

         1.9. EXPENSES OF EXCHANGE AGENT. Glacier will pay all expenses incurred by the Exchange Agent under this Agreement and all expenses associated with mailing the transmittal letters to Bancshares stockholders as required by Subsection 1.6

                                   SECTION 2.
                           CLOSING OF THE TRANSACTION

         2.1. CLOSING. Closing will occur on the Effective Date. If Closing does not occur on or before April 30, 1997 ("Termination Date"), either Glacier or Bancshares may terminate this Agreement in accordance with
         Section 7. Unless Glacier and Bancshares agree upon another date, the Effective Date will be the later of December 31, 1996 and the date five business days after the following:

              (a) each condition precedent set forth in Section 5 has been either fulfilled or waived; and

              (b) each approval required by Section 5 has been granted, and all applicable waiting periods have expired.

         2.2. EVENTS OF CLOSING. On the Effective Date, all properly executed documents required by this Agreement will be delivered to the proper party, in form consistent with this Agreement. If any party fails to deliver a required document on the Effective Date or otherwise defaults under this Agreement on or before the Effective Date, then the Transaction will not occur unless the adversely affected party waives the default.

         2.3. PLACE OF CLOSING. Unless Glacier and Bancshares agree otherwise, the Closing will occur at Glacier's main office, 202 Main Street, Kalispell, Montana at 10:00 a.m. on the Effective Date.

                                   SECTION 3.
                         REPRESENTATIONS AND WARRANTIES

         3.1. REPRESENTATIONS AND WARRANTIES OF GLACIER AND BANCSHARES. Subject to Subsection 3.3 and except as expressly set forth in Schedule 1, Glacier represents and warrants to Bancshares, and Bancshares represents and warrants to Glacier, the following:

              3.1.1. CORPORATE ORGANIZATION AND QUALIFICATION.

                 (a) It is a corporation duly organized and validly existing under the state laws of either Montana or Delaware (as applicable), and its activities do not require it to be qualified in any jurisdiction other than Montana.

                 (b) It has the requisite corporate power and authority to own or lease its properties and assets and to carry on its businesses as they are now being conducted.

                 (c) The location of each of its offices is listed in Schedule
                     2.

                 (d) It has made available to the other party to this Agreement a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date and currently in full force and effect.

              3.1.2. SUBSIDIARIES.

                 (a) Schedule 3 lists all of its subsidiaries and the percent of its stock-ownership of these subsidiaries, as of the date of this Agreement.

                 (b) Each of its depository institution subsidiaries is an
                     "insured depository institution," as defined in the Federal Deposit Insurance Act ("FDIA") and applicable regulations under the FDIA, having deposits insured by the Federal Deposit Insurance Corporation ("FDIC"), subject to applicable FDIC coverage limitations.

                 (c) Each of its subsidiaries is: (1) either a national or state bank, a corporation, or a federally chartered savings bank;
                     (2) duly organized and validly existing under the either federal, Montana, or Delaware law; and (3) qualified to do business and in good standing in each jurisdiction where the property owned, leased, or operated, or the business conducted by the subsidiary, requires this qualification.

                 (d) Each of its subsidiaries has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

             3.1.3. CAPITAL STOCK.

                 (a) Glacier. Glacier represents and warrants:

                     (1) Glacier's authorized capital stock consists of 20
                         million shares divided into two classes: (i) 12.5 million shares of common stock, par value $.01 per share ("Glacier Common Stock"), 3,363,297 shares of which are issued and outstanding and (ii) 7.5 million shares of blank-check preferred stock, par value $.01 per share, none of which is outstanding ("Glacier Preferred Stock");

                     (2) options or rights to acquire not more than an aggregate of 217,284 Glacier Common Stock shares (subject to adjustment on the terms set forth in the Glacier Stock Plans) are outstanding under the stock option plans identified in Schedule 4 ("Glacier Stock Plans");

                     (3) the number of Glacier Common Stock shares issued and
                         outstanding or subject to unexercised options or other binding commitments to issue Glacier Common Stock shares will not exceed 3,582,581 plus options for up to 100,000 Glacier Common Stock shares to be awarded by Glacier in 1997 in accordance with its existing stock option plans.

                     (4) No Glacier Common Stock shares are reserved for
                         issuance, other than the shares reserved for issuance under the Glacier Stock Plans, and Glacier has no shares of Glacier Preferred Stock reserved for issuance;

                     (5) all outstanding shares of Glacier Common Stock have
                         been duly authorized and validly issued and are fully paid and nonassessable;

                     (6) all outstanding shares of capital stock of each of
                         Glacier's subsidiaries owned by Glacier or a subsidiary of Glacier have been duly authorized and validly issued and are fully paid and nonassessable, except to the extent any assessment is required under federal law, and are owned by Glacier or a subsidiary of Glacier free and clear of all liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights or other encumbrances or restrictions of any kind (collectively, "Liens"); and

                     (7) except as set forth in this Agreement or in the Glacier
                         Stock Plans, no shares of capital stock of Glacier are authorized, issued or outstanding, and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of Glacier or any of its subsidiaries of any character relating to the issued or unissued capital stock or other equity securities of Glacier(including those relating to the issuance, sale, purchase, redemption, conversion, exchange, redemption, voting or transfer of such stock or securities).

                 (b) Bancshares. Bancshares represents and warrants:

                     (1) Bancshares' authorized capital stock consists of (i)
                         250,000 shares of common stock, par value $10 per share ("Bancshares Common Stock"), 48,224 shares of which are issued and outstanding and (ii) 50,000 shares of preferred stock, par value $50 per share, none of which are issued or outstanding;

                     (2) options or rights to acquire not more than an aggregate of 1750 Bancshares Common Stock shares are outstanding as of the date of this Agreement, and options to acquire 750 of the 1750 Bancshares Common Stock shares subject to options will, by the option terms, expire if not exercised at least 90 days before the Effective Date;

                     (3) Bancshares has no Bancshares Common Stock shares
                         reserved for issuance;

                     (4) all outstanding Bancshares Common Stock shares have
                         been duly authorized and validly issued and are fully paid and nonassessable.

                     (5) all outstanding shares of capital stock of each of
                         Bancshares' subsidiaries owned by Bancshares or a subsidiary of Bancshares have been duly authorized and validly issued and are fully paid and nonassessable, except to the extent of any assessment required by the Montana Bank Act Section 32-1-506, and at Closing will be owned by Bancshares or a subsidiary of Bancshares free and clear of all Liens; and

                     (6) except as set forth in this Agreement, no shares of
                         Bancshares' capital stock are authorized, issued or outstanding, and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of Bancshares or any of its subsidiaries of any character relating to the issued or unissued capital stock or other equity securities of Bancshares or any of its subsidiaries (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of such stock or securities).

                     (7) the Bank's authorized capital stock consists of 358,610
                         Bank Common Stock shares, 72,820 shares of which are issued and outstanding;

                     (8) it owns 71,992.6 of the 72,820 total shares of Bank
                         Common Stock outstanding, and such shares are free and clear of all encumbrances, except for the pledge to secure the Term Note referred to in Subsection 5.2.4.

              3.1.4. CORPORATE AUTHORITY.

                 (a) It has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, subject only to the approval by its stockholders of the plan of Merger contained in this Agreement to the extent required by Del. Corp. Stat.Section252 and MBCASection35-1-819, to consummate the transactions contemplated by this Agreement.

                 (b) This Agreement is a valid and legally binding agreement of it, enforceable in accordance with the terms of this Agreement.

              3.1.5. REPORTS AND FINANCIAL STATEMENTS.

                 (a) Filing of Reports. Since January 1, 1993, it and each of its subsidiaries has filed all reports and statements, together with any required amendments to these reports and statements, that it was required to file with (1) the Securities and Exchange Commission ("SEC"), (2) the Federal Reserve Board, (3) the OTS, (3) the FDIC, and (4) any other applicable federal or state banking, insurance, securities, or other regulatory authorities. Each of these reports and statements, including the related financial statements and exhibits, complied (or will comply, in the case of reports or statements filed after the date of this Agreement) as to form in all material respects with all applicable statutes, rules and regulations as of their respective dates (and, in the case of reports or statements filed before the date of this Agreement, without giving effect to any amendments or modifications filed after the date of this Agreement).

                 (b) Delivery to Other Party of Reports. It has delivered to the other party, a copy of each registration statement, offering circular, report, definitive proxy statement or information statement under the Securities Act of 1933, as amended, ("Securities Act"), the Securities Exchange Act of 1934, as amended, ("Exchange Act"), and state securities and "Blue Sky" laws (collectively, the "Securities Laws") filed, used or circulated by it with respect to periods since January 1, 1993, through the date of this Agreement. It will promptly deliver to the other party each such registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated after the date of this Agreement (collectively, its "Reports"), each in the form (including related exhibits and amendments) filed with the SEC (or if not so filed, in the form used or circulated).

                 (c) Compliance with Securities Laws. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of the Reports, including the related financial statements, exhibits and schedules, filed, used or circulated before the date of this Agreement complied (and each of the Reports filed after the date of this Agreement, will comply) in all material respects with applicable Securities Laws, and did not (or in the case of reports, statements, or circulars filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                 (d) Financial Statements. Each of its balance sheets included in the Financial Statements fairly presents (or, in the case of Financial Statements for periods ending on a date following the date of this Agreement, will fairly present) the consolidated financial position of it and its subsidiaries as of the date of the balance sheet. Each of the consolidated statements of income, cash flows and stockholders' equity included in the Financial Statements fairly presents (or, in the case of Financial Statements for periods ending on a date following the date of this Agreement, will fairly present) the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its subsidiaries for the periods set forth in these statements (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP, except as may be noted in these statements and, in the case of the Bank, except accounting for loan fees procedures, as disclosed in Schedule 1. For purposes of this Agreement:

                     (1) "Financial Statements" means: (i) in Glacier's case,
                         the Glacier Financial Statements (or for periods ending on a date following the date of this Agreement, the Subsequent Glacier Financial Statements); and (ii) in Bancshares' case, the Bancshares/Bank Financial Statements (or for periods ending on a date following the date of this Agreement, the Subsequent Bancshares/Bank Financial Statements).

                     (2) "Glacier Financial Statements" means Glacier's (i)
                         audited consolidated statements of financial condition as of December 31, 1995, and the related audited statements of income, cashflows and changes in stockholders' equity for the year ended December 31, 1995; and (ii) unaudited consolidated statements of financial condition as of the end of each fiscal quarter following December 31, 1995 but preceding the date of this Agreement, and the related unaudited statements of income, cashflows and changes in stockholders' equity for each such quarter.

                     (3) "Subsequent Glacier Financial Statements" means balance sheets and related statements of income and stockholders' equity for each of Glacier's fiscal quarters ending after the date of this Agreement and before Closing.

                     (4) "Bancshares/Bank Financial Statements" means (i)
                         Bancshares' consolidated statements of financial condition as of December 31, 1995 and 1994 (unaudited as of execution of this Agreement, audited as of Closing), and the related statements of income, cashflows and changes in stockholders' equity for each of the years ended December 31, 1995 and 1994 (unaudited as of execution of this Agreement, audited as of Closing); and (ii) Bancshares' unaudited consolidated statements of financial condition as of the end of each fiscal quarter following December 31, 1995 but preceding the date of this Agreement, and the related unaudited statements of income, cashflows and changes in stockholders' equity for each such quarter.

                     (5) "Subsequent Bancshares/Bank Financial Statements" means balance sheets and related statements of income and stockholders' equity for each of Bancshares' and the Bank's fiscal quarters ending after the date of this Agreement and before Closing.

              3.1.6. ABSENCE OF CERTAIN EVENTS AND CHANGES. Except as disclosed in its Financial Statements and Reports, since December 31, 1995:
              (1) it and its subsidiaries have conducted their respective businesses only in the ordinary and usual course of the businesses and (2) no change or development or combination of changes or developments has occurred that, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect with respect to it or its subsidiaries. For purposes of this Agreement, "Material Adverse Effect" with respect to any corporation means an effect that: (1) is materially adverse to the business, financial condition, results of operations or prospects of the corporation and its subsidiaries taken as a whole; (2) significantly and adversely affects the ability of the corporation to consummate the transactions contemplated by this Agreement by the Termination Date or to perform its material obligations under this Agreement; or (3) enables any persons to prevent the consummation by the Termination Date of the transactions contemplated by this Agreement. No Material Adverse Effect will be deemed to have occurred on the basis of any effect resulting from actions or omissions of the corporation taken with the explicit prior consent of the other party to this Agreement.

              3.1.7. MATERIAL AGREEMENTS.

                 (a) Except for the Stock Plans and arrangements made after the date and in accordance with the terms of this Agreement, it and its subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) that: (1) is to be performed after the date of this Agreement and (2) has not been filed with or incorporated by reference in its Reports or set forth in
                     Schedule 5.

                 (b) Neither it nor any of its subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument.

              3.1.8. KNOWLEDGE AS TO CONDITIONS. Its President, Chief Executive Officer, and Chief Financial Officer (collectively, "Executive Officers") know of no reason why the Regulatory Approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices should not be obtained without the imposition of any condition or restriction that is reasonably likely to have a Material Adverse Effect with respect to it, its subsidiaries, or the Continuing Corporation, or the opinion of the tax experts referred to in Subsection 5.2.12.

              3.1.9. BROKERS AND FINDERS. Neither it, its subsidiaries, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated in this Agreement.

         3.2. BANCSHARES' ADDITIONAL REPRESENTATIONS AND WARRANTIES. Subject to Subsection 3.3 and except as expressly set forth in Schedule 1, Bancshares represents and warrants to Glacier, the following:

              3.2.1. LOAN AND LEASE LOSSES. Its Executive Officers know of no reason why the provision for loan and lease losses shown in the consolidated balance sheet included in the Financial Statements for the period ended December 31, 1995, was not adequate as of that date to provide for estimable and probable losses, net of recoveries relating to loans previously charged off, inherent in its loan portfolio.

              3.2.2. NO STOCK OPTION PLANS. Neither it nor the Bank has adopted any stock option plans or granted any options or rights to acquire any shares of Bank Common Stock or Bancshares Common Stock, except as listed in Schedule 4.

              3.2.3. GOVERNMENTAL FILINGS; NO VIOLATIONS.

                 (a) Filings. Other than the Regulatory Approvals, and other than as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Securities Act, the Exchange Act, state securities and "Blue Sky" laws, no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with the execution, delivery or performance of this Agreement by it and the consummation by it of the Transaction.

                 (b) Violations. The execution, delivery and performance of this
                     Agreement does not and will not, and the consummation by it of the Transaction will not, constitute or result in: (1) a material breach or violation of, or a default under, its certificate of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries; or (2) a material breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) under, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") of it or any of its subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, or any change in the rights or obligations of any party under any of the Contracts. Schedule 6 contains a list of all consents it or its subsidiaries must obtain from third parties under any Contracts before consummation of the Transaction.

              3.2.4. ASSET CLASSIFICATION.

                 (a) Schedule 7 sets forth a list, accurate and complete in all material respects as of June 30, 1996, except as otherwise expressly noted in Schedule 7, and separated by category of classification or criticism ("Asset Classification"), of the aggregate amounts of loans, extensions of credit and other assets of it and its subsidiaries that have been criticized or classified by any Governmental Entity, by any outside auditor, or by any internal audit.

                 (b) Except as shown on Schedule 7, no amounts of loans,
                     extensions of credit or other assets that have been classified or criticized by any representative of any Governmental Entity as "Other Assets Especially Mentioned," "Substandard," "Doubtful," "Loss" or words of similar effect are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were paid off or charged off by it or its subsidiaries before the date of this Agreement.

              3.2.5. PROPERTIES.

                 (a) Except as disclosed or reserved against in its Financial
                     Statements or in Schedule 8, it and its subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet delinquent or pledges to secure deposits) to all of the material properties and assets, tangible or intangible, reflected in its Reports as being owned by it or its subsidiaries as of the date of this Agreement.

                 (b) To the knowledge of its Executive Officers, all buildings and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis and are held under leases or subleases by it or its subsidiaries are held under valid leases or subleases, enforceable in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or by general equity principles).

                 (c) Schedule 9 lists all its and its subsidiaries' existing branches and offices and all new branches or offices it or any of its subsidiaries' has applied for.

                 (d) Bancshares has provided to Glacier copies of existing title policies held in its or the Bank's files, and no exceptions, reservations, or encumbrances have arisen or been created since the date of issuance of those policies.

              3.2.6. ANTI-TAKEOVER PROVISIONS. It and each of its subsidiaries have taken all necessary action to exempt the Transaction, this Agreement, and the Stock Option Agreement from (a) all applicable Montana state law anti-takeover provisions, if any, and (b) any takeover-related provisions of its or the Bank's certificates of incorporation or bylaws.

              3.2.7. COMPLIANCE WITH LAWS. Except as disclosed in Schedule 10, it and each of its subsidiaries:

                 (a) is in compliance, in the conduct of its business, with all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees, including the Bank Secrecy

                     Act, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws or other laws relating to discrimination;

                 (b) has all permits, licenses, certificates of authority,
                     orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies (including the Federal Reserve) that are required in order to permit it or such subsidiary to carry on its business as it is presently conducted;

                 (c) has received since January 1, 1992, no notification or communication from any Governmental Entity (including any bank, insurance and securities regulatory authorities) or its staff (1) asserting that it or any of its subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Entity enforces, (2) threatening to revoke any license, franchise, permit or governmental authorization, or (3) threatening or contemplating revocation or limitation of, or that would have the effect of revoking or limiting, FDIC deposit insurance (nor, to the knowledge of its Executive Officers, do any grounds for any of the foregoing exist); and

                 (d) is not required to notify any federal banking agency before adding directors to its board of directors or employing senior executives.

              3.2.8. LITIGATION. Except as disclosed in its Financial Statements or in Schedule 11, before the date of this Agreement:

                 (a) no criminal or administrative investigations or hearings, before or by any Governmental Entity, or civil, criminal or administrative actions, suits, claims or proceedings, before or by any person (including any Governmental Entity) are pending or, to the knowledge of its Executive Officers, threatened, against it or any of its subsidiaries (including under the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discrimination); and

                 (b) neither it nor any of its subsidiaries (nor any officer, director, controlling person or property of it or any of its subsidiaries) is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including the FDIC) or the supervision or regulation of it or of its subsidiaries, and neither it nor any of its subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

              3.2.9. TAXES. For purposes of this Subsection 3.2.9, "Tax" includes any tax or similar governmental charge, impost or levy (including income taxes, franchise taxes, transfer taxes or fees, stamp taxes, sales taxes, use taxes, excise taxes, ad valorem taxes, withholding taxes, worker's compensation, payroll taxes, unemployment insurance, social security, minimum taxes or windfall profits taxes), together with any related liabilities, penalties, fines, additions to tax or interest, imposed by the United States or any state, county, provincial, local or foreign government or subdivision or agency of the United States.

                 (a) All federal, state and local Tax returns, including all information returns, it and its subsidiaries are required to file have been timely filed or requests for extensions have been timely filed. If any extensions were filed, they have been or will be granted by Closing and will not have expired. All filed returns are complete and accurate in all material respects.

                 (b) Except as disclosed in its Financial Statements:

                     (1) all taxes attributable to it or any of its subsidiaries that are or were due or payable (without regard to whether such taxes have been assessed) have been paid in full or have been adequately provided for in its Financial Statements in accordance with GAAP;

                     (2) adequate provision in accordance with GAAP has been
                         made in its Financial Statements relating to all Taxes for the periods covered by such Financial Statements that were not yet due and payable as of the date of this Agreement, regardless of whether the liability for such Taxes is disputed;

                     (3) as of the date of this Agreement and except as
                         disclosed in its Financial Statements, there is no outstanding audit examination, deficiency, refund litigation or outstanding waiver or agreement extending the applicable statute of limitations for the assessment or collection of any Taxes for any period with respect to any Taxes of it or its subsidiaries;

                     (4) all Taxes with respect to completed and settled
                         examinations or concluded litigation relating to it or any of its subsidiaries have been paid in full or have been recorded on its Financial Statements (in accordance with GAAP);

                     (5) neither it nor any of its subsidiaries is a party to a
                         Tax sharing or similar agreement or any agreement under which it or any of its subsidiaries has indemnified any party (other than it or one of its subsidiaries) with respect to Taxes; and

                     (6) the proper and accurate amounts have been withheld from all employees (and timely paid to the appropriate Governmental Entity or set aside in an account for these purposes) for all periods through the Effective Date in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws (including income, social security and employment tax withholding for all types of compensation).

              3.2.10. INSURANCE. It and each of its subsidiaries has taken all requisite action (including the making of claims and the giving of notices) under its directors' and officers' liability insurance policy or policies in order to preserve all rights under such policies with respect to all matters known to it (other than matters arising in connection with, and the transactions contemplated by, this Agreement). Schedule 12 lists all directors' and officers' liability insurance policies and other material insurance policies maintained by it or its subsidiaries.

              3.2.11. LABOR MATTERS. Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with any labor union or labor organization. Neither it nor any of its subsidiaries is the subject of any material proceeding: (1) asserting that it or any of its subsidiaries has committed an unfair labor practice or
              (2) seeking to compel it or any of its subsidiaries to bargain with any labor organization as to wages or conditions of employment. No strike involving it or any of its subsidiaries is pending or, to the knowledge of its Executive Officers, threatened. Its Executive Officers are not aware of any activity involving its or any of its subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

              3.2.12. EMPLOYEE BENEFITS.

                 (a) For purposes of this Agreement "Plan" or "Plans", individually or collectively, means any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, ("ERISA"), as amended, maintained by Bancshares or the Bank, as the case may be.

                 (b) Schedule 13 sets forth a list, as of the date of this Agreement, of (1) all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, (2) all material employment or severance contracts and (3) all other material employee benefit plans that cover employees or former employees of it and its subsidiaries (its "Compensation Plans"). True and complete copies of the Compensation Plans (and, as applicable, copies of summary plan descriptions, governmental filings (on Form 5500 series or otherwise), actuarial reports and reports under Financial Accounting Standards Board Statement No. 106 relating to such Compensation Plans) covering current or former employees or directors of it or its subsidiaries (its "Employees"), including Plans and related amendments, have been made available to the other party to this Agreement.

                 (c) All of its Plans covering Employees (other than "multi-employer plans" within the meaning of ERISA Sections 3(37) or 4001(a)(3)), to the extent subject to ERISA, are in substantial compliance with ERISA. Each of its Plans, that is an "employee pension benefit plan" within the meaning of ERISA Section 3(2) ("Pension Plan") and that is intended to be qualified under IRC Section 401(a), has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No litigation relating to its Plans is pending or, to the knowledge of its Executive Officers, threatened. Neither it nor any of its subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject it or any of its subsidiaries to a Tax or penalty imposed by either IRC Section 4975 or ERISA
                      Section 502(i).

                 (d) No liability under Subtitle C or D of Title IV or ERISA (other than payment of applicable premiums) has been or is expected to be incurred by it or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of ERISA
                      Section 4001(a)(15), currently or formerly maintained by any of them, or the single-employer plan of any entity that is considered one employer with it under ERISA
                      Section 4001 or IRC Section 414 (an "ERISA Affiliate"). It and its subsidiaries and ERISA Affiliates have not incurred and do not expect to incur any material withdrawal liability with respect to a multiemployer plan under Subtitle I of Title IV of ERISA (regardless of whether based on contributions of ERISA Affiliates). Neither it, its subsidiaries nor any of its ERISA Affiliates has been notified by any multiemployer plan to which it or any of its subsidiaries or ERISA Affiliates is contributing, or may be obligated to contribute, that such multiemployer plan is currently in reorganization or insolvency under and within the meaning of ERISA Sections 4241 or 4245 or that such multiemployer plan intends to terminate or has been terminated under ERISA Section 4041A. No notice of a "reportable event" within the meaning of ERISA Section

                      4043, for which the 30-day reporting requirement has not been waived, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date of this Agreement. Neither it, its subsidiaries nor any of their respective ERISA Affiliates has incurred or is aware of any facts that are reasonably likely to result in any liability under ERISA Sections 4069 or 4204.

                 (e) All material contributions it or any of its subsidiaries are or were required to make under the terms of any of its Plans have been timely made or have been reflected in its Financial Statements. Neither any of its Pension Plans nor any single-employer plan of any of its ERISA Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of IRC Section 412 or ERISA
                      Section 302. Neither it nor any of its subsidiaries or its ERISA Affiliates has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate under IRC Section 401(a)(29), IRC Section 412(f)(3), or ERISA Sections 306, 307 or 4204.

                 (f) Under each of its and its ERISA Affiliates' Pension Plans that is a single-employer plan, as of the last day of the most recent plan year ended before the date of this Agreement, the actuarially determined present value of all "benefit liabilities" within the meaning of ERISA Section 4001(a)(16) (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then-current value of the assets of such Pension Plan, and to the knowledge of its Executive Officers, there has been no change in the financial condition of such Pension Plan since the last day of the most recent plan year that reasonably could be expected to change such conclusion. There would be no withdrawal liability of it and its subsidiaries under each Plan that is a multi-employer plan to which it, its subsidiaries or its ERISA Affiliates has contributed during the preceding 12 months, if such withdrawal liability were determined as if a "complete withdrawal," within the meaning of ERISA Section 4203, had occurred as of the date of this Agreement.

                 (g) Except as disclosed in its Financial Statements, neither it nor its subsidiaries have any obligations for retiree health and life benefits.

                 (h) No restrictions exist on the rights of it or its subsidiaries to amend or terminate any Plan without incurring liability under the Plan in addition to normal liabilities for benefits.

                 (i) Except as disclosed in its Financial Statements or as provided in a schedule to this Agreement, the transactions contemplated by this Agreement and the Stock Plans will not result in: (1) vesting, acceleration, or increase of any amounts payable under any Compensation Plan, (2) any material increase in benefits under any Compensation Plan or (3) payment of any severance or similar compensation under any Compensation Plan.

              3.2.13. ENVIRONMENTAL MATTERS.

                 (a) For purposes of this Subsection 3.2.13, the following definitions apply:

                      (1) "Subject Property" with respect to a party means (i) all real property at which the Businesses of it or its subsidiaries have been conducted, all property in which it or its subsidiaries holds a security or other interest (including a fiduciary interest), and any property where under any Environmental Law it or any of its subsidiaries is deemed to be the owner or operator of the property; (ii) any facility in which it or its subsidiaries participates in the management, including participating in the management of the owner or operator of the property; and (iii) all other real property that, for purposes of any Environmental Law, it or any of its subsidiaries otherwise could be deemed to be an owner or operator of or as otherwise having control over.

                      (2) "Environmental Laws" means any federal, state, local or foreign law, regulation, agency policy, order, decree, judgment, judicial opinion, or any agreement with any Governmental Entity, presently in effect or subsequently adopted relating to: (i) the manufacture, generation, transport, use, treatment, storage, recycling, disposal, release, threatened release or presence of Hazardous Substances, or (ii) the preservation, restoration or protection of the environment, natural resources or human health.

                      (3) "Hazardous Substances" means any hazardous or toxic substance, material or waste that is regulated by any local governmental authority, any state government or the United States Government, including any material or substance that is (a) defined as a "hazardous substance" in 42 USC Section 9601(14), (b) defined as a "pollutant or contaminant" in 42 USC Section 9604(a)(2), or (c) defined as a "hazardous waste" in 42 USC Section 6903(5).

                 (b) To the knowledge of its Executive Officers, it and each of its subsidiaries and the Subject Property are, and have been, in compliance with all Environmental Laws, and no circumstances exist that with the passage of time or the giving of notice would be reasonably likely to result in noncompliance with such Environmental Laws.

                 (c) To the knowledge of its Executive Officers, none of the following, and no reasonable basis for any of the following, exists: pending or threatened claims, actions, investigations, notices of non-compliance, information requests or notices of potential responsibility or proceedings involving it or any of its subsidiaries or any Subject Property, relating to:

                      (1) an asserted liability of it or any of its subsidiaries or any prior owner, occupier or user of Subject Property under any Environmental Law or the terms and conditions of any permit, license, authority, settlement, agreement, decree or other obligation arising under any Environmental Law;

                      (2) the handling, storage, use, transportation, removal or disposal of Hazardous Substances;

                      (3) the actual or threatened discharge, release or emission of Hazardous Substances from, on or under or within Subject Property into the air, water, surface water, ground water, land surface or subsurface strata; or

                      (4) personal injuries or damage to property related to or arising out of exposure to Hazardous Substances.

                 (d) To the knowledge of its Executive Officers: no storage tanks underground or otherwise are present on the Subject Property or, if present, none of such tanks are leaking and each of them is in full compliance with all Environmental Laws. With respect to any Subject Property, it and its subsidiaries do not own, possess or control any PCBs, PCB-contaminated fluids, wastes or equipment, or any asbestos or asbestos-containing material. No Hazardous Substances have been used, handled, stored, discharged, released or emitted, or are threatened to be discharged, released or emitted, at or on any Subject Property, except for those types and quantities of Hazardous Substances typically used in an office environment and that have not created conditions requiring remediation under any Environmental Law.

                 (e) To the knowledge of its Executive Officers and except for the investigation or monitoring by the Environmental Protection Agency or similar state agencies in the ordinary course, no part of the Subject Property has been or is scheduled for investigation or monitoring under any Environmental Law.

         3.3. EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES.

              3.3.1. DISCLOSURE OF EXCEPTIONS. Each exception set forth in a
              Schedule is disclosed only for purposes of the representations and warranties referenced in that exception; but the following conditions apply:

                 (a) no exception is required to be set forth in a Schedule if its absence would not result in the related representation or warranty being found untrue or incorrect under the standard established by this Subsection 3.3; and

                 (b) the mere inclusion of an exception in a Schedule is not an admission by a party that such exception represents a material fact, event or circumstance or would result in a Material Adverse Effect with respect to that party.

              3.3.2. NATURE OF EXCEPTIONS. No representation or warranty contained in Subsection 3.1 or 3.2 will be found untrue or incorrect and no party to this Agreement will have breached a representation or warranty due to the following: the existence of any fact, circumstance, or event if that fact, circumstance, or event, individually or taken together with all similar facts, circumstances, or events, would not, or, in the case of Subsection 3.2.8, is not reasonably likely to, have a Material Adverse Effect with respect to such party.

                                   SECTION 4.
                            CONDUCT AND TRANSACTIONS
                                 BEFORE CLOSING

         4.1. CONDUCT OF BANCSHARES' BUSINESS BEFORE CLOSING. Before Closing, Bancshares promises as follows:

              4.1.1. AVAILABILITY OF BANCSHARES' BOOKS, RECORDS AND PROPERTIES.

                 (a) Bancshares will make Bancshares', and cause its
                     subsidiaries to make their, books, records, properties, contracts and documents available at all reasonable times to Glacier and its counsel, accountants and other representatives. These items will be open for inspection, audit and direct verification of: (1) loan or deposit balances, (2) collateral receipts and (3) any other transactions or documentation Glacier may find reasonably relevant to the Transaction. Bancshares will, and will cause its subsidiaries to, cooperate fully in any such inspection, audit, or direct verification procedures, and Bancshares will, and will cause its subsidiaries to, make available all information reasonably required by or on behalf of Glacier.

                 (b) At Glacier's request, Bancshares will request any third parties involved in the preparation or review of the Bancshares/Bank Financial Statements or Subsequent Bancshares/Bank Financial Statements to disclose to Glacier the work papers or any similar materials related to these financial statements.

              4.1.2. ORDINARY AND USUAL COURSE. Bancshares will, and will cause the Bank to, conduct its business only in the ordinary and usual course and, without the prior written consent of Glacier, will not, and will not allow the Bank to, do any of the following:

                 (a) effect any stock split or other recapitalization with
                     respect to Bancshares Common Stock or the Bank's capital stock (but Bancshares may before Closing in consultation with Glacier acquire shares of Bank Common Stock from the Bank's minority shareholders by exchanging Bancshares Common Stock shares for the Bank Common Stock shares); issue, pledge or encumber in any way any shares of Bancshares' or the Bank's capital stock; or grant any option or other right to shares of Bancshares' or the Bank's capital stock (except issuances of Bancshares Common Stock upon exercise of the Bancshares Options granted before the date of this Agreement);

                 (b) declare or pay any dividend, or make any other
                     distribution, either directly or indirectly, with respect to Bancshares Common Stock (except for dividends from the Bank to Bancshares to support the operations of Bancshares which are consistent with past practices and except as may be necessary to pay Bancshares' debt to American Bank National Association before Closing, as required by Subsection 5.2.4);

                 (c) acquire, sell, transfer, assign, encumber or otherwise dispose of assets or make any commitment with respect to its assets other than in the ordinary and usual course of business;

                 (d) solicit or accept deposit accounts of a different type from accounts previously accepted by it or at rates materially in excess of rates previously paid by it, except to reflect changes in prevailing interest rates, or incur any indebtedness greater than $25,000 (except for borrowings from the Federal Home Loan Bank in the ordinary course of business and consistent with past practices);

                 (e) acquire an ownership interest or a leasehold interest in any Property or any other real property, whether by foreclosure or otherwise, without: (1) making an appropriate environmental evaluation in advance of obtaining the interest and providing the evaluation to Glacier and (2) providing

                     Glacier with at least 30 days' advance written notice before it acquires the interest;

                 (f) except as otherwise required to comply with Bancshares'
                     board of directors' fiduciary duty to stockholders, enter into or recommend the adoption by Bancshares' stockholders of any agreement involving a possible merger or other business combination or asset sale by Bancshares not involving the Transaction;

                 (g) enter into or terminate any contracts (including real
                     property leases) with a term of one-year or more, except for the Bank's contracts of deposit and agreements to lend money not otherwise restricted under this Agreement and (1) entered into in the ordinary course of business, (2) consistent with past practices, and (3) providing for not less (in the case of loans) or more (in the case of deposits) than prevailing market rates of interest;

                 (h) enter into or amend any contract (other than contracts for deposits at the Bank or agreements to lend money not otherwise restricted by this Agreement) calling for a payment by it of more than $25,000, unless the contract may be terminated without cause or penalty upon 30 days notice or less;

                 (i) enter into any personal services contract with any person or firm, except contracts, agreements, or arrangements for legal, accounting, investment advisory, or tax services entered into directly to facilitate the Transaction;

                 (j) (1) sell any securities, whether held for investment or sale, other than in the ordinary course of business or sell any securities, whether held for investment or sale, even in the ordinary course of business, if the aggregate gain realized from all sales after the date of this Agreement would be more than $50,000 or (2) transfer any investment securities between portfolios of securities available for sale and portfolios of securities to be held to maturity;

                 (k) amend its articles or bylaws or convert its charter or form of entity;

                 (l) implement or adopt any material changes in its operations policies or procedures, including
                     loan loss reserve policies, unless the changes are necessary or advisable, on the advise of legal counsel, to comply with applicable laws, regulations or regulatory policies;

                 (m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required (1) by GAAP. (2) for tax purposes, or (3) to take advantage of any beneficial tax or accounting methods;

                 (n) increase the combined number of full-time or equivalent employees of Bancshares and the Bank above 65;

                 (o) other than expenses reasonably related to the pending
                     renovation at the Bank's North Reserve office and other than in accordance with binding commitments existing on the date of this Agreement, make any capital expenditures in excess of $10,000 per project or related series of projects or $50,000 in the aggregate, except for expenses reasonably related to (1) completion of the Transaction, which expenses are estimated not to exceed $100,000 (excluding any premium paid by Bancshares to obtain an extended coverage endorsement on its current Officers and Directors Errors and Omissions insurance policy) or (2) satisfaction of the conditions described in Subsection 5.2.4; or

                 (p) enter into any other transaction or make any expenditure other than in the ordinary and usual course of its business and made or entered into in a manner consistent with its well-established practices or as required by this Agreement.

              4.1.3. CONDUCT REGARDING REPRESENTATIONS AND WARRANTIES. Bancshares will not do or cause to be done anything that would cause any representation or warranty in Subsection 3.1 or 3.2 to be untrue or inaccurate if made at Closing, except as otherwise contemplated or required by this Agreement or consented to in writing by Glacier.

              4.1.4. MAINTENANCE OF PROPERTIES. Bancshares will, and will cause the Bank to, maintain its properties and equipment (and related insurance or its equivalent) in accordance with good business practice.

              4.1.5. PRESERVATION OF BUSINESS ORGANIZATION. Bancshares will, and will cause the Bank to, use all reasonable efforts to:

                 (a) preserve its business organization;

                 (b) retain the services of present management; and

                 (c) preserve the goodwill of suppliers, customers and others with whom it has business relationships.

              4.1.6. SENIOR MANAGEMENT. Bancshares will, and will require the Bank to, consult with Glacier before making any change with respect to present management personnel having the rank of vice-president or higher.

              4.1.7. COMPENSATION. Bancshares will not, and will not allow the Bank to, permit any increase in the current or deferred compensation payable or to become payable by Bancshares to any of its directors, officers, employees, agents or consultants other than normal increments in compensation in accordance with Bancshares' past practices with respect to the timing and amounts of such increments. Nothing in this Subsection 4.1.7 prohibits the Bank from paying customary year-end bonuses for 1996 to its employees in accordance with past practices, as long as each bonus paid does not exceed 20% of the receiving employee's annual salary. Without the prior written approval of Glacier, Bancshares will not, and will not allow the Bank to, commit to, execute or deliver any employment agreement with any party not terminable upon two weeks' notice and without expense.

              4.1.8. UPDATE OF FINANCIAL STATEMENTS. Bancshares will deliver Subsequent Bancshares/Bank Financial Statements to Glacier by the earlier of: (1) 5 days after Bancshares or the Bank has prepared and issued them or (2) 60 days from year-end for year-end statements and 30 days from the end of the quarter for quarterly statements. The Subsequent Bancshares/Bank Financial Statements:

                 (a) will be prepared from the books and records of Bancshares and the Bank;

                 (b) will present fairly the financial position and operating results of Bancshares and the Bank at the times indicated and for the periods covered;

                 (c) will be prepared in accordance with GAAP (except for the absence of notes) and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable, subject to normal year-end adjustments; and

                 (d) will reflect all Bancshares' and the Bank's liabilities, contingent or otherwise, on the respective dates and for the respective periods covered, except for liabilities:
                      (1) not required to be so reflected in accordance with GAAP or (2) not significant in amount.

              4.1.9. NO SOLICITATION. Neither Bancshares nor any of its officers or directors, directly or indirectly, will solicit, encourage, entertain, or facilitate any other proposals or inquiries for an acquisition of the shares or assets of Bancshares or its subsidiaries or enter into discussions concerning any such acquisition, except as otherwise required to comply with the fiduciary responsibilities of Bancshares' board of directors. No such party will make available to any person not affiliated with Bancshares or Glacier any information about its business or organization that is not either routinely made available to the public generally or required by law.

              4.1.10. TITLE POLICIES. At Glacier's request, Bancshares will provide Glacier with title reports issued by a title insurance company reasonably satisfactory to Glacier, showing unencumbered fee simple title or vendee's interest to all real Property owned by Bancshares or the Bank, other than other real estate owned, and unencumbered leasehold interests in all real Property leased by Bancshares or the Bank, and containing only such exceptions, reservations and encumbrances as may be consented to in writing by Glacier or may be consistent with Subsection 3.2.5. For purposes of this Agreement, "Property" includes any property that Bancshares or the Bank has owned or leased.

              4.1.11. REVIEW OF LOANS. Bancshares will, and will cause the Bank to, permit Glacier to conduct an examination of the Bank's loans to determine credit quality and the adequacy of the Bank's allowance for loan losses. Glacier will have continued access to the Bank's loans through Closing to update the examination. At Glacier's reasonable request, Bancshares and the Bank will provide Glacier with current reports updating the information set forth in
              Schedule 7.

         4.2. REGISTRATION STATEMENT.

              4.2.1. PREPARATION OF REGISTRATION STATEMENT.

                 (a) A Registration Statement on Form S-4 ("Registration Statement") will be filed by Glacier with the SEC under the Securities Act for registration of the shares of Continuing Corporation Common Stock to be issued to

                     Bancshares Stockholders under this Agreement in connection with the Transaction ("Continuing Corporation Shares"), and the parties will prepare a related joint prospectus/proxy statement ("Joint Prospectus/Proxy Statement") to be mailed together with any amendments and supplements to Glacier's and Bancshares' stockholders.

                 (b) The parties will cooperate with each other in preparing the
                     Registration Statement and Joint Prospectus/Proxy Statement, and will use their best efforts to: (1) file the Registration Statement with the SEC within 45 days following the date on which this Agreement is executed, and
                     (2) obtain the clearance of the SEC, any appropriate state securities regulators and any other required regulatory approvals, to issue the Joint Prospectus/Proxy Statement.

                 (c) Nothing will be included in the Registration Statement or the Joint Prospectus/Proxy Statement or any proxy solicitation materials with respect to any party to this Agreement unless approved by that party, which approval will not be unreasonably withheld.

                 (d) Glacier will pay all costs associated with the preparation by Glacier's counsel and filing of the Registration Statement.

              4.2.2. SUBMISSION TO STOCKHOLDERS.

                 (a) Glacier and Bancshares will submit the Joint
                     Prospectus/Proxy Statement to, and will use their best efforts in good faith to obtain the prompt approval of the Joint Prospectus/Proxy Statement by, all applicable regulatory authorities. The parties will provide each other with copies of such submissions for review.

                 (b) Glacier and Bancshares will each promptly take the action necessary in accordance with applicable law and their respective Certificates of Incorporation and Bylaws to each convene a stockholders meeting to consider the approval of this Agreement and to authorize the transactions contemplated by this Agreement. These stockholders meetings will be held on the earliest practical date after the date the Joint Prospectus/Proxy Statement may first be sent to Glacier's and Bancshares' stockholders without objection by applicable governmental authorities; but each party will have at least 30 days to solicit proxies. Except as otherwise required to comply with the fiduciary responsibilities of their respective boards of directors, each party's board of directors and each party's officers, respectively, will recommend approval of the Transaction to that party's stockholders.

         4.3. ACCOUNTING TREATMENT.

              4.3.1. POOLING OF INTERESTS. The parties intend the Merger to be treated as a "pooling of interests" for accounting purposes. From the date of this Agreement through the Effective Date, neither Glacier nor Bancshares nor any of their respective subsidiaries or other affiliates (a) will knowingly take any action or enter into any contract, agreement, commitment or arrangement that would jeopardize the treatment of the Merger as a "pooling of interests;" or (b) will knowingly fail to take any action that would preserve the treatment of the Merger as a "pooling of interests." No action or omission by either party will constitute a breach of this Section 4.3.1 if the action is permitted or required under this Agreement or is made with the other party's written consent.

              4.3.2. AFFILIATE LIST. Certain persons may be deemed "affiliates" of Bancshares for purposes of the SEC's ASR 135 and other rules and releases related to "pooling of interests" accounting treatment. Within thirty days following the date this Agreement is signed, Bancshares will deliver to Glacier, after consultation with legal counsel, a list of names and addresses of Bancshares' "affiliates" with respect to the Transaction within the meaning of SEC ASR 135. By the Effective Date, Bancshares will deliver, or cause to be delivered, to Glacier a letter from each of these "affiliates," and any additional person who becomes an "affiliate" before the Effective Date and after the date of the list, dated as of the date of its delivery and in the form attached as Exhibit A.

              4.3.3. RESTRICTIVE LEGEND. Glacier may place a restrictive legend on all shares of Bancshares Common Stock to be received by an "affiliate" so as to preclude their transfer or disposition in violation of the affiliate letters, to instruct its transfer agent not to permit the transfer of those shares, and to take any other steps reasonably necessary to ensure compliance with the SEC's ASR 135 and other rules and releases related to "pooling of interests" accounting treatment.

              4.3.4. RETENTION OF CERTIFICATES. Except as otherwise permitted in Exhibit A, before 30 days prior to the Effective Date, all stock certificates evidencing ownership of Bancshares Common Stock by "affiliates" will be delivered to Bancshares. Bancshares (before the Effective Date) and Glacier (after the Effective Date) will retain those certificates, and subsequently the certificates of Glacier Common Stock for which they are exchanged, until financial results covering at least 30 days of combined operations of the Continuing Corporation have been published, at which time the certificates will be released.

         4.4. SUBMISSION TO REGULATORY AUTHORITIES. Representatives of Glacier, at Glacier's expense, will prepare and file with applicable regulatory agencies, applications for approvals, waivers or other actions their counsel finds necessary or desirable in order to consummate the Transaction. Glacier will provide copies of these applications for Bancshares' review. These applications are expected to include:

              (a)    an application to the Federal Reserve;

              (b)    an application to the OTS; and

              (c) any filings required under the Montana Bank Act or the MBCA.

         4.5. ANNOUNCEMENTS. The parties will cooperate and consult with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the Transaction, unless otherwise required by law.

         4.6. CONSENTS. Glacier and Bancshares will use their best efforts to obtain the consent or approval of any person, organization or other entity whose consent or approval is required in order to consummate the Transaction.

         4.7. FURTHER ACTIONS. The proper officers of Glacier and Bancshares, respectively, in the name and on behalf of those respective parties, will use their best efforts in good faith to make all such arrangements, do or cause to be done all such acts and things, and execute and deliver all such certificates and other instruments and documents as may be reasonably necessary or appropriate in order to consummate the Transaction as promptly as practicable.

         4.8. NOTICE. Bancshares will provide Glacier with prompt written notice of the following:

              (a) any events, individually or in the aggregate, that could have a Material Adverse Effect with respect to Bancshares or the Bank;

               (b) the commencement of any proceeding against Bancshares by or before any court or governmental agency, individually or in the aggregate, that might have a Material Adverse Effect with respect to Bancshares or the Bank; or

               (c) any acquisition of an ownership or leasehold interest in Property.

         4.9. CONFIDENTIALITY. Glacier and Bancshares each will, and Bancshares will cause the Bank to, hold in confidence all nonpublic information obtained from the other in connection with the Transaction, other than information that: (1) is required by law to be disclosed; (2) is otherwise available on a nonconfidential basis; (3) has become public without fault of the receiving party; or (4) is necessary to the defense of one of the parties in a legal or administrative action brought against that party by the other party. If the Transaction is not completed, Glacier and Bancshares will, and Bancshares will cause the Bank to: (1) each return to the others all confidential documents obtained from them and (2) not use any nonpublic information obtained under this Agreement or in connection with the Transaction.

         4.10. UPDATE OF FINANCIAL STATEMENTS. Glacier will deliver Subsequent Glacier Financial Statements to Bancshares by the earlier of: (1) 5 days after Glacier prepares and issues them or (2) 60 days from year-end for year-end statements and 30 days from the end of the quarter for quarterly statements. The Subsequent Glacier Financial Statements will:

               (a)   be prepared from the books and records of Glacier;

               (b) present fairly the financial position and operating results of Glacier at the times indicated and for the periods covered;

               (c) be prepared in accordance with GAAP (except for the absence of notes) and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable, subject to normal year-end adjustments; and

               (d) reflect all liabilities, contingent or otherwise, of Glacier on the respective dates and for the respective periods covered, except for liabilities not required to be so reflected in accordance with GAAP or not significant in amount.

         4.11. AVAILABILITY OF GLACIER'S BOOKS, RECORDS AND PROPERTIES. Glacier will make available to Bancshares true and correct copies of: (1) its Certificate of Incorporation and Bylaws and (2) minutes of the meetings of its stockholders and its board of directors. At Bancshares' reasonable request, Glacier will also provide Bancshares with copies of: (1) reports filed with the SEC or banking regulators and (2) Glacier's stock option plans.

                                   SECTION 5.
                            APPROVALS AND CONDITIONS

         5.1. REQUIRED APPROVALS. The obligations of the parties to this Agreement are subject to the approval of the Agreement and Transaction by all appropriate regulatory agencies having jurisdiction with respect to the Transaction.

         5.2. CONDITIONS TO GLACIER'S OBLIGATIONS. All Glacier's obligations under this Agreement are subject to satisfaction of the following conditions at or before Closing:

              5.2.1. REPRESENTATIONS AND WARRANTIES. Bancshares' representations and warranties in this Agreement and in any certificate or other instrument delivered in connection with this Agreement will be true and correct in all material respects at Closing (except to the extent that they expressly relate to an earlier date, in which case they will be true in all material respects as of that earlier date). These representations and warranties will have the same force and effect as if they had been made at Closing. Bancshares will have delivered to Glacier its certificate, executed by a duly authorized officer of Bancshares and dated as of Closing, stating that these representations and warranties comply with this Subsection 5.2.1.

              5.2.2. COMPLIANCE. Bancshares will have performed and complied with all material terms, covenants and conditions of this Agreement. Bancshares will have delivered to Glacier its certificate, executed by a duly authorized officer of Bancshares and dated as of Closing, stating that Bancshares is in compliance with this Subsection 5.2.2.

              5.2.3. EQUITY CAPITAL REQUIREMENT. Equity Capital on the Effective Date, determined in accordance with GAAP, will be at least $9 million. Bancshares' certificate referred to in Subsection 5.2.2 will confirm that this condition is satisfied.

              5.2.4. PAYMENT OF NOTE AND RELEASE OF PLEDGE. Bancshares will have
              (1) satisfied in full its obligations under the Term Note, dated June 20, 1995, entered into between Bancshares and American Bank National Association in the original principal amount of $2,100,000, with a remaining payoff balance of approximately $1 million as of the date of this Agreement; (2) obtained full release of the collateral pledged as security for this Term Note; and (3) provided Glacier with evidence satisfactory to it and its counsel that the Term Note has been satisfied and the collateral released as required by this Subsection 5.2.4.

              5.2.5. NO MATERIAL ADVERSE EFFECT. No material damage, destruction or loss (whether or not covered by insurance) has occurred, and no other event, individually or in the aggregate, having or potentially having a Material Adverse Effect with respect to Bancshares or the Bank has occurred. Bancshares' certificate referred to in Subsection 5.2.2 will state that the conditions identified in this Subsection 5.2.5 are satisfied.

              5.2.6. FINANCIAL CONDITION. The following will be true, and Bancshares' certificate referred to in Subsection 5.2.2 will so state:

                 (a) the Bank's allowance for possible loan and lease losses at
                     December 31, 1996, and at Closing will be adequate to absorb the Bank's anticipated loan and lease losses (taking into account any recommendations made by Bancshares' certified public accountants);

                 (b) the reserves set aside for the contingent liabilities
                     reflected in the Subsequent Bancshares/Bank Financial Statements will be adequate to absorb all reasonably anticipated losses; and

                 (c) by November 1, 1996, Bancshares has provided Glacier with audited Bancshares/Bank Financial Statements audited by KPMG Peat Marwick LLP, and the audit has revealed no required adjustment to the unaudited Bancshares/Bank Financial Statements that would have a Material Adverse Effect upon Bancshares or the Bank.

              5.2.7. NO CHANGE IN LOAN REVIEW. Bancshares will have provided to Glacier the reports reasonably requested by Glacier under Subsection 4.1.11, and neither these reports nor any examinations conducted by Glacier under Subsection 4.1.11 reveal a material adverse change in either: (1) the information set forth in
              Schedule 7 or (2) information revealed during Glacier's previous examinations of the Bank's loans.

              5.2.8. NO GOVERNMENTAL PROCEEDINGS. No action or proceeding will have been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the Transaction.

              5.2.9. APPROVAL BY COUNSEL. All actions, proceedings, instruments, and documents required in connection with this Agreement, the Transaction, and all other related legal matters will have been approved by Glacier's counsel.

              5.2.10. RECEIPT OF TITLE POLICY. Glacier will have received the title insurance report or reports required by Subsection 4.1.10.

              5.2.11. CORPORATE AND STOCKHOLDER ACTION. Bancshares' board of directors and Glacier's and Bancshares' stockholders will each have approved the Transaction.

              5.2.12. TAX OPINION. Glacier will, at Glacier's expense, obtain from Graham & Dunn, P.C., and deliver to Bancshares, an opinion addressed to Bancshares and in form and substance reasonably satisfactory to Bancshares and its counsel, to the effect that consummation of the Transaction will not result in a taxable event for Bancshares or Glacier, and otherwise will have each of the effects specified below:

                 (a) The Transaction will qualify as a reorganization within the meaning of IRC Section 368(a)(1)(A).

                 (b) Under IRC Section 354(a)(i), Bancshares' stockholders who, in accordance with Section 1, exchange their Bancshares Common Stock shares solely for Continuing Corporation Common Stock shares will not recognize gain or loss on the exchange.

                 (c) Cash payments to Bancshares' stockholders in lieu of a fractional share of Continuing Corporation Common Stock will be treated as distributions in redemption of the fractional share interest, subject to the limitations of IRC Section 302.

              5.2.13. OPINION OF COUNSEL. Bancshares will obtain from Stephen J. Smith, attorney at law, and deliver to Glacier an opinion of counsel, addressed to Glacier, to the effect that:

                 (a) Bancshares is a corporation validly existing and in good standing under Montana law;

                 (b) the Bank is a Montana state chartered commercial bank validly existing and in good standing under Montana law;

                 (c) Bancshares has the corporate power and authority to execute, deliver, and perform this Agreement;

                 (d) the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Bancshares, and this Agreement constitutes Bancshares' legal, binding, and valid obligation, enforceable in accordance with its terms, except to the extent that enforcement (but not validity) may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws generally affecting the enforcement of the rights of creditors and by generally applicable principles of equity;

                 (e) all issued and outstanding shares of Bancshares' and the Bank's capital stock have been duly authorized and are validly issued, fully paid, non-assessable, free of preemptive or similar rights arising by operation of law or otherwise, and have been issued in compliance with all applicable federal and applicable state securities laws;

                 (f) all Bancshares Options have been duly authorized and validly granted;

                 (g) counsel has no knowledge of any pending or threatened claims, actions, suits or legal or equitable proceedings before any governmental agency which, in counsel's opinion would, individually or in the aggregate, have a material adverse effect on Bancshares' or the Bank's business, operations, properties, assets, or condition or prevent consummation of the Transaction;

                 (h) execution of this Agreement and consummation of the Transaction will not violate Bancshares' or the Bank's articles of incorporation or bylaws or the terms of any material contract or other obligation entered into before the date of this opinion by Bancshares or the Bank; and

                 (i) Counsel's opinion will be governed by and interpreted in accordance with the Legal Opinion Accord of the ABA section of Business Law (1991), together with the related commentary, as published in The Business Lawyer, Volume 47, No. 1, and any amendments or modifications thereto.

              5.2.14. CASH PAID. The aggregate of the cash paid for fractional shares and Dissenting Shares to holders of Bancshares Common Stock under this Agreement and applicable law will not exceed 10% of the value of the Continuing Corporation Common Stock issued upon Closing.

              5.2.15. AFFILIATE LETTERS. Glacier will have received the affiliate list and letters specified in Subsection 4.3.2.

              5.2.16. REGISTRATION STATEMENT. The Registration Statement, as it may have been amended, required in connection with the shares of Continuing Corporation Common Stock to be issued to stockholders under Subsection 1.3, and as described in Subsection 4.2, will have become effective, and no stop order suspending the effectiveness of such Registration Statement will have been issued or will remain in effect, and no proceedings for that purpose will have been initiated or threatened by the SEC the basis for which remains in effect.

              5.2.17. CONSENTS. Bancshares will have obtained the consents as indicated in Schedule 6.

              5.2.18. FAIRNESS OPINIONS. Glacier will have received (1) from Columbia Financial Advisors, Inc., two updated fairness opinions (to be delivered by Bancshares to Glacier at Bancshares' expense), one dated immediately before Bancshares mails the Joint Prospectus/Proxy Statement to its stockholders and the other dated immediately before Closing, to the effect that the financial terms of the Transaction are financially fair to Bancshares' stockholders and (2) from D.A. Davidson & Company, a fairness opinion, dated immediately before Glacier mails the Joint Prospectus/Proxy Statement to its stockholders, to the effect that the financial terms of the Transaction are financially fair to Glacier's stockholders. Glacier will provide Bancshares' investment advisor with such information as it may reasonably request in order to render its opinion.

              5.2.19. ACCOUNTING TREATMENT. It will have been determined to Glacier's satisfaction that the Transaction will be treated for accounting purposes as a "pooling of interests" in accordance with APB Opinion No. 16, and Glacier and Bancshares will have received letters to such effect from KPMG Peat Marwick LLP, certified public accountants.

              5.2.20. SOLICITATION OF EMPLOYEES. Neither any member of Bancshares' board of directors nor any entity with which any such director is affiliated will have solicited any employee of Bancshares or Glacier with the intention of causing the employee to terminate his or her employment with Bancshares or Glacier, as the case may be.

              5.2.21. OTHER MATTERS. Glacier will have received such other opinions, certificates, and documents as Glacier may reasonably request in connection with this Agreement and the Transaction.

         5.3. CONDITIONS TO BANCSHARES' OBLIGATIONS. All Bancshares' obligations under this Agreement are subject to satisfaction of the following conditions at or before Closing:

              5.3.1. REPRESENTATIONS AND WARRANTIES. Glacier's representations and warranties in this Agreement and in any certificate or other instrument delivered in connection with this Agreement will be true and correct in all material respects at Closing (except to the extent that they expressly relate to an earlier date, in which case they will be true in all material respects as of that earlier date). These representations and warranties will have the same force and effect as if they had been made at Closing. Glacier will have delivered to Bancshares its certificate, executed by a duly authorized officer of Glacier and dated as of Closing, stating that these representations and warranties comply with this Subsection 5.3.1.

              5.3.2. COMPLIANCE. Glacier will have performed and complied with all terms, covenants and conditions of this Agreement. Glacier will have delivered to Bancshares its certificate, executed by a duly authorized officer of Glacier and dated as of Closing, stating that Glacier is in compliance with this Subsection 5.3.2.

              5.3.3. NO MATERIAL ADVERSE EFFECT. No material damage, destruction or loss (whether or not covered by insurance) has occurred, and no other event, individually or in the aggregate, having or potentially having a Material Adverse Effect with respect to Glacier has occurred. Glacier's certificate referred to in Subsection 5.3.2 will state that the conditions identified in this Subsection 5.3.3 are satisfied.

              5.3.4. NO GOVERNMENTAL PROCEEDINGS. No action or proceeding will have been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the Transaction.

              5.3.5. CORPORATE AND STOCKHOLDER ACTION. Glacier's board of directors and Glacier's and Bancshares' stockholders will have approved the Transaction.

              5.3.6.  TAX OPINION. The tax opinion specified in Subsection
              5.2.12 will have been delivered to Bancshares.

              5.3.7. OPINION OF COUNSEL. Glacier will obtain from Graham & Dunn, P.C. and deliver to Bancshares an opinion, addressed to Bancshares, to the effect that:

                 (a) Glacier is a corporation validly existing and in good
                     standing under Delaware law;

                 (b) Glacier has the corporate power and authority to execute, deliver, and perform this Agreement;

                 (c) the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action on Glacier's part, and this Agreement constitutes Glacier's legal, binding, and valid obligation, enforceable in accordance with its terms, except to the extent that enforcement (but not validity) may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws generally affecting the enforcement of the rights of creditors and by generally applicable principles of equity;

                 (d) the Continuing Corporation Shares have been duly authorized and, when issued as contemplated by this Agreement, will be validly issued, fully paid and nonassessable;

                 (e) the Registration Statement became effective under the
                     Securities Act on ____________, 1996, and, to the best of counsel's knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or threatened by the Securities and Exchange Commission;

                 (f) the shares of Glacier's capital stock to be issued in the
                     Transaction will be duly authorized, validly issued, fully paid, non-assessable, free of preemptive or similar rights arising by operation of law or otherwise, and will be issued in compliance with all applicable federal and applicable state securities laws;

                 (g) counsel has no knowledge of any pending or threatened
                     claims, actions, suits or legal or equitable proceedings before any governmental agency which, in counsel's opinion would, individually or in the aggregate, have a material adverse effect on Glacier's business, operations, properties, assets, or condition or prevent consummation of the Transaction; and

                 (h) Counsel's opinion will be governed by and interpreted in accordance with the Legal Opinion Accord of the ABA section of Business Law (1991), together with the related commentary, as published in The Business Lawyer, Volume 47, No. 1, and any amendments or modifications thereto.

              5.3.8. FAIRNESS OPINION. Bancshares will have received from Columbia Financial Advisors, Inc., two updated fairness opinions, one dated immediately before Bancshares mails the Joint Prospectus/Proxy Statement to its stockholders and the other dated immediately before Closing, to the effect that the financial terms of the Transaction are financially fair to Bancshares' stockholders.

              5.3.9. CASH PAID. The aggregate of the cash paid to holders of Bancshares Common Stock under this Agreement and applicable law will not exceed 10% of the value of the Continuing Corporation Common Stock issued upon Closing.

              5.3.10. REGISTRATION STATEMENT. The Registration Statement, as it may have been amended, required in connection with the shares of Continuing Corporation Common Stock to be issued to stockholders under Subsection 1.3, and as described in Subsection 4.2, will have become effective, and no stop order suspending the effectiveness of such Registration Statement will have been issued or will remain in effect, and no proceedings for that purpose will have been initiated or threatened by the SEC the basis for which remains in effect.

              5.3.11. BANCSHARES DIRECTORS TO SERVE ON GLACIER AND GLACIER BANK BOARDS. Glacier will have appointed, effective as of Closing, William L. Bouchee and Allen Fetscher to serve on Glacier's and Glacier Bank, F.S.B.'s boards of directors.

              5.3.12. APPROVAL BY COUNSEL. All actions, proceedings, instruments, and documents required in connection with this Agreement, the Transaction, and all other related legal matters will have been approved by counsel for Bancshares and the Bank.

              5.3.13. OTHER MATTERS. Bancshares will have received such other opinions, certificates, and documents as Bancshares may reasonably request in connection with this Agreement and the Transaction.

                                   SECTION 6.
                        DIRECTORS, OFFICERS AND EMPLOYEES

         6.1. DIRECTORS. As a condition to the execution of this Agreement, Bancshares will cause each member of Bancshares' and the Bank's board of directors to enter into a written noncompetition agreement on or before the date this Agreement is signed. These noncompetition agreements will take effect on the Effective Date.

         6.2. DIRECTOR APPOINTED. On the Effective Date, Glacier will cause William L. Bouchee and Allen Fetscher to be elected or appointed to Glacier's and Glacier Bank, F.S.B.'s boards of directors to serve until their successors are elected and qualified. Nothing in this Subsection
         6.2 or this Agreement restricts in any way any rights of the Glacier's stockholders and directors at any time after the Effective Date to nominate, elect, select, or remove Glacier's directors.

         6.3. EMPLOYMENT AGREEMENT. As a condition to the execution of this Agreement, William L. Bouchee, Harold Fraser, and Weymouth Symmes will make themselves available to continue as officers of the Bank, in accordance with the terms and conditions set forth in employment agreements of even date with this Agreement, all effective as of the Effective Date.

         6.4. EMPLOYEES. Glacier presently intends to allow the Bank's employees who are employed with the Bank following the Transaction ("Continuing Employees") to participate in certain employee benefit plans in which employees of Glacier currently participate. Glacier intends to grant Continuing Employees credit for prior service with the Bank for purposes of determining eligibility and vesting, but Continuing Employees will not receive this credit for purposes of determining benefit accruals. Benefits for Continuing Employees will begin accruing on the later of January 1, 1997 and the Effective Date. This expression of intent is not a contract with the Bank's employees and will not be construed to create a contract or employment right with the Bank's employees.

         6.5. EMPLOYEE BENEFIT ISSUES.

              6.5.1. COMPARABILITY OF BENEFITS. Glacier confirms to Bancshares its present intention to provide Continuing Employees with employee benefit programs which, in the aggregate, are generally not less favorable than those being provided to Glacier employees.

              6.5.2. TERMINATION AND TRANSFER/MERGER OF PLANS. Before Closing, Bancshares will terminate its Profit Sharing Plan and distribute the proceeds from the Profit Sharing Plan to the participants as appropriate. As soon as practicable after Closing, any other employee benefit plans of Bancshares or the Bank will be terminated and the interests of Bancshares' employees in those plans will be transferred or merged into Glacier's employee benefit plans.

              6.5.3. NO CONTRACT CREATED. Except as provided in Subsection 6.3, Nothing in this Agreement gives any Bancshares employee a right to continuing employment.

         6.6. INDEMNIFICATION.

              6.6.1. INDEMNIFICATION. For a period of three years, from and after the Effective Date, Glacier will indemnify, defend, and hold harmless the present and former directors, officers, and employees of Bancshares and its subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Date and which arose out of legitimate business of Bancshares. This indemnification will be to the fullest extent that Bancshares would have been permitted under Montana law and its Certificate of Incorporation or Bylaws in effect on the date of this Agreement to indemnify such Indemnified Party. Glacier will advance expenses as incurred to the fullest extent permitted under applicable law, so long as the person to whom expenses are advanced provides an undertaking to repay such advances, if it is ultimately determined that such person is not entitled to indemnification. In the event of a disagreement with respect to whether an Indemnified Party's conduct complies with the standards set forth herein, or whether such Indemnified Party's conduct may be indemnified under Montana law and the standards, if any, set forth in Bancshares' Certificate of Incorporation and Bylaws, the parties will submit the issue for disposition to an independent counsel mutually agreed upon between Glacier and the Indemnified Party.

              6.6.2. CLAIMS FOR INDEMNIFICATION. Any Indemnified Party wishing to claim indemnification under Subsection 6.6.1, upon learning of such claim, must notify Glacier of such claim within 10 days. Glacier's obligations under Subsection 6.6.1 will be reduced by any expenses or obligations caused to Glacier by untimely notice. In the event of any such claim (whether arising before or after the Effective Date), Glacier will have the right to assume the defense thereof. Glacier will have the right to approve counsel for all Indemnified Parties; the Indemnified Parties will cooperate in the defense of any such matter. Glacier will not be liable for any settlement effected without its prior written consent.

              6.6.3. ASSUMPTION OF INDEMNIFICATION OBLIGATION. If Glacier or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of the consolidation or merger or transfers all or substantially all of its assets to any entity, then and in each case, proper provision must be made so that the successors and assigns of Glacier will assume the obligations set forth in this Section 6.6.

              6.6.4. ENFORCEMENT. If a dispute arises over the indemnity contained herein, the substantially losing party will pay the costs and attorney's fees of the substantially prevailing party. The rights of each Indemnified Party in this Section 6.6 are in addition to any other rights the Indemnified Party may have under Bancshares' Certificate of Incorporation or Bylaws or under applicable Montana law.

                                   SECTION 7.
                          TERMINATION OF AGREEMENT AND
                           ABANDONMENT OF TRANSACTION

         7.1. TERMINATION BY REASON OF LAPSE OF TIME. If Closing does not occur before the Termination Date, either Glacier or Bancshares may terminate this Agreement and the Transaction if all of the following conditions are present:

              (a) the terminating party's board of directors decides to
                  terminate by a majority vote of its members;

              (b) the terminating party delivers to the other party written notice that its board of directors has voted in favor of termination; and

              (c) the failure to consummate the Merger by the Termination Date is not due to a breach by the party seeking termination of any of its obligations, representations or warranties under this Agreement.

         7.2. OTHER GROUNDS FOR TERMINATION. This Agreement and the Transaction may be terminated at any time before Closing (whether before or after applicable approval of this Agreement by Bancshares' stockholders, unless otherwise provided) as follows:

              7.2.1. MUTUAL CONSENT. By mutual consent of Bancshares and Glacier, if the boards of directors of each party agrees to terminate by a majority vote of its members.

              7.2.2. BANCSHARES' CONDITIONS NOT MET. By Glacier's board of directors if, by April 30, 1997, any condition set forth in Subsections 5.1 or 5.2 has not been satisfied.

              7.2.3. BANCSHARES FAILS TO RECOMMEND STOCKHOLDER APPROVAL OR OPTION BECOMES EXERCISABLE. By Glacier's board of directors (a) before Bancshares' stockholders approve the Transaction, if Bancshares' board of directors: (1) fails to recommend to its stockholders the approval of the Transaction or (2) modifies, withdraws or changes in a manner adverse to Glacier its recommendation to stockholders to approve the Transaction; or (b) the option granted by Bancshares to Glacier under the Stock Option Agreement becomes exercisable by Glacier, unless Glacier exercises the Stock Option Agreement.

              7.2.4. GLACIER FAILS TO RECOMMEND STOCKHOLDER APPROVAL. By Bancshares' board of directors before Glacier's stockholders approve the Transaction, if Glacier's board of directors: (1) fails to recommend to its stockholders the approval of the Transaction or (2) modifies, withdraws or changes in a manner adverse to Bancshares its recommendation to stockholders to approve the Transaction.

              7.2.5. CONDITIONS OF GLACIER NOT MET. By Bancshares' board of directors if, by April 30, 1997, any condition set forth in Subsections 5.1 or 5.3 has not been satisfied.

              7.2.6. IMPRACTICABILITY. By either Glacier or Bancshares, upon written notice given to the other party, if the party seeking termination under this Subsection 7.2.6's board of directors has determined in its sole judgment, made in good faith and after due consideration and consultation with counsel, that the Transaction has become inadvisable or impracticable by reason of the institution of litigation by the federal government or the governments of either the State of Delaware or the State of Montana to restrain or invalidate the Transaction or this Agreement.

              7.2.7. DISCHARGE OF FIDUCIARY OBLIGATIONS. By Bancshares' board of directors, if after Bancshares has received both a written proposal for an acquisition of the shares or assets of Bancshares and a written opinion from special counsel concluding termination of the Agreement is necessary under this Subsection 7.2.7, Bancshares' board of directors reasonably concludes that termination of the Agreement is necessary in order for the board of directors to discharge their fiduciary obligations to Bancshares' stockholders.

              7.2.8. ACQUISITION OF GLACIER. By Bancshares' board of directors, if before Closing, Glacier agrees to, or announces its intention to merge with, consolidate with, or sell all or substantially all of its assets, or sell the stock or the assets of all of its subsidiaries, to another person, company, or entity, including a bank holding company, state-chartered bank, national bank, federal or state savings bank, or savings and loan association.

              7.2.9. DECLINE IN VALUE OF GLACIER STOCK. By Bancshares' board of directors, in accordance with the following provisions:

                 (a) Subject to Subsection 7.2.9.(b), if the Average Closing Price is less than $18.81.

                 (b) If Bancshares exercises its termination right under Subsection 7.2.9.(a), it will give immediate written notice to Glacier. If Glacier does not receive this written notice by the fourth business day preceding the Effective Date, this termination right expires and this Agreement remains in effect in accordance with its terms. If Bancshares properly exercises this termination right, Glacier will have a two-business-day period beginning on the day Glacier receives Bancshares' termination notice, during which Glacier, by majority vote of its board of directors, may elect to increase the consideration to be received by Bancshares stockholders by using the Modified Purchase Price to calculate the Exchange Ratio in place of the Purchase Price. If Glacier so elects within the two-business-day period, it will give immediate written notice to Bancshares, and no termination will have occurred under this Subsection 7.2.9, and this Agreement will remain in effect in accordance with its terms (except for the substitution of the Modified Purchase Price for the Purchase Price).

              7.2.10. INCREASE IN VALUE OF GLACIER STOCK. By Glaciers' board of directors, in accordance with the following provisions:

                 (a) Subject to Subsection 7.2.10.(b), if the Average Closing Price is more than $24.19.

                 (b) If Glacier exercises its termination right under Subsection 7.2.10.(a), it will give immediate written notice to Bancshares. If Bancshares does not receive this written notice by the fourth business day preceding the Effective Date, this termination right expires and this Agreement remains in effect in accordance with its terms. If Glacier properly exercises this termination right, Bancshares will have a two-business-day period beginning on the day Bancshares receives Glacier's termination notice, during which Bancshares, by majority vote of its board of directors, may elect to agree to decrease the consideration to be received by Bancshares stockholders and allow use of the Modified Purchase Price to calculate the Exchange Ratio in place of the Purchase Price. If Bancshares so elects within the two-business-day period, it will give immediate written notice to Glacier, and no termination will have occurred under this Subsection 7.2.10, and this Agreement will remain in effect in accordance with its terms (except for the substitution of the Modified Purchase Price for the Purchase Price).

              7.2.11. CERTAIN DEFINITIONS. For purposes of Subsections 7.2.9 and 7.2.10, the terms listed below have the following meanings:

                 (a) Average Closing Price. "Average Closing Price" means the average daily closing price of Glacier Common Stock during the five trading days immediately preceding the fifth business day before the Effective Date.

                 (b) Modified Purchase Price. The Modified Purchase Price will be calculated in accordance with the formulas listed in Subsections (1) and (2) of this Subsection 7.2.11.(b), whichever applies. For purposes of this Subsection 7.2.11.(b), "MP" is the Modified Purchase Price and "ACP" is the Average Closing Price. MP will be rounded to 2 decimals, rounding down if the number to the right of the decimal is four or less or up if it is five or more.

                      (1) If the Average Closing Price is less than $18.81,
                          then:

                          MP =  P X 18.81
                                ---------
                                   ACP

                      (2) If the Average Closing Price is greater than $24.19,
                          then:

                          MP =  P X 24.19
                                ---------
                                   ACP

         7.3. BREAK-UP FEES.

              7.3.1. BANCSHARES' LIABILITY. Due to expenses, direct and indirect, incurred by Glacier in negotiating and executing this Agreement and in taking steps to effect Transaction, Bancshares will be liable to Glacier for $240,000 if (1) this Agreement terminates because Bancshares does not use all reasonable efforts to consummate the Transaction in accordance with the terms of this Agreement; (2) Bancshares terminates this Agreement for any reason other than the grounds for termination set forth in Subsections
              7.1 (as long as 7.1(c) is true as to Bancshares), 7.2.1, 7.2.5, 7.2.6, or 7.2.9; or (3) Glacier terminates this Agreement under Subsections 7.1 (but only if 7.1(c) is not true as to Bancshares),
              7.2.2 or 7.2.3. If this $240,000 break-up fee becomes payable, it will be payable on Glacier's demand and must be paid by Bancshares within 3 days of the date Glacier makes the demand. Glacier's rights under the Stock Option Agreement are in addition to this Subsection 7.3.1, and this Subsection 7.3.1 does not limit or restrict these rights or the circumstances under which Glacier may exercise the Option.

              7.3.2. GLACIER'S LIABILITY. Due to expenses, direct and indirect, incurred by Bancshares in negotiating and executing this Agreement and in taking steps to effect Transaction, Glacier will be liable to Bancshares for $100,000 if (1) this Agreement terminates because Glacier does not use all reasonable efforts to consummate the Transaction in accordance with the terms of this Agreement, or
              (2) Glacier terminates this Agreement for any reason other than the grounds for termination set forth in Subsections 7.1 (as long as 7.1(c) is true as to Glacier), 7.2.1, 7.2.2, 7.2.3, 7.2.6, or
              7.2.10. If this $100,000 break-up fee becomes payable, it will be payable on Bancshares' demand and must be paid by Glacier within 3 days of the date Bancshares makes the demand.

         7.4. COST ALLOCATION UPON TERMINATION. In connection with the termination of this Agreement under this Section 7, except as provided in Subsection 7.3, Glacier and Bancshares will each pay their own out-of-pocket costs incurred in connection with this Agreement, and will have no other liability to the other party. But, termination of this Agreement does not affect Glacier's rights under the Stock Option Agreement or the circumstances under which Glacier may exercise the Option.

                                   SECTION 8.
                                  MISCELLANEOUS

         8.1. NOTICES. Any notice, request, instruction or other document given under this Agreement must be in writing and must either be delivered personally or via facsimile transmission or be sent by registered or certified mail, postage prepaid, and addressed as follows (or to any other address or person representing any party as designated by that party through written notice to the other party):

         Glacier                          Glacier Bancorp, Inc.
                                          P.O. Box 27
                                          202 Main Street
                                          Kalispell, MT  59903-0027
                                          Attn: John S. MacMillan

           with a copy to:                Stephen M. Klein, Esq.
                                          Graham & Dunn, P.C.
                                          1420 Fifth Avenue, 33rd Floor
                                          Seattle, WA  98101-2390

         Bancshares                       Missoula Bancshares, Inc.
                                          P.O. Box 4506
                                          Missoula, MT  59806-4506
                                          Attn: William L. Bouchee

           with a copy to:                Stephen J. Smith, Esq.
                                          Attorney at Law
                                          431 First Avenue West
                                          P.O. Box 759
                                          Kalispell, MT  59903

             and Stephen J. Smith, of Counsel Schwabe, Williamson, & Wyatt, P.C., 1211 Southwest Fifth Avenue
                                          Portland, Oregon 97204

         8.2. WAIVERS AND EXTENSIONS. Subject to Section 9, Glacier or Bancshares may grant waivers or extensions to the other party, but only through a written instrument executed by the Chief Executive Officer of the party granting the waiver or extension. Waivers or extensions which do not comply with the preceding sentence are not effective. In accordance with this Section 8.2, a party may extend the time for the performance of any of the obligations or other acts of any other party, and may waive:

              (a) any inaccuracies of any other party in the representations and warranties contained in this Agreement or in any document delivered in connection with this Agreement;

              (b)    compliance with any of the covenants of any other party;
                     and

              (c) any other party's performance of any obligations under this Agreement and any other condition precedent set out in
                     Section 5.

         8.3. GENERAL INTERPRETATION. Except as otherwise expressly provided in this Agreement or unless the context clearly requires otherwise: (1) the defined terms defined in this Agreement include the plural as well as the singular and (2) references in this Agreement to Sections, Subsections, Schedules, and Exhibits refer to Sections and Subsections of and Schedules and Exhibits to this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, the parties intend them to be interpreted as if they are followed by the words "without limitation." All pronouns used in this Agreement include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Agreement that are not expressly defined in this Agreement have the respective meanings given to them in accordance with GAAP.

         8.4. CONSTRUCTION AND EXECUTION IN COUNTERPARTS. Except as otherwise expressly provided in this Agreement, this Agreement: (1) contains the parties' entire understanding, and no modification or amendment of its terms or conditions will be effective unless in writing and signed by the parties, or their respective duly authorized agents; (2) will not be interpreted by reference to any of the titles or headings to the Sections or Subsections, which have been inserted for convenience only and are not deemed a substantive part of this Agreement; (3) includes all amendments to this Agreement, each of which is made a part of this Agreement by this reference; and (4) may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

         8.5. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. Except for Subsection 4.9 (confidentiality), Subsection 7.3 (break-up fees) and Subsection 7.4 (expense allocation), the representations, warranties and covenants in this Agreement will not survive Closing or termination of this Agreement.

         8.6. ATTORNEYS' FEES AND COSTS. In the event of any dispute or litigation with respect to the terms and conditions or enforcement of rights or obligations arising by reason of this Agreement or the Transaction, the prevailing party in any such litigation will be entitled to reimbursement from the other party for its costs and expenses, including reasonable judicial and extra-judicial attorneys' fees, expenses and disbursements, and fees, costs and expenses relating to any mediation or appeal.

         8.7. ARBITRATION. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees.

         8.8. GOVERNING LAW AND VENUE. This Agreement will be governed by and construed in accordance with Montana law, except to the extent that certain matters may be governed by federal law. The parties must bring any legal proceeding arising out of this Agreement in Flathead County, Montana.

         8.9. SEVERABILITY. If a court determines that any term of this Agreement is invalid or unenforceable under applicable law, the remainder of this Agreement is not affected, and each remaining term is valid and enforceable to the fullest extent permitted by law.

                                   SECTION 9.
                                   AMENDMENTS

         At any time before the Effective Date, whether before or after the parties have obtained any applicable stockholder approvals of the Transaction, the boards of directors of Glacier and Bancshares, subject to the restrictions set forth in Del. Corp. Stat. Section 251(d), may: (1) amend or modify this Agreement or any attached Exhibit or Schedule and (2) grant waivers or time extensions in accordance with Subsection 8.2. But, after Bancshares' stockholders have approved this Agreement, the parties' boards of directors may not without Bancshares stockholder approval amend or waive any provision of this Agreement if the amendment or waiver would reduce the amount or change the form of consideration Bancshares stockholders will receive in the Transaction. All amendments, modifications, extensions and waivers must be in writing and signed by the party agreeing to the amendment, modification, extension or waiver. Failure by any party to insist on strict compliance by the other party with any of its obligations, agreements or conditions under this Agreement, does not, without a writing, operate as a waiver or estoppel with respect to that or any other obligation, agreement, or condition.

         Signed as of August 9, 1996:

                                              GLACIER BANCORP, INC.



                                              By /s/ John S. MacMillan
                                                 ------------------------------
                                              Name: John S. MacMillan
                                              Title: President and CEO

                                              MISSOULA BANCSHARES, INC.



                                              By /s/ William L. Bouchee
                                                 ------------------------------
                                              Name: William L. Bouchee
                                              Title: President and CEO

STATE OF MONTANA    )
                    ) ss.
COUNTY OF FLATHEAD  )

         On this 9th day of August, 1996, before me personally appeared John S. MacMillan, to me known to be the President and Chief Executive Officer of GLACIER BANCORP, INC., the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he or she was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

         IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.


                                           /s/
                                           -------------------------------------
                                           NOTARY PUBLIC in and for the State
                                           of Montana, residing at            .
                                                                   -----------
                                           Title:                             .
                                                  ----------------------------
                                           My commission expires              .
                                                                 -------------

STATE OF MONTANA    )
                    ) ss.
COUNTY OF           )

         On this 9th day of August, 1996, before me personally appeared William
L. Bouchee, to me known to be the President and Chief Executive Officer of MISSOULA BANCSHARES, INC., the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he or she was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

         IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.


                                           /s/
                                           -------------------------------------
                                           NOTARY PUBLIC in and for the State
                                           of Montana, residing at            .
                                                                   -----------
                                           Title:                             .
                                                  ----------------------------
                                           My commission expires              .
                                                                 -------------

         The undersigned, all being officers or shareholders of either or members of the board of directors of either Missoula Bancshares, Inc. ("Bancshares") or First Security Bank of Missoula ("Bank"), hereby consent to the Plan and Agreement of Merger ("Agreement"), dated as of August 9, 1996, between Glacier Bancorp, Inc. and Bancshares, and individually and as a group agree to vote in favor of the Agreement the shares of capital stock each beneficially owns, and subject to the good faith exercise of their fiduciary duties in accordance with the advise of counsel, to support and recommend the Agreement's adoption by the other stockholders of Bancshares.

         Except as otherwise required by law, the undersigned hereby, individually and as a group, further agree to refrain from (a) negotiating or accepting any offer of merger, consolidation, or acquisition of any of the shares or all or substantially all of the assets of Bancshares from the date of the Agreement through the meeting of the stockholders of Bancshares at which the transactions contemplated by the Agreement will be considered, and (b) any other actions or omissions inconsistent with the transactions contemplated by the Agreement.


/s/ William L. Bouchee                      /s/ Bruce Budge
--------------------------------            -------------------------------
William L. Bouchee                          Bruce Budge
Director of Bancshares and Bank             Director of Bank

/s/ Patrick McDonald                        /s/ Douglas Lawrence
--------------------------------            -------------------------------
Patrick McDonald                            Douglas Lawrence
Director of Bancshares                      Director of Bancshares

/s/ Allen Fetscher                          /s/ Harold Fraser
--------------------------------            -------------------------------
Allen Fetscher                              Harold Fraser
Director of Bancshares and Bank             Director of Bank

/s/ Craig A. Langel                         /s/ Dale Mahlum
--------------------------------            -------------------------------
Craig A. Langel                             Dale Mahlum
Director of Bank                            Director of Bank

/s/ Earl Pruyn                              /s/ Christopher B. Swartley
--------------------------------            -------------------------------
Earl Pruyn                                  Christopher B. Swartley
Director of Bancshares and Bank             Director of Bank

/s/ David Thiesen                           /s/ Robert T. Wuttke
--------------------------------            -------------------------------
David Thiesen                               Robert T. Wuttke
Director of Bancshares and Bank             Director of Bank

/s/ Kathy Ogren                             /s/ Weymouth Symmes
--------------------------------            -------------------------------
Kathy Ogren                                 Weymouth Symmes
Shareholder of Bancshares                   Bank Vice-President and Real
                                            Estate Manager

                                   APPENDIX B
                             STOCK OPTION AGREEMENT

         This Stock Option Agreement ("Agreement"), dated as of August 9, 1996, is between MISSOULA BANCSHARES, INC. ("Bancshares"), a Montana corporation, and GLACIER BANCORP, INC. ("Glacier"), a Delaware corporation.

         Bancshares and Glacier have executed a Plan and Agreement of Merger ("Merger Agreement"), of even date with this Agreement, which would result in the merger of Bancshares with and into Glacier ("Merger").

         By negotiating and executing the Merger Agreement and by taking actions necessary or appropriate to effect the transactions contemplated by the Merger Agreement, Glacier has incurred and will incur substantial direct and indirect costs (including, without limitation, the costs of management and employee time) and will forgo the pursuit of certain alternative investments and transactions.

         THEREFORE, in consideration of the promises set forth in this Agreement and in the Merger Agreement, the parties agree as follows:

1. Grant of Option. Subject to the terms and conditions set forth in this Agreement, Bancshares irrevocably grants an option ("Option") to Glacier to purchase an aggregate of 11,980 authorized but unissued shares of Bancshares' Common Stock, $10 par value ("Common Stock") (which if issued, and assuming exercise of outstanding options to acquire the Common Stock, would represent approximately 19.9% of total stock issued and outstanding), at a per share price of $271 ("Option Price"), which was the estimated fair market value of the Common Stock at June 30, 1996.

2. Exercise of Option. Subject to the provisions of this Section 2.2 and of Section 13.13(a) of this Agreement, this Option may be exercised by Glacier or any transferee as set forth in Section 5.5 of this Agreement, in whole or in part, at any time, or from time to time in any of the following circumstances:

         (a) Bancshares or its board of directors enters into an agreement or recommends to Bancshares shareholders an agreement (other than the Merger Agreement) pursuant to which any entity, person or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("Exchange Act") (any of the foregoing in this Section 2.2, a "Person"), would: (i) merge or consolidate with, acquire 51% or more of the assets or liabilities of, or enter into any similar transaction with Bancshares, or (ii) purchase or otherwise acquire (including by merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting shares of Bancshares;

         (b) any Person (other than Glacier or any of its subsidiaries and other than any Person owning as of the date of this Agreement 10% or more of the voting shares of Bancshares) acquires the beneficial ownership or the right to acquire beneficial ownership of securities which, when aggregated with other such securities owned by such Person, represents 10% or more of the voting shares of Bancshares (the term "beneficial ownership" for purposes of this Agreement has the meaning set forth in Section 13(d) of the Exchange Act, and the regulations promulgated under the Exchange
              Act); notwithstanding the foregoing, the Option will not be exercisable in the circumstances described above in this subsection (b)(b) if a Person acquires the beneficial ownership of securities which, when aggregated with other such securities owned by such Person, represents 10% or more but less than 25% of the voting shares of Bancshares and the transaction does not result in, and is not presumed to constitute, "control" as defined under
              Section 7(j) of the Federal Deposit Insurance Act or 12 CFR Part 303.4;

         (c) failure of the board of directors of Bancshares to recommend, or withdrawal by the board of directors of a prior recommendation of, the Merger to the shareholders; or

         (d) failure of the shareholders to approve the Merger by the required affirmative vote at a meeting of the shareholders, after any Person (other than Glacier or a subsidiary of Glacier) announces publicly or communicates, in writing, to Bancshares a proposal to
              (i) acquire Bancshares (by merger, consolidation, the purchase of 51% or more of its assets or liabilities or any other similar transaction, (ii) purchase or otherwise acquire securities representing 25% or more of the voting shares of Bancshares or
              (iii) change the composition of the board of directors of Bancshares.

         It is understood and agreed that the Option will become exercisable on the occurrence of any of the above-described circumstances even though the circumstance occurred as a result, in part or in whole, of the board of Bancshares complying with its fiduciary duties.

         Notwithstanding the foregoing, the Option may not be exercised if either (i) any applicable and required governmental approvals have not been obtained with respect to such exercise or if such exercise would violate any applicable regulatory restrictions, or (ii) at the time of exercise, Glacier is failing in any material respect to perform or observe its covenants or conditions under the Merger Agreement unless the reason for such failure is that Bancshares is failing to perform or observe its covenants or conditions under the Merger Agreement.

3. Notice, Time and Place of Exercise. Each time that Glacier or any transferee wishes to exercise any portion of the Option, Glacier or such transferee will give written notice of its intention to exercise the Option specifying the number of shares as to which the Option is being exercised ("Option Shares") and the place and date for the closing of the exercise (which date may not be later than ten business days from the date such notice is mailed). If any law, regulation or other restriction will not permit such exercise to be consummated during this ten-day period, the date for the closing of such exercise will be within five days following the cessation of the restriction on consummation.

4. Payment and Delivery of Certificate(s). At any closing for an exercise of the Option or any portion thereof, (a) Glacier and Bancshares will each deliver to the other certificates as to the accuracy, as of the closing date, of their respective representations and warranties under this Agreement, (b) Glacier or the transferees will pay the aggregate purchase price for the shares of Common Stock to be purchased by delivery of a certified or bank cashier's check in immediately available funds payable to the order of Bancshares, and (c) Bancshares will deliver to Glacier or the transferees a certificate or certificates representing the shares so purchased.

5. Transferability of the Option and Option Shares. Before the Option, or a portion of the Option, becomes exercisable in accordance with the provisions of Section 2.2 of this Agreement, neither the Option nor any portion of the Option will be transferable. If any of the events or circumstances set forth in Sections 2.2(a) through (d) above occur, Glacier may freely transfer, subject to applicable federal and state securities laws, the Option or any portion of the Option, or any of the Option Shares.

         For purposes of this Agreement, a merger or consolidation of Glacier (whether or not Glacier is the surviving entity) or an acquisition of Glacier will not be deemed a transfer.

6. Representations, Warranties and Covenants of Bancshares. Bancshares represents and warrants to Glacier as follows:

         (a) Due Authorization. This Agreement has been duly authorized by all necessary corporate action on the part of Bancshares, has been duly executed by a duly authorized officer of Bancshares and constitutes a valid and binding obligation of Bancshares. No shareholder approval by Bancshares shareholders is required by applicable law or otherwise before the exercise of the Option in whole or in part.

         (b) Option Shares. Bancshares has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and at all times from the date of this Agreement to such time as the obligation to deliver shares under this Agreement terminates will have reserved for issuance, at the closing(s) upon exercise of the Option, or any portion of the Option, the Option Shares (subject to adjustment, as provided in Section 8.8 below), all of which, upon issuance under this Agreement, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests, including any preemptive right of any of the shareholders of Bancshares.

         (c) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it will violate or result in any violation of or be in conflict with or constitute a default under any term of the articles of incorporation or bylaws of Bancshares or any agreement, instrument, judgment, decree, law, rule or order applicable to Bancshares or any subsidiary of Bancshares or to which Bancshares or any such subsidiary is a party.

         (d) Notification of Record Date. At any time from and after the date of this Agreement until the Option is no longer exercisable, Bancshares will give Glacier or any transferee 30 days prior written notice before setting the record date for determining the holders of record of the Common Stock entitled to vote on any matter, to receive any dividend or distribution or to participate in any rights offering or other matters, or to receive any other benefit or right, with respect to the Common Stock.

7. Representations, Warranties and Covenants of Glacier. Glacier represents and warrants to Bancshares as follows:

         (a) Due Authorization. This Agreement has been duly authorized by all necessary corporate action on the part of Glacier, has been duly executed by a duly authorized officer of Glacier and constitutes a valid and binding obligation of Glacier.

         (b) Transfers of Common Stock. No shares of Common Stock acquired upon exercise of the Option will be transferred except in a transaction registered or exempt from registration under any applicable securities laws.

         (c) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it will violate or result in any violation of or be in conflict with or constitute a default under any term of the articles of incorporation or bylaws of Glacier or any agreement, instrument, judgment, decree, law, rule or order applicable to Glacier or any subsidiary of Glacier or to which Glacier or any such subsidiary is a party.

8. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the number and kind of shares or securities subject to the Option and the purchase price per share of Common Stock will be appropriately adjusted. If, before the Option terminates or is exercised, Bancshares is acquired by another party, consolidates with or merges into another corporation or liquidates, Glacier or any transferee will thereafter receive, upon exercise of the Option, the securities or properties to which a holder of the number of shares of Common Stock then deliverable upon the exercise thereof would have been entitled upon such acquisition, consolidation, merger or liquidation, and Bancshares will take all steps in connection with such acquisition, consolidation, merger or liquidation as may be necessary to assure that the provisions of this agreement will thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or property thereafter deliverable upon exercise of the Option.

9. Nonassignability. This Agreement is bind on and inures to the benefit of the parties and the successors of each. This Agreement is not assignable by either party, but Glacier may transfer the Option, the Option Shares or any portion of the Option or Option Shares in accordance with Section 5.5. A merger or consolidation of Glacier (whether or not Glacier is the surviving entity) or an acquisition of Glacier will not be deemed an assignment or transfer.

10. Regulatory Restrictions. Bancshares will use its best efforts to obtain or to cooperate with Glacier or any transferee in obtaining all necessary regulatory consents, approvals, waivers or other action (whether regulatory, corporate or other) to permit the acquisition of any or all Option Shares by Glacier or any transferee.

11. Remedies. Bancshares agrees that if for any reason Glacier or any transferee will have exercised its rights under this Agreement and Bancshares will have failed to issue the Option Shares to be issued upon such exercise or to perform its other obligations under this Agreement, unless such action would violate any applicable law or regulation by which Bancshares is bound, then Glacier or any transferee will be entitled to specific performance and injunctive and other equitable relief. Glacier agrees that if it fails to perform any of its obligations under this Agreement, then Bancshares will be entitled to specific performance and injunctive and other equitable relief. This provision is without prejudice to any other rights that Bancshares or Glacier or any transferee may have against the other party for any failure to perform its obligations under this Agreement.

12. No Rights as Shareholder. This Option, before it is exercised, will not entitle its holder to any rights as a shareholder of Bancshares at law or in equity. Specifically, this Option, before it is exercised, will not entitle the holder to vote on any matter presented to the shareholders of Bancshares or, except as provided in this Agreement, to any notice of any meetings of shareholders or any other proceedings of Bancshares.

13.      Miscellaneous.

         (a) Termination. This Agreement and the Option, to the extent not previously exercised, will terminate upon the earliest of (i) April 30, 1997; (ii) the mutual agreement of the parties to this Agreement; (iii) 31 days after the date on which any application for regulatory approval for the Merger has been denied, but if before the expiration of the 31-day period, Bancshares or Glacier is engaged in litigation or an appeal procedure relating to an attempt to obtain approval of the Merger, this Agreement will not terminate until the earlier of (1) April 30, 1997, or (2) 31 days after the completion of the litigation and appeal procedure; (iv) the 30th day following the termination of the Merger Agreement for any reason other than a material noncompliance or default by Glacier with respect to its obligations under it; or (v) the date of termination of the Merger Agreement if the termination is due to a material noncompliance or default by Glacier with respect to its obligations under it; but if the Option has been exercised, in whole or in part, before the termination of this Agreement, then the exercise will close under Section 4.4 of this Agreement, even though that closing date is after the termination of this Agreement; and if the Option is sold before the termination of this Agreement, the Option may be exercised by the transferee at any time within 31 days after the date of termination even though such exercise or the closing of such exercise occurs after the termination of this Agreement.

         (b) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties.

         (c) Severability of Terms. Any provision of this Agreement that is invalid, illegal or unenforceable is ineffective only to the extent of the invalidity, illegality or unenforceability without affecting in any way the remaining provisions or rendering any other provisions of this Agreement invalid, illegal or unenforceable. Without limiting the generality of the foregoing, if the right of Glacier or any transferee to exercise the Option in full for the total number of shares of Common Stock or other securities or property issuable upon the exercise of the Option is limited by applicable law, or otherwise, Glacier or any transferee may, nevertheless, exercise the Option to the fullest extent permissible.

         (d) Notices. All notices, requests, claims, demands and other communications under this Agreement must be in writing and must be given (and will be deemed to have been duly received if so given) by delivery, by cable, telecopies or telex, or by registered or certified mail, postage prepaid, return receipt requested, to the respective parties at the addresses below, or to such other address as either party may furnish to the other in writing. Change of address notices will be effective upon receipt.

                    If to Bancshares to:

                        Missoula Bancshares, Inc.
                        P.O. Box 4506
                        Missoula, MT 59806-4506
                        Attn: William L. Bouchee

                    With a copy to:

                        Stephen J. Smith, Esq.
                        Attorney at Law
                        431 First Avenue West
                        P.O. Box 759
                        Kalispell, MT 59903

                    If to Glacier, to:

                        Glacier Bancorp, Inc.
                        P.O. Box 27
                        202 Main Street
                        Kalispell, MT 59903-0027
                        Attn: John S. MacMillan

                    With a copy to:

                        Stephen M. Klein, Esq.
                        Graham & Dunn, P.C.
                        1420 Fifth Avenue, 33rd Floor
                        Seattle, WA 98101-2390

         (e) Governing Law. The parties intend this Agreement and the Option, in all respects, including all matters of construction, validity and performance, to be governed by the laws of the State of Montana, without giving effect to conflicts of law principles.

         (f) Counterparts. This Agreement may be executed in several counterparts, each of which is an original, and all of which together constitute one and the same agreement.

         (g) Effects of Headings. The section headings in this Agreement are for convenience only and do not affect the interpretation or meaning of its provisions.


         Dated August 9, 1996:

                                            GLACIER BANCORP, INC.



                                            BY   /s/ John S. MacMillan
                                                 -------------------------------
                                                 John S. MacMillan
                                            Its: President and CEO


                                            MISSOULA BANCSHARES, INC.


                                            By:  /s/ William L. Bouchee
                                                 -------------------------------
                                                 William L. Bouchee
                                            Its: President and CEO

                                   APPENDIX C

                               "DISSENTERS RIGHTS"


         35-1-826. Definitions. As used in 35-1-826 through 35-1-839, the following definitions apply:

         (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (2) "Corporation" includes the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under 35-1-827 and who exercises that right when and in the manner required by 35-1-829 through 35-1-837.

         (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (5) "Interest" means interest from the effective date of the corporate action until the date of payment at the average rate currently paid by the corporation on its principal bank loans or, if the corporation has no loans, at a rate that is fair and equitable under all the circumstances.

         (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial shareholder to the extent of the rights granted by a nominee certificate on file with a corporation.

         (7) "Shareholder" means the record shareholder or the beneficial shareholder.

         35-1-827. Right to dissent. (1) A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

         (a) consummation of a plan of merger to which the corporation is a party if:

         (i) shareholder approval is required for the merger by 35-1-815 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

         (ii) the corporation is a subsidiary that is merged with its parent corporation under 35-1-818;

         (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the plan;

         (c) consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

         (d) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

         (i)   alters or abolishes a preferential right of the shares;

         (ii) creates, alters, or abolishes a right in respect of redemption, including a provision with respect to a sinking fund for the redemption or repurchase of the shares;

         (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

         (iv) excludes or limits the right of the shares to be voted on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

         (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share created is to be acquired for cash under 35-1-621; or

         (e) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and to obtain payment for their shares.

         (2) A shareholder entitled to dissent and to obtain payment for shares under 35-1-826 through 35-1-839 may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         35-1-828. Dissent by nominees and beneficial owners. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

         (a) he submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (b) he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

         35-1-829. Notice of dissenters' rights. (1) If a proposed corporate action creating dissenters' rights under 35-1-827 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under 35-1-826 through 35-1-839 and must be accompanied by a copy of 35-1-826 through 35-1-839.

         (2) If a corporate action creating dissenters' rights under 35-1-827 is taken without a vote of shareholders, the corporation shall give written notification to all shareholders entitled to assert dissenters' rights that the action was taken and shall send them the dissenters' notice described in 35-1-831.

         35-1-830. Notice of intent to demand payment. (1) If proposed corporate action creating dissenters' rights under 35-1-827 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

         (a) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

         (b) may not vote his shares in favor of the proposed action.

         (2) A shareholder who does not satisfy the requirements of subsection
(1)(a) is not entitled to payment for his shares under 35-1-826 through 35-1-839.

         35-1-831. Dissenters' notice. (1) If proposed corporate action creating dissenters' rights under 35-1-827 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of 35-1-830.

         (2) The dissenters' notice must be sent no later than 10 days after the corporate action was taken and must:

         (a) state where the payment demand must be sent and where and when certificates for certified shares must be deposited;

         (b) inform shareholders of uncertificated shares to what extent transfer of the shares will be restricted after the payment is received;

         (c) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the person asserting dissenters' rights to certify whether or not he acquired beneficial ownership of the shares before that date;

         (d) set a date by which the corporation must receive the payment demand, which may not be fewer than 30 nor more than 60 days after the date the required notice under subsection (1) is delivered; and

         (e) be accompanied by a copy of 35-1-826 through 35-1-839.

         35-1-832. Duty to demand payment. (1) A shareholder sent a dissenters' notice described in 35-1-831 shall demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to 35-1-831(2)(c), and deposit his certificates in accordance with the terms of the notice.

         (2) The shareholder who demands payment and deposits his certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by taking of the proposed corporate action.

         (3) A shareholder who does not demand payment or deposit his certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under 35-1-826 through 35-1-839.

         35-1-833. Share restrictions. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions are released under 35-1-835.

         (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

         35-1-834. Payment. (1) Except as provided in 35-1-836, as soon as the proposed corporate action is taken or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with 35-1-832 the amount the corporation estimates to be the

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
fair value of the dissenter's shares plus accrued interest.

         (2) The payment must be accompanied by:

         (a) the corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

         (b) a statement of the corporation's estimate of the fair value of the shares;

         (c) an explanation of how the interest was calculated;

         (d) a statement of the dissenter's right to demand payment under 35-1-837; and

         (e) a copy of 35-1-826 through 35-1-839.

         35-1-835. Failure to take action. (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under 35-1-831 and repeat the payment demand procedure.

         35-1-836. After-acquired shares. (1) A corporation may elect to withhold payment required by 35-1-834 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         (2) To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, the corporation shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under 35-1-837.

         35-1-837. Procedure if shareholder dissatisfied with payment or offer.
(1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and the amount of interest due and may demand payment of the dissenter's estimate, less any payment under 35-1-834, or reject the corporation's offer under 35-1-836 and demand payment of the fair value of the dissenter's shares and the interest due if:

         (a) the dissenter believes that the amount paid under 35-1-834 or offered under 35-1-836 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

         (b) the corporation fails to make payment under 35-1-834 within 60 days after the date set for demanding payment; or

         (c) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

         (2) A dissenter waives the right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (1) within 30 days after the corporation made or offered payment for his shares.

         35-1-838. Court action. (1) If a demand for payment under 35-1-837 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and shall petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (2) The corporation shall commence the proceeding in the district court of the county where a corporation's principal office or, if its principal office is not located in this state, where its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (3) The corporation shall make all dissenters whose demands remain unsettled, whether or not residents of this state, parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by certified mail or by publication as provided by law.

         (4) The jurisdiction of the district court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (5) Each dissenter made a party to the proceeding is entitled to judgment:

         (a) for the amount, if any, by which the court finds the fair value of the

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
dissenter's shares plus interest exceeds the amount paid by the corporation; or

         (b) for the fair value plus accrued interest of his after-acquired shares for which the corporation elected to withhold payment under 35-1-836.

         35-1-839. Court costs and attorney fees. (1) The court in an appraisal proceeding commenced under 35-1-838 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under 35-1-837.

         (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of 35-1-829 through 35-1-837; or

         (b) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by 35-1-826 through 35-1-839.

         (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award the counsel reasonable attorney fees to be paid out of the amounts awarded the dissenters who were benefited.

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
                                   APPENDIX D

                                 October 4, 1996




Board of Directors
Missoula Bancshares, Inc.
1704 Dearborn
Missoula, Montana  59806

Members of the Board:

         You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Missoula Bancshares, Inc. and its subsidiary, First Security Bank of Missoula ("MBI" or the "Company"), of the consideration to be received by such shareholders pursuant to the terms of the Merger Agreement and Plan of Merger, dated August 9, 1996 (the "Agreement"), between MBI and Glacier Bancorp, Inc. ("GBCI").

         In connection with the proposed merger transaction (the "Merger") whereby MBI will be merged into GBCI each issued and outstanding share and option of the Company common stock (along with its associated rights) at the effective time of the Merger (other than (i) shares of holders of which are exercising appraisal rights pursuant to applicable law and (ii) shares held directly by or indirectly by MBI, its parent company or any subsidiary thereof other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be converted into the right to receive 22.53943 shares of GBCI common stock if the five-day average of the closing prices of GBCI common stock five days prior to the closing date is above $18.81 and less than $24.19 (the Merger "Consideration"), except for fractional shares which will receive a proportional amount of cash.

         Columbia Financial Advisors, Inc. ("CFAI") as a part of its investment banking services, is periodically engaged in the valuation of banks and advises the directors, officers and shareholders of both public and private banks and thrift institutions with respect to the fairness, from a financial point of view, of the consideration to be received in transactions such as that proposed by the Agreement. With particular regard to our qualifications for rendering an opinion as to the fairness, from a financial point of view, of the Consideration to be received by holders of the shares from GBCI pursuant to the Merger, CFAI has advised Washington and Oregon

Board of Directors
Missoula Bancshares, Inc.
October 4, 1996
Page 2

community banks regarding fairness of capital transactions. MBI has agreed to pay CFAI a fee for this opinion letter.

         In connection with rendering this opinion, we have, among other things:
(i) reviewed the Agreement; (ii) reviewed MBI's financial information for the twelve months ended December 31, 1995 and the six months ended June 30,1996;
(iii) reviewed certain internal financial analyses and certain other forecasts for the Company prepared by and reviewed with the management of the Company;
(iv) conducted interviews with senior management of the Company regarding the past and current business operations, results thereof, financial condition and future prospects of the Company; (v) reviewed the current market environment generally and the banking and thrift environment in particular; (vi) reviewed the prices paid in certain recent mergers and acquisitions in the banking and thrift industries on a regional basis; (vii) reviewed GBCI's audited financial information for the fiscal year ended December 31, 1995 and financial information for the 6 months ended June 30, 1996 including the Form 10-KSB filed with the U.S. Securities and Exchange Commission; (ix) reviewed the price ranges and dividend history for GBCI common stock; (x) and reviewed such other information, studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

         In conducting our review and arriving at our opinion we have relied on the accuracy and completeness of all information supplied or otherwise made available to us, and we have not independently verified such information nor have we undertaken an independent appraisal of the assets or liabilities of the Company or GBCI. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the senior management of the Company. This opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated as of the date of this letter. We have not been authorized to solicit and did not solicit other entities for purposes of a business combination with MBI.

         This opinion is based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof. We are not expressing any opinion herein as to the prices at which shares of GBCI Common Stock have traded or may trade at any future date.

         This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger.

         In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of MBI pursuant to the Agreement is fair, from a financial point of view, to the shareholders of MBI.

Board of Directors
Missoula Bancshares, Inc.
October 4, 1996
Page 3

         We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

                                             Very truly yours,

                                             COLUMBIA FINANCIAL ADVISORS, INC.



                                             By: /s/ Robert J. Rogowski
                                                 -------------------------------
                                                 Robert J. Rogowski
                                                 Principal

                                   APPENDIX E

October 4, 1996
Board of Directors
Glacier Bancorp, Inc.
202 Main Street
Kalispell, MT  59901

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the shareholders of Glacier Bancorp, Inc. ("Glacier") of the consideration to be delivered by Glacier pursuant to the terms of the Plan and Agreement of Merger, dated as of August 9, 1996 (the "Merger Agreement"), between Glacier and Missoula Bancshares, Inc. ("Bancshares"). The Merger Agreement provides for the merger (the "Merger") of Bancshares with and into Glacier pursuant to which 100% of the outstanding shares of Bancshares will be exchanged for shares of common stock of Glacier, as provided in the Merger Agreement.

In arriving at our opinion, we have reviewed various financial and operating information relating to Bancshares, including without limitation historical financial reports of Bancshares and its subsidiaries, reports filed with bank regulatory agencies, internal operating reports and analyses, asset quality evaluations, and related information. We have also examined economic analyses of and forecasts for Bancshares' market area and publicly available information regarding other banking institutions operating in such market area. We have also held discussions with Bancshares' management regarding the business, recent operating results, and future prospects for Bancshares and its subsidiary.

We have also considered financial and stock market data for Glacier, the pro forma impact of the Merger on Glacier, and the views of Glacier management concerning the financial, operational and strategic benefits and implications of the Merger. We have additionally examined and considered financial and stock market data for similar public companies, the publicly available financial terms of certain other similar business combinations, and other analyses and considerations which we deemed relevant.

In conducting our review and arriving at our opinion, we have relied, without independent investigation, upon the accuracy and completeness of all financial and other information publicly available or provided to us by Bancshares and Glacier. We have also assumed the reasonableness of and relied upon the estimates and judgments of management of Bancshares and Glacier as to the future business and financial prospects. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Bancshares or Glacier, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and the information provided to us through the date hereof.

Board of Directors
Glacier Bancorp, Inc.
October 4, 1996
Page 5




D.A. Davidson & Co. is engaged in the valuation of companies and their securities in the course of its business as an investment firm. In the ordinary course of our business, we publish investment research regarding Glacier and make a market in its common stock. For our services in connection with the Merger, including rendering this opinion, we will receive a fee from Glacier.

It is understood that this letter is intended solely for the benefit and use of the Board of Directors of Glacier in its consideration of the Merger and is not to be used for or characterized as serving any other purpose.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be delivered by Glacier in the Merger is fair, from a financial point of view, to the shareholders of Glacier.

We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.



                                                         Very truly yours,

                                                         /s/ D.A. Davidson & Co.

                                                         D.A. Davidson & Co.





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